UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934,

AS AMENDED

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

BROOKSTONE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

 Common stock, par value $0.001 per share, of Brookstone, Inc. (“Brookstone common stock”)

2.	Aggregate number of securities to which transaction applies:

 20,428,452 shares of Brookstone common stock

 1,638,887 shares of options to purchase Brookstone common stock

 156,274 deferred stock awards for shares of Brookstone common stock

 9,612 restricted stock awards for shares of Brookstone common stock

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $50,996.38 was calculated by multiplying 0.0001177 by the sum of (a) the product of (i) 20,428,452 shares of Brookstone common stock and (ii) $20.00; (b) the product of (i) 1,638,887 shares of Brookstone common stock subject to outstanding identified options and (ii) the excess of $20.00 over the per share exercise price with respect to each such identified option, (c) the product of (i) 156,274 shares of identified deferred stock awards and (ii) the excess of $20.00 over $0, the unpaid purchase price with respect to such identified deferred stock awards, and (d) the product of (i) 9,612 shares of identified restricted stock awards and (ii) the excess of $20.00 over $0, the unpaid purchase price with respect to such identified restricted stock awards.

4.	Proposed maximum aggregate value of transaction:

 $433,274,235

5.	Total fee paid:

 $52,291.96

☒	Fee paid previously with preliminary materials: $52,291.96

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Brookstone, Inc.

One Innovation Way

Merrimack, NH 03054

(603) 880-9500

August 22, 2005

Dear Stockholder:

We cordially invite you to attend the 2005 Annual Meeting of Stockholders of Brookstone, Inc. (“we”, “Brookstone” or the “Company”), which will be held on September 22, 2005, beginning at 2:00 p.m. (local time), at the Bank of America Conference and Training Center, One Federal Street, 7th Floor, Boston, Massachusetts.

Details of business to be conducted at the Annual Meeting of Stockholders are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

On April 15, 2005, the board of directors of Brookstone approved a merger agreement, providing for the acquisition of the Company by Brookstone Holdings Corp., a Delaware corporation whose owners currently consist of OSIM International Ltd, a Singapore-listed healthy lifestyle products company, J.W. Childs Associates, L.P., a Boston-based private equity firm and Temasek Capital (Private) Limited, a Singapore-based investment company, and on July 15, 2005, the board of directors approved an amendment to the merger agreement. If the merger is completed, you will be entitled to receive $20.00 in cash, without interest, for each share of the Brookstone common stock you own.

At the annual meeting, you will be asked to adopt the amended merger agreement, among other matters. Our executive officers and other members of senior management, including myself, have interests in the merger that are different from, or in addition to, those of our other stockholders, all as described in greater detail in the accompanying proxy statement. In order to evaluate the merger and represent the interests of our public stockholders unaffiliated with our executive officers and other members of senior management, the board of directors appointed a special committee, consisting of two independent directors. OUR BOARD OF DIRECTORS HAS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, DETERMINED THAT THE AMENDED MERGER AGREEMENT AND THE MERGER, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE AMENDED MERGER AGREEMENT, ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS UNAFFILIATED STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE AMENDED MERGER AGREEMENT.

The proxy statement accompanying this letter provides you with information about the proposed merger and the annual meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the amended merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Brookstone common stock.

IF YOU FAIL TO VOTE ON THE AMENDED MERGER AGREEMENT, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE ADOPTION OF THE AMENDED MERGER AGREEMENT FOR PURPOSES OF THE VOTE REFERRED TO ABOVE. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS. THANK YOU.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting.

We hope you will join us on September 22, 2005 for our Annual Meeting of Stockholders, but we know that not every stockholder will be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

Thank you for your cooperation and continued support.

Sincerely,

MICHAEL F. ANTHONY
President and Chief
Executive Officer

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY AND THEN SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR USE THE ELECTRONIC VOTING PROCEDURES BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY CARD(S). IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, INCLUDING IF YOU INTEND TO ATTEND AND VOTE AT THE ANNUAL MEETING IN PERSON, YOU MAY DO SO IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED AUGUST 22, 2005 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT AUGUST 24, 2005.

Brookstone, Inc.

One Innovation Way

Merrimack, NH 03054

(603) 880-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 22, 2005

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Brookstone, Inc., a Delaware corporation (“we” “Brookstone” or the “Company”), will be held at the Bank of America Conference and Training Center, One Federal Street, 7th Floor, Boston, Massachusetts on September 22, 2005 at 2:00 p.m. (local time) for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 15, 2005 and amended as of July 15, 2005, among Brookstone Holdings Corp., a Delaware corporation (“Parent”), Brookstone Acquisition Corp., a Delaware corporation (“Acquisition”), and the Company, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.001 per share, of the Company (other than shares held in our treasury or owned by Parent, Acquisition or any of their respective subsidiaries or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will be converted into the right to receive $20.00 in cash, without interest.

2.	To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the amended merger agreement or in the event that the closing conditions contained in the amended merger agreement have not been satisfied.

3.	To elect five directors to serve until, if the amended merger agreement is adopted by the stockholders at the meeting (or any adjournment thereof), the consummation of the merger, and otherwise, until the 2006 Annual Meeting of the Stockholders or until their respective successors shall be elected or qualified.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine the financial statements of the Company and its subsidiaries for the fiscal year ending January 28, 2006.

5.	To approve the amendment and restatement of the Management Incentive Bonus Plan.

6.	To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

Only stockholders of record at the close of business on July 29, 2005 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any and all adjourned sessions thereof. A list of stockholders entitled to vote at the Annual Meeting of Stockholders will be open to examination by stockholders at the meeting and during normal business hours from September 12, 2005 to the date of the meeting at the offices of Ropes & Gray LLP (attn: David B. Walek, Esq.), One International Place, Boston, Massachusetts 02110.

Your vote is important, regardless of the number of shares of the Company’s common stock you own. The adoption of the amended merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the meeting and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the amended merger agreement. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Stockholders of Brookstone who do not vote in favor of the adoption of the amended merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Brookstone before the vote is taken on the amended merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS:

PHILIP W. ROIZIN
Executive Vice President, Finance
and Administration, Treasurer and
Secretary

Merrimack, New Hampshire

August 22, 2005

SUMMARY TERM SHEET

The following summary briefly describes the material terms of the proposed merger. While this summary describes the material terms that you should consider when evaluating the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read the proxy statement before voting your shares of Brookstone common stock. We have included section and page references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•	THE MERGER. We entered into an Agreement and Plan of Merger on April 15, 2005, which was amended on July 15, 2005, with Brookstone Holdings Corp., a Delaware corporation (“Parent”), and Brookstone Acquisition Corp., a Delaware corporation (“Acquisition”), pursuant to which, upon the merger becoming effective, each share of Brookstone common stock (other than shares held in our treasury or owned by Parent, Acquisition or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will be converted into the right to receive $20.00 in cash, without interest. Parent’s owners currently consist of OSIM International Ltd, a Singapore-listed healthy lifestyle products company, J.W. Childs Associates, L.P., a Boston-based private equity firm, and Temasek Capital (Private) Limited, a Singapore-based investment company (such entities collectively, the “investor group”). You should read “Special Factors—Background of the Merger” beginning on page 22. The merger consideration in the original merger agreement was $20.50 per share, and the parties agreed to reduce the consideration to $20.00 per share, and modify certain other terms of the merger agreement on July 15, 2005. You should read “Special Factors—Reasons for Amending the Merger Agreement” beginning on page 44.

•	THE AMENDMENT TO THE MERGER AGREEMENT. On July 15, 2005, the Company’s board of directors, excluding Mr. Michael Anthony, approved an amendment to the merger agreement reducing the price per share of the Company’s common stock from $20.50 to $20.00, modifying certain other terms of the original merger agreement and providing for the modification of the debt financing commitments obtained by the investor group in connection with the merger. The Company’s board of directors considered the determination and recommendation of the special committee of independent directors and the factors considered by the special committee, including that in light of the Company’s anticipated financial performance as reflected in revised projections provided to the investor group that the investor group’s debt financing sources did not believe that they could consummate the debt financing for the merger as anticipated and that certain conditions set forth in the financing commitment letters from the investor group’s debt financing sources might not be satisfied, which could give the investor group the right not to consummate the merger. You should read “Special Factors—Reasons for Amending the Merger Agreement” beginning on page 44.

•	PAYMENT OF MERGER CONSIDERATION. If the merger is completed, you will receive a payment of $20.00 per share in cash for each share of Brookstone common stock that you hold immediately prior to the effective time of the merger. Stock options, deferred stock awards and restricted stock awards will be cancelled at the effective time of the merger and holders of those stock options, deferred stock awards and restricted stock awards which have been identified by us to Parent as provided in the amended merger agreement will have the right to receive a cash payment. You should read “The Amended Merger Agreement—Treatment of Stock, Stock Options and Awards” beginning on page 85.

•	MANAGEMENT PARTICIPATION. Our Chairman, President and Chief Executive Officer, Mr. Michael Anthony, will reinvest a significant portion of the net after-tax cash proceeds he receives under the amended merger agreement in respect of his stock options to acquire shares of Brookstone common stock in equity securities of an affiliate of Parent in connection with the merger. Certain other members of our senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, are anticipated to participate in the merger by investing in the equity of an affiliate of Parent. You should read “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Financing of the Merger” beginning on pages 67 and 60, respectively.

•	SOURCES OF FUNDS. The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $447.6 million. Parent and Acquisition expect this amount to be provided through a combination of equity contributions of the investor group of approximately $240.0 million and equity contributions from Mr. Michael Anthony and certain other members of our senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who agree to participate in the merger of approximately $7.6 million in the aggregate, borrowings under a new $100.0 million senior secured revolving credit facility, and either (a) an offering of new senior unsecured notes yielding gross proceeds of approximately $190.0 million or (b) a new approximately $190.0 million senior unsecured bridge loan facility. You should read “Special Factors—Financing of the Merger” beginning on page 60.

•	AFTER THE MERGER. As a result of the merger, Parent will own all of our outstanding capital stock and we will cease to be a public company. As of the effective time of the merger, all of the capital stock of Parent will be indirectly owned by members of the investor group (or their designees), Mr. Michael Anthony and certain other members of our senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who agree to participate in the merger. You should read “Special Factors—Post-Merger Ownership” beginning on page 73.

•	RECOMMENDATION OF THE BOARD OF DIRECTORS. Because of the participation of Mr. Michael Anthony in the merger, the board of directors appointed a special committee of independent directors to evaluate the proposed merger and to represent the interests of our unaffiliated stockholders. The special committee unanimously determined that the amended merger agreement and the transactions contemplated by the amended merger agreement were advisable and fair to, and in the best interests of, us and our unaffiliated stockholders. Accordingly, after considering the recommendation of the special committee, the board of directors, excluding Mr. Michael Anthony, has approved, and recommends that you vote “FOR” the adoption of, the amended merger agreement. You should read “Special Factors—Recommendation of the Board of Directors” beginning on page 45.

•	REQUIRED VOTE. For us to complete the merger, stockholders holding at least a majority of the shares of Brookstone common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the amended merger agreement. You should read “The Annual Meeting—Required Vote” beginning on page 82.

•	CONDITIONS TO COMPLETION OF THE MERGER. The obligations of Parent and Acquisition to complete the merger are subject to a variety of closing conditions, including the availability of debt financing, the adoption of the amended merger agreement by our stockholders, the absence of legal prohibitions to the merger, the absence of the occurrence of any continuing company material adverse effect and our stockholders having not exercised appraisal rights with respect to more than 10% of the shares of Brookstone common stock outstanding on the record date for the annual meeting. You should read “The Amended Merger Agreement—Principal Conditions to the Completion of the Merger” beginning on page 97.

•	TERMINATION. We are permitted to terminate the amended merger agreement, prior to the completion of the merger, under certain circumstances upon the payment to Parent of a termination fee of up to $11 million and reimbursement of transaction expenses up to $2 million. You should read “The Amended Merger Agreement—Termination” and “The Amended Merger Agreement—Fees and Expenses” beginning on pages 99 and 101, respectively. In the event that the amended merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any reason, you will not receive any payment for your shares of Brookstone common stock. If the merger is not completed, we expect management will operate Brookstone’s business in a manner similar to that in which it is operated today. You should read “Special Factors—Effects on the Company if the Merger is Not Completed” beginning on page 59.

•	TAX CONSEQUENCES. Your receipt of cash in the merger will be a taxable event for U.S. federal income tax purposes. Unless you have special circumstances, you will recognize taxable gain or loss equal to the difference between the amount of cash received in the merger and your adjusted tax basis in the shares of Brookstone common stock surrendered in the merger. Holders of stock options to acquire Brookstone common stock and holders of deferred stock awards or restricted stock awards will generally recognize ordinary income. You should read “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 74 for greater detail on the possible tax consequences to you. You should also consult your tax advisor as to your particular circumstances and the specific tax effects of the merger to you.

•	STATUTORY APPRAISAL RIGHTS. Holders of Brookstone common stock who do not vote in favor of the merger will have the right to demand appraisal of their shares under Delaware law if they take certain actions necessary to perfect their rights. You should read “Dissenters’ Rights of Appraisal” beginning on page 117.

Page
PROXY STATEMENT	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER	2

SUMMARY	10

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	21

SPECIAL FACTORS	22
Background of the Merger	22
Reasons for the Merger	40
Reasons for Amending the Merger Agreement	44
Members of the Special Committee	45
Fees and Other Benefits for Special Committee Members	45
Recommendation of the Board of Directors	45
Opinion of CIBC World Markets Corp.	46
Position of Mr. Michael Anthony and Mr. Philip Roizin as to Fairness	52
Position of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc. as to Fairness , J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited	54
Purposes, Reasons and Plans for the Company after the Merger	56
Certain Effects of the Merger	57
Effects on the Company if the Merger is Not Completed	59
Financing of the Merger	60
Keepwell Arrangements	67
Interests of the Company’s Directors and Executive Officers in the Merger	67
Post-Merger Ownership	73
Material U.S. Federal Income Tax Consequences	74
Regulatory Approvals	76
Estimated Fees and Expenses of the Merger	76
Certain Projections	77

THE PARTIES TO THE AMENDED MERGER AGREEMENT	80
Brookstone, Inc.	80
Brookstone Holdings Corp.	80
Brookstone Acquisition Corp.	80

OTHER PARTICIPANTS	81

THE ANNUAL MEETING	82
Time, Place and Purpose of the Annual Meeting	82
Record Date, Quorum and Voting Power	82
Required Vote	82
Voting by Directors and Executive Officers	83
Proxies; Revocation	83
Expenses of Proxy Solicitation	84
Adjournments and Postponements	84

THE AMENDED MERGER AGREEMENT (PROPOSAL NO. 1)	85
Effective Time	85
Structure	85
Treatment of Stock, Stock Options and Awards	85
Exchange and Payment Procedures	87

i

ii

ANNEX A-1	Agreement and Plan of Merger, dated as of April 15, 2005, among Brookstone Holdings Corp., Brookstone Acquisition Corp. and Brookstone, Inc.

ANNEX A-2	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 15, 2005, among Brookstone Holdings Corp., Brookstone Acquisition Corp. and Brookstone, Inc.

ANNEX B	Opinion of CIBC World Markets Corp. dated July 15, 2005

ANNEX C	Section 262 of the Delaware General Corporation Law

ANNEX D	Certificate of Incorporation

ANNEX E	Amendment and Restatement of the Management Incentive Bonus Plan

iii

BROOKSTONE, INC.

Annual Meeting of Stockholders

September 22, 2005

PROXY STATEMENT

The enclosed form of proxy is solicited on behalf of the board of directors of Brookstone, Inc., a Delaware corporation (“we”, “Brookstone” or the “Company”), for use at the 2005 Annual Meeting of Stockholders of Brookstone (the “annual meeting”) to be held at the Bank of America Conference and Training Center, One Federal Street, 7th Floor, Boston, Massachusetts, on September 22, 2005 at 2;00 p.m. (local time) and at any and all adjourned sessions thereof. It is expected that this proxy statement and the enclosed form of proxy will be mailed to stockholders commencing on or about August 24, 2005. A proxy may be revoked by a stockholder at any time before it is voted (i) by filing with the Secretary of Brookstone, at or before the annual meeting, a written notice of revocation that is dated a later date than the proxy, (ii) by returning to the Company another properly signed proxy bearing a later date, (iii) by submitting a later-dated vote over the Internet or by telephone, or (iv) by attending the annual meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or voted by telephone or over the Internet, and not properly revoked, will be voted at the annual meeting.

Brookstone will pay the cost of the proxy solicitation, which will be primarily by mail. In addition to soliciting proxies by mail, directors, officers and employees of Brookstone may solicit proxies personally and by telephone, facsimile or other similar means. These persons will not receive additional or special compensation for such solicitation services. In addition, Georgeson Shareholder Services will provide solicitation services to us for a fee of approximately $8,500 plus out-of-pocket expenses. Brookstone will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in forwarding solicitation materials to their customers who are beneficial owners of the Brookstone common stock they hold of record.

In the absence of contrary instructions, the persons named as proxies will vote for (i) the adoption of the Agreement and Plan of Merger, dated as of April 15, 2005 and amended as of July 15, 2005, among Brookstone Holdings Corp., Brookstone Acquisition Corp. and the Company, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) will be converted into the right to receive $20.00 in cash, without interest, (ii) any proposal to adjourn or postpone the meeting to solicit additional proxies, (iii) the election of the Company’s nominees for director named herein, (iv) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine the financial statements of the Company and its subsidiaries for the fiscal year ending January 28, 2006, (v) approval of the amendment to and restatement of the Company’s Management Incentive Bonus Plan and (vi) any recommendation of the board of directors on any matters properly brought before the meeting for a vote. The holders of record of shares of the Common Stock at the close of business on July 29, 2005 are entitled to receive notice of, and to vote at, the annual meeting. Each such share of Common Stock is entitled to one vote on each matter to come before the annual meeting. As of July 29, 2005 the Company had issued and outstanding 20,436,689 shares of Common Stock held by 3,185 holders of record.

The Annual Report of the Company, including consolidated financial statements for the fiscal year ended January 29, 2005 (“Fiscal 2004”), is being mailed to the Company’s stockholders with this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following discussion addresses briefly some questions you may have regarding the annual meeting of stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Brookstone. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement. In this proxy statement, unless the context indicates otherwise, the terms “Brookstone” “Company” “we” “our” “ours” and “us” refer to Brookstone, Inc. and its subsidiaries.

Voting Procedures

Q:	What matters will you vote on at the annual meeting?

A:	You will vote on the following proposals:

•	to adopt the amended merger agreement;

•	to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the amended merger agreement or in the event that the closing conditions contained in the amended merger agreement have not been satisfied;

•	to elect five directors to serve until, if the amended merger agreement is adopted by the stockholders at the meeting (or any adjournment thereof), the consummation of the merger, and otherwise, until the 2006 Annual Meeting of the Stockholders or until their respective successors shall be elected or qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine our financial statements for the fiscal year ending January 28, 2006;

•	to approve the amendment and restatement of the Company’s Management Incentive Bonus Plan; and

•	to transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

Q:	How does the Company’s board of directors recommend that you vote on the proposals?

A:	Our board of directors recommends that you vote:

•	“FOR” the proposal to adopt the amended merger agreement;

•	“FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies;

•	“FOR” each of the Company’s nominees for director named herein;

•	“FOR” the proposal to approve the amendment and restatement of the Company’s Management Incentive Bonus Plan; and

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine our financial statements for the fiscal year ending January 28, 2006.

Q:	What vote of stockholders is required for each proposal at the annual meeting?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of Brookstone common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the amended merger agreement. The five nominees who receive the greatest number of votes properly cast for the election of directors will be elected. The proposals to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, the approval of the amendment and restatement of the Company’s Management Incentive Bonus Plan and the ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on July 29, 2005, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. On the record date, approximately 20,436,689 shares of Brookstone common stock, held by approximately 3,185 stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if you get more than one proxy card?

A:	If you have shares of Brookstone common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do you vote without attending the annual meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the annual meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:	How do you vote in person at the annual meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	Can you change your vote?

A:	After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the annual meeting. If you hold shares in your name as the stockholder of record, you should write to our Secretary at our principal offices, One Innovation Way, Merrimack, New Hampshire 03054, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone or send in a later-dated proxy. If you attend the annual meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the annual meeting is the vote that will be counted.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of Brookstone common stock must be present for the annual meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of Brookstone common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	If your shares are held in “street name” by your broker, will your broker vote your shares for you?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the amended merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the amended merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST the adoption of the amended merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

For the election of directors, you may vote FOR all of the Company’s nominees or you may WITHHOLD your vote for one or more of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. As a result, if you withhold your vote, it has no effect on the outcome of the vote to elect directors.

For the proposal to approve the amendment and restatement of the Company’s Management Incentive Bonus Plan, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST approving the amendment and restatement of the Company’s Management Incentive Bonus Plan.

For the proposal relating to ratification of Brookstone’s independent registered public accounting firm, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to ratification of Brookstone’s independent registered public accounting firm, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST ratification of Brookstone’s independent registered public accounting firm.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the amended merger agreement, “FOR” any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, “FOR” the election of each of Brookstone’s nominees for director named herein, “FOR” the approval of the amendment and restatement of the Company’s Management Incentive Bonus Plan, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Generally, nominees have the discretion to vote for directors and the ratification of the appointment of our independent registered public accounting firm, unless you instruct otherwise. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote against the adoption of the amended merger agreement. Broker non-votes will also have the same effect as a vote against any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, the approval of the amendment and restatement of the Company’s Management Incentive Bonus Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but will not affect the outcome of the vote relating to the election of directors.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. In addition to soliciting proxies by mail, directors, officers and employees of Brookstone may solicit proxies personally and by telephone, facsimile or similar means. These persons will not receive additional or special compensation for such solicitation services. In addition, Georgeson Shareholder Services will provide solicitation services to us for a fee of approximately $8,500 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in forwarding proxy materials and annual reports to the beneficial owners of the shares they hold of record.

The Merger

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Brookstone Holdings Corp., a Delaware corporation (“Parent”) whose owners currently consist of OSIM International Ltd, a Singapore-listed healthy lifestyle products company, J.W. Childs Associates, L.P., a Boston-based private equity firm and Temasek Capital (Private) Limited, a Singapore-based investment company (such entities collectively, the “investor group”), pursuant to an Agreement and Plan of Merger (the “amended merger agreement”), dated as of April 15, 2005 and amended as of July 15, 2005, among Parent, Brookstone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”), and the Company. In the merger, Acquisition will merge with and into Brookstone, Inc. (the “merger”). Upon completion of the merger, Acquisition will cease to exist as a separate entity and Brookstone, Inc. will continue as the surviving corporation and a subsidiary of Parent.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $20.00 in cash, without interest, for each share of Brookstone common stock that you own. For example, if you own 100 shares of Brookstone common stock, you will be entitled to receive $2,000 in cash in exchange for your Brookstone shares. In addition, if you hold stock options to acquire Brookstone shares that have been identified by us to Parent as provided in the amended merger agreement and which are outstanding immediately prior to the effective time of the merger, whether or not vested, upon completion of the merger, such options will be cancelled and converted into a right to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to the amount by which $20.00 exceeds the exercise price for each share of Brookstone common stock underlying such options. Finally, if you hold deferred stock awards for Brookstone shares or restricted stock awards for Brookstone shares, in each case, that have been identified by us to Parent under the amended merger agreement and which are outstanding immediately prior to the effective time of the merger, upon completion of the merger, such deferred stock awards and restricted stock awards will be cancelled and converted into a right to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to the amount by which $20.00 exceeds the unpaid purchase price per share of Brookstone common stock, if any, for each share of Brookstone common stock underlying such awards. If you hold any unexercised stock options, deferred stock awards or restricted stock awards, in each case, that were not identified by us to Parent, upon completion of the merger, those options and awards will be cancelled without any payment of consideration. To its knowledge, on the date of the execution of the original merger agreement, the Company identified to Parent all options, restricted stock awards and deferred stock awards outstanding as of April 14, 2005. Pursuant to the terms of the amended merger agreement, the Company may grant additional options and deferred and restricted stock awards with the consent of Parent and/or Parent may also consent to designate an award or option as identified; any such options or restricted or deferred stock awards will be considered identified options and awards and will be entitled to participate in the merger, subject to the terms of any such options or awards.

Q:	Are appraisal rights available?

A:

Yes. Under the General Corporation Law of the State of Delaware (the “DGCL”), holders of Brookstone common stock who do not vote or otherwise submit a proxy in favor of adopting the amended merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the

Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal to us prior to the vote on the adoption of the amended merger agreement and they comply with all requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than, the amount a stockholder would be entitled to receive under the terms of the amended merger agreement.

Q:	What are the consequences of the merger to our directors and executive officers?

A:	Following the merger, it is expected that our current executive officers will continue as executive officers of the surviving corporation. The service of our directors, other than Mr. Michael Anthony, will end on the completion of the merger. Like all our other stockholders, option holders and award grantees, our directors and executive officers will be entitled to receive the following consideration in respect of their shares of Brookstone common stock, stock options, deferred stock awards and restricted stock awards:

•	$20.00 per share in cash for each of their shares of Brookstone common stock;

•	to the extent that our directors and executive officers hold stock options to acquire Brookstone shares that have been identified by us to Parent as provided in the amended merger agreement and which are outstanding immediately prior to the effective time of the merger, whether or not vested, an amount equal to the amount by which $20.00 exceeds the exercise price for each share of Brookstone common stock underlying such options; and

•	to the extent that our directors and executive officers hold deferred stock awards or restricted stock awards, in each case, that have been identified by us to Parent as provided in the amended merger agreement and which are outstanding immediately prior to the effective time of the merger, an amount equal to the amount by which $20.00 exceeds the unpaid purchase price per share, if any, for each share of Brookstone common stock underlying such awards.

In addition, Mr. Anthony, our Chairman, President and Chief Executive Officer, will become fully vested in benefits he has accrued under the Company’s Supplemental Executive Retirement Plan through the date the merger is consummated, and will be entitled to payment of such benefits upon termination of his employment with us. Pursuant to the terms of his Change in Control Agreement with the Company, if Mr. Anthony’s employment is terminated under certain circumstances within twelve months following the effective time of the merger (or April 15, 2005, if the merger is approved by the stockholders but not consummated), he will be entitled to a lump-sum cash payment equal to 300% of the sum of his annual base salary in effect at the time of termination plus 300% of the average of his annual bonuses earned with respect to the three full years preceding the termination of employment. Mr. Anthony will also be entitled to receive a lump-sum payment from the Company in an amount sufficient (on a net basis) to pay any excise tax imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code with respect to payments or benefits received by Mr. Anthony in connection with the merger. Notwithstanding the foregoing, Mr. Anthony has agreed that, so long as Brookstone, Inc. or one of its affiliates enters into an employment agreement pursuant to certain terms of a binding management agreement entered into by Mr. Anthony with Parent on April 15, 2005, as described in greater detail below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67, or agrees in writing to assume those obligations to Mr. Anthony undertaken in connection with such management agreement, any existing agreements or arrangements between Mr. Anthony and the Company regarding the terms of Mr. Anthony’s employment and compensation, including the Company’s Supplemental Executive Retirement Plan and Change in Control Agreement, will terminate effective upon the completion of the merger.

Mr. Anthony has agreed with Parent to reinvest at least 80% of the net after-tax cash proceeds he receives under the merger in respect of his stock options to acquire shares of Brookstone common stock in equity securities of an affiliate of Parent. At the closing of the merger, Mr. Anthony will also receive fully-vested profit sharing interests in the same affiliate of Parent. As a result of these arrangements, it is anticipated that Mr. Anthony will hold in the aggregate approximately 2.9% of the fully-diluted equity of such affiliate of Parent, without giving effect to the grant of any profit-sharing interests under a management equity incentive program to be established by Brookstone following the merger. In addition, Mr. Anthony will be awarded 40% of the profit-sharing interests in the same affiliate of Parent that will be available under a management equity incentive program to be established by Brookstone in connection with the merger. These interests will be subject to vesting requirements. Mr. Anthony also will enter into a new employment agreement with the Company or one of its affiliates. Additional executive officers and members of senior management of the Company, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, may agree with Parent in the future to reinvest a portion of their merger consideration in equity securities of the same affiliate of Parent. Michael Anthony and these executive officers and members of senior management will also receive equity interests in OSIM Brookstone Holdings, Inc., the general partner of OSIM Brookstone Holdings, L.P., having a nominal economic value and having voting rights proportionate with their ownership of certain equity interests of OSIM Brookstone Holdings, L.P. In addition, these executive officers and members of senior management also may enter into new employment agreements with the Company or one of its affiliates and may be awarded profit-sharing interests in such affiliate of Parent that will be available under the management equity incentive program to be established by Brookstone in connection with the merger.

These interests are more fully described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67. The special committee of independent directors and the board of directors were aware of these interests and considered them, among other factors, when approving the amended merger agreement.

Q:	Why did the board of directors form the special committee of independent directors?

A:	Because Mr. Michael Anthony, our Chairman, President and Chief Executive Officer, would be negotiating his employment and investment agreements with the investor group, the board of directors appointed a special committee of independent directors to evaluate the merger and to represent the interests of our stockholders, other than our executive officers and other members of senior management (collectively, the “interested persons”). In this proxy statement we sometimes refer to Brookstone’s stockholders other than Michael Anthony and other members of senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who may reinvest a portion of their merger consideration in equity securities of an affiliate of Parent, as the “unaffiliated stockholders” of Brookstone. The members of the special committee are Messrs. Mone Anathan, III and Michael Glazer, with Mr. Anathan serving as chairman of the committee. These directors are not affiliated in any way with Parent, Acquisition or any of the interested persons and will not retain any equity interest in the surviving corporation or any of its affiliates following the merger.

Q:	Why is the Company’s board of directors recommending the adoption of the amended merger agreement?

A:	Our board of directors believes that the amended merger agreement and the merger, on the terms and subject to the conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interests of, the Company and its unaffiliated stockholders. You should read “Special Factors—Reasons for the Merger” and “Special Factors—Reasons for Amending the Merger Agreement” beginning on page 40 and page 44, respectively, for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the amended merger agreement.

Q:	Is the merger expected to be taxable to me?

A:

Yes. The receipt of $20.00 in cash (or the amount of cash received pursuant to the proper exercise of appraisal rights) for each share of Brookstone common stock pursuant to the merger will be a taxable transaction to you for U.S. federal income tax purposes if you are a U.S. person. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $20.00 per share (or the amount of cash received pursuant to the proper exercise of appraisal rights) and your adjusted tax basis in that share. You should read “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 74 for a more complete discussion of the U.S. federal income tax consequences of the merger. Holders of Brookstone common stock that are not U.S. persons may have different tax consequences than those described with respect to U.S. persons and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in our third fiscal quarter of 2005. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the amended merger agreement must be satisfied or waived. See “The Amended Merger Agreement—Principal Conditions to the Completion of the Merger” beginning on page 97 and “The Amended Merger Agreement—Effective Time” beginning on page 85.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive payment of the merger consideration, without interest. You should use the letter of transmittal to exchange Brookstone stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	How long after the effective date of the merger will I receive the cash payment for my shares?

A:	We expect the paying agent to distribute letters of transmittal within approximately 5 business days after the effective date of the merger. You should expect payment for your shares within approximately 10 business days after the paying agent receives your properly completed letter of transmittal and stock certificates.

Q:	What will I need to do in order to receive the consideration I will be entitled to receive in respect of my stock options, deferred stock awards or restricted stock awards?

A:	If you hold stock options to acquire shares of Brookstone common stock, deferred stock awards and restricted stock awards for Brookstone common stock that have been identified by us to Parent as provided in the amended merger agreement and which are outstanding immediately prior to the effective time of the merger, then shortly after the merger is completed you will receive a letter from us containing instructions regarding how you will be able to receive your consideration in respect of such stock options or awards. If you hold options to acquire shares of Brookstone common stock, deferred stock awards and/or restricted stock awards which have been identified by us to Parent as provided in the amended merger agreement, we will, prior to the annual meeting, mail you a letter setting forth the number of such options and deferred and restricted stock awards held by you. Any person who believes that he or she is a holder of options to acquire Brookstone common stock, deferred stock or restricted stock awards that has not been identified by the Company to Parent as provided in the merger agreement may contact the Company at One Innovation Way, Merrimack, New Hampshire 03054, Attention: General Counsel.

Q:	What will happen to the directors who are up for election if the amended merger agreement is adopted?

A:

If the amended merger agreement is adopted by our stockholders and the merger is completed, Brookstone’s directors, other than Mr. Michael Anthony, will no longer be directors of the surviving corporation in the merger. The current directors of Brookstone, other than Mr. Michael Anthony, including those elected at the annual meeting, will serve only until the merger is completed.

Q:	Who can help answer my other questions?

A:	If you have more questions about the annual meeting or the merger, you should contact our Investor Relations at (603) 577-8044. You may also contact our proxy solicitor:

Georgeson Shareholder Services 17 State Street New York, NY 10004 Telephone: (212) 805-7000

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item elsewhere in this proxy statement.

The Parties to the Amended Merger Agreement (Page 80)

Brookstone, Inc.

One Innovation Way

Merrimack, New Hampshire 03054

(603) 880-9500

We are a Delaware corporation and a product development and specialty retail company that operates 288 Brookstone-brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. We also operate five stores under the Gardeners Eden brand, and a direct-marketing business that consists of three catalog titles—Brookstone, Hard-to-Find Tools and Gardeners Eden—as well as e-commerce web sites at www.brookstone.com and www.gardenerseden.com. On June 29, 2005, we announced our decision to divest the Gardeners Eden business.

Brookstone Holdings Corp.

c/o J.W. Childs Associates, L.P.

111 Huntington Avenue—Suite 2900

Boston, MA 02199-7610

(617) 753-1100

Brookstone Holdings Corp., which we refer to as “Parent,” is a Delaware corporation that was incorporated on April 13, 2005 solely for the purpose of holding 100% of the outstanding common stock of Brookstone Acquisition Corp. Parent is currently owned by the investor group and will be wholly-owned by OSIM Brookstone Holdings, L.P. as of the closing of the merger. Parent has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the amended merger agreement.

Brookstone Acquisition Corp.

c/o J.W. Childs Associates, L.P.

111 Huntington Avenue—Suite 2900

Boston, MA 02199-7610

(617) 753-1100

Brookstone Acquisition Corp., which we refer to as “Acquisition,” is a Delaware corporation that was incorporated on April 13, 2005 solely for the purpose of completing the merger. Acquisition is a direct, wholly-owned subsidiary of Parent. Acquisition has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the amended merger agreement. In connection with the merger, Acquisition will be merged with and into Brookstone, Inc. and its separate existence will cease.

Other Participants (Page 81)

OSIM Brookstone Holdings, L.P.

OSIM Brookstone Holdings, Inc.

c/o J.W. Childs Associates, L.P.

111 Huntington Avenue—Suite 2900

Boston, MA 02199-7610

(617) 753-1100

OSIM Brookstone Holdings, L.P. is an exempted limited partnership formed and registered under the laws of the Cayman Islands on May 19, 2005 for the purpose of directly and indirectly holding 100% of the capital stock of Parent and Acquisition, and, after the merger, the surviving corporation. OSIM Brookstone Holdings, Inc. is an exempted company incorporated under the laws of the Cayman Islands on May 19, 2005, for the purpose of serving as the general partner of OSIM Brookstone Holdings, L.P. J.W. Childs Equity Partners III, L.P. (and/or other designees of J.W. Childs Associates, L.P.), OSIM International Ltd (and/or its designees) and Century Private Equity Holdings (S) Pte Ltd (and/or other designees of Temasek Capital (Private) Limited) as of the effective date of the merger will be, together with Mr. Anthony and certain other members of our management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who agree to reinvest a portion of the proceeds they receive in the merger in equity securities of an affiliate of Parent, the owners of all of outstanding interests in OSIM Brookstone Holdings, L.P. and OSIM Brookstone Holdings, Inc. Neither OSIM Brookstone Holdings, L.P. nor OSIM Brookstone Holdings, Inc. will have participated in any activities prior to the merger other than activities incident to its formation and the transactions contemplated by the amended merger agreement.

OSIM International Ltd

65, Ubi Avenue 1

OSIM Headquarters

Singapore 408939

(65) 6747-6866.

OSIM International Ltd, a corporation organized under the laws of Singapore, was established in 1980 and is a global leader in healthy lifestyle products and is listed on the main board of the Singapore Exchange. It is the leading Asian brand for healthy lifestyle products. OSIM is a brand management and niche marketing company with a focus on the consumer. OSIM uses innovative selling approaches and constantly enhances its innovation capabilities to produce successful products with superior designs, features and quality. Today, OSIM operates a wide point-of-sales network of over 700 outlets in Asia, Australia, Africa, the Middle East, United Kingdom and North America.

J.W. Childs Equity Partners III, L.P.

J.W. Childs Advisors III, L.P.

J.W. Childs Associates, L.P.

111 Huntington Avenue—Suite 2900

Boston, MA 02199-7610

(617) 753-1100.

J.W. Childs Equity Partners III, L.P., a Delaware limited partnership, is an investment fund with committed capital from financial institutions, pension funds, insurance companies and university endowments. The general partner of J.W. Childs Equity Partners III, L.P. is J.W. Childs Advisors III, L.P., whose general partner is J.W. Childs Associates, L.P. Each of J.W. Childs Advisors III, L.P. and J.W. Childs Associates, L.P. is a Delaware limited partnership principally engaged in the business of investing and managing the investments, in a general partner capacity, of J.W. Childs Equity Partners III, L.P., and with respect to J.W. Childs Associates, L.P., other investment funds.

Century Private Equity Holdings (S) Pte Ltd

Seletar Investments Pte Ltd

Temasek Capital (Private) Limited

60B Orchard Road #06-18 Tower 2,

The Atrium@Orchard,

Singapore 238891

(65) 6828 6828

Century Private Equity Holdings (S) Pte Ltd is an investment holding company organized in Singapore. The sole shareholder of Century Private Equity Holdings (S) Pte Ltd is Seletar Investments Pte Ltd, whose sole shareholder is Temasek Capital (Private) Limited. Each of Seletar Investments Pte Ltd and Temasek Capital (Private) Limited are investment holding companies organized in Singapore.

The following diagram depicts the ownership structure of Brookstone, Inc. after the completion of the merger.

The Annual Meeting

Time, Place and Date (Page 82)

The annual meeting will be held on September 22, 2005, starting at 2:00 p.m. (local time), at the Bank of America Conference and Training Center, One Federal Street, 7th Floor, Boston, Massachusetts.

Purpose (Page 82)

At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the amended merger agreement, to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, to elect directors, to ratify the appointment of Brookstone’s independent registered public accounting firm and to transact such other business as may properly come before the meeting and any and all adjourned sessions thereof. The amended merger agreement provides that Acquisition will be merged with and into the Company, and that each outstanding share of the Company’s common stock (other than shares held in our treasury or owned by Parent, Acquisition or any of their respective subsidiaries or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will be converted into the right to receive $20.00 in cash, without interest.

Vote Required (Page 82)

For us to complete the merger, stockholders holding at least a majority of the shares of Brookstone common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the amended merger agreement. The five nominees who receive the greatest number of votes properly cast for the election of directors will be elected as directors. The proposals to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, approve of the amendment and restatement of the Management Incentive Bonus Plan, and the ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of a majority of the shares present and entitled to vote.

Share Ownership of Directors and Executive Officers (Page 83)

As of July 29, 2005, the record date, the directors and executive officers of Brookstone held and are entitled to vote, in the aggregate, 127,919 shares of Brookstone common stock, representing approximately 0.6% of the outstanding shares of Brookstone common stock. The directors and executive officers have informed Brookstone that they intend to vote all of their shares of Brookstone common stock “FOR” the adoption of the amended merger agreement, “FOR” the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies “FOR” the approval of the amendment and restatement of the Management Incentive Bonus Plan, “FOR” the election of the Company’s nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Brookstone’s independent registered public accounting firm.

Opinion of CIBC World Markets Corp. (Page 46 and Annex B)

In connection with the merger, the special committee of independent directors received a written opinion of CIBC World Markets Corp. (“CIBC World Markets”), as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Brookstone common stock (other than any management participant or affiliates thereof). The full text of CIBC World Markets’ written opinion, dated July 15, 2005, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets’ opinion was provided to the special committee of independent directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger.

Financing (Page 60)

The total amount of funds required to complete the merger and related transactions, including any amounts necessary to pay fees and expenses associated with the merger and such related transactions, is anticipated to be approximately $447.6 million. This amount, together with related working capital requirements of Brookstone following completion of the merger, is expected to be provided through proceeds of a new senior secured credit facility, a private offering of senior unsecured notes (or, if the offering of such senior unsecured notes is not consummated at the time of the completion of the merger, a bridge loan facility), cash on hand at the Company and an equity financing. The commitments of the lenders to provide the new senior secured credit facility and bridge loan facility and the commitments of the members of the investor group to provide their respective portions of the equity financing are subject to the satisfaction of the conditions set forth in their respective commitment letters pursuant to which such financings will be provided. See “Special Factors—Financing of the Merger” beginning on page 60. The following arrangements are in place to provide financing for the merger and related transactions, including the payment of related transaction fees and expenses, and the ongoing working capital requirements of Brookstone following the merger:

Equity Financing Arrangements

Parent has received equity commitment letters from each member of the investor group, pursuant to which such members have agreed, subject to the terms and conditions set forth therein, severally to make aggregate capital contributions of up to $240.0 million to Parent.

Debt Financing Arrangements

It is contemplated that the proceeds from an offering of new senior unsecured notes by Brookstone Company, Inc., a wholly owned subsidiary of Brookstone, Inc., yielding gross proceeds of $190.0 million will be used, together with other sources of funds, to fund the merger (including refinancing or retiring certain existing debt of Brookstone and paying fees, commissions and expenses in connection with the merger). The senior unsecured notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The members of the investor group have entered into a second amended and restated debt commitment letter with Bank of America, N.A. (“BANA”), Goldman Sachs Credit Partners L.P. (“GSCP”), UBS Loan Finance LLC (“UBS”) and UBS Securities LLC, pursuant to which and subject to the terms and conditions set forth therein, (a) BANA, GSCP and UBS have committed to provide a new $100.0 million senior secured asset based revolving credit facility and (b) GSCP and UBS have committed to provide a new $190.0 million senior unsecured increasing rate bridge loan facility (if the contemplated offering of the senior unsecured notes is not consummated at the time the merger is completed).

Management Reinvestment

Mr. Anthony has agreed to reinvest at least 80% of the net after-tax proceeds he receives under the amended merger agreement in respect of his stock options to acquire shares of Brookstone common stock, in the equity of OSIM Brookstone Holdings, L.P. In addition, it is currently anticipated that certain other members of management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, will reinvest a portion of the net after-tax proceeds they receive under the amended merger agreement in respect of the equity securities of Brookstone held by such members of senior management, in equity securities of OSIM Brookstone Holdings, L.P. Michael Anthony and these executive officers and members of senior management will also receive equity interests in OSIM Brookstone Holdings, Inc., the general partner of OSIM Brookstone Holdings, L.P., having a nominal economic value and having voting rights proportionate with their ownership of certain equity interests of OSIM Brookstone Holdings, L.P.

Certain Effects of the Merger (Page 57)

Immediately following the merger, the Company, as the surviving corporation of the merger, will be indirectly owned by members of the investor group and Mr. Michael Anthony, our Chairman, President and Chief Executive Officer. If the merger is completed, Brookstone will no longer be a public company and will apply to The NASDAQ Stock Market for the delisting of its shares of common stock and to the Securities and Exchange Commission for the deregistration of its shares of common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Plans for the Company after the Merger (Page 56)

Upon completion of the merger, it is currently expected that the operations of Brookstone will be conducted substantially as they currently are being conducted. In addition, following the merger the investor group expects that OSIM and Brookstone will broaden the scope of their commercial relationships. The investor group has advised Brookstone that it does not have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Brookstone’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, Brookstone’s management and the investor group will continuously evaluate and review from time to time Brookstone’s business, operations, corporate structure, personnel, properties and assets and may at any time develop new plans and proposals that they consider appropriate. The investor group expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Post-Merger Ownership (Page 73)

Immediately after the completion of the merger, Parent will own all of the outstanding capital stock of Brookstone and all of the capital stock of Parent will be indirectly owned by the members of the investor group (or their designees), Mr. Michael Anthony and certain other members of our senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who agree with Parent to reinvest a portion of their merger consideration, through their respective ownership in OSIM Brookstone Holdings, L.P., the ultimate parent of Parent. It is anticipated that the members of the investor group (or their designees) will hold in the aggregate approximately 97.1% of the fully diluted equity of OSIM Brookstone Holdings, L.P. and Mr. Anthony will hold in the aggregate approximately 2.9% of the fully diluted equity of OSIM Brookstone Holdings, L.P., in each case, without giving effect to the grant at or following the merger of any profit-sharing interests in OSIM Brookstone Holdings, L.P. under a management equity incentive program to be established by Brookstone following the effective time of the merger, and, in the case of the investor group (or their designees), without giving effect to any reinvestment made by certain other members of our senior management.

Regulatory Approvals (Page 76)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”) provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. The required notification and report forms under The Hart-Scott-Rodino Act have been filed with the Federal Trade Commission and the Antitrust Division and we have received early termination of the waiting period.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the amended merger agreement or completion of the merger.

No Solicitation of Transactions; Superior Proposal (Page 94)

The amended merger agreement generally restricts our ability to, among other things, solicit, initiate, facilitate or engage in discussions or negotiations with any third party regarding specified transactions involving the Company or furnish nonpublic information to any third party that has proposed a specified transaction involving the Company. Notwithstanding these restrictions, under certain circumstances, we may respond to a certain written non-binding indication of interest received by our board of directors on April 7, 2005 from a third-party buyer group, as described in greater detail below under “Special Factors—Background of the Merger” beginning on page 22, or an unsolicited written proposal for an alternative acquisition received after April 15, 2005 and we may terminate the amended merger agreement in connection with our receipt of a superior proposal from a third party, so long as we comply with certain terms of the amended merger agreement, including paying a termination fee of $11 million to Parent and reimbursing Parent for its transaction expenses up to $2 million.

Conditions to Closing (Page 97)

Under the terms of the amended merger agreement, before we can complete the merger, a number of conditions must be satisfied or waived. These conditions include, among other matters, the following:

•	our stockholders adopting the amended merger agreement at the annual meeting;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	the absence of any order or injunction preventing the completion of the merger or any laws making the completion of the merger illegal;

•	the truth and correctness as of April 15, 2005 and as of the effective time of the merger of the Company’s representations and warranties regarding:

o	proper organization, existence and good standing;

o	power to enter into and perform the amended merger agreement;

o	corporate action taken to approve the amended merger agreement, including the approval and recommendation by our board of directors of the amended merger agreement and the merger;

o	the required vote of our stockholders in connection with the adoption of the amended merger agreement and the inapplicability of anti-takeover laws and provisions to the merger;

o	the absence of a shareholder rights plan;

o	our capitalization and the capitalization of our subsidiaries;

o	the absence of any conflict between the amended merger agreement and (a) our organizational documents and (b) the resolutions of our boards of directors (or, in the case of some of our subsidiaries, any equivalent governing bodies) and stockholders (or, in the case of some of our subsidiaries, other equityholders); and

o	the filing of our Annual Report on Form 10-K for the year ended January 29, 2005;

•	the truth and correctness as of April 15, 2005 and as of the effective time of the merger of all other of the Company’s representations and warranties, interpreted without giving effect to references to materiality or a “company material adverse effect,” as defined later in this proxy statement, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a company material adverse effect;

•	the truth and correctness as of July 15, 2005 and as of the effective time of the merger of the Company’s representations and warranties in the amendment to the merger agreement;

•	the performance, in all material respects, by the Company of its obligations under the amended merger agreement;

•	the availability to Parent or Acquisition of the proceeds of debt financing pursuant to the terms and conditions of definitive debt financing agreements, as is more fully described in “Special Factors—Financing of the Merger—Conditions to the Senior Credit Facility and Bridge Loan Facility” beginning on page 65, including:

o	the Company’s financial statements, including monthly financial statements, must show (a) a ratio of total debt to latest twelve months Pro Forma Adjusted EBITDAR of not more than 5.94 to 1.0 and (b) latest twelve months Adjusted EBITDA of not less than $45.0 million; provided, however, that in the event that the Company would satisfy the condition in clause (b), but not the condition in clause (a) based on the issuance by the Company of $190.0 million of senior unsecured notes or borrowings by the Company of $190.0 million of bridge loans, then the amount of the senior unsecured notes issuance or bridge loans borrowings, as the case may be, will be reduced to an amount not less than $185.0 million to the extent that such reduction would enable the Company to satisfy the condition in clause (a) (it being understood that in the event that the amount of the senior unsecured notes issuance or bridge loans borrowings is reduced in this manner, the Company will use additional cash from its balance sheet equal to the amount of such reduction in order to satisfy this condition and its obligations in respect of the merger); and

o	the receipt by the lenders of a borrowing base certificate evidencing no less than $40.0 million of borrowing availability (including cash), as of the effective date of the merger;

•	the satisfaction or waiver of JWC, OSIM and Temasek’s respective equity commitment letters, including, in the case of OSIM, the receipt of approval from OSIM’s shareholders with respect to its equity commitment;

•	since April 15, 2005, the absence of the occurrence of a company material adverse effect or any event or circumstance that would reasonably be expected to have a company material adverse effect; and

•	our stockholders having not exercised appraisal rights with respect to more than 10% of the shares of Brookstone common stock outstanding on the record date for the annual meeting.

We received early termination of the waiting period under the Hart-Scott-Rodino Act for the merger in May 2005. OSIM’s shareholders approved OSIM’s equity commitment at an extraordinary general meeting of OSIM’s shareholders held on July 11, 2005.

Termination of the Amended Merger Agreement (Page 99)

Brookstone, Inc. and Parent may agree in writing to terminate the amended merger agreement at any time without completing the merger, even after our stockholders have adopted the amended merger agreement. The amended merger agreement may also be terminated in certain other circumstances, including:

•	by either Parent or Brookstone, Inc. if:

o	the merger is not completed by October 5, 2005 so long as the failure to complete the merger is not the result of the failure of the terminating party to perform a material obligation under the amended merger agreement;

o	a court order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger;

o	our stockholders do not vote to adopt the amended merger agreement at the meeting of stockholders (including any adjournments and postponements thereof) so long as the failure of our stockholders to adopt the amended merger agreement is not the result of the failure of the terminating party to perform a material obligation under the amended merger agreement; or

o	there is a breach by the non-terminating party of its representations, warranties or covenants in the amended merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 30 days after notice;

•	by Parent (at any time before our stockholders adopt the amended merger agreement) if:

o	our board of directors withdraws, modifies, or fails to continue to make its recommendation to our stockholders to vote in favor of the adoption of the amended merger agreement;

o	we or our board of directors make certain public statements which are inconsistent with our board of directors’ recommendation to vote in favor of the adoption of the amended merger agreement;

o	our board of directors fails to timely reaffirm, without qualification, its recommendation to vote in favor of the adoption of the amended merger agreement under certain situations or timely send to our stockholders a statement recommending rejection of a tender or exchange offer relating to 20% or more of Brookstone common stock that is commenced by a third party; or

o	our board of directors publicly approves, endorses or recommends any alternative proposal from a third party regarding a specified transaction involving the Company;

•	by Brookstone (at any time before our stockholders adopt the amended merger agreement) if in order to fulfill its fiduciary duties to our stockholders under applicable law:

o	our board of directors withdraws, modifies or fails to continue to make, its recommendation to our stockholders as a result of a proposal from a third party relating to a specified transaction which it has determined, after consulting with its legal and financial advisors, and after permitting the investor group to modify the terms of the merger, is superior to the merger, or we or our board of directors shall have endorsed, approved or recommended, or entered into an agreement with respect to, such a proposal; or

o	our board of directors withdraws or modifies its recommendation to our stockholders to vote in favor of the adoption of the amended merger agreement other than as a result of any of the following, in and of themselves:

-	a general improvement in economic conditions;

-	changes or conditions affecting the industry in which we operate;

-	an increase in the revenues or sales of a product line as compared to the revenues or sales from a prior period;

-	an increase in the market price of Brookstone common stock; or

-	an alternative proposal from a third party regarding a specified transaction involving the Company.

Termination Fees and Expenses (Page 101)

If the amended merger agreement is terminated under the following circumstances:

•	we or Parent terminates the amended merger agreement because the merger is not completed by October 5, 2005 or our stockholders do not vote to adopt the amended merger agreement at the annual meeting of stockholders (including and adjournments and postponements thereof) and, after April 15, 2005 but at or before the time of termination, an acquisition proposal is disclosed, announced, commenced, submitted or made, and within 12 months of the date of termination, we complete an acquisition transaction;

•	Parent terminates the amended merger agreement following the occurrence of a company triggering event; or

•	we terminate the amended merger agreement in connection with a superior proposal;

then the Company will be obligated to pay the following fees and expenses to Parent:

•	a termination fee of $11 million, and

•	Parent’s transaction expenses, up to $2 million (in addition to any termination fee otherwise payable).

We will also be obligated to pay a termination fee to Parent (up to $11 million) and to reimburse Parent for its transaction expenses (up to $2 million) if the amended merger agreement is terminated in certain other circumstances.

If the amended merger agreement is terminated in accordance with its terms other than as a result of our breach, the aggregate amount of fees, including any termination fee, and expenses paid to Parent as a result of such termination will not exceed $13 million.

Investor Group Keepwells (Page 67)

Subject to the terms and conditions of their respective equity commitment letters, each member of the investor group has committed to fund Parent with an amount in cash up to such member’s equity commitment to Parent for purposes of satisfying any obligations of Parent or Acquisition to Brookstone as a result of any breach by Parent or Acquisition prior to the effective time of the merger of their respective covenants under the amended merger agreement.

Market Price of Brookstone Common Stock (Page 103)

Brookstone common stock is listed on the NASDAQ National Market tier of The NASDAQ Stock Market under the trading symbol “BKST.” On April 14, 2005, which was the last trading day prior to the execution and announcement of the original merger agreement, Brookstone common stock closed at $15.60 per share. On July 14, 2005, which was the last trading day prior to the execution of the amendment to the original merger agreement, Brookstone common stock closed at $19.48 per share. On August 19, 2005, which was the last trading day before the date of this proxy statement, Brookstone common stock closed at $19.65 per share.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Statements in this proxy statement and the documents to which we refer you in this proxy statement which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations, and other statements about the Company’s business outlook, are forward-looking statements, subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of marketing efforts, availability of existing products, our ability to develop and/or identify new and innovative products, the performance of our vendors, availability of adequate transportation of such products, availability of suitable retail space on favorable terms, increased competition from other retailers, defects in products sold by us, changes in the legal, regulatory or political environment in which we or our key vendors operate, concentration of our sales during the winter holiday season, effects of war, terrorism or catastrophic events, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “expect”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Except as required by law, the Company undertakes no obligations to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

Statements about the expected timing, completion and effects of the proposed merger or the possibility of satisfying the conditions of the debt financing for the merger, also constitute forward-looking statements. The Company may not be able to complete the proposed merger on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure to obtain the necessary financing for the merger or the failure to satisfy the other closing conditions. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder or regulatory approvals;

•	the actual terms of certain financings that will be obtained for the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the amended merger agreement;

•	the failure of the merger to close for any other reason; and

•	the amount of the costs, fees, expenses and charges related to the merger.

SPECIAL FACTORS

Background of the Merger

Goldman, Sachs & Co. (“Goldman Sachs”), financial advisor to OSIM International Ltd (“OSIM”), arranged an introductory meeting between Ron Sim, Founder, Chairman and Chief Executive Officer of OSIM and Michael Anthony, our Chairman, President and Chief Executive Officer, which occurred on October 18, 2003 in Hong Kong. At the meeting, which was also attended by a representative of Goldman Sachs and M. Rufus Woodard, our Vice President and General Merchandise Manager, Mr. Sim and Mr. Anthony were formally introduced and they each presented a description of their respective companies, including the background of and the respective businesses conducted by the companies. At the conclusion of that meeting, Messrs. Sim and Anthony agreed that it would be appropriate to maintain contact and to meet at the next convenient juncture.

On December 15, 2003, Mr. Sim and Peter Lee Hwai Kiat, the Chief Financial Officer of OSIM, were traveling in the U.S. and took the opportunity to visit the Company’s headquarters in New Hampshire and meet with members of the Company’s senior management team in order to obtain a better understanding of the Company’s business. Later that evening, Mr. Sim raised the idea with Mr. Anthony of OSIM and the Company entering into a business relationship, including the possibility of OSIM acquiring an equity interest in the Company. Mr. Sim invited Mr. Anthony to visit OSIM’s headquarters on his next visit to Asia in order to learn more about OSIM. Messrs. Sim and Anthony also discussed the possibility of the Company ordering massage chairs from OSIM for sale in Brookstone stores or a possible joint venture between the two companies.

In early January, Mr. Anthony informed Michael Glazer, an independent member of the Company’s board of directors, of his meetings and conversations with Mr. Sim, including Mr. Sim’s expression of interest in acquiring an equity interest in the Company. Mr. Glazer suggested that Mr. Anthony gather more information about OSIM and continue discussions regarding possible business relationships, including a possible joint venture or purchase of massage chairs.

On January 11, 2004, OSIM executed a confidentiality agreement with the Company, in preparation for Mr. Anthony’s visit to OSIM headquarters, which visit occurred on January 26, 2004. At a meeting with Mr. Anthony held during his visit, which was also attended by a representative of Alpha Advisory, OSIM’s financial advisor, Mr. Sim made a presentation that dealt with the concept of a possible joint venture or other relationship between OSIM and the Company, and highlighted the benefits of such a relationship to each party. Mr. Sim also raised the possibility of OSIM acquiring an interest in the Company. At the conclusion of this meeting Mr. Anthony requested time to confer with senior members of the board of directors of the Company to take direction on the matter.

On March 7, 2004, Messrs. Sim, and representatives of Goldman Sachs and Alpha Advisory met with Messrs. Anthony and Philip Roizin, our Executive Vice President, Finance and Administration, in New York to discuss the concept of a potential relationship or transaction between OSIM and the Company in greater detail. Each of the parties gave a presentation that described their respective companies in more detail and included certain publicly available short-term projections of each of the companies. OSIM executed a new confidentiality agreement with the Company which included a “standstill” provision. The following day, Messrs. Anthony and Roizin met with representatives of Goldman Sachs who presented a general overview of factors to consider in leveraging a company and notable leverage buyout transactions which occurred in 2003.

On March 11, 2004, Mr. Anthony updated Mr. Glazer with respect to his recent conversations with OSIM and Goldman Sachs. Although Mr. Anthony did not believe at that time that a transaction was likely, Messrs. Anthony and Glazer decided that Mr. Anthony would continue his dialogue with Mr. Sim regarding possible business ventures.

On April 27, 2004, during a previously-scheduled trip to Asia, Mr. Anthony visited OSIM’s headquarters at Mr. Sim’s invitations. During this meeting, Mr. Anthony met Temasek Capital (Private) Limited (“Temasek”), a possible co-investor of OSIM’s for a potential relationship or transaction with the Company by OSIM.

In anticipation of the greater level of information that OSIM would require from the Company prior to entering into a business relationship or transaction, on June 4, 2004, OSIM sent a preliminary business diligence request list to the Company. In response, the Company provided additional publicly available documentation regarding the Company and its operations.

On August 13, 2004, OSIM arranged for a meeting in Boston among Messrs. Anthony and Roizin and Temasek to discuss a potential acquisition of the Company by OSIM. In September 2004, Temasek reconfirmed to OSIM its support for a potential transaction but expressed an interest in understanding the financing structure in more detail, and indicated a desire to syndicate its investment with a U.S. investor. Accordingly, on October 19, 2004, Goldman Sachs arranged a meeting at their New York office at which Mr. Roizin discussed publicly available data regarding the Brookstone business to assist OSIM and Temasek in this process.

At OSIM’s invitation, on November 9, 2004, Messrs. Anthony and Roizin met with members of OSIM, Temasek and J.W. Childs Associates, L.P., an additional potential co-investor of OSIM’s (“J.W. Childs” and collectively with OSIM and Temasek, the “investor group”), at the offices of J.W. Childs in Boston to discuss a possible acquisition of the Company by the investor group. At this meeting, Messrs. Anthony and Roizin made a presentation of publicly available information on the Company. The investor group indicated at this meeting that it would only be willing to pursue a possible acquisition transaction that was endorsed by the board of directors of the Company and that also provided for the participation of certain members of the Company’s management in the equity capitalization of the Company following such acquisition. At the request of Mr. Anthony, both J.W. Childs and Temasek signed a confidentiality agreement with the Company relating to such a transaction.

At the conclusion of this meeting, the investor group explained that it would require additional information regarding the Company’s business prior to proceeding with further discussions regarding such a transaction and proposed providing Mr. Anthony with a preliminary business due diligence checklist. OSIM provided such checklist to Mr. Anthony in December 2004. Mr. Anthony also requested additional detail regarding the proposed structure of a possible acquisition of the Company by the investor group.

On November 11, 2004, Mr. Anthony updated Mr. Glazer regarding his November 9th meeting with the investor group. Mr. Anthony informed Mr. Glazer that he believed that with the addition of Temasek and J.W. Childs, the investor group might be able to obtain the necessary financing to acquire the Company. Messrs. Anthony and Glazer decided that Mr. Anthony would continue his dialogue with the investor group

In December 2004, Mr. Anthony contacted Mr. Sim and notified him that, while the Company would endeavor to gather the information reflected on the preliminary business due diligence request list, the majority of the Company’s resources would be devoted to the business generated by the upcoming holiday season. Later in December, Mr. Anthony notified Mr. Sim that he expected that such preliminary business due diligence information would be available by the end of January 2005.

During the week of January 3, 2005, Mr. Anthony telephoned Mr. Glazer to inform him as to Mr. Anthony’s conversations with the investor group. Messrs. Glazer and Anthony agreed that Mr. Anthony would update each member of the board of directors of the Company as to his conversations with the investor group. In early January 2005, Messrs. Anthony and Roizin called each director to report on the conversations the Company had with the investor group.

In early January 2005, Mr. Anthony notified Goldman Sachs that the board of directors’ outside counsel, Ropes & Gray LLP (“Ropes & Gray”), would contact the investor group’s outside counsel for the transaction, Kaye Scholer LLP (“Kaye Scholer”), to discuss certain preliminary matters relating to the proposed acquisition.

In addition, Mr. Anthony informed Goldman Sachs that the Company would need more time to collect the preliminary business due diligence items requested in the list provided to the Company in December 2004.

In late January 2005, the Company sent the investor group certain preliminary business due diligence items for review. In late January 2005 and early February 2005, certain members of the investor group and Goldman Sachs called Messrs. Anthony and Roizin on several occasions to discuss the preliminary business due diligence information provided to the investor group.

In late January 2005 and early February 2005, potential tax structures for management’s participation in the equity capitalization of the Company following the acquisition were discussed by certain members of the investor group with Mr. Anthony in response to concerns raised by Mr. Anthony regarding the general tax treatment of the proposed management reinvestment.

In early February 2005, Goldman Sachs and J.W. Childs spoke with Mr. Roizin regarding the investor group’s intention to provide the Company with an indication of its preliminary per share valuation of the Company’s common stock and its view of the likely procedural steps for effectuating a transaction.

On February 7, 2005, the Company received from Goldman Sachs, on behalf of the investor group, a verbal indication of interest to acquire the Company for a cash purchase price of $18.00 per share. Goldman Sachs reported to the Company that, at that time, the investor group did not have committed financing in place in connection with the proposed transaction. The indication of interest was subject to the satisfactory completion of due diligence by the investor group and its financing sources, management’s participation in the transaction on terms and conditions satisfactory to the investor group and the grant of a 30-day exclusivity period in favor of the investor group during which the investor group would be able to conduct due diligence, arrange financing and negotiate definitive documentation, and during which the Company would be precluded from soliciting an indication of interest and engaging in discussions with another party regarding any possible transactions to acquire the Company.

On February 8, 2005, CIBC World Markets Corp. (“CIBC World Markets”), the financial advisor retained by the Company, contacted Goldman Sachs to inform them that, while the full board had not yet had an opportunity to review the investor group’s proposal, certain members of the board had advised CIBC World Markets that they believed that $18.00 per share was insufficient and that the process would not be likely to move forward at the $18.00 purchase price. Later that evening, Mr. Sim telephoned Mr. Anthony, who reiterated to Mr. Sim that the $18.00 per share price to purchase the Company was considered too low.

During the morning of February 9, 2005, Goldman Sachs telephoned CIBC World Markets to inform them that the investor group believed it would be able to arrive at a valuation of $19.00 to $20.00 per share of Brookstone common stock upon completion of its due diligence. Goldman Sachs specified that $20.00 per share was the maximum price the investor group was willing to offer and reiterated the investor group’s strong desire for a 30-day exclusivity period to complete its due diligence.

On February 9, 2005, a special meeting of the board of directors of the Company was held by telephone. Representatives from Ropes & Gray and CIBC World Markets participated during the meeting. The board was informed of the indication of interest from the investor group to acquire the Company and the fact that the investor group did not yet have financing commitments in place for such acquisition. The board was also informed that the investor group was seeking an exclusivity period. Ropes & Gray reviewed with the board its fiduciary duties with respect to a potential transaction, including its duties to act on an independent and disinterested basis and to endeavor to maximize shareholder value in the event of a transaction. Mr. Anthony was instructed by the board of directors that he and other members of management were not permitted to negotiate the material terms of any potential management and investment agreements with the investor group until otherwise permitted by the board of directors. Following discussion, the board decided not to pursue any potential transaction with the investor group at the price range proposed by the investor group. At the conclusion of the meeting, the board instructed CIBC World Markets to advise Goldman Sachs of its decision, which decision was relayed to Goldman Sachs.

Later that day on February 9, 2005, Goldman Sachs telephoned CIBC World Markets and specified, on behalf of the investor group, that the investor group believed that it would be willing to offer $20.00 per share upon the completion of its due diligence. Goldman Sachs informed CIBC World Markets that the investor group would be reluctant to start the process if the per share price range that the board was willing to consider did not include $20.00 per share. In accordance with the board’s directions, CIBC World Markets continued during the next several days to indicate to Goldman Sachs that the investor group would need to raise its purchase price.

On February 14, 2005, a special meeting of the board of directors was held by telephone with representatives of Ropes & Gray and CIBC World Markets participating. During the meeting, Mr. Anthony reported to the board the substance of his February 9th conversation with Mr. Sim. CIBC World Markets then updated the board regarding its discussions with Goldman Sachs noting that after several days of negotiations, Goldman Sachs, on behalf of the investor group, increased its proposed purchase price to $20.00 per share. In addition, the board was informed that the investor group had repeated its request for an exclusivity period during which the investor group could conduct its due diligence, arrange committed financing and seek to negotiate the terms of a possible transaction to acquire the Company. CIBC World Markets reviewed with the board certain stock market and financial information pertaining to the Company and selected companies in the specialty retail industry, including the historical stock price performance and trading volumes for Brookstone common stock over various periods ended February 11, 2005, current trading multiples of Brookstone common stock and the selected companies and implied multiples and premiums for the Company based on hypothetical per share purchase prices. CIBC World Markets also reviewed with the board implied transaction multiples in selected publicly announced transactions in the specialty retail industry and implied premiums paid in selected publicly announced cash merger or acquisition transactions. Following further discussion, the board determined that, in view of the investor group’s indication of interest at $20.00 per share, the Company should engage in discussions with the investor group concerning a possible transaction for a purchase price above $20.00 per share, but not to grant exclusivity to the investor group.

Later on February 14, 2005, in accordance with instructions from the board of directors, CIBC World Markets telephoned Goldman Sachs to inquire as to whether the investor group would be able to offer a price higher than $20.00 per share and Goldman Sachs responded that the investor group would not be able to offer a price above $20.00 per share.

On February 16, 2005, the board of directors of the Company met again by telephone with representatives of Ropes & Gray and CIBC World Markets in attendance. During this telephone conference, the board was informed that the investor group’s offer to acquire the Company remained at $20.00 per share and that the investor group continued to request an exclusivity period. The board then discussed a timetable for due diligence by the investor group. Following this discussion, the board elected to take several days to further consider the indication of interest in view of, in particular, the future business prospects of the Company, including potential future organic growth as well as other expansion opportunities, and the risks associated with such opportunities.

On February 22, 2005, a special meeting of the board of directors was held by telephone to further consider the indication of interest from the investor group. Representatives from Ropes & Gray and CIBC World Markets were in attendance at the meeting. Mr. Anthony reviewed with the board management’s estimates and assumptions with respect to the Company’s future financial performance and the potential impact on such financial performance of the Company’s Gardeners Eden business. CIBC World Markets again reviewed the information previously reviewed with the board at its February 14th board meeting, which information was updated to the extent relevant for closing stock prices as of February 18, 2005. CIBC World Markets also reviewed with the board the Company’s latest 12 months EBITDA and forward 12 months earnings per share multiples over various periods ended February 11, 2005. In addition, CIBC World Markets reviewed with the board estimated present values of the theoretical future trading price of Brookstone common stock based on estimated financial data for the Company prepared by the Company’s management. After further discussion, the board directed CIBC World Markets to inform Goldman Sachs that the investor group could commence limited due diligence of the Company over a two-week period but that the board would not grant an exclusivity period to the investor group, which decision was relayed to Goldman Sachs later that same day.

On February 23, 2005, Goldman Sachs delivered to CIBC World Markets additional due diligence request lists prepared by the investor group and its legal and accounting advisors. On February 24, 2005, Goldman Sachs and J.W. Childs called CIBC World Markets and the Company’s management to discuss the additional business due diligence request list. On March 1, 2005, representatives of Kaye Scholer, Ropes & Gray and the Company participated on a conference call to discuss the legal due diligence request lists. Beginning on March 2, 2005 and during various times throughout March 2005, information was provided to Goldman Sachs, acting on behalf of the investor group, in response to the investor group’s business due diligence requests.

A special meeting of the board of directors was held by telephone on March 2, 2005, with representatives of Ropes & Gray and CIBC World Markets in attendance. CIBC World Markets updated the board regarding its recent discussions with Goldman Sachs and, in particular, its discussions with Goldman Sachs regarding the investor group’s timetable for initial due diligence and submission of a more definitive proposal. The board then considered whether other potential strategic buyers should be contacted to solicit proposals to acquire the Company prior to proceeding further with the investor group or whether the Company should rely instead on a public announcement of any agreement eventually reached with the investor group to apprise other interested parties. The board determined that, due to the unique nature of the Company’s business, the historical absence of alternative credible competitive proposals to acquire the Company and the potential risks of leaks and other complications that could jeopardize the investor group’s current offer and disrupt the Company’s business and workforce, it would not initiate such contacts. Ropes & Gray advised the board that a decision not to solicit additional offers was within the board’s discretion and noted that the Company would not be precluded from considering alternative offers arising after the execution of a definitive transaction agreement so long as the agreement included customary exceptions to the Company’s obligation not to solicit alternative transactions. CIBC World Markets and Ropes & Gray suggested that the Company attempt to negotiate a break-up fee in the merger agreement that would not preclude or make unduly burdensome the receipt of alternative offers after the merger agreement was signed. After further discussion, the board determined not to solicit additional offers at such time.

On March 7 and 8, 2005, Messrs. Anthony and Roizin and CIBC World Markets met with the investor group at J.W. Childs’ offices to discuss business diligence matters, including, among other things, product category trends and store-by-store data, and to discuss certain matters relating to the financing of the proposed acquisition. Also in attendance at this meeting were representatives of Goldman Sachs and Bank of America, N.A., the investor group’s potential financing sources. At this March 7th meeting, the members of the investor group agreed in principle to sign a “standstill” agreement. During the period following such meetings, Goldman Sachs, Messrs. Anthony and Roizin, CIBC World Markets and the investor group periodically discussed certain aspects of the business due diligence review and the proposed debt and equity financing structure for the proposed acquisition. The investor group continued to conduct its limited business due diligence review of the Company during the week of March 7, 2005.

On March 8, 2005, a financial advisor to a potential third-party financial buyer contacted CIBC World Markets on an unsolicited basis to express interest in a possible acquisition of the Company on unspecified terms.

On March 10, 2005 a regular meeting of the board of directors was held at the Company’s headquarters, with representatives of Ropes & Gray and CIBC World Markets in attendance. The board discussed the projected timetable for the transaction with the investor group. CIBC World Markets discussed with the board current market conditions. CIBC World Markets informed the board of directors that it had been contacted by the financial advisor to a potential third-party financial buyer concerning its possible interest in a transaction with the Company. At the March 10th meeting, Ms. Andrea Weiss, a board member, disclosed to the board of directors that she had a consulting relationship with an affiliate of the potential third-party financial buyer. Ms. Weiss agreed to abstain from any involvement in future board discussions concerning the potential third-party buyer and did not participate in any further board meetings until the board’s regularly scheduled May 12th board meeting. The board of directors instructed CIBC World Markets to respond to the potential third-party financial buyer to ascertain whether such potential third-party financial buyer would be interested in making a more specific expression of interest in acquiring the Company. Following the meeting and in accordance with the board’s instructions, CIBC World Markets communicated this to the financial advisor of the potential third-party financial buyer. Over the course of the two weeks that followed, occasional telephone conversations took place between CIBC World Markets and the financial advisor to the potential third-party financial buyer without further meaningful developments or any indication of the terms of a formal expression of interest.

On March 18, 2005, the Company received from Goldman Sachs, on behalf of the investor group, a written, non-binding indication of interest to purchase the Company for a cash purchase price of $20.00 per share based on the following assumptions:

•	the satisfactory completion of the investor group’s due diligence;

•	the Company’s agreement for 30 days not to discuss or solicit inquiries from third parties regarding a potential transaction involving the Company;

•	the ability of the investor group to reach satisfactory arrangements with members of the Company’s management regarding their participation in the transaction and continued employment;

•	a specified number of shares of Brookstone common stock, stock options, deferred stock awards and restricted stock awards outstanding at the closing of the transaction; and

•	the execution of satisfactory definitive transaction agreements.

The March 18th letter described the investor group’s anticipated equity and debt financing structure arrangements, including approximately $255.0 million of equity financing and approximately $200.0 million of debt financing in the form of high-yield notes and a revolving credit facility of approximately $80.0 million available to fund the Company’s post-closing working capital needs to be arranged by Goldman Sachs and Bank of America Securities. The investor group did not provide the Company with written financing commitment letters at that time.

Following the Company’s receipt of the March 18th letter, a special meeting of the board of directors of the Company was held by telephone on March 21st with representatives of Ropes & Gray and CIBC World Markets participating. CIBC World Markets reviewed the information previously reviewed with the board at its February 22nd board meeting, which information was updated to the extent relevant for closing stock prices as of March 18, 2005. Ropes & Gray reviewed with the board its fiduciary duties with respect to the potential transaction, including its duties to act on an informed, independent and disinterested basis and, if the board decided to pursue such a transaction, to endeavor to obtain the highest value reasonably attainable for the shareholders. At that time, the board resolved to form a special committee of independent directors to receive, evaluate and negotiate, on behalf of the Company’s public stockholders unaffiliated with members of senior management, any proposals to acquire the Company, including the investor group’s March 18th letter. The special committee was formed at this time because the Company had received a formal, non-binding indication of intent from the investor group following months of informal, non-binding discussions, and because it was likely that, in light of the formal indication of intent, Mr. Anthony would need to begin negotiating any potential management and investment agreements with the investor group, and that such negotiations would be conducted at the same time the Company would be negotiating the terms of the possible acquisition. Until the special committee was formed, Mr. Anthony and other members of management were not permitted by the board of directors to negotiate the material terms of any potential management and investment agreements with the investor group and no material definitive decisions were made by the board of directors regarding the proposed transaction until the special committee was formed. Following a discussion of the possible candidates for such a committee, the board appointed Messrs. Mone Anathan, III and Michael Glazer as the members of the special committee. The special committee was authorized by the board of directors to, among other things, receive, evaluate, negotiate and reject proposals received to acquire the Company, and to solicit third party offers.

The special committee of independent directors held an organizational meeting immediately following the March 21st board meeting. Since Ropes & Gray and CIBC World Markets had represented the board and because the board had delegated the authority to negotiate the terms of a possible transaction for the investor group to acquire the Company to the special committee, the special committee selected Ropes & Gray as its legal counsel and CIBC World Markets as its financial advisor with respect to the evaluation and negotiation of potential offers to acquire the Company. In making this determination as to the qualifications and independence of the advisors, the special committee considered the familiarity of Ropes & Gray and CIBC World Markets with the Company and the proposed transaction and noted that the advisors previously had worked with the Company only on specified matters and that the advisors had not separately represented any members of management with respect to the potential acquisition or any other matter which the special committee believed would compromise the advisors’ independence. The special committee also considered the fact that CIBC World Markets had not previously received fees from the Company for financial advisory or other investment banking services and that Ropes & Gray’s fees received from the Company for legal services represent a minimal portion of that firm’s overall revenues. On the basis of these considerations, the special committee concluded that CIBC World Markets and Ropes & Gray were sufficiently independent from the Company and its management to represent the special committee of the board of directors.

On March 24, 2005, the Company and the members of the investor group entered into a new confidentiality and “standstill” agreement that provided, among other things, that the members of the investor group could not disclose to, or share with, anyone, other than their advisors and financial sources, any confidential information regarding the Company. The investor group commenced additional due diligence and meetings with executive management after execution of the revised confidentiality agreement.

On March 24, 2005, Mr. Anthony retained Weil Gotshal & Manges LLP as his legal counsel to represent him in connection with the negotiation of his employment and equity arrangements. On March 28, 2005, Mr. Anthony delivered an initial draft of a term sheet relating to his employment and equity arrangements to the investor group.

On March 28, 2005, the financial advisor to the potential third-party financial buyer contacted CIBC World Markets to inform CIBC World Markets that the financial buyer no longer was interested in exploring a transaction with the Company.

On March 30, 2005, Kaye Scholer, on behalf of the investor group, delivered an initial draft of the merger agreement to Ropes & Gray.

On April 1, 2005, the Company and the members of the investor group entered into an exclusivity agreement, which was effective as of March 22, 2005, pursuant to which the Company agreed that, until after April 12, 2005, the Company and its agents and representatives would not solicit or initiate any inquiries or proposals with respect to certain transactions involving the Company. This exclusivity agreement, however, expressly permitted the Company to take action with respect to proposals or inquiries received by the Company that did not result from the Company soliciting or initiating any inquiry or proposal.

On April 1, 2005, the financial advisor to the potential third-party financial buyer contacted CIBC World Markets to indicate that the financial buyer was again interested in a possible acquisition of the Company on unspecified terms and also identified a potential third-party strategic buyer (together with the potential third-party financial buyer, the “third-party buyer group”) with which the potential third-party financial buyer would partner in connection with any such transaction.

On April 4, 2005, a meeting of the special committee was held by telephone with representatives of Ropes & Gray and CIBC World Markets in attendance. The special committee was informed of the status of the new indication of interest from the third-party buyer group and that the group had not yet specified a potential purchase price for the Company. The special committee was also informed of the status of the investor group’s on-going due diligence. Ropes & Gray then reviewed with the special committee the provisions of the initial draft of the merger agreement, including a prohibition on the solicitation of alternative transactions by the Company, representations and warranties, closing conditions and other conditions affecting the obligations of the parties to complete the merger and provisions regarding the termination of the merger agreement and the provisions triggering the payment of a break-up fee. In particular, Ropes & Gray noted the investor group’s initial proposal for the payment by the Company of a break-up fee in the amount of $17.0 million in the event that the merger agreement were terminated under certain situations. Following discussion, the special committee provided Ropes & Gray and CIBC World Markets with guidance as to how to proceed in negotiating key terms of the merger agreement.

On April 6, 2005, the financial advisor to the third-party buyer group informed CIBC World Markets that the third-party buyer group intended to send a letter by April 8, 2005 outlining its interest in acquiring the Company, but gave no specific information regarding the potential proposal during this telephone conversation.

On April 6, 2005, Ropes & Gray, on behalf of the special committee, provided Kaye Scholer with comments and revisions to the initial draft of the merger agreement.

Over the period of April 6-8, 2005, Messrs. Anthony and Roizin met with the investor group at J.W. Childs’ Boston offices to begin negotiating the terms of Mr. Anthony’s employment and equity arrangements. The parties also generally discussed possible equity arrangements for other members of senior management. On April 7, 2005, Kaye Scholer sent a proposed term sheet of Mr. Anthony’s employment terms and equity arrangements to Mr. Anthony’s independent legal counsel. This term sheet was circulated on the basis that it would serve as the basis for continuing discussions of Mr. Anthony’s employment and equity arrangements. Periodic negotiations between Mr. Anthony and the investor group continued, and multiple drafts of the term sheet were exchanged by Mr. Anthony on the one hand, and by the investor group on other hand, during the period from April 11, 2005 to April 15, 2005, when the equity arrangements were finalized.

On April 7, 2005, the board of directors of the Company received a written, non-binding indication of interest from the third-party buyer group. In this letter, the third-party buyer group indicated, based upon its review of publicly available information about the Company and its familiarity with the retail industry, an interest in acquiring the Company at a cash purchase price in the range of $21.00 to $23.00 per share and that this range might be subject to increase pending the group’s due diligence. The third-party buyer group stated in its letter that it would need three to four weeks to complete its due diligence and finalize a transaction agreement and raised the possibility of the Company granting an exclusivity period to the group. The letter also described the third-party buyer group’s financial resources.

Following receipt of the April 7th letter, in subsequent discussions between CIBC World Markets and the third-party buyer group, the third-party buyer group indicated that it contemplated a stand-alone structure with each member of the group contributing equity financing to the newly-formed entity. In these discussions, CIBC World Markets attempted to confirm with the third-party buyer group its interest in the Company, financial wherewithal and ability to become engaged in the sale process.

On the evening of April 7, 2005, a meeting of the special committee was held by telephone with representatives of Ropes & Gray and CIBC World Markets participating. The special committee was informed of the third-party buyer group’s April 7th letter and the subsequent conversations held with representatives of the third-party buyer group. The special committee discussed the appropriate manner to address the new indication of interest from the third-party buyer group in light of on-going negotiations with the investor group. The special committee directed Ropes & Gray and CIBC World Markets to attempt to engage the third-party buyer group in the sale process and to request that the group enter into a confidentiality and “standstill” agreement with the Company. The special committee specified a deadline date of April 12, 2005 for the third-party buyer group to present a more definitive proposal to acquire the Company.

On the morning of April 8, 2005, in accordance with the special committee’s directives, CIBC World Markets contacted a member of the third-party buyer group and informed that member that the Company would be prepared to enter into discussions and negotiations with the group and to supply material non-public information regarding the Company to the group immediately upon receipt of an executed confidentiality and “standstill” agreement. CIBC World Markets informed the third-party buyer group that, in the event the group sought to negotiate an acquisition of the Company, the special committee expected to receive a more definitive proposal from the group no later than mid-day on April 12, 2005. On that same day, Ropes & Gray sent to a representative of the third-party buyer group an initial draft of a confidentiality and “standstill” agreement that was in substantially the form of the agreement executed by the investor group.

Later in the day on April 8, 2005, Kaye Scholer called Ropes & Gray to review the special committee’s comments on, and revisions to, the initial draft of the merger agreement sent on April 6th in order to identify open issues.

Later, on April 8, 2005, a meeting of the special committee of the board of directors was held by telephone with representatives of Ropes & Gray and CIBC World Markets participating. At this meeting, the special committee was updated regarding the on-going communications with the third-party buyer group. The special committee discussed the Company’s ability to accommodate the third-party buyer group’s requests for information on an accelerated basis to enable it to conduct its due diligence review of the Company. The special committee directed CIBC World Markets to contact representatives of the third-party buyer group to communicate to them the importance of the group executing the confidentiality and “standstill” agreement as a prerequisite for the group’s participation in the sale process. The special committee also discussed how, in the event that the group executed the confidentiality and “standstill” agreement and commenced due diligence, the Company should proceed with negotiations with the investor group in order to maintain its continued interest and participation in the process.

During the period from April 8 through April 10, 2005, in accordance with the special committee’s instructions, CIBC World Markets attempted to communicate with representatives of the third-party buyer group to facilitate their stated interest in pursuing a possible acquisition of the Company but did not receive a response from the third-party buyer group.

A meeting of the special committee was held by telephone on April 9, 2005, with representatives of Ropes & Gray and CIBC World Markets participating. During the meeting, CIBC World Markets informed the special committee of its attempts to contact the third-party buyer group concerning the ongoing process and the availability of due diligence materials and senior management over the weekend if it received an executed confidentiality and “standstill” agreement. Ropes & Gray then reviewed with the special committee the current status, following its discussions with Kaye Scholer on April 8th, of the remaining open items relating to the merger agreement, including conditions to the obligations of the parties to complete the merger, the scope of the Company’s obligation to not solicit alternative transactions, provisions regarding the termination of the merger agreement and the payment of a break-up fee, Brookstone Holdings Corp.’s (“Parent’s”) obligation to obtain alternate debt financing arrangements in the event of an inability to proceed under the existing debt financing commitment and the definition of “company material adverse effect.” In addition, Ropes & Gray advised the special committee to continue to require a guarantee of Parent’s obligations under the merger agreement from each member of the investor group. Following a discussion, Ropes & Gray received guidance from the special committee as to how to negotiate these unresolved business issues.

On April 9, 2005, J.W. Childs and OSIM arranged to meet with Messrs. Anthony and Roizin at the Company’s headquarters. At this meeting, J.W. Childs and OSIM were introduced to Messrs. Alexander Winiecki, our Executive Vice President, Store Operations, Customer Sales and Contact Center, and Gregory Sweeney, our Vice President and General Manager of the Direct Marketing segment. Mr. Woodard also attended.

On April 10, 2005, representatives of the investor group delivered a revised draft of the merger agreement and initial drafts of the debt financing commitment letters.

On April 11, 2005, when the third-party buyer group failed to send comments on or return the executed confidentiality and “standstill” agreement, CIBC World Markets contacted the third-party buyer group to inquire as to the status of the confidentiality and “standstill” agreement and to gauge the group’s interest in the Company. A member of the third-party buyer group responded that the group would soon send to the Company a letter proposing a specific timetable for the completion of its due diligence and the possible submission of a more definitive proposal. Later that day, the board of directors received a letter from the third-party buyer group in which the group reaffirmed its non-binding indication of interest in the Company as outlined in its April 7th letter and proposed that the Company and the group schedule a preliminary meeting to discuss certain prerequisites to the group’s participation in the process, including the third-party buyer group’s demand that the Company commit to a specified period during which the group could conduct due diligence and determine whether to make an offer to acquire the Company. The third-party buyer group stated that it would only execute a mutually agreeable confidentiality and “standstill” agreement which also contained an exclusivity period after such preliminary meeting was held. The third-party buyer group further indicated that it would complete its due diligence within three weeks from the date of the meeting and, at the end of such period, it would determine whether to submit a more definitive proposal to acquire the Company.

On April 11, 2005, at the request of the special committee, CIBC World Markets and the third-party buyer group discussed the group’s April 11th letter. A representative of the third-party buyer group reiterated the group’s current unwillingness to execute the confidentiality and “standstill” agreement and commence its due diligence in the absence of a commitment from the Company to a mutually agreeable timetable for the third-party buyer group to complete its due diligence and determine whether to make an offer to purchase the Company. The third-party buyer group’s representative proposed to CIBC World Markets, on a tentative basis, a 10-day period for such a timetable.

In the late afternoon of April 11, 2005, the special committee received initial drafts of the respective equity financing commitment letters from the members of the investor group. During the evening of April 11, 2005, Ropes & Gray and CIBC World Markets provided Goldman Sachs with the special committee’s comments to the initial drafts of the debt financing commitment letter and the various equity financing commitment letters.

Two telephonic meetings of the special committee, with representatives of Ropes & Gray and CIBC World Markets in attendance at each, were held on April 11, 2005. At these meetings, the special committee received updates on the current status of the third-party buyer group’s involvement in the process. The special committee discussed the perceived level of interest that the third-party buyer group had in pursuing a transaction with the Company and the best manner to engage the third-party buyer group in the process without jeopardizing the on- going negotiations with the investor group. Subject to its compliance with its fiduciary duties and the exercise of its business judgment, the special committee determined to provide the third-party buyer group with the 10-day period, requested earlier by the group, in which to conduct its due diligence and present a more definitive proposal, should it choose to do so.

On the morning of April 12, 2005, the third-party buyer group sent to CIBC World Markets its comments on the confidentiality and “standstill” agreement. In addition, the third-party buyer group requested an extension of the timetable to complete its due diligence and submit any definitive proposal to April 25th.

On April 12, 2005, the special committee sent a letter to representatives of the third-party buyer group, outlining the following arrangements and timetable:

•	Upon the Company’s receipt of an executed confidentiality and “standstill” agreement, the Company would promptly supply non-public information regarding the Company to the third-party buyer group and arrange due diligence meetings beginning on April 14th between representatives of the group and members of the Company’s senior management.

•	Subject to the business judgment of the board of directors, the Company would allow the third-party buyer group until mid-day on April 21, 2005 to complete its due diligence and to make a formal offer to acquire the Company, which offer would need to be highly specific on the following matters:

o	the merger consideration to be paid;

o	a description of any key assumptions underlying the group’s valuation of the Company;

o	a description of debt and equity financing arrangements to provide the necessary financing for any proposed transaction;

o	a description of any requirements regarding the participation of members of management of the Company in any proposed transaction;

o	a description of any other material conditions to the offer;

o	a listing of any remaining open due diligence matters; and

o	the anticipated timing to sign a definitive transaction agreement.

The special committee also included with its letter a revised confidentiality and “standstill” agreement responsive to the comments received from the third-party buyer group.

On April 12, 2005, Mr. Anathan and Mr. Anthony telephoned Mr. Sim to inform Mr. Sim of the indication of interest from the third-party buyer group. Mr. Anathan and Mr. Sim agreed that the Company would continue to provide comments on and negotiate with the investor group the revised merger agreement sent on April 10th while providing information to, and potentially negotiating with, the third-party buyer group. In addition, at the special committee’s request, CIBC World Markets telephoned a representative of J.W. Childs to advise J.W. Childs of the new indication of interest from the third-party buyer group.

Following these calls, Kaye Scholer contacted Ropes & Gray to confirm the parties’ intentions to proceed with the negotiation of the merger agreement.

In addition, on April 12, 2005, three separate meetings of the special committee were held by telephone with representatives of Ropes & Gray and CIBC World Markets in order to update the special committee regarding developments throughout the day and to discuss, in light of such developments, the alternative means of accommodating the third-party buyer group’s need to conduct its due diligence while continuing to facilitate the participation of the investor group in the process. In particular, the special committee discussed the importance, if a merger agreement were to be executed with the investor group, that the merger agreement contain a fiduciary- out and a non-preclusive break-up fee so that unsolicited bona fide offers could be made by other third parties and considered by the board. Following this discussion, Ropes & Gray reviewed the terms and conditions of the investor group’s revised merger agreement sent on April 10th and received guidance from the special committee with respect to negotiation of those terms, including with respect to the definition of “company material adverse effect,” the amount of the break-up fee and the circumstances under which such a fee would be payable.

Following the April 12th meetings, Ropes & Gray contacted Kaye Scholer to discuss the terms and conditions of the revised merger agreement which was delivered to the special committee on April 10th, including those regarding conditions to parties obligations to complete the merger, termination of the merger agreement and possible payment of a break-up fee. As part of these negotiations and in light of the new indication of interest and the third-party buyer group’s stated intention to enter the process, Ropes & Gray discussed with Kaye Scholer alternative break-up fee structures if the merger agreement were terminated under certain situations.

Representatives of Goldman Sachs and Kaye Scholer met with representatives of CIBC World Markets and Ropes & Gray by telephone the morning of April 13, 2005 to discuss the investor group’s position as to the continuation of negotiations regarding the merger in light of the third-party buyer group’s indication of interest. Goldman Sachs informed the meeting participants that the investor group continued to be interested in pursuing the transaction with the Company. With respect to the open merger termination and break-up fee issues, Goldman Sachs, on behalf of the investor group, proposed that if the merger agreement were terminated within two weeks from its date of execution, the Company would pay an initial break-up fee of $8.0 million, and the Company would pay a subsequent break-up fee in the amount of $12.75 million if the merger agreement were terminated thereafter.

On April 13, 2005, the special committee met by telephone with representatives of Ropes & Gray and CIBC World Markets participating. The special committee was informed that the investor group had conveyed to CIBC World Markets earlier in the morning that negotiations would be terminated if an agreement could not be signed on April 14, 2005. Thereafter, the special committee reviewed the current state of certain provisions in the draft merger agreement, including the conditions to the obligations of the investor group to complete the merger. Following this review, the special committee was updated on the status of discussions with the third-party buyer group and informed that the third-party buyer group had returned an executed confidentiality and “standstill” agreement and had been sent by electronic transmission on April 12th substantial due diligence materials identical to those previously provided to the investor group. In addition, the special committee was informed that representatives of senior management of the third-party buyer group were scheduled to meet with the Company’s senior management for due diligence meetings beginning on April 15th. The special committee then discussed the likelihood that the investor group would press to conclude negotiations of the merger agreement quickly. The special committee also considered the circumstances under which it might recommend entering into a merger agreement with the investor group while the third-party buyer group was conducting its due diligence and determining whether to make an offer to acquire the Company. CIBC World Markets was instructed by the special committee to respond to the investor group’s proposal with a counter-proposal of an initial break-up fee of $6.0 million payable if the merger agreement were terminated within four weeks from its date of execution and a subsequent break-up fee in the amount of $10.0 million if the merger agreement were terminated thereafter.

After the meeting, Ropes & Gray and CIBC World Markets contacted Kaye Scholer and Goldman Sachs to discuss various provisions of the revised merger agreement, including the special committee’s counter-proposal regarding the break-up fee. Following this discussion, in accordance with instructions from the special committee, CIBC World Markets proposed that the investor group consider raising its cash purchase price for the Company from its current bid of $20.00 per share to $22.00 per share to induce the Company to enter into the merger agreement with the investor group. Goldman Sachs responded that the magnitude of this increase would not be acceptable to the investor group but that the investor group might consider a smaller increase following further discussions among the members of the investor group.

Following the call, another meeting of the special committee was held by telephone with representatives of Ropes & Gray and CIBC World Markets to update the special committee on the status of these negotiations and receive further guidance from the special committee.

In the early evening on April 13, 2005, Ropes & Gray and CIBC World Markets again spoke with Kaye Scholer and Goldman Sachs to continue to discuss various provisions of the revised merger agreement, including the break-up fee. Goldman Sachs indicated that the investor group would require an initial break-up fee amount of $8.0 million but would agree to extend the initial termination period during which this fee would remain in effect from two weeks to three weeks and would lower the amount of the subsequent break-up fee from $12.75 million to $11.375 million in the event of termination anytime thereafter. Goldman Sachs also indicated that the investor group would raise its cash purchase price for the Company from $20.00 per share to $20.25 per share.

Following this discussion, the special committee met with representatives of Ropes & Gray and CIBC World Markets by telephone to discuss the current purchase price and break-up fee proposals from the investor group. The special committee was informed that the proposed three-week period during which the initial break-up fee would remain in effect was consistent with the anticipated timetable of the third-party buyer group. Ropes & Gray also summarized for the special committee the current status of negotiations regarding the conditions to the obligations of the investor group to complete the merger. The special committee determined that the proposed reduced break-up fee payable during the initial three-week period, as well as the amount of the subsequent break-up fee payable, would not, in its view, unduly discourage competing bids from other prospective purchasers, including the third-party buyer group.

After the meeting, and upon instruction from the special committee, CIBC World Markets telephoned Goldman Sachs to make a counter-offer for the purchase price of the Company to be increased to $20.75 per share and for the amount of the initial break-up fee to be reduced to $7.0 million upon a termination within three weeks after execution of a definitive merger agreement and to $11.0 million thereafter. On a subsequent telephonic meeting, Goldman Sachs agreed, on behalf of the investor group, to the $7.0 million initial and $11.0 million subsequent break-up fee and indicated a final purchase price of $20.50 per share. In the evening on April 13, 2005, the special committee authorized proceeding with final documentation on these terms.

During April 14 and April 15, 2005, representatives of Ropes & Gray and Kaye Scholer met at Kaye Scholer’s offices in New York City to finalize the terms of the merger agreement, the debt financing commitment letter and the equity financing commitment letters. In addition, during this period, the Company’s management, members of the investor group and their respective advisors continued to negotiate the terms on which management would participate in the merger.

In the late afternoon of April 14, 2005, a telephonic meeting of the special committee of the board of directors was held with representatives of Ropes & Gray and CIBC World Markets to update the special committee regarding the current status of the negotiation of the terms of the merger agreement. Ropes & Gray described the process by which the principal unresolved issues discussed at the April 12th and April 13th meetings were being resolved and reviewed with the special committee the other principal final terms of the merger agreement. In particular, with respect to the break-up fee, Ropes & Gray reported to the special committee that the investor group had accepted the Company’s proposed amount of $7.0 million for the initial break-up fee applicable for the three-week period following the execution of a definitive agreement and had agreed to a subsequent break-up fee in the amount of $11.0 million for thereafter. Ropes & Gray also reported to the special committee that the investor group had made its final offer to purchase the Company at $20.50 per share.

Following the meeting of the special committee, a meeting of the full board of directors (other than Ms. Andrea Weiss who did not attend or participate in the meeting) was held. CIBC World Markets reviewed with the board its financial analysis of the proposed $20.50 per share price based on a number of valuation methodologies similar to those described under “Special Factors—Opinion of CIBC World Markets” and implied premiums paid in selected all-cash merger or acquisition transactions publicly announced since January 1, 2003 with transaction values of between $300 million and $800 million.

On the morning of April 15th, the special committee reconvened to approve the terms of the merger agreement and the merger. CIBC World Markets rendered to the special committee a written opinion, as of that date and based on and subject to the matters described in its opinion, as to the fairness, from a financial point of view, of the $20.50 per share merger consideration to be received by the holders of Brookstone common stock (other than any management participant or affiliates thereof). After discussion, the special committee unanimously resolved that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to, and in the best interests of the Company and it unaffiliated stockholders and further resolved to recommend that the board of directors approve the merger agreement.

Immediately following the April 15th meeting of the special committee, a meeting of the entire board of directors of the Company (other than Ms. Andrea Weiss who did not attend or participate in the meeting) was held by telephone with representatives of Ropes & Gray and CIBC World Markets participating. The special committee reported to the board of directors on its recommendations of the merger agreement and its determination of the advisability and fairness of the merger agreement and the merger. At the conclusion of that discussion, the board of directors, by unanimous vote, with Mr. Michael Anthony abstaining from the vote, the board of directors, determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to, and in the best interests of, the Company and its unaffiliated stockholders and approved the form, terms and provisions of the merger agreement and the merger.

On April 15, 2005, the Company publicly announced that it had entered into the merger agreement with the investor group.

On April 15 and 16, 2005, Messrs. Anthony and Roizin met with representatives of the third-party buyer group to facility the group’s due diligence review of the Company. Messrs. Roizin and Anthony made a presentation of publicly available and other information regarding the Company, all of which had been previously provided to the investor group. Over the course of the next several weeks, the third-party buyer group and its legal and financial representatives continued their due diligence review of the Company. On April 28, 2005, Mr. Anthony met with representatives of the third-party buyer group who informed him that the group and its advisors were continuing to review and evaluate due diligence materials relating to the Company. The representatives indicated that the third-party buyer group was uncertain at that time whether it would submit a definitive bid to acquire the Company but that, in any case, the group would not be submitting a proposal prior to May 6, 2005, the date through which the lower initial break-up fee of $7.0 million would be applicable under the merger agreement.

On May 10, 2005, a representative of the third-party buyer group telephoned Mr. Anthony. The representative expressed the third-party buyer group’s continued interest in acquiring the Company. The representative indicated that, in the third-party buyer group’s opinion, the Company had negotiated a reasonable price per share in its transaction with the investor group. Mr. Anthony informed the board of directors of the Company of these developments at the regularly-scheduled meeting of the board on May 12, 2005. At the May 12, 2005 board meeting, the board recommended that the Company continue drafting a preliminary proxy statement to solicit shareholder approval for the merger with the investor group. Since the May 10, 2005 phone conversation with the third-party buyer group, the Company and the third-party buyer group have discussed ordinary course business relationships, but there has been no active dialogue with the third-party buyer group regarding its potential acquisition of the Company and the third-party buyer group has not made a proposal to acquire the Company.

On June 22, 2005, the board of directors reviewed the Company’s performance to date after the Father’s Day holiday, which included significantly decreased sales compared to prior periods. As a result, the board of directors concluded that the Company’s loss per share for the remainder of the fiscal quarter ending July 31, 2005 was likely to be greater than previously projected and the Company’s sales were likely to be less than projected, which would also have an impact on the Company’s projected long-term performance. The board of directors requested that management prepare revised projections.

On June 24, 2005, the Company provided the investor group with revised financial projections for the Company for the 2005 through 2007 fiscal years as more fully described under “Special Factors—Certain Projections—Updated Projections.”

On June 29, 2005, the board of directors approved and publicly announced a plan to divest the Company’s Gardeners Eden business and the Company also publicly announced (consistent with the information furnished to the investor group) decreased sales for the eight weeks ended June 25, 2005 of 6.5%, as compared to the same period in the prior year, and an anticipated loss for the second quarter ended July 31, 2005 of between $0.20 and $0.22 per fully diluted share, before any one-time charges related to the Gardeners Eden divestiture.

On July 1, 2005, Goldman Sachs, on behalf of the investor group, contacted CIBC World Markets to inform them that the investor group’s debt financing sources did not believe they could consummate the debt financing as originally contemplated due to the revised projections and resulting impact on the Company’s pro forma leverage ratio. Goldman Sachs indicated that if the projected financial results for the Company reflected in the revised projections were to materialize as forecast by the Company in the second quarter, the Total Debt to EBITDA ratio condition in the debt commitment letter for the financing of the merger would not be met, and the investor group’s debt financing for the merger would not be committed. In order to return the leverage ratio under the revised projections to a level consistent with the condition contained in the debt commitment letter, Goldman Sachs stated that the amount of the debt financing would have to be reduced by $20 million. Goldman Sachs further stated that the investor group was unwilling to commit additional equity to maintain the original merger consideration. Goldman Sachs indicated that the investor group would require a $20 million reduction in the aggregate merger consideration to make up the shortfall, which implied a revised merger consideration of approximately $19.60 per fully diluted share. CIBC World Markets contacted Ropes & Gray and the members of the special committee to convene a meeting of the special committee to apprise them of the investor group’s proposal.

On the morning of July 2, 2005, the special committee met by telephone to discuss the investor group’s proposal, with representatives of Ropes & Gray and CIBC World Markets participating, and Michael Anthony and Philip Roizin also participating for part of the meeting solely to answer any questions the special committee may have had relating to the Company’s financial performance and updated projections. The special committee was briefed on what the investor group had conveyed to CIBC World Markets on July 1, 2005. CIBC World Markets reviewed with the special committee management’s revised projections as compared to the projections previously provided to the investor group and implied transaction value multiples and leverage statistics based on the revised proposal as compared to corresponding data based on the original terms of the merger. The special committee asked questions of Mr. Anthony and Mr. Roizin regarding the revised projections before they were excused from the meeting. The special committee then discussed the revised projections and the new proposed merger price from the investor group. The special committee also discussed the conditionality of the current debt financing commitment letters and the risks to the Company of proceeding with the transaction without firm debt financing commitments from the investor group’s debt financing sources. Specifically, the special committee took note of and discussed the fact that if the projected financial results reflected in the revised projections were to actually materialize in the second quarter, the Total Debt to EBITDA ratio condition in the debt commitment letter for the financing of the merger would not be met, the investor group’s debt financing of the merger would not be committed and the investor group might have the right not to consummate the merger. In addition, the special committee noted that the revised long-term projections were significantly lower than those previously provided to the investor group. After discussion, the special committee decided to further consider the matter and reconvene another meeting on the afternoon of July 3, 2005.

In the afternoon of July 3, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, to continue its consideration of the investor group’s revised proposal. The special committee discussed and considered the fact that the debt commitment letters could terminate as a result of the financial results reflected in the revised projections, creating uncertainty as to the consummation of the merger. The special committee also considered the potential impact of the Company’s negative second quarter outlook and performance implied by the revised projections on the likelihood of consummating the merger. The special committee instructed CIBC World Markets to respond to the investor group that, in light of the revised projections, the Company would be willing to consider a reduction in the merger consideration to $20.25 per share, combined with updated debt commitment letters from the investor group’s debt financing sources that would not terminate if the financial results reflected in the revised projections were achieved, which response was relayed by CIBC World Markets to Goldman Sachs later the same day.

On July 5, 2005, Goldman Sachs contacted CIBC World Markets indicating that the investor group was considering the special committee’s response would provide a response on July 7, 2005.

On July 7, 2005, Goldman Sachs informed CIBC World Markets that the investor group would require a reduction in the merger consideration of $10 million, which implied a revised merger consideration of approximately $20.05 per share, but that it would be necessary to add a new condition regarding credit ratings to the debt commitment letters.

On the afternoon of July 7, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, to discuss the investor group’s revised proposal. CIBC World Markets reviewed the revised proposal with the special committee and discussed with the special committee the risks of having the financing commitments conditioned upon third-party rating agency credit assessments. After discussion of the proposed merger consideration and rating condition, the special committee instructed CIBC World Markets to reject the investor group’s new proposal and request that the investor group submit a new proposal without the credit rating condition, which request was relayed to Goldman Sachs later that day.

In the morning of July 8, 2005, Goldman Sachs informed CIBC World Markets that the investor group would be willing to eliminate the credit rating contingency on the debt financing, but would also require a reduction in the merger consideration of $15 million, which implied a revised merger consideration of approximately $19.82 per share and require a funding condition in the revised debt commitment letters that would limit the ratio of Total Adjusted Debt (Total Debt, plus rent expense capitalized at an 8x multiple) to EBITDAR (net income before interest, taxes, depreciation, amortization and rent) to 5.94:1.

On the afternoon of July 8, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, to discuss the investor group’s revised proposal. CIBC World Markets reviewed the revised proposal with the special committee. In addition, the special committee was informed that, based upon discussions with Michael Anthony and Phillip Roizin, the outlook for the second quarter ended July 31, 2005 was improving somewhat from that announced on June 29, 2005 (from a projected loss of $0.20 to $0.22 per share to a newly projected loss of approximately $0.16 to $0.19 per fully diluted share, including the Gardeners Eden business but excluding charges related to the planned Gardeners Eden divestiture). The special committee discussed that the leverage ratio condition in the existing debt commitment letters would still not be satisfied, even under the improved second quarter outlook, and that the Company’s long-term financial performance would still likely be negatively impacted by the trends indicated by the second quarter results. After discussion of this revised outlook for the second quarter and the revised proposal, the special committee instructed CIBC World Markets to contact Goldman Sachs and request that the investor group increase the proposed merger consideration above $19.82 per share, which request was relayed to Goldman Sachs later the same day. On July 8, 2005, Mr. Roizin informed members of the investor group that the Company’s adjusted EBITDA for the month of June was ahead of the projections the Company had previously provided to the investor group for the month of June.

In the morning of July 9, 2005, Goldman Sachs informed CIBC World Markets that the investor group would be willing to increase the merger consideration to $20.00 per share, if coupled with a condition in the debt commitment letter of a Total Adjusted Debt to EBITDAR ratio of no more that 5.94:1. Goldman Sachs further proposed that such ratio would be tested for the twelve months ending on the last day of the most recent fiscal quarter and excluding the Gardeners Eden business, but noted that such proposal was subject to approval of the debt financing sources.

On the morning of July 9, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, to discuss the investor group’s revised proposal. CIBC World Markets reviewed the revised proposal with the special committee. After discussion of the revised merger consideration and the new leverage ratio condition, the special committee determined it was necessary to discuss with Company management the likelihood of whether the new condition could be satisfied. The special committee agreed to reconvene in the afternoon with representatives of Company management participating to make this assessment.

Prior to the special committee meeting on the afternoon of July 9, 2005, Goldman Sachs informed CIBC World Markets that the condition in the most recent proposal from the investor group regarding the Total

Adjusted Debt to EBITDAR ratio of no more than 5.94:1 would need to be tested on a rolling latest twelve-months basis as of the end of each month, until the effective date of the merger.

In the evening of July 9, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, as well as Michael Anthony and Philip Roizin of the Company to answer questions that might arise concerning the Company’s prospective financial performance, to discuss the investor group’s revised proposal. CIBC World Markets reviewed with the special committee the revised proposal, including the requirement that the leverage ratio test be applied on a monthly basis. CIBC World Markets also reviewed various leverage statistics for the Company based on internal estimates of the Company’s management. The special committee discussed the revised merger consideration and asked the members of Company management whether they believed the leverage ratio test could be satisfied on a rolling latest twelve-months basis. The special committee discussed the revised merger consideration and the updated leverage ratio condition and also gave special consideration to the fact that many of the timing aspects of the merger were controlled by the investor group. After discussion, the special committee instructed CIBC World Markets to contact Goldman Sachs to indicate that the special committee would be willing to consider merger consideration of $20.00 per share, but that the leverage ratio condition should only apply for the quarter ended July 31, 2005, which was conveyed to Goldman Sachs later that same evening.

On the morning of July 10, 2005, the full board of directors of the Company met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, as well as Philip Roizin of the Company. The members of the special committee and representatives of CIBC World Markets and Ropes & Gray updated the members of the board of directors regarding the special committee’s recent deliberations regarding the investor group’s revised merger proposals. The board of directors discussed the current proposal in light of the revised projections. Given that Goldman Sachs had informed CIBC World Markets that it would respond to the special committee’s latest proposal that afternoon, the special committee agreed to reconvene on the afternoon of July 10, 2005 for further discussion.

On the afternoon of July 10, 2005, Goldman Sachs reiterated to CIBC World Markets that, in order to complete the financing of the merger at $20.00 per share, the investor group’s debt financing sources were requiring that the leverage ratio be tested on a monthly basis until the effective date of the merger. However, as a further modification of the investor group’s proposal, Goldman Sachs indicated that the investor group would be willing to utilize up to $5 million in cash from the Company’s balance sheet upon effectiveness of the merger to reduce the amount of debt financing required to consummate the merger and allow the leverage ratio test to be satisfied if the Company would not otherwise be able to satisfy the leverage ratio test at the effective time of the merger. In addition, Goldman Sachs notified CIBC World Markets that an additional condition to funding would be required under the revised debt commitment letter specifying a minimum level of EBITDA, plus other identified additions, equal to or exceeding $45 million on a rolling latest twelve-months basis.

In the afternoon of July 10, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, as well as Michael Anthony and Philip Roizin of the Company, to discuss the investor group’s response. CIBC World Markets updated the members of the special committee on the latest response of the investor group. The special committee asked Company management to assess the likelihood that the leverage ratio condition could be met as of the end of each month after July 31, 2005 and prior to the October 31, 2005 termination date provided for in the merger agreement. Company management indicated they would review the leverage ratio condition and report back to the special committee. The special committee agreed to reconvene on July 11, 2005 to discuss the investor group’s proposal further in light of the Company management’s assessment.

On July 11, 2005, the special committee met twice by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, as well as Michael Anthony and Philip Roizin of the Company, to discuss the Company’s likelihood of compliance with the leverage ratio condition. The special committee discussed the financial requirements for the Company to meet the proposed leverage ratio conditions, and instructed Messrs. Roizin and Anthony to describe the process management was undertaking to assess potential compliance. No definitive assessments were made by management or the special committee, so the special committee agreed to reconvene on July 12, 2005 for further discussion.

In the morning of July 12, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, as well as Michael Anthony and Philip Roizin of the Company, to further discuss Company management’s assessment of the Company’s likelihood of compliance with the leverage ratio and minimum adjusted EBITDA condition. Based on forecasts prepared by Company management, Company management was confident that the relevant condition would be met during the period prior to closing. After discussion, the special committee determined that the monthly leverage ratio and minimum adjusted EBITDA tests would be appropriate only for July and August given a target closing date of no later than September 2005 and the special committee instructed CIBC World Markets to relay this decision to Goldman Sachs.

On July 13, 2005, Mr. Roizin provided the investor group with updated actual financial data for the months of May and June, as well as selected new projections for the month ended July 31, 2005, excluding the Gardeners Eden business, of gross margin of $12.7 million, operating income of negative $2.9 million, EBITDA of negative $1.8 million and adjusted EBITDA of negative $1.5 million.

On the morning of July 14, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, as well as Michael Anthony and Philip Roizin of the Company, to discuss the investor group’s response to the special committee’s latest proposal. CIBC World Markets updated the members of the special committee that Goldman Sachs had indicated to CIBC World Markets that the investor group proposed changing the termination date of the merger agreement to October 14, 2005 from October 31, 2005 in order to accommodate the special committee’s view that the monthly leverage ratio and minimum EBITDA tests would only be appropriate for July and August given a target closing date of no later than September 30, 2005. After review and discussion by the special committee, the special committee instructed CIBC World Markets to inform Goldman Sachs that the special committee would require the termination date to be moved to October 5, 2005 in order to improve the prospects for completing the debt financing and the merger no later than the end of September. This proposal was relayed to Goldman Sachs.

On the evening of July 14, 2005, the special committee met by telephone, with representatives of Ropes & Gray and CIBC World Markets participating, as well as Michael Anthony and Philip Roizin of the Company, to discuss the investor group’s response to the special committee’s latest proposal. CIBC World Markets updated the members of the special committee that the investor group had indicated to CIBC World Markets that it would be willing to change the termination date of the merger agreement to October 5, 2005. At the time of the special committee meeting, final drafts of an amendment to the merger agreement and revised debt commitment letters reflecting the current proposal were not available for review by the special committee and its advisors. In addition, CIBC World Markets informed the special committee that the investor group had indicated to CIBC World Markets that the senior unsecured note financing is unlikely to close by August, and that the senior unsecured note financing was more likely to be pursued in September. The special committee considered the current proposal and instructed Ropes & Gray and CIBC World Markets to obtain drafts of the amendment to the merger agreement and debt financing letters so that the special committee and the board of directors could consider the final terms of the proposal.

On the afternoon of July 15, 2005, the special committee reconvened to discuss and approve the terms of the amended merger agreement. Ropes & Gray and CIBC World Markets reviewed with the special committee the other principal final terms of the amended merger agreement and revised debt commitment letters. CIBC World Markets presented to the special committee its financial analysis of the proposed $20.00 per share price based on a number of valuation methodologies as more fully described under “Special Factors—Opinion of CIBC World Markets.” CIBC World Markets rendered to the special committee a written opinion, dated July 15, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration of $20.00 per share was fair, from a financial point of view, to the holders of the Company’s common stock (other than any management participant or affiliates thereof). After discussion, the special committee unanimously resolved that the amended merger agreement and the merger, upon the terms and conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interests of the Company and it stockholders and further resolved to recommend that the board of directors approve the amended merger agreement.

Immediately following the meeting of the special committee, a meeting of the board of directors was held by telephone with representatives of Ropes & Gray and CIBC World Markets participating. CIBC World Markets reviewed with the board its financial analysis of the proposed $20.00 per share price as presented to the special committee earlier that afternoon. The special committee reported to the board of directors on its recommendations of the amended merger agreement and its determination of the advisability and fairness of the amended merger agreement and the merger. At the conclusion of that discussion, the board of directors, by vote of all members in attendance, with Mr. Michael Anthony abstaining from the vote, determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to, and in the best interests of, the Company and its unaffiliated stockholders and approved the form, terms and provisions of the amended merger agreement and the merger.

On July 15, 2005, the Company publicly announced that it had entered into the amended merger agreement with the investor group.

Reasons for the Merger

After careful consideration, the Company’s board of directors, with Mr. Michael Anthony abstaining from the vote of the board of directors because of his participation in the merger, by unanimous vote of those present at the meeting of the board of directors called for that purpose, determined that the amended merger agreement and the merger, upon the terms and conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interest of, the Company and its unaffiliated stockholders. In the course of reaching its decision to approve the amended merger agreement, the Company’s board of directors considered the determination and recommendation of the special committee of independent directors and the factors examined by the special committee as described below.

In reaching its determination and making its recommendation, the special committee of independent directors considered a number of factors:

•	Its belief that the merger was more favorable to unaffiliated stockholders than any other alternative reasonably available to the Company and its unaffiliated stockholders. The committee considered the possibility of pursuing an acquisition or a strategic combination, but could not identify any attractive candidates for any such transaction. The committee also considered organic growth and geographic expansion as an alternative. While pursuing this alternative would have allowed Brookstone’s unaffiliated stockholders to retain control over Brookstone, the special committee concluded that the risks involved in executing this strategy successfully, including the limited domestic expansion possibilities available to it and the risks and unknowns associated with international expansion, as well as other risks inherent in continuing to achieve its current business objectives in the volatile specialty retail market in the face of uncertain general retail industry and economic conditions, outweighed the potential benefits to the unaffiliated stockholders of pursuing this strategic alternative when compared to the merger.

•

The current and historical market prices of Brookstone common stock, including the market price of the common stock relative to those of other industry participants and general market indices, and the fact that the cash merger price of $20.00 per share represents a premium of approximately 28.2% over the closing price of the common stock on April 14, 2005, the last trading day prior to the execution and announcement of the original merger agreement, and 28.5% over the average closing price of the common stock over the 30 day period ending April 14, 2005. The special committee considered the fact that Brookstone common stock had closing prices as high as $20.75 per share and as low as $13.59 per share during the twelve-month period prior to the public announcement of the merger and the fact the highest price during that period ($20.75) occurred on June 30, 2004, following the Company’s Father’s Day selling season which is the Company’s busiest season next to the holiday season. The cash merger price represents a premium of approximately 14.3% over the average closing price of common stock over the previous twelve-month period ended April 14, 2005.

•	The fact that the merger consideration is all cash, so that the transaction allows the Company’s unaffiliated stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders with certainty of value for their shares.

•	The opinion, dated July 15, 2005, of CIBC World Markets to the special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Brookstone common stock (other than any management participant or affiliates thereof).

•	The fact that, under certain circumstances and other than in relation to a proposal for a specified transaction made by a third party including the third-party buyer group, and subject to compliance with the terms and conditions of the amended merger agreement, the Company’s board of directors may withdraw or modify its recommendation to the stockholders to vote in favor of the adoption of the amended merger agreement and the Company is permitted to terminate the agreement in connection therewith, prior to the completion of the merger, upon the payment to Parent of a $5.5 million termination fee representing approximately 1.24% of the total equity value of the transaction and reimbursement of transaction expenses up to $2 million and subject to the right of Parent to receive an additional $5.5 million in the event that the Company consummates a specified transaction with a third party within 12 months of such termination (see “The Amended Merger Agreement—Termination” beginning on page 99 and “The Amended Merger Agreement—Fees and Expenses” beginning on page 101.

•	The fact that, subject to compliance with the terms and conditions of the amended merger agreement, the Company is permitted to respond to proposals from third parties, including from the third-party buyer group, for specified transactions involving the Company (see “The Amended Merger Agreement—Non-Solicitation of Transactions” beginning on page 94) and to terminate the amended merger agreement, prior to the completion of the merger, in order to approve a proposed alternative transaction that is a “superior proposal” as defined in the amended merger agreement, upon the payment to Parent of an $11 million termination fee (representing approximately 2.53% of the total equity value of the transaction) and reimbursement of transaction expenses up to $2 million (see “The Amended Merger Agreement—Termination” beginning on page 99 and “The Amended Merger Agreement—Fees and Expenses” beginning on page 101).

•

The fact that the board of directors on April 7, 2005 received from the third-party buyer group a written non-binding indication of interest in the Company, as described above under “Special Factors—Background of the Merger” beginning on page 22. The special committee took particular note of the price range included in this indication of interest. While the consideration to be received by our stockholders in the merger is below this range, the special committee observed that the indication of interest was non-binding and preliminary and subject to due diligence and other conditions, and that there could be no assurance that, after the completion of due diligence, Brookstone would be able to reach agreement at a price higher than the merger consideration. Further, the investor group had indicated on a number of occasions that it retained the right to withdraw from negotiation with the Company if the Company continued to evaluate this indication of interest and continued to delay entering into a merger agreement with the investor group while it did so. The special committee believed that there was a significant risk that the investor group would terminate discussions with the Company regarding the merger if the Company further delayed those discussions while allowing the third-party buyer group to continue its due diligence. With no assurance that, upon completion of such diligence, the third-party buyer group would make a firm offer on terms and conditions superior to those offered by the investor group, or enter into a final merger agreement on such superior terms and conditions, the special committee believed that the interests of the unaffiliated stockholders of the Company would be better served by entering into a merger agreement with the investor group under terms and conditions that permitted the third-party buyer group to continue its due diligence and make a superior offer if it chose to do so without significant impediment. The special committee observed that the form and terms of the amended merger agreement expressly allow the Company to continue to solicit a competing bid from the third-party buyer group, provide nonpublic information to the third- party buyer group in connection with its evaluation of the Company and negotiate with the third-party buyer group (see “The Amended Merger Agreement—Non-Solicitation of Transactions” beginning on page 94).

•	The fact that, subject to compliance with the terms and conditions of the amended merger agreement, the Company could have terminated the merger agreement prior to May 6, 2005 in order to approve an alternative transaction with a third party, including the third-party buyer group, that was a “superior proposal” as defined in the merger agreement, upon the payment to Parent of a reduced $7 million termination fee (representing approximately 1.58% of the total equity value of the transaction) and reimbursement of transaction expenses up to $2 million. The special committee also considered that the Company is permitted to terminate the amended merger agreement subsequent to May 6, 2005, in order to approve a proposed alternative transaction that is a “superior proposal,” as defined in the amended merger agreement, including any “superior proposal” from the third-party buyer group, upon the payment to Parent of an $11 million termination fee (representing approximately 2.53% of the total equity value of the transaction) and reimbursement of transaction expenses up to $2 million.

•	The fact that, other than the April 7, 2005 non-binding indication of interest from the third-party buyer group, no alternative credible proposal to acquire the Company had been made.

•	The experience and success of certain members of the investor group in closing similar transactions and the terms and conditions of the debt financing commitment letter, including the identity of the institutions providing such commitment.

•	The agreement by Parent that the Company’s employees would be provided, until 12 months following the effective time of the merger, with compensation, benefits and other terms of employment that are substantially similar to the compensation, benefits and other terms of employment provided to such employees immediately prior to the effective time of the merger.

Our special committee and board of directors consider our business to be a viable going concern. Our special committee considered that, as a specialty retailer with significant value in its employees and goodwill, liquidation value would likely be significantly lower than the valuation of Brookstone as a going concern and, as such, would not provide a useful comparison for evaluating the $20.00 per share consideration. In addition, our special committee considered that book value ($8.30 per share as of January 29, 2005), which is based on the historical cost value of our assets, also would not provide a fair value for the business as compared to current period measurements of our operational performance, such as EBITDA and earnings per share. In evaluating the merger, the special committee also considered that the investor group was the first potential purchaser with financing arrangements in place to fund the merger consideration that has approached the board of directors concerning a potential acquisition of the Company since the Company’s initial public offering in April 1, 1993.

In addition, the special committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of our unaffiliated stockholders. These procedural safeguards include the following:

•	The special committee consists of independent directors who acted to represent solely the interests of the unaffiliated stockholders and to negotiate with the investor group on behalf of such stockholders.

•

No member of the special committee has an interest in the proposed merger different from that of the unaffiliated stockholders, other than the fact that members of the special committee may hold shares of

Brookstone common stock and existing stock options, deferred stock awards or restricted stock awards that will be “cashed-out” as part of the merger in the same manner as all other shares, stock options and awards and that members of the special committee will be customarily indemnified and provided officer and director liability insurance under the terms of the amended merger agreement.

•	The special committee retained and received advice from independent legal and financial advisors with extensive experience in transactions similar to the proposed merger.

•	The special committee, with the assistance of independent advisors, conducted extensive negotiations with the investor group, and had the authority to reject the terms of the merger proposed by the investor group. These negotiations led to an increase in the merger consideration to be received by stockholders from initially $18.00 per share to $20.50 per share as of the original merger agreement, and after a change in the Company’s financial results, to $20.00 per share at the time of the amendment to the merger agreement. As a result of these negotiations, the special committee believed that $20.00 per share was the best price reasonably available from the investor group.

•	The special committee was assisted by independent legal counsel in evaluating the terms and conditions of the amended merger agreement and by an independent financial advisor in evaluating the merger consideration.

•	The availability of appraisal rights to holders of Brookstone common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” beginning on page 117 and Annex C).

In light of the procedural safeguards discussed above, the special committee did not consider it necessary to require adoption of the amended merger agreement by at least a majority of the Company’s stockholders other than the interested persons. In that regard, stockholders should note that as of July 29, 2005, the record date, our directors and executive officers held and are entitled to vote, in the aggregate, less than 1% of the outstanding shares of Brookstone common stock.

The special committee also considered a variety of risks and other factors potentially weighing against the merger, including:

•	The fact that, generally, for United States federal income tax purposes, an all cash transaction would be taxable to the Company’s stockholders.

•	The fact that, following the merger, the Company’s stockholders, other than Mr. Anthony and certain other management investors, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who agree to reinvest in the equity of an affiliate of Parent, will cease to participate in any future earnings or growth of Brookstone or benefit from any increase in its value.

•	The terms of Mr. Anthony’s participation in the merger and the fact that he, other executive officers and other members of senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, and our directors have interests in the merger that are different from, or in addition to, those of Brookstone’s other stockholders (see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67). The special committee noted that Mr. Anthony’s reinvestment and his other arrangements may create a conflict of interest between his economic interests and the economic interests of those of the unaffiliated stockholders in connection with the merger. However, the special committee believed that this conflict was mitigated by the establishment of the special committee to negotiate the terms of the merger agreement and to evaluate the fairness of the merger.

•	The risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

•	The restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger (see “The Amended Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 91).

•	The fact that the obligation of Parent and Acquisition to complete the merger is conditioned on Parent’s or Acquisition’s entry into definitive debt financing agreements, each of the conditions precedent to Parent’s debt financing arrangements as set forth in such agreements being satisfied and the availability of such debt financing on the terms and conditions set forth in such agreements.

•	The limited nature of Brookstone’s recourse against Parent, a company without any material amount of assets, in the event of a wrongful termination or material breach of the amended merger agreement.

The foregoing discussion summarizes the material factors considered by our board of directors and the special committee in reaching their respective conclusions and recommendations, but is not meant to be exhaustive. As part of its determination with respect to the fairness of the merger, the board of directors adopted the conclusion of the special committee and the factors considered by the special committee in arriving at such conclusion, based upon the board of directors’ view as to the reasonableness of such conclusion and factors. After considering these factors, our board of directors and the special committee concluded that the positive factors relating to the amended merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered in reaching their determinations, neither the board of directors nor the special committee found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their conclusions and recommendations. In addition, the individual members of the board of directors and the special committee may have assigned different weights to various factors. The board of directors and the special committee viewed their determinations and recommendations as being based on the totality of the information presented to, and considered by, them.

Reasons for Amending the Merger Agreement

At the meeting of the board of directors held on July 15, 2005, the Company’s board of directors, with Mr. Michael Anthony abstaining from the vote of the board of directors because of his participation in the merger, unanimously determined to enter into an amendment to the merger agreement reducing the purchase price per share of the Company’s common stock from $20.50 to $20.00, modifying certain other terms of the original merger agreement and providing for the modification of the financing commitments obtained by the investor group in connection with the merger. In reaching its determination to enter into the amendment to the merger agreement, the Company’s board of directors considered the determination and recommendation of the special committee of independent directors and the additional factors examined by the special committee as described below:

•	that in light of the Company’s anticipated financial performance as reflected in the revised projections provided to the investor group on June 24, 2005, that the investor group’s debt financing sources did not believe they could consummate the debt financing for the merger as anticipated;

•	that certain conditions set forth in the financing commitment letters from the investor group’s debt financing sources might not be satisfied, which could give the investor group the right not to consummate the merger;

•	that, in the special committee’s view, the reduction in purchase price, combined with the modification of certain financial conditions in the debt financing commitment letters, makes the consummation of the merger more certain;

•	that the $0.50 reduction in the per share merger consideration is reasonable in light of the Company’s anticipated financial performance as reflected in the revised projections, and amounts to a 2.4% reduction in per share merger consideration;

•	that by moving the termination date of the merger agreement to October 5, 2005 from October 31, 2005, the investor group would be motivated to secure its debt financing and consummate the merger no later than September 2005; and

•	that by amending the merger agreement the Company could proceed with the transaction with the investor group without additional uncertainty or delay.

Members of the Special Committee

Mr. Mone Anathan, III, the chairman of the special committee, has been a director of Brookstone, Inc. since December 1989. Presently an independent investor, from July 1988 through June 1997, Mr. Anathan served as President, Treasurer and a director of Filene’s Basement Corp., an off-price specialty apparel chain. From June 1997 until November 1999, he served Filene’s Basement Corp. in the capacity of Vice Chairman of the board of directors and Chairman of the Executive Committee. He served as President of the Filene’s Basement division of Federated Department Stores, Inc. from February 1984 until Filene’s Basement was purchased from Federated Department Stores, Inc. in a management-led buyout in July 1988. Mr. Anathan is a trustee of Boston Advisors Trust and was formerly a director of Beth Israel Hospital and Harvard Pilgrim Health Care. In addition, Mr. Anathan serves on the Dean’s Council at the Harvard Divinity School and serves as a Trustee on the Board of Trustees of Discovering Justice, a nonprofit organization dedicated to teaching the role of the justice system in American democracy. Mr. Anathan also serves as a director of Lebenthal Funds, Inc., a municipal bond management firm.

Mr. Michael Glazer has been a director of Brookstone, Inc. since June 1996. Mr. Glazer has been President and Chief Executive Officer of KB Toys, Inc. since May 1996. In January 2004, KB Toys filed for protection under Chapter 11 of the U.S. Bankruptcy Code. From May 1995 to May 1996, Mr. Glazer was President of Big Lots Stores, Inc. (formerly Consolidated Stores Corporation) and from September 1990 to January 1995, he served as President of The Bombay Company, Inc., a specialty home furnishings retailer. Mr. Glazer is a director of KB Toys, Inc. and Stage Stores, Inc.

Fees and Other Benefits for Special Committee Members

Each member of the special committee has been paid a fee of $10,000 in connection with his service on the committee.

The members of the special committee hold 33,724 shares of Brookstone common stock. In addition, the members of the special committee hold stock options to acquire Brookstone common stock, with a weighted average exercise price of $7.06 per share. As a result of the merger, all of these shares of Brookstone common stock will be cancelled and converted into the right to receive $20.00 in cash in the same manner as all other shares of Brookstone common stock and stock options. Accordingly, Messrs. Anathan and Glazer will receive approximately $1,092,068 and $922,320, (excluding the fees paid for their services as special committee members) respectively, in connection with the completion of the merger. The merger agreement includes customary indemnification and liability insurance provisions for Brookstone, Inc.’s directors.

Recommendation of the Board of Directors

On July 15, 2005, the special committee unanimously determined that the amended merger agreement and the merger, upon the terms and conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interest of, the Company and its unaffiliated stockholders and recommended that the board of directors approve the amendment to the original merger agreement. In making its determination, the special committee considered a number of factors, as more fully described above under “Special Factors—Reasons for the Merger” beginning on page 40.

On July 15, 2005, at a meeting of the entire board of directors with representatives of Ropes & Gray LLP and CIBC World Markets participating, the special committee reported to the entire board of directors on its recommendation of the amended merger agreement and its determination of the advisability and fairness of the amended merger agreement and the merger. On that same date, the board of directors of Brookstone, with Mr. Michael Anthony abstaining from the vote of the board of directors because of his participation in the merger, by unanimous vote of those present at the meeting of the board of directors called for that purpose, determined that the amended merger agreement and the merger, upon the terms and conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interest of, the Company and its unaffiliated stockholders and approved the form, terms and provisions of the amendment to the original merger agreement and the merger.

Accordingly, the board of directors recommends that you vote “FOR” the adoption of the amended merger agreement.

Opinion of CIBC World Markets Corp.

Brookstone and the special committee of independent directors requested CIBC World Markets to act as its financial advisor in connection with the merger. In connection with this engagement, the special committee requested that CIBC World Markets evaluate the fairness, from a financial point of view, of the merger consideration. On April 15, 2005, in connection with the special committee’s evaluation of the merger, CIBC World Markets rendered to the special committee a written opinion as to the fairness, from a financial point of view and as of that date, of the $20.50 per share merger consideration proposed to be received by the holders of Brookstone common stock (other than any management participant or affiliates thereof) prior to amendment of the merger agreement. Beginning on July 1, 2005, representatives of the investor group held discussions with representatives of the special committee regarding a possible reduction in the per share merger consideration in light of Brookstone’s weaker than expected financial performance and revised financial projections provided to the investor group following the execution of the merger agreement and the resulting impact on the investor group’s ability to secure its debt financing for the merger. The special committee and the investor group subsequently agreed to amend the merger agreement to provide for, among other things, a reduction in the per share merger consideration from $20.50 to $20.00. In light of the reduced merger consideration, the special committee requested an updated opinion from CIBC World Markets. On July 15, 2005, in connection with the special committee’s evaluation of the amendment to the merger agreement, CIBC World Markets rendered to the special committee a written opinion, dated July 15, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $20.00 per share merger consideration was fair, from a financial point of view, to the holders of Brookstone common stock (other than any management participant or affiliates thereof).

The full text of CIBC World Markets’ written opinion, dated July 15, 2005, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. CIBC World Markets’ opinion was provided to the special committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger. The summary of CIBC World Markets’ opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Brookstone common stock are encouraged to read the opinion carefully in its entirety.

In arriving at its opinion, CIBC World Markets:

•	reviewed the amended merger agreement;

•	reviewed audited financial statements of Brookstone for the fiscal years ended February 1, 2003, January 31, 2004 and January 29, 2005 and unaudited financial statements of Brookstone for the thirteen weeks ended April 30, 2005;

•	reviewed financial forecasts and estimates relating to Brookstone which were provided to, or discussed with, CIBC World Markets by Brookstone’s management;

•	held discussions with Brookstone’s senior management with respect to Brookstone’s business and prospects;

•	reviewed historical market prices and trading volumes of Brookstone common stock;

•	reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed comparable to Brookstone;

•	reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

•	analyzed the projected cash flows of Brookstone using financial forecasts and estimates provided to, or discussed with, CIBC World Markets by Brookstone’s management;

•	reviewed public information concerning Brookstone; and

•	performed other analyses and reviewed other information as CIBC World Markets deemed appropriate.

In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by Brookstone and its employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. With respect to financial forecasts and estimates relating to Brookstone referred to above, CIBC World Markets assumed, at the direction of Brookstone’s management, without independent verification or investigation, that the financial forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of Brookstone’s management as to Brookstone’s future financial condition and operating results. CIBC World Markets assumed, with Brookstone’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Brookstone or the merger.

CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Brookstone. CIBC World Markets’ opinion did not address any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in the opinion), including, without limitation, any aspect or implication of any agreements or arrangements entered into in connection with, or contemplated by, the merger. CIBC World Markets expressed no opinion as to Brookstone’s underlying valuation, future performance or long-term viability. CIBC World Markets expressed no view as to, and its opinion did not address, Brookstone’s underlying business decision to effect the merger, and its opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for Brookstone or the effect of any other transaction in which Brookstone might engage. In connection with its engagement, CIBC World Markets was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of Brookstone. CIBC World Markets’ opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Brookstone imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description.

CIBC World Markets arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.

In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Brookstone and the investor group. No company, transaction or business used in the analyses as a comparison is identical to Brookstone or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, CIBC World Markets’ analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiation between Brookstone and the investor group and the decision to enter into the merger was solely that of the special committee and Brookstone’s board of directors. CIBC World Markets’ opinion was only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee or Brookstone’s board of directors with respect to the merger or the merger consideration.

Copies of CIBC World Markets’ written presentations to the special committee have been filed as exhibits to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission and also will be available for inspection and copying at Brookstone’s principal executive offices during regular business hours by any interested stockholder of Brookstone or any representative of such stockholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

The following is a summary of the material financial analyses presented to the special committee in connection with CIBC World Markets’ opinion dated July 15, 2005. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses.

Selected Companies Analysis.

CIBC World Markets performed a selected companies analysis in order to derive an implied per share equity reference range for Brookstone from selected financial and stock market information of other publicly traded companies in the specialty retail industry and then compared this implied per share equity reference range with the merger consideration. In this analysis, CIBC World Markets compared financial and stock market information for Brookstone and the following 11 selected publicly held companies in the specialty retail industry.

These companies, which are listed below, were selected primarily because they were specialty retailers with one or more of the following characteristics: (i) a mall-based store format, (ii) a home products focus and/or (iii) seasonality of sales.

•	Border Group, Inc.

•	Cost Plus, Inc.

•	Electronics Boutique Holdings Corp.

•	Finlay Enterprise, Inc.

•	Kirkland’s, Inc.

•	Pier 1 Imports, Inc.

•	RadioShack Corporation

•	Restoration Hardware, Inc.

•	Sharper Image Corporation

•	Williams-Sonoma, Inc.

•	Zale Corporation

CIBC World Markets reviewed, among other things, enterprise values, calculated as market value, plus debt and preferred stock, including out-of-the-money convertible securities, plus minority interests, less investments in unconsolidated affiliates and cash and cash equivalents, as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA.” CIBC World Markets also reviewed closing stock prices as a multiple of calendar years 2005 and 2006 estimated earnings per share, commonly referred to as “EPS.” Multiples for Electronics Boutique Holdings Corp., Finlay Enterprise, Inc., Restoration Hardware, Inc. and Sharper Image Corporation were excluded as outliers because they differed significantly from the mean multiples derived from the other selected companies. CIBC World Markets then applied a range of selected multiples of latest 12 months EBITDA and calendar years 2005 and 2006 estimated EPS, excluding outliers, of 5.6x to 7.6x, 12.9x to 17.5x and 11.8x to 14.5x, respectively, derived from the selected companies to Brookstone’s latest 12 months ended July 31, 2005 EBITDA and fiscal years ended January 31, 2006 and 2007 estimated EPS, in order to derive an implied per share equity reference range for Brookstone based on these operational measures. Multiples for the selected companies were based on “First Call” estimates and closing stock prices as of July 14, 2005. Estimated financial data for Brookstone were based on internal estimates of Brookstone’s management. Based on the average of the lows and the average of the highs of the implied per share equity reference ranges derived, this analysis indicated the following mean implied per share equity reference range for Brookstone, as compared to the merger consideration:

Mean Implied Per Share Equity Reference Range	Per Share Merger Consideration
$12.49 – $16.23	$20.00

Selected Precedent Transactions Analysis.

CIBC World Markets performed a selected precedent transactions analysis in order to derive an implied per share equity reference range for Brookstone from enterprise values and implied transaction value multiples paid in merger and acquisition transactions involving other publicly traded companies in the specialty retail industry and then compared this implied per share equity reference range with the merger consideration. In this analysis, CIBC World Markets reviewed the enterprise values and implied transaction value multiples paid in the following 19 selected transactions in the specialty retail industry since June 2000:

Acquiror	Target
• GameStop Corp.	• Electronics Boutique Holdings Corp.
• Luxottica Group S.p.A.	• Cole National Corporation

Acquiror	Target
• Dick’s Sporting Goods, Inc.	• Galyan’s Trading Company, Inc.
• Circuit City Stores, Inc.	• InterTAN, Inc.
• Leonard Green & Partners, L.P. (Green Equity Investors IV, L.P.)	• FTD, Inc.
• Boise Cascade Corporation	• OfficeMax, Inc.
• Apollo Management, L.P.	• General Nutrition Companies, Inc.
• Gart Sports Company	• The Sports Authority, Inc.
• Bear Stearns & Co. Inc. (Bear Stearns Merchant Banking)	• Vitamin Shoppe Industries Inc.
• Advance Auto Parts, Inc.	• Discount Auto Parts, Inc.
• Best Buy Co., Inc.	• Future Shop, Ltd.
• Tweeter Home Entertainment Group, Inc.	• Sound Advice, Inc.
• Gart Sports Company	• Oshman’s Sporting Goods, Inc.
• Luxottica Group S.p.A.	• Sunglass Hut International, Inc.
• Best Buy Co., Inc.	• Musicland Stores Corporation
• Best Buy Co., Inc.	• Magnolia Hi-Fi, Inc.
• Zale Corporation	• Piercing Pagoda, Inc.
• Leonard Green & Partners, L.P. / Texas Pacific Group	• PETCO Animal Supplies, Inc.
• Barnes & Noble, Inc. (Babbage’s Etc. LLC)	• Funco, Inc.

CIBC World Markets reviewed, among other things, enterprise values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt and preferred stock, including out-of-the-money convertible securities, plus minority interests, less investments in unconsolidated affiliates and cash and cash equivalents, as a multiple of latest 12 months EBITDA. CIBC World Markets noted that the target companies in the Dick’s Sporting Goods, Inc./Galyan’s Trading Company, Inc., Boise Cascade Corporation/OfficeMax, Inc. and Apollo Management, L.P./General Nutrition Companies, Inc. transactions, referred to as the excluded transactions, had depressed profitability. CIBC World Markets then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions, other than the excluded transactions, of 7.1x to 8.7x to Brookstone’s latest 12 months ended July 31, 2005 EBITDA, in order to derive an implied per share equity reference range for Brookstone based on this operational measure. Estimated financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for Brookstone were based on internal estimates of Brookstone’s management. This analysis indicated the following implied per share equity reference range for Brookstone, as compared to the merger consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$16.39 – $19.70	$20.00

Discounted Cash Flow Analysis.

CIBC World Markets performed a discounted cash flow analysis in order to derive an implied per share equity reference range for Brookstone on a stand-alone basis based on its future cash flows and then compared this implied per share equity reference range with the merger consideration. In this analysis, CIBC World Markets calculated the estimated present value of the stand-alone unlevered, after-tax free cash flows that Brookstone could generate over fiscal years ended January 31, 2006 through 2010 based on internal estimates of Brookstone’s management for Brookstone’s core business excluding its Gardeners Eden business, which

Brookstone has publicly announced it plans to divest. CIBC World Markets calculated a range of terminal values for Brookstone by applying to Brookstone’s fiscal year ended January 31, 2010 estimated EBITDA a range of EBITDA terminal value multiples of 6.5x to 7.5x, which range of terminal value multiples was derived taking into consideration Brookstone’s historical EBITDA trading multiples, the EBITDA trading multiples, excluding outliers, of the selected companies referred to above under “Selected Companies Analysis,” and the implied EBITDA multiples paid for the target companies in the selected transactions, other than the excluded transactions, referred to above under “Selected Precedent Transactions Analysis.” The cash flows and terminal values were then discounted to present value using discount rates ranging from 13.0% to 15.0%, which discount rate range was derived taking into consideration the estimated weighted average cost of capital for Brookstone derived from selected financial and market data of the selected companies, excluding outliers referred to above under “Selected Companies Analysis.” This analysis indicated the following implied per share equity reference range for Brookstone, as compared to the merger consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$18.90 – $22.48	$20.00

Leveraged Buyout Analysis.

CIBC World Markets performed a leveraged buyout analysis in order to derive an implied per share equity reference range for Brookstone by estimating theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of Brookstone and then compared this implied per share equity reference range with the merger consideration. In this analysis, CIBC World Markets reviewed the debt capacity of Brookstone by applying a multiple of 5.9x, which multiple was derived taking into consideration credit ratios generally observed among highly leveraged specialty retailers, to Brookstone’s latest 12 months ended July 31, 2005 EBITDA plus rent expense. CIBC World Markets assumed that a financial buyer would attempt to realize a return on its investment in Brookstone in fiscal year ended January 31, 2010 and calculated a range of exit values for Brookstone by applying to Brookstone’s fiscal year ended 2010 estimated EBITDA a range of exit value multiples of 7.0x to 8.0x, which range of exit value multiples was derived taking into consideration the EBITDA trading multiples, excluding outliers, of the selected companies referred to above under “Selected Companies Analysis” and the implied EBITDA multiples paid for the target companies in the selected transactions, other than the excluded transactions, referred to above under “Selected Precedent Transactions Analysis.” CIBC World Markets then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of approximately 25.0%, which percentage is within the range of required internal rates of return commonly assumed when performing a leveraged buyout analysis. Estimated financial data for Brookstone were based on internal estimates of Brookstone’s management. This analysis indicated the following implied per share equity reference range for Brookstone, as compared to the merger consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$17.50 – $19.00	$20.00

Other Factors.

In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

•	the historical trading prices and volumes of Brookstone common stock; and

•	the implied transaction multiples for Brookstone in the merger based on Brookstone’s fiscal year ended January 29, 2005 revenue and EBITDA and fiscal years ended January 31, 2006 and 2007 estimated EPS.

Miscellaneous.

Brookstone has agreed to pay CIBC World Markets for its financial advisory services in connection with the merger an aggregate fee equal to 0.80% of the total consideration, including liabilities assumed, payable in the merger. It is currently estimated that the aggregate fee payable to CIBC World Markets will be approximately $3.3 million. In addition, Brookstone has agreed to reimburse CIBC World Markets for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. CIBC World Markets and its affiliates in the past have provided services to affiliates of the members of the investor group unrelated to the proposed merger, for which services CIBC World Markets and its affiliates have received compensation, including having arranged or otherwise participated in various financings for portfolio companies of J.W. Childs Associates, L.P. in 2003 and 2004. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Brookstone and affiliates of the members of the investor group for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Brookstone and the special committee selected CIBC World Markets as its financial advisor in connection with the merger based on CIBC World Markets’ reputation and experience. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Position of Mr. Michael Anthony and Mr. Philip Roizin as to Fairness

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, Mr. Michael Anthony, our Chairman, President and Chief Executive Officer, and Mr. Philip Roizin, our Executive Vice President, Finance and Administration may be deemed to be affiliates of Brookstone. Messrs. Anthony and Roizin are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Messrs. Anthony and Roizin have interests in the merger different from, and in addition to, the other stockholders of Brookstone. These interests are described under “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

Messrs. Anthony and Roizin did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. Messrs. Anthony and Roizin believe that the amended merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders of Brookstone based upon the following factors and the factors considered by, and the findings of, the special committee of independent directors and the Company’s board of directors with respect to the fairness of the merger to such stockholders (see “Special Factors—Reasons for the Merger” beginning on page 40, “Special Factors—Reasons for Amending the Merger Agreement” beginning on page 44 and “Special Factors—Recommendation of the Board of Directors” beginning on page 45) and Messrs. Anthony and Roizin have adopted the conclusion of the Company’s special committee of the board of directors and its analysis of the factors considered in arriving at such conclusion based upon their views as to the reasonableness of such conclusion and factors considered by the special committee:

•	the fact that a special committee of independent directors was formed and that, other than Mr. Anthony, the members of the special committee of independent directors and the Company’s board of directors have no significant interest in the merger that is different than, or in addition to, the interests of Brookstone’s stockholders generally, although members of the special committee and the board of directors may hold existing shares of Brookstone common stock, stock options, deferred stock awards or restricted stock awards that will be “cashed-out” as part of the merger in the same manner as all shares, stock options and awards and the merger agreement does include customary indemnity and liability insurance provisions for Brookstone’s officers and directors;

•	the terms of the amended merger agreement were determined through what Messrs. Anthony and Roizin believed to be extensive negotiations between the special committee and independent legal and financial advisors, on the one hand, and the investor group and its independent legal and financial advisors, on the other;

•	the fact that the special committee was assisted by independent legal counsel in evaluating the terms and conditions of the amended merger agreement and by an independent financial advisor in evaluating the merger consideration;

•	the current and historical market prices of Brookstone common stock, including the market price of the common stock relative to those of other industry participants and general market indices, and the fact that the cash merger price of $20.00 per share represents a premium of approximately 28.2% over the closing price of the common stock on April 14, 2005, the last trading day prior to the execution and announcement of the original merger agreement, and 28.5% over the average closing price of the common stock over the 30-day period ended April 14, 2005;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders with certainty of value for their shares;

•	the fact that the special committee of independent directors received an opinion of CIBC World Markets as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Brookstone common stock (other than any management participants or affiliates thereof); and

•	the availability of appraisal rights to holders of Brookstone common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” beginning on page 117 and Annex C).

In considering the fairness of the merger to the unaffiliated stockholders, Messrs. Anthony and Roizin did not independently consider the going concern value, the liquidation value or net book value of Brookstone. Messrs. Anthony and Roizin did not independently establish a pre-merger going concern value of Brookstone’s equity for such purpose because neither believes there is a single method of determining going concern value, although each of them did consider historical market prices for Brookstone common stock over various periods prior to the public announcement of the signing of the original merger agreement, including the fact that the Company’s common stock traded near or above the merger consideration within the twelve-month period prior to the public announcement of the merger. With respect to liquidation value, Michael Anthony and Philip Roizin, based on their familiarity with Brookstone’s business, considered that, as a specialty retailer with significant value in its employees and goodwill, liquidation value would likely be significantly lower than the valuation of Brookstone as a going concern and, as such, would not provide a useful comparison for assessing the fairness of the $20.00 per share merger consideration. In addition, Messrs. Anthony and Roizin considered that book value ($8.30 per share as of January 29, 2005), which is based on the historical cost value of Brookstone’s assets, also would not provide fair value for the business as compared to current period measurements of Brookstone’s operational performance, such as EBITDA and earnings per share.

While Mr. Anthony is a director of Brookstone, because of his differing interests in the merger, he did not participate in the negotiation of the amended merger agreement or the evaluation or approval of the amended merger agreement and the merger. In particular, Mr. Anthony abstained from the vote of the Brookstone’s board of directors determining that the amended merger agreement and the merger, upon the terms and conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interest of the Company and its unaffiliated stockholders and approving the form, terms and provisions of the amended merger agreement and the merger. For these reasons, Messrs. Anthony and Roizin do not believe that Mr. Anthony’s interests in the merger influenced the decision of the special committee of independent directors or the Brookstone’s board of directors with respect to the amended merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by Messrs. Anthony and Roizin in connection with the fairness of the amended merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Messrs. Anthony and Roizin. Messrs.

Anthony and Roizin did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the amended merger agreement and the merger. Messrs. Anthony and Roizin believe that these factors provide a reasonable basis for their belief that the merger is fair to Brookstone’s unaffiliated stockholders. This belief should not, however, be construed in any way as a recommendation to any stockholder of Brookstone common stock as to whether such holder should vote in favor of the adoption of the amended merger agreement. Messrs. Anthony and Roizin do not make any recommendation as to how Brookstone’s stockholders should vote their shares relating to the merger or any related transactions.

Position of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited as to Fairness

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited may each be deemed to be an affiliate of Brookstone, Inc. Each of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

None of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd or Temasek Capital (Private) Limited has participated in the deliberations of the special committee of independent directors regarding, or received advice from the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the merger, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purposes. Each of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited believes that the amended merger agreement and the merger are substantively and procedurally fair to Brookstone’s unaffiliated stockholders based upon the following factors and upon the factors considered by, and the findings of, the special committee of independent directors and the Company’s board of directors with respect to the fairness of the merger to such stockholders (See “Special Factors—Reasons for the Merger” beginning on page 40, “Special Factors—Reasons for Amending the Merger Agreement” beginning on page 44 and “Special Factors—Recommendation of the Board of Directors” beginning on page 45), and each of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited has adopted the conclusion of the Company’s special committee of the board of directors based upon their view as to reasonableness of such conclusion and factors considered by the special committee, without any independent investigation with respect thereto:

•

the fact that a special committee of independent directors was formed and that, other than Mr. Anthony, the members of the special committee of independent directors and the Company’s board of directors have no significant interest in the merger that is different than, or in addition to, the interests of Brookstone’s stockholders generally, although members of the special committee and the board of directors may hold existing shares of Brookstone common stock, stock options, deferred stock awards or restricted stock awards that will be “cashed-out” as part of the merger in the same manner as all shares, stock options and awards and the amended merger agreement does include customary indemnity and liability insurance provisions for Brookstone’s officers and directors;

•	the terms of the amended merger agreement were determined through what Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited each believed to be extensive negotiations between the special committee and independent legal and financial advisors, on the one hand, and the investor group and its legal and financial advisors, on the other;

•	the current and historical market prices of Brookstone common stock, including the market price of the common stock relative to those of other industry participants and general market indices, and the fact that the cash merger price of $20.00 per share represents a premium of approximately 28.2% over the closing price of the common stock on April 14, 2005, the last trading day prior to the execution and announcement of the original merger agreement, and 28.5% over the average closing price of the common stock over the 30-day period ended April 14, 2005;

•	the fact that the special committee was assisted by independent legal counsel in evaluating the terms and conditions of the amended merger agreement and by an independent financial advisor in evaluating the merger consideration;

•	the fact that the special committee of independent directors received an opinion of CIBC World Markets as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Brookstone common stock (other than any management participants or affiliates thereof);

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders with certainty of value for their shares; and

•	the availability of appraisal rights to holders of Brookstone common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” beginning on page 117 and Annex C).

Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited did not consider net book value in determining the fairness of the merger to the unaffiliated stockholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for Brookstone common stock. They note, however, that the merger consideration of $20.00 per share of Brookstone common stock is higher than the book value of the common stock. Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited did not consider liquidation value in determining the fairness of the merger to the unaffiliated stockholders because Brookstone will continue to operate its businesses following the consummation of the merger. Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited did not establish a pre-merger going concern value for the Brookstone common stock as a public company to determine the fairness of the merger consideration to the unaffiliated stockholders because they do not believe there is a single method of determining going concern value and because, following the merger, Brookstone will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly-leveraged private company.

While the historical trading price of the Company’s common stock, including the fact that the Company’s common stock traded near or above the merger consideration within the twelve-month period prior to the public announcement of the merger, was considered by Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited during the negotiations of the amended merger agreement with the Company, they negotiated the terms of the merger agreement based on the totality of information available to them at the time of such negotiations, including without limitation, information made available by the Company to them regarding its business, financial condition, results of operations, trends and prospects, then-current market conditions in the retail industry and then-current conditions of the financial markets.

The foregoing discussion of the information and factors considered and given weight by Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited in connection with the fairness of the amended merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. None of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd or Temasek Capital (Private) Limited found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the amended merger agreement and the merger. Each of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited believes these analyses and factors provide a reasonable basis upon which to form its belief that the merger is fair to Brookstone’s unaffiliated stockholders.

While each of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited believes that the merger is substantively and procedurally fair to Brookstone’s unaffiliated stockholders, they, along with the members of the investor group, attempted to negotiate the terms of a transaction that would be most favorable to them, and not to such stockholders and, accordingly, did not negotiate the amended merger agreement with the goal of obtaining terms that were fair to such stockholders.

The position of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited as to the fairness of the merger is not a recommendation to any stockholder as to how such stockholder should vote on the merger. None of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd or Temasek Capital (Private) Limited makes any recommendation as to how Brookstone’s stockholders should vote their shares relating to the merger or any related transactions.

Purposes, Reasons and Plans for the Company after the Merger

The purpose of the merger for Brookstone is to enable its stockholders (other than Mr. Anthony and certain other members of our senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney,

Rufus Woodard, Steven Strickland and Carol Lambert, who will invest in OSIM Brookstone Holdings, L.P. as described below under “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67) to immediately realize the value of their investment in Brookstone through their receipt of the per share merger consideration of $20.00 in cash, representing a premium of approximately 28.2% over the closing price of the Brookstone common stock on April 14, 2005, the last trading day prior to the execution and announcement of the original merger agreement. The board of directors of Brookstone has determined, based upon the reasons discussed under “Reasons For the Merger” beginning on page 40 that the amended merger agreement and the merger, upon the terms and conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interests of, the Company and its unaffiliated stockholders.

For Parent, the purpose of the merger is to allow its indirect stockholders to own Brookstone and to bear the rewards and risks of such ownership after Brookstone’s common stock ceases to be publicly traded. As described in the section entitled “Background of the Merger” beginning on page 22 of the proxy statement, members of the investor group were in discussions with the Company periodically since December 15, 2003 regarding the possible acquisition of equity interests in the Company. The decision by Parent, Acquisition, OSIM Brookstone Holdings, L.P. and OSIM Brookstone Holdings, Inc. to undertake the transaction at this time represents the culmination of such discussions, as more specifically described in such section.

Upon completion of the merger, it is currently expected that the operations of Brookstone will be conducted substantially as they currently are being conducted, including the publicly announced divestiture of the Gardeners Eden business. In addition, following the merger the investor group expects that OSIM and Brookstone will broaden the scope of their commercial relationships. The investor group has advised Brookstone that it does not have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Brookstone’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, Brookstone’s management and the investor group will continuously evaluate and review from time to time Brookstone’s business, operations, corporate structure, personnel, prospectus and assets and may at any time develop new plans and proposals that they consider appropriate to maximize the value of Brookstone. The investor group expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

At the effective time of the merger, Acquisition will be merged with and into Brookstone, with Brookstone continuing as the surviving corporation. When the merger is completed:

•	Each share of Brookstone common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury or owned by Parent, Acquisition or any of their respective subsidiaries or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will automatically be cancelled and converted into the right to receive $20.00 in cash, without interest.

•	Each stock option to acquire Brookstone shares outstanding immediately prior to the effective time of the merger will be cancelled. In connection with such cancellation, holders of stock options that have been identified by us to Parent under the amended merger agreement and which are outstanding immediately prior to the effective time, whether or not vested, will have the right to receive in cash, without interest and less applicable withholding taxes, an amount equal to the product of:

o	the excess, if any, of $20.00 over the exercise price per share of common stock for such stock option; and

o	the number of shares of common stock then subject to such stock option.

Holders of stock options that have not been identified by us to Parent will receive no consideration in connection with the cancellation of their stock options.

•

Each deferred stock award for Brookstone shares and restricted stock award for Brookstone shares outstanding immediately prior to the effective time of the merger will be cancelled. In connection with such cancellation, holders of deferred stock awards and restricted stock awards that have been identified by us to Parent in the manner provided by the amended merger agreement and which are outstanding immediately prior to the effective time will have the right to receive in cash, without interest and less applicable withholding taxes, an amount equal to the product of:

o	the excess, if any, of $20.00 over the unpaid purchase price per share of common stock, if any, for such award; and

o	the number of shares of common stock then subject to such award.

Holders of deferred stock awards and restricted stock awards that have not been identified by us to Parent will receive no consideration in connection with the cancellation of their awards.

In connection with the merger, Mr. Anthony has entered into an agreement with Parent pursuant to which he has agreed to reinvest at least 80% of the net after-tax cash proceeds he receives under the amended merger agreement in respect of his stock options to acquire shares of Brookstone common stock in equity securities of OSIM Brookstone Holdings, L.P. At the closing of the merger, Mr. Anthony will also receive fully-vested profit-sharing interests in OSIM Brookstone Holdings, L.P. As a result of these arrangements, it is anticipated that Mr. Anthony will hold in the aggregate approximately 2.9% of the fully-diluted equity of OSIM Brookstone Holdings, L.P. without giving effect to the grant at or following the merger of any profit-sharing interests under a management equity incentive program to be established by Brookstone in connection with the merger. In addition, Mr. Anthony will be awarded 40% of the profit-sharing interests in OSIM Brookstone Holdings, L.P. that will be available under a management equity incentive program to be established by Brookstone in connection with the merger. These interests will be subject to vesting requirements.

As a result of the foregoing arrangements, immediately following the merger, current Brookstone stockholders, other than Mr. Anthony and certain other management investors, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who agree to participate in the merger, will cease to have ownership interests in Brookstone. In addition, as a result of the foregoing arrangements, Parent will own all of the outstanding capital stock of Brookstone and all of the capital stock of Parent will be indirectly owned by the members of the investor group (or their designees) and Mr. Anthony and the other management investors as described below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” through their respective ownership in OSIM Brookstone Holdings, L.P.

The primary benefits of the merger to our stockholders, other than Mr. Anthony and the other management investors, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, are as follows:

•	These stockholders will receive $20.00 in cash for each share of Brookstone common stock owned immediately prior to the effective time of the merger. This amount represents a premium of approximately 28.2% over the closing price of the common stock on April 14, 2005, the last trading day prior to the execution and announcement of the original merger agreement.

•	These stockholders will not be required to bear the risk of any decrease in the future earnings, growth or value of Brookstone following the merger.

The primary detriments of the merger to our stockholders, other than Mr. Anthony and the other management investors, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, are as follows:

•	These stockholders will not have a continuing interest in Brookstone and will not have the opportunity to participate in any future earnings or growth of Brookstone and will not benefit from any appreciation in value of Brookstone.

•	Generally, for United States federal income tax purposes, the receipt of the cash payment for their shares will be a taxable transaction. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 74.

The primary benefits of the merger to the members of the investor group, Mr. Anthony and the other management investors, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, are as follows:

•	The entities, Mr. Anthony and the other management investors will own all of the indirect ownership interests in Brookstone after the merger and therefore will have the exclusive opportunity to participate in any future earnings or growth of Brookstone and receive all of the benefit from any appreciation in value of Brookstone.

•	Mr. Anthony will receive a variety of other benefits as discussed more fully in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

The primary detriments of the merger to the members of the investor group, Mr. Anthony and the other management investors, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, are as follows:

•	These entities, Mr. Anthony and the other management investors will be required to bear all of the risk of any decrease in the future earnings, growth or value of Brookstone following the merger.

•	The entities and individuals will bear all of the risk associated with the significant amount of debt that will remain outstanding after the merger as described below under “Special Factors—Financing of the Merger” beginning on page 60.

•	There will be no regular trading market for the equity interests of OSIM Brookstone Holdings, L.P. held by these entities and individuals after the merger and as a result, these equity interests will be illiquid. Furthermore, Mr. Anthony has agreed with the investor group, and it is expected that the other management investors who agree to participate in the merger will be required to agree with the investor group, that the equity interests held by them in OSIM Brookstone Holdings, L.P. will be subject to additional transfer restrictions.

Brookstone’s common stock is currently registered under the Exchange Act and is quoted on the NASDAQ National Market tier of The NASDAQ Stock Market under the symbol “BKST.” As a result, Brookstone is currently subject to the information reporting requirements of the Exchange Act and, therefore, is required to file periodic reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Following the merger, Brookstone will become a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the NASDAQ National Market tier of The NASDAQ Stock Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, Brookstone will apply to the Securities and Exchange Commission to have the registration of its common stock under the Exchange Act terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Brookstone. After the effective time of the merger, Brookstone will also no longer be required to file periodic reports with the Securities and Exchange Commission on account of its common stock.

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended so as to read in its entirety in the form attached to this proxy statement as Annex D. In addition, the bylaws of the surviving corporation will be amended so as to read in their entirety in a form to be provided by Parent to us no later than five business days prior to closing, and reasonably acceptable to us. Following the merger, it is expected that our current executive officers will continue as executive officers of the surviving corporation. The service of our directors, other than Mr. Michael Anthony, will end on the completion of the merger.

Effects on the Company if the Merger is Not Completed

In the event that the amended merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, Brookstone will remain an independent public company and its common stock will continue to be quoted on the NASDAQ National Market tier of The NASDAQ Stock Market. In addition, if the merger is not completed, we expect that management will operate Brookstone’s business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the retail industry in which the Company operates, and general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Brookstone shares. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Brookstone, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. No other transaction is currently being considered by Brookstone’s management as an alternative to the merger. If the amended merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Brookstone will be offered or that the business, prospects or results of operations of Brookstone will not be adversely impacted.

If the amended merger agreement is terminated under the following circumstances:

•	we or Parent terminates the amended merger agreement because the merger is not completed by October 5, 2005 or our stockholders do not vote to adopt the amended merger agreement at the annual meeting of stockholders (including and adjournments and postponements thereof) and, after April 15, 2005 but at or before the time of termination, an acquisition proposal is disclosed, announced, commenced, submitted or made, and within 12 months of the date of termination, we complete an acquisition transaction;

•	Parent terminates the amended merger agreement following the occurrence of a company triggering event; or

•	we terminate the amended merger agreement in connection with a superior proposal;

then the Company will be obligated to pay the following fees and expenses to Parent:

•	a termination fee of $11 million, and

•	Parent’s transaction expenses, up to $2 million (in addition to any termination fee otherwise payable).

We will also be obligated to pay a termination fee to Parent (up to $11 million) and to reimburse Parent for its transaction expenses (up to $2 million) if the amended merger agreement is terminated in certain other circumstances.

If the amended merger agreement is terminated in accordance with its terms other than as a result of our breach, the aggregate amount of fees, including any termination fee, and expenses paid to Parent as a result of such termination will not exceed $13 million.

Financing of the Merger

The obligations of each of Parent and Acquisition to complete the merger are subject to a financing condition. See “The Amended Merger Agreement—Principal Conditions to the Completion of the Merger” beginning on page 97. The total amount of funds required to complete the merger and related transactions, including any amounts necessary to pay fees and expenses associated with the merger, is anticipated to be approximately $447.6 million.

Parent and Acquisition expect this amount, together with related working capital requirements of Brookstone following the completion of the merger, to be provided through a combination of the proceeds of:

•

equity contributions by the members of the investor group of approximately $240.0 million in the aggregate, pursuant to equity commitment letters which are described below under “—Equity Contributions”, and equity contributions by Mr. Michael Anthony, our Chairman, President and Chief

Executive Officer, which are described below under “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67;

•	a new $100.0 million senior secured revolving credit facility, which is described below under “—Debt Commitment Letter—Senior Secured Revolving Credit Facility”; and

•	either:

o	an offering of new senior unsecured notes yielding gross proceeds of $190.0 million, which is described below under “—Senior Unsecured Notes Offering”; or

o	a new $190.0 million senior unsecured bridge loan facility, which is described below under “—Debt Commitment Letter—Bridge Loan Facility”.

The approximate sources and uses of the funds necessary to complete the merger and related transactions are as follows:

Sources and Uses of Funds

(in millions of dollars)

Sources of Funds	($)	Uses of Funds	($)
Notes or Bridge Loans	190.0	Purchase Price (including shares of Brookstone Common Stock and Identified Deferred Stock Awards and Restricted Stock Awards)	411.5

Existing Indebtedness	9.2	Net Value to Holders of Identified Stock Options	21.7

Book Value of Minority Investments	0.8	Cash on hand	(27.5)

Management Equity Reinvestment	7.6	Existing Indebtedness	9.2

Investor Group’s Equity	240.0	Book Value of Minority Investments	0.8

		Transaction Costs	31.9

Total Sources	$447.6	Total Uses	$447.6

Equity Contributions

Each member of the investor group: J.W. Childs Associates, L.P. (“JWC”), OSIM International Ltd (“OSIM”) and Temasek Capital (Private) Limited (“Temasek”), entered into a commitment letter, dated as of April 15, 2005, which we refer to collectively in this proxy statement as the “equity commitment letters,” pursuant to which JWC, OSIM and Temasek have agreed to provide in connection with the merger and subject to the conditions set forth in the equity commitment letters, equity contributions to Parent totaling $240.0 million in the aggregate.

Pursuant to the equity commitment letters, JWC, OSIM and Temasek have made the following commitments:

•	JWC has agreed to provide Parent, in connection with the consummation of the merger, with equity contributions of up to $100.0 million;

•	OSIM has agreed to provide Parent, in connection with the consummation of the merger, with equity contributions of up to $90.0 million; and

•	Temasek has agreed to provide Parent, in connection with the consummation of the merger, with equity contributions of up to $50.0 million.

The obligations under the equity commitment letters of each of JWC, OSIM and Temasek to provide their respective equity contributions are subject to the satisfaction, or waiver, of the following conditions:

•	the satisfaction in full of the conditions to the closing of the merger set forth the amended merger agreement;

•	the simultaneous satisfaction by the other members of the investor group of their respective funding commitments to Parent so long as all members of the investor group do not collectively refuse to perform their respective funding commitments to Parent; and

•	in the case of OSIM, the receipt of approval from OSIM’s shareholders with respect to its equity commitment. With respect to this condition, we note that OSIM’s shareholders approved OSIM’s equity commitment at an extraordinary general meeting of OSIM’s shareholders held on July 11, 2005.

In addition to the equity commitments described above, Mr. Michael Anthony, our Chairman, President and Chief Executive Officer, has agreed to reinvest at least 80% of the net after-tax proceeds under the amended merger agreement in respect of his stock options to acquire Brookstone common stock in equity interests in OSIM Brookstone Holdings, L.P. Mr. Anthony’s contribution is described below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67. Certain other members of our senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, are anticipated to participate in the merger by investing in the equity of the same affiliate of Parent.

Senior Unsecured Notes Offering

It is contemplated that the proceeds from an offering of new senior unsecured notes by Brookstone Company, Inc., a wholly owned subsidiary of Brookstone, Inc., yielding gross proceeds of $190.0 million will be used, together with other sources of funds, to fund the merger (including refinancing or retiring certain existing debt of Brookstone and paying fees, commissions and expenses in connection with the merger). The senior unsecured notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The debt commitment letter, which is described below under “—Debt Commitment Letter,” provides for a $190.0 senior unsecured increasing rate bridge loan facility that will be available in the event that the contemplated offering of senior unsecured notes does not take place at the time the merger is completed.

Although the interest rate, interest payment dates, maturity and other material terms of the senior unsecured notes have not been finalized, we expect that the senior unsecured notes will have terms customary for senior unsecured note offerings of issuers similar to Brookstone, including customary closing conditions.

Debt Commitment Letter

OSIM, JWC and Temasek entered into a commitment letter, dated as of April 15, 2005 as amended and restated on May 17, 2005 and on July 15, 2005, which we refer to in this proxy statement as the “debt commitment letter,” with Bank of America, N.A. (“BANA”), Goldman Sachs Credit Partners L.P. (“GSCP”), UBS Loan Finance LLC (“UBS” and, together with BANA and GSCP, the “Initial Lenders”) and UBS Securities LLC. Pursuant to, and subject to the terms and conditions of, the debt commitment letter, which expires on October 5, 2005, (x) the Initial Lenders have committed to provide to Acquisition a $100.0 million five-year senior secured asset based revolving credit facility and (y) GSCP and UBS have committed to provide Acquisition a $190.0 million senior unsecured increasing rate bridge loan facility in the event that the contemplated sale by Acquisition of $190.0 million of senior unsecured notes as described above under “—Senior Unsecured Notes Offering” is not consummated at the time the merger is completed. The borrower under the senior secured revolving credit facility will initially be Acquisition, and following completion of the merger will be Brookstone Company, Inc.

Senior Secured Asset Based Revolving Credit Facility

General. The borrower under the senior secured asset based revolving credit facility will be Acquisition, initially, and following completion of the merger will be Brookstone Company, Inc., a wholly-owned subsidiary of Brookstone, Inc. The senior secured asset based revolving credit facility will, subject to a borrowing base limitation, provide for loans in an aggregate amount of up to $100.0 million, which will include a letter of credit subfacility, a swingline subfacility and a stretch loan subfacility providing for increased advance rates on the borrowing base assets. Proceeds of the senior secured asset based revolving credit facility will be used to refinance certain indebtedness of Brookstone, to pay fees and expenses incurred in connection with the merger and to provide for working capital and general corporate purposes of the borrower and its subsidiaries. The senior secured asset based revolving credit facility is expected to have a maturity of five years.

Interest Rates and Fees. Revolving credit loans under the senior secured asset based revolving credit facility are expected, at the option of the borrower, to bear interest at (1) a rate equal to LIBOR (London Interbank Offer Rate) plus an applicable margin ranging from 1.25% to 1.75% (or in the case of the stretch loan subfacility, an applicable margin of 5.0%) or (2) the alternate base rate which will be the higher of (a) the prime rate of Bank of America, N.A. and (b) the Federal Funds rate plus 0.50%, in each case, plus an applicable margin ranging from 0.00% to 0.50% (or in the case of the stretch loan facility, an applicable margin of 3.75%). The applicable margin (other than with respect to the stretch loan subfacility) will be adjusted from time to time in accordance with a pricing grid based on the borrower’s average availability during the preceding fiscal quarter in excess of outstanding loans and extensions of credit under the senior secured revolving credit facility.

In addition, the borrower has agreed to pay certain fees in connection with the senior secured revolving credit facility including, among other fees, a commitment fee, letter of credit fees, customary fronting fees in connection with the issuance of letters of credit and an annual fee to the administrative agent.

Prepayments. Voluntary prepayments of amounts outstanding under the senior secured asset based revolving credit facility may be made at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting therefrom. Other than prepayments of amounts outstanding under the senior secured asset based revolving credit facility that exceed availability, no other mandatory prepayments of the senior secured asset based revolving credit facility will be required.

Guarantors. All obligations under the senior secured asset based revolving credit facility will be guaranteed by Brookstone, Inc. and each existing and future direct and indirect subsidiary of Brookstone Company, Inc., other than foreign subsidiaries.

Security. All obligations of the borrower and each guarantor under the senior secured asset based revolving credit facility will be secured, subject to permitted liens and other agreed upon exceptions, by a first priority perfected security interest in all of the personal property of the borrower and each such guarantor, whether tangible or intangible, and including, among other things, credit card receivables and the capital stock of the borrower and each domestic subsidiary of the borrower and 65% of the capital stock of each first-tier foreign subsidiary directly or indirectly owned by Brookstone Company, Inc.

Covenants, Representations and Warranties. The senior secured asset based revolving credit facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens and dividends and other distributions. There will be no financial covenants included in the senior secured asset based revolving credit facility, except a minimum fixed charge coverage ratio test will be triggered if suppressed availability under the senior secured asset based revolving credit facility exceeds a specified threshold.

Events of Default. Events of default under the senior secured asset based revolving credit facility will include, among others, nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.

Bridge Loan Facility

General. The $190.0 million senior unsecured increasing rate bridge loan facility will be available only in the event that the offering of $190.0 million of senior unsecured notes by Brookstone Company, Inc. as described above under “—Senior Unsecured Notes Offering” is not consummated at the time the merger is completed. If available, the entire $190.0 senior unsecured increasing rate bridge loan facility will be drawn by Acquisition concurrently with the completion of the merger, and will be used to fund the merger (including refinancing or retiring certain existing debt of Brookstone and paying fees, commissions and expenses in connection with the merger). The bridge loans will mature one year from the date of the making of the bridge loans. However, if upon the maturity of the bridge loans certain specified defaults do not exist, the bridge loans will automatically convert into term loans with a maturity date of seven years from the funding of the bridge loans. At any time after such conversion of the bridge loans into term loans, the term loans may be exchanged in whole or in part by the term lenders for senior unsecured exchange notes due 2012 having an equal principal amount. We will be required to register any such senior unsecured exchange notes for public sale in compliance with applicable securities laws.

Interest rate. The borrowing under the senior unsecured increasing rate bridge loan facility is expected to initially bear interest at a rate equal to the greater of (a) 9.00% and (b) the reserve adjusted Eurodollar Rate plus a spread of 6.00%. The spread will increase by 0.50% on the three-month anniversary of the funding of the bridge loans and by an additional 0.50% at the end of each three-month period thereafter until the maturity date of the bridge loans, provided that such interest rate will not exceed 12.00% per annum. Notwithstanding the foregoing, in the event the bridge loans are rated (a) (i) B- by Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), and B3 by Moody’s Investor Services, Inc. (“Moody’s”), (in either case, with a negative outlook), (ii) B- or better by S&P and Caa1 or worse by Moody’s or (iii) CCC+ or worse by S&P and B3 or better by Moody’s, the references to 9.00%, 6.00% and 12.00%” above will be deemed references to “9.75%”, “6.75%” and “12.50%”, respectively or (b) CCC+ or worse by S&P and Caa1 or worse by Moody’s, the references to 9.00%, 6.00% and 12.00% above will be deemed references to “10.00%”, “7.00%” and “13.25%”, respectively.

If the bridge loans are converted to term loans, the term loans will accrue interest at a rate equal to the greater of (i) three month LIBOR plus 8.00% and (ii) the interest rate in effect on the conversion date with respect to the bridge loans converted to term loans. The interest rate on the term loans will be increased by a 0.50% on the three-month anniversary of the conversion date of the term loans and by an additional 0.50% at the end of each three-month period thereafter until the maturity date of the term loans. Notwithstanding the foregoing, in the event the term loans are rated (a) (i) B- by S&P and B3 by Moody’s (in either case, with a negative outlook), (ii) B- or better by S&P and Caa1 or worse by Moody’s or (iii) CCC+ or worse by S&P and B3 or better by Moody’s, the reference to “8.00%” above will be deemed to be a reference to “8.75%” or (b) CCC+ or worse by S&P and Caa1 or worse by Moody’s, the reference to “8.00%” above will be deemed to be a reference to “9.00%”.

Prepayments and Redemptions. Subject to certain exceptions, the bridge loans will be required to be prepaid with 100% of the net cash proceeds from (1) certain asset dispositions, (2) certain insurance proceeds, (3) certain debt incurrences and (4) certain equity issuances. Voluntary prepayments of amounts outstanding under the senior unsecured increasing rate bridge loan facility may be made at any time in whole or in part without premium or penalty, except that any prepayment of bridge loans bearing interest based on LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting therefrom. To the extent the bridge loans are converted to term loans and any term loans are exchanged for senior unsecured exchange notes, such senior unsecured exchange notes may be voluntarily redeemed at any time after the fourth anniversary of the funding of the bridge loans at a price equal to par plus a premium equal to one half of the coupon on such senior unsecured exchange notes, which premium will decline to zero on the date that is two years prior to the maturity of such senior unsecured exchange notes. Prior to the third anniversary of the funding of the bridge loans, up to 35% of the senior unsecured exchange notes may be voluntarily redeemed with proceeds from an equity offering at a price equal to par plus the coupon on such senior unsecured exchange notes.

Guarantors. Each of the guarantors under the senior secured asset based revolving credit facility will guarantee all obligations under the senior unsecured bridge loan facility on a senior unsecured basis.

Conditions to the Senior Credit Facility and Bridge Loan Facility

The commitments of the applicable Initial Lenders to provide the senior secured asset based revolving credit facility and the senior unsecured increasing rate bridge loan facility are subject to customary conditions for financings of these types, including:

•	The execution and delivery of all documents required to be delivered under the definitive financing documents;

•	The completion of the merger and all related transactions in accordance with the terms of the amended merger agreement;

•	The pro forma capitalization of the surviving corporation being substantially consistent with the table set forth above under “—Sources and Uses of Funds”;

•	The discharge of all existing bank facilities of Brookstone, Inc. and the absence of any material change with respect to the amount of, and terms related to, the indebtedness under the existing mortgage of Brookstone Company, Inc.;

•	Delivery of certain historical audited and unaudited financial statements, including quarterly and monthly financial statements, of the Company;

•	Evidence that all necessary material governmental, shareholder and third-party approvals and consents (other than landlord consents under existing real estate leases) necessary for the completion of the merger and the related financings have been received, and that all applicable waiting periods have expired without any action being taken by any applicable authority;

•	The absence of any pending or, to the knowledge of Acquisition, threatened action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental authority that, in the reasonable opinion of the Initial Lenders, materially and adversely affects the merger, the related financings and the transactions contemplated thereby or that has had or could reasonably be expected to have a material adverse effect on Parent, Acquisition, Brookstone or their respective subsidiaries, the merger, the related financings or any of the transactions contemplated thereby;

•	The Company’s financial statements, including monthly financial statements, must show (a) a ratio of total debt to latest twelve months Pro Forma Adjusted EBITDAR of not more than 5.94 to 1.0 and (b) latest twelve months Adjusted EBITDA of not less than $45.0 million; provided, however, that in the event that the Company would satisfy the condition in clause (b), but not the condition in clause (a) based on the issuance by the Company of $190.0 million of senior unsecured notes or borrowings by the Company of $190.0 million of bridge loans, then the amount of the senior unsecured notes issuance or bridge loans borrowings, as the case may be, will be reduced to an amount not less than $185.0 million to the extent that such reduction would enable the Company to satisfy the condition in clause (a) (it being understood that in the event that the amount of the senior unsecured notes issuance or bridge loans borrowings is reduced in this manner, the Company will use additional cash from its balance sheet equal to the amount of such reduction in order to satisfy this condition and its obligations in respect of the merger);

•	The receipt by the lenders of a borrowing base certificate evidencing no less than $40.0 million of borrowing availability (including cash), as of the effective date of the merger;

•	The satisfaction of the Initial Lenders with respect to, among other things, all agreements relating to the corporate structure and management of Parent, Brookstone Company, Inc. and their respective subsidiaries and all organizational documents of such entities;

•	The receipt by the lenders of a solvency certificate from the chief financial officer of the surviving corporation;

•	There not having occurred any material adverse change in the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent, Acquisition, the Company and their respective subsidiaries, taken as a whole, other than any change resulting from any of the following:

o	a general deterioration in economic conditions;

o	the announcement of the amended merger agreement or the transactions contemplated by the amended merger agreement (other than evictions under real estate leases resulting from the announcement of the transactions contemplated by the amended merger agreement);

o	any action required to be taken by Brookstone pursuant to the terms of the amended merger agreement; or

o	changes or conditions affecting similarly situated companies in the same consumer home products specialty retail industry and not disproportionately affecting Brookstone;

•	There not having occurred any disruption, adverse change or condition in the market for loan syndications or high yield debt since July 15, 2005 which, with respect to either of BANA or GSCP, in its own reasonable judgment, would materially impair, or could reasonably be expected to materially impair, the successful syndication of the facilities;

•	The senior secured revolving credit facility and the senior unsecured notes, if any, being assigned and maintaining a credit rating by Moody’s and S&P; and

•	No Initial Lender becoming aware of any information after July 15, 2005 not previously known to such Initial Lender which such Initial Lender reasonably believes to be materially adverse relative to the information or other matters disclosed to it prior to the date of the debt commitment letter.

Since the final terms of the senior secured asset based revolving credit facility and senior unsecured increasing rate bridge loan facility have not been agreed upon, the final terms and amounts may differ from those set forth above and, in certain cases, such differences may be significant. Brookstone does not intend to update or otherwise revise any of the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

There are no plans to repay the loans under the senior secured revolving credit facility or the senior unsecured notes. However, if the senior unsecured bridge loan facility is made available, it is contemplated that it will be paid off through the issuance of the senior unsecured notes.

Replacement Debt Financing

If any portion of the debt financing arrangements described above becomes unavailable to Parent and Acquisition so as to not enable them to complete the merger in a timely manner, the amended merger agreement requires that Parent and Acquisition use their “commercially reasonable efforts” to arrange to obtain replacement debt financing from alternative sources on comparable or more favorable terms to those terms described above as promptly as practicable following the occurrence of such event. For purposes of arranging replacement debt financing, the term “commercially reasonable efforts” does not require Parent to compromise any of the economic terms, considered on an aggregate basis, or other material terms of the debt financing arrangements described above.

We have agreed in the amended merger agreement that we will use commercially reasonable efforts, at Parent’s expense, to cooperate with Parent and its affiliates in connection with its arrangement of the debt financing arrangements described above or any replacement debt financing and to assist Parent in marketing such financing.

Keepwell Arrangements

In connection with the amended merger agreement, each member of the investor group has committed to fund Parent with an amount in cash up to such member’s equity commitment to Parent for purposes of satisfying any obligations of Parent or Acquisition to Brookstone in respect of Parent’s and Acquisition’s performance (or failure to perform) of covenants under the amended merger agreement which require performance at or prior to the effective time of the merger. This funding obligation of each member of the investor group is conditioned upon the simultaneous satisfaction by the other members of the investor group of their respective funding obligations to Parent so long as all members of the investor group do not collectively refuse to perform their respective funding obligations to Parent. In addition, in the case of OSIM, its funding obligation is subject to the receipt of approval from OSIM’s shareholders.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors that you vote “FOR” the adoption of the amended merger agreement, you should be aware that our directors, executive officers and other members of senior management (collectively, the “interested persons”) may have interests in the merger that are different from, and/or in addition to, the interests of Brookstone stockholders generally.

The special committee of independent directors (which excludes Mr. Michael Anthony) carefully evaluated and negotiated the terms of the amended merger agreement. The special committee unanimously determined that the amended merger agreement and the merger, upon the terms and conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interest of, the Company and its unaffiliated stockholders and recommended that the board of directors approve the amended merger agreement. The board of directors has approved these matters. Mr. Michael Anthony abstained from the vote of the board of directors because of his participation in the merger.

Both the special committee and the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the amended merger agreement and the merger and in recommending to the stockholders that the amended merger agreement be adopted, respectively.

Brookstone Stock Options, Deferred Stock Awards and Restricted Stock Awards

The amended merger agreement provides that at the effective time of the merger, each stock option to acquire Brookstone common stock outstanding immediately prior to the effective time (including those held by our directors, executive officers and other members of senior management) will be cancelled. In connection with such cancellation, holders of stock options that have been identified by us to Parent in the manner provided by the amended merger agreement and which are outstanding immediately prior to the effective time will have the right to receive in cash, without interest and less applicable withholding taxes, an amount equal to the product of:

•	the excess, if any, of $20.00 over the exercise price per share of common stock for such stock option; and

•	the number of shares of common stock then subject to such stock option.

Holders of stock options that have not been identified by us to Parent will receive no consideration in connection with the cancellation of their stock options.

The amended merger agreement also provides that at the effective time of the merger, each deferred stock award for Brookstone shares and restricted stock award for Brookstone shares outstanding immediately prior to the effective time of the merger will be cancelled. In connection with such cancellation, holders of deferred stock awards and restricted stock awards that have been identified by us to Parent in the manner provided by the amended merger agreement and which are outstanding immediately prior to the effective time will have the right to receive in cash, without interest and less applicable withholding taxes, an amount equal to the product of:

•	the excess, if any, of $20.00 over the unpaid purchase price per share of common stock, if any, for such award; and

•	the number of shares of common stock then subject to such award.

Holders of deferred stock awards and restricted stock awards that have not been identified by us to Parent will receive no consideration in connection with the cancellation of their awards.

To its knowledge, on the date of the execution of the original merger agreement, the Company identified to Parent all options, restricted stock awards and deferred stock awards outstanding as of April 14, 2005. Pursuant to the terms of the amended merger agreement, the Company may grant additional options and deferred and restricted stock awards with the consent of Parent and/or Parent may also consent to designate an award or option as identified; any such options or restricted or deferred stock awards will be considered identified options and awards and will be entitled to participate in the merger, subject to the terms of any such options or awards.

The tables below set forth, as of July 29, 2005, for each of Brookstone’s executive officers and directors who are not Brookstone employees, (a) the number of shares of Brookstone common stock and the number of shares of Brookstone common stock subject to vested stock options, unvested stock options, restricted stock awards or deferred stock awards, (b) the value of such shares of Brookstone common stock, vested stock options, restricted stock awards and deferred stock awards, calculated, in the case of vested stock options, unvested stock options, restricted stock awards and deferred stock awards, by multiplying (i) the excess of $20.00 over the exercise price or unpaid purchase price, as the case may be, per share of common stock for such option or award by (ii) the number of shares of common stock then subject to such option or award, and without regard to deductions for withholding taxes, and (c) the aggregate payment amount to be received by each such person in respect of his or her shares of Brookstone common stock, stock options, restricted stock awards and deferred stock awards, without regard to deductions for withholding taxes.

Executive Officers Name	Brookstone Common Stock		Vested Stock Options		Unvested Stock Options		Restricted Stock Awards		Deferred Stock Awards		Aggregate Payment Amount
	Shares	Value	Shares	Value(1)	Shares	Value(2)	Shares	Value(3)	Shares	Value(4)
Michael Anthony	48,828	$976,560	605,825	$8,774,341	—	$—	4,219	$84,380	51,211	$1,024,220	$10,859,501
Philip Roizin	15,022	$300,440	153,075	$2,114,005	—	$—	1,688	$33,760	23,068	$461,360	$2,909,565
Alexander M. Winiecki	15,022	$300,440	83,500	$1,180,935	—	$—	1,688	$33,760	18,743	$374,860	$1,889,995
Gregory B. Sweeney	2,791	$55,820	103,750	$1,438,400	11,250	$173,925	—	$—	15,859	$317,180	$1,985,325
M. Rufus Woodard, Jr.	5,389	$107,780	21,937	$335,614	41,625	$639,990	423	$8,460	15,859	$317,180	$1,409,024
Steven Strickland	—	$—	—	$—	—	$—	—	$—	20,000	$400,000	$400,000
Carol A. Lambert	7,143	$142,860	29,274	$386,124	—	$—	844	$16,880	11,534	$230,680	$776,544
All Executive Officers as a group	94,195	$1,883,900	997,361	$14,229,418	52,875	$813,915	8,862	$177,240	156,274	$3,125,480	$20,229,953

(1)	The average weighted exercise price of the vested stock options for each of the Company’s executive officers are, respectively: $5.52 for Mr. Anthony; $6.19 for Mr. Roizin; $5.86 for Mr. Winiecki; $6.14 for Mr. Sweeney; $4.70 for Mr. Woodard; and $6.81 for Ms. Lambert.
(2)	The average weighted exercise price of the unvested stock options for each of the Company’s executive officers are, respectively: $4.54 for Mr. Sweeney; and $4.62 for Mr. Woodard.
(3)	The average unpaid purchase price of the restricted stock awards for each of the Company’s executive officers is $0.
(4)	The average unpaid purchase price of the deferred stock awards for each of the Company’s executive officers is $0.

All executive officers will receive cash in respect of their shares of Brookstone common stock, options to purchase shares of Brookstone common stock, restricted stock awards and deferred stock awards in the amounts set forth above, less applicable withholding taxes.

Directors Who are Not Employees of Brookstone Name	Brookstone Common Stock		Vested Stock Options		Unvested Stock Options		Restricted Stock Awards		Deferred Stock Awards		Aggregate Payment Amount
	Shares	Value	Shares	Value(1)	Shares	Value(2)	Shares	Value	Shares	Value
Michael L. Glazer	7,425	$148,500	54,000	$752,370	4,500	$21,450	—	$—	—	$—	$1,092,068
Mone Anathan, III	26,299	$525,980	40,582	$544,638	4,500	$21,450	—	$—	—	$—	$922,320
Andrea M. Weiss	—	$—	21,375	$247,436	10,125	$91,369	—	$—	—	$—	$338,805
Kenneth E. Nisch	—	$—	36,000	$483,630	4,500	$21,450	—	$—	—	$—	$505,080
All non-employee directors as a group	33,724	$674,480	151,957	$22,028,074	23,625	$155,719	—	$—	—	$—	$2,858,273

(1)	The average weighted exercise price of the vested stock options for each of the Company’s non-employee directors are, respectively: $6.07 for Mr. Glazer; $6.58 for Mr. Anathan; $8.42 for Ms. Weiss; and $6.57 for Mr. Nisch.
(2)	The average weighted exercise price of the unvested stock options for each of the Company’s non-employee directors are, respectively: $15.23 for Mr. Glazer; $15.23 for Mr. Anathan; $10.98 for Ms. Weiss; and $15.23 for Mr. Nisch.

All directors of Brookstone who are not Brookstone employees will receive cash in respect of their shares of Brookstone common stock, options to purchase shares of common stock, restricted stock awards and deferred stock awards in the amounts set forth above, less applicable withholding taxes.

Management Agreement

In connection with entering into the amended merger agreement and in contemplation of the merger, on April 15, 2005, Mr. Michael Anthony, our Chairman, President and Executive Officer, entered into a letter agreement with Parent (the “management agreement”). Under the management agreement:

•	Mr. Anthony has agreed to participate in the merger by making an equity investment in OSIM Brookstone Holdings, L.P., the ultimate parent company of Parent, which contribution is described below under “—Management Reinvestment”;

•	Mr. Anthony has agreed to enter into an employment agreement, which is described below under “—Employment Agreement”, with the surviving corporation that will govern the terms of his employment after the completion of the merger and will contain the terms and conditions relating to his equity investment and additional equity awards;

•	upon the completion of the merger, OSIM Brookstone Holdings, L.P. will grant new awards of equity under the management equity incentive program to Mr. Anthony, which awards are described below under “—Equity Awards”; and

•	so long as Brookstone, Inc. (or an affiliate reasonably acceptable to Mr. Anthony) has entered into a new employment agreement with Mr. Anthony or agreed in writing to assume Parent’s obligations under the management agreement, any existing agreements or arrangements Mr. Anthony may have with the Company regarding the terms of Mr. Anthony’s employment and compensation, including his change of control agreement with Brookstone and the Company’s Supplemental Executive Retirement Plan, will automatically terminate effective upon the completion of the merger.

Management Reinvestment

Pursuant to the management agreement described above, Mr. Anthony has agreed to participate in the merger by making an equity investment in OSIM Brookstone Holdings, L.P. As part of such equity investment, Mr. Anthony will reinvest at least 80% of the net after-tax cash proceeds he receives under the amended merger agreement in respect of his stock options to acquire shares of Brookstone common stock in Class A Common Partnership Interests (“Class A Interests”) of OSIM Brookstone Holdings, L.P. At the closing of the merger,

Mr. Anthony will also receive 17,000 Class B Common Partnership Interests (“Class B Interests”) of OSIM Brookstone Holdings, L.P., which interests will be fully-vested upon issuance, in addition to approximately 456,600 Class B Interests to be awarded to Mr. Anthony under a newly established management incentive program, which interests are described below under “—Equity Awards”.

Additional executive officers and members of senior management of the Company, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, may agree with Parent in the future to reinvest a portion of their merger consideration in equity securities of the same affiliate of Parent. These executive officers and members of senior management also may enter into new employment agreements with the Company or one of its affiliates and may be awarded profit-sharing interests in such affiliate of Parent that will be available under the management equity incentive program to be established by Brookstone in connection with the merger.

Michael Anthony and any additional executive officers and members of senior management of the Company who in the future agree to reinvest a portion of their merger consideration in equity securities of OSIM Brookstone Holdings, L.P. will also receive equity interests in OSIM Brookstone Holdings, Inc., the general partner of OSIM Brookstone Holdings, L.P., having a nominal economic value and having voting rights proportionate with their ownership of Class A Interests of OSIM Brookstone Holdings, L.P.

Employment Agreement

Pursuant to the management agreement, Mr. Anthony has agreed to enter into an employment agreement (in accordance with the terms and conditions of his management agreement) with Brookstone, Inc. (or one of its affiliates reasonably acceptable to Mr. Anthony) that will govern the terms of his employment after the completion of the merger and will contain the terms and conditions relating to his equity investment in OSIM Brookstone Holdings, L.P. and additional equity awards, to be effective upon completion of the merger. The terms include the following:

•	Mr. Anthony will serve as President and Chief Executive Officer of Brookstone, Inc. Mr. Anthony will also serve as a director of Brookstone, Inc. and as an officer and/or director of any of Brookstone, Inc.’s subsidiaries as the board of directors of Brookstone may deem appropriate;

•	the term of the new employment agreement will be three years, commencing on the effective date of the merger, with automatic one-year extensions upon the second and each subsequent anniversary of the commencement date, unless earlier terminated as described below;

•	Mr. Anthony’s annual base salary will be $1.2 million;

•	Mr. Anthony will be provided the opportunity to earn for each fiscal year an annual cash bonus of up to $1.2 million based on the achievement by the Company of the EBITDA target for such fiscal year as set forth in the Company’s annual management plan, as approved by the board of directors;

•	Mr. Anthony will be provided employee benefits consistent with those provided to him by the Company prior to the merger (excluding benefits under the Company’s Defined Contribution Supplemental Executive Retirement Plan, which will be terminated at the closing of the merger);

•	if Brookstone, Inc. terminates Mr. Anthony’s employment due to his death or disability, Mr. Anthony will be entitled to receive certain termination benefits, which include (i) the continuation of his base salary for 12 months, less any amounts received by Mr. Anthony under the Company’s disability policies and (ii) in the case of a termination for disability, the continued participation in the Company’s benefit plans (to the maximum extent permissible) for 12 months following the date of termination;

•

in the event that Mr. Anthony’s employment is terminated without “cause” or he resigns for “good reason” (each as defined in the management agreement), Mr. Anthony will be entitled to receive as severance benefits (i) his base salary for the longer of (a) the remainder of the then current term of his employment agreement and (b) 24 months (the “severance period”), less the amount of any base salary he receives in connection with other employment after the first anniversary of the termination of his employment and (ii) benefits (other than short-term and long-term disability coverage), to the maximum extent permissible under the Company’s benefit plans, for the severance period (which benefits will cease to the extent Mr. Anthony accepts other employment during the period);

•	Mr. Anthony will make an equity investment in OSIM Brookstone Holdings, L.P., which is described above under “—Management Reinvestment”;

•	Mr. Anthony will receive additional equity interests in OSIM Brookstone Holdings, L.P. under a newly established management incentive program, which interests are described below under “—Equity Awards”;

•	Mr. Anthony will not be permitted to transfer his Class A Interests or Class B Interests other than pursuant to certain permitted transfers;

•	Mr. Anthony will have, under certain circumstances, pro-rata preemptive and “tag-along” rights with respect to his equity interests in OSIM Brookstone Holdings, L.P., and will be subject to certain call and “drag-along” rights in favor of OSIM Brookstone Holdings, L.P. and JWC and Temasek, respectively;

•	Mr. Anthony will be subject to certain restrictive covenants, including covenants covering such matters as non-competition, non-solicitation and non-disparagement of Brookstone or the members of the investor group or any of their affiliates during the term of his employment agreement and for a specified period thereafter; and

•	the Company will reimburse Mr. Anthony for the reasonable legal fees incurred by him in connection with the negotiation of the management agreement and his employment agreement.

Equity Awards

In connection with the merger, Brookstone will establish a management equity incentive program under which Mr. Anthony will be eligible to receive awards of additional equity grants in OSIM Brookstone Holdings, L.P. A pool of Class B Interests equal to approximately 1,140,000 Class B Interests, representing 6.5% of the fully-diluted equity of OSIM Brookstone Holdings, L.P., will be established as part of the management equity incentive program. Mr. Anthony will be awarded 40% of the Class B Interests available under such program, or approximately 456,000 Class B Interests.

75% of the Class B Interests issued to Mr. Anthony (the “Time Interests”) under the management equity incentive program, or approximately 342,000 Class B Interests, will vest based on the passage of time and the unvested balance will vest upon a “change of control” or the consummation of an initial public offering of a subsidiary of OSIM Brookstone Holdings, L.P. 25% of the Class B Interests issued to Mr. Anthony (the “IRR Interests”) under the management equity incentive program, or approximately 114,000 Class B Interests, will vest if certain performance objectives are achieved. All IRR Interests, whether vested or unvested, and all unvested Time Interests will be subject to forfeiture under certain circumstances.

Change in Control Payments to Michael Anthony

Pursuant to a Change of Control Agreement with the Company, Mr. Anthony will become fully vested in benefits he has accrued under the Company’s Supplemental Executive Retirement Plan (the “SERP”) in connection with the merger through the effective date of the merger. Under the SERP, Mr. Anthony accrues a specified amount each year depending on the growth rate of Brookstone common stock for the year as compared with the stock growth rates of peer companies selected by the compensation committee of our board of directors. As of the end of Fiscal Year 2004, Mr. Anthony had accrued approximately $367,500 under the SERP. In addition, pursuant to the terms of his Change in Control Agreement, if, within twelve months following the merger (or April 15, 2005, if the merger is approved by the stockholders but not consummated), Mr. Anthony’s employment is terminated involuntarily or is terminated voluntarily by him other than by death or disability, for

“cause” (as defined in the Change in Control Agreement) or for “good reason” (as defined in the Change in Control Agreement), he will be entitled to a lump-sum cash payment equal to 300% of the sum of his annual base salary in effect at the time of termination plus 300% of the average of his annual bonuses earned with respect to the three full years preceding the termination of employment (the “Change in Control Payment”). Mr. Anthony will also be entitled to receive a lump-sum payment from the Company in an amount sufficient (on a net basis) to pay any excise tax imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code with respect to payments or benefits received by Mr. Anthony in connection with the merger. If these events (including the change in control payment) were to occur, the amount of the gross-up is estimated to be $2,293,438, consisting of $974,711 in excise taxes on amounts other than the gross-up, $860,039 in income taxes on the gross-up, and $458,688 in excise taxes on the gross-up.

The payments that may be received by Mr. Anthony as a result of the merger include: (a) $84,380 by reason of the vesting and cashing out of certain shares of restricted stock held by Mr. Anthony; (b) $1,024,220 by reason of the vesting and payment of a deferred stock award held by Mr. Anthony; (c) approximately $459,375, plus any benefits accrued for Fiscal Year 2005, to be paid out over time, by reason of the vesting of benefits to which Mr. Anthony is entitled under the Company’s Supplemental Executive Retirement Plan; (d) in the event Mr. Anthony’s employment with the Company is terminated under certain circumstances within 12 months following the merger, severance payments estimated at $5,581,837, representing three times the sum of his base salary (currently $650,000) and his trailing three year average bonus ($1,210,612.33 for fiscal years 2002, 2003, and 2004); and (e) in the event that the foregoing payments result in an excise tax under Code section 4999, the gross-up payment described above, estimated to be in the amount of $2,293,438. In addition, Mr. Anthony will receive $976,560 for his shares of Brookstone common and $8,774,341 for his options to purchase shares of Brookstone common stock.

Further information regarding Mr. Anthony’s employment agreements is provided below at “Compensation of Executive Officers—Employment Agreements” beginning on page 131.

Notwithstanding the foregoing, Mr. Anthony has agreed that, so long as Brookstone, Inc. or one of its affiliates enters into an employment agreement with him pursuant to the terms of a binding management agreement entered into by Mr. Anthony with Parent on April 15, 2005, as described in greater detail above under “—Employment Agreement,” or agrees in writing to assume those obligations to Mr. Anthony undertaken in connection with such management agreement, any existing agreements or arrangements between Mr. Anthony and the Company regarding the terms of Mr. Anthony’s employment and compensation, including without limitation the Change in Control Agreement described above, but not including vested benefits under the SERP, will terminate effective upon the completion of the merger.

Indemnification and Insurance

The amended merger agreement provides that our current and former directors, officers and employees will have all indemnity rights and all limitations on liability existing on April 15, 2005 under our organizational documents or any of our employee benefit plans (other than Mr. Michael Anthony’s Change in Control Agreement) for at least six years from the effective time of the merger. In addition, the surviving corporation will indemnify all of our current and former directors, officers and employees with respect to acts or omissions occurring, or otherwise relating to their services as directors, officers or employees, at or prior to the effective time of the merger. Parent has agreed to indemnify and provide advancement of expenses to all of our current and former directors, officers and employees (to the extent such persons are entitled to indemnification) with respect to acts or omissions occurring, or otherwise relating to their services as directors, officers or employees, at or prior to the effective time of the merger.

The amended merger agreement also requires that the surviving corporation either:

•

obtain from an insurance carrier with the same or better credit rating as our current insurance carrier “tail” directors’ and officers’ liability insurance policies covering each person currently covered by our existing policies in an amount and on terms with respect to coverage at least as favorable as our existing policies and with a claims period of at least six years from the effective time of the merger for matters existing or occurring at or prior to the effective time, subject to a maximum aggregate premium cost of $600,000; or

•	if the aggregate premium cost for such insurance would exceed $600,000, the surviving corporation must obtain as much comparable insurance coverage as possible for an aggregate premium cost of $600,000.

The obligations described above regarding indemnification and insurance must be assumed by any successor entity to Parent or the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Possible Future Arrangements

Additional executive officers and members of senior management of the Company, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, may agree to participate in the merger by making an equity investment in OSIM Brookstone Holdings, L.P., the ultimate parent company of Parent. As part of any such equity investment, these executive officers and members of senior management would reinvest a portion of their merger consideration in Class A Interests of OSIM Brookstone Holdings, L.P. and receive fully-vested Class B Interests of OSIM Brookstone Holdings, L.P. in connection therewith. In addition, these executive officers and members of senior management may enter into new employment agreements with the Company or one of its affiliates and may be eligible to receive awards of additional equity grants in OSIM Brookstone Holdings, L.P. from the pool of approximately 1,140,000 Class B Interests under the management equity incentive program to be established by Brookstone in connection with the merger.

Post-Merger Ownership

At the date of this proxy statement, Mr. Anthony holds 48,828 shares of Brookstone common stock, 605,825 stock options to acquire Brookstone common stock, 51,211 deferred stock awards for Brookstone shares and 4,219 restricted stock awards for Brookstone shares, representing in the aggregate approximately 3.4% of the fully diluted equity of Brookstone, Inc. As a result, based on Brookstone’s audited financial statements for the year ended January 29, 2005, Mr. Anthony’s fully diluted interest in Brookstone’s net book value and net earnings is approximately $5,765,900 and $723,300, respectively, subject to the payment of the exercise price of any stock options and any unpaid purchase price of any deferred stock awards or restricted stock awards included in such fully diluted interest. At the date of this proxy statement, none of Parent, Acquisition, OSIM Brookstone Holdings, L.P. or OSIM Brookstone Holdings, Inc. holds shares of Brookstone common stock or any other equity interest in Brookstone, Inc. and, accordingly, each of their fully diluted interests in Brookstone’s net book value and net earnings is zero.

Immediately after the completion of the merger, Parent will own all of the outstanding capital stock of Brookstone and all of the capital stock of Parent will be indirectly owned by the members of the investor group (or their designees), Mr. Anthony and the other management investors through their respective ownership in OSIM Brookstone Holdings, L.P. OSIM Brookstone Holdings, Inc. will act as the general partner of OSIM Brookstone Holdings, L.P. and will have no economic interest in Brookstone. It is anticipated that Mr. Anthony will hold approximately 456,000 Class A Interests and 17,000 fully-vested Class B Interests, representing in the aggregate approximately 2.9% of the fully diluted equity of (and accordingly, approximately 2.9% in the net book value and the net earnings of) OSIM Brookstone Holdings, L.P., without giving effect to the grant at or following the merger of up to approximately 1,140,000 Class B Interests under the management equity incentive program to be established by Brookstone in connection with the merger.

Material U.S. Federal Income Tax Consequences

Consequences to U.S. Stockholders and the Company

The following is a discussion of material U.S. federal income tax consequences of the merger to the Company and U.S. holders of Brookstone common stock whose shares of Brookstone common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). Non-U.S. holders of Brookstone common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Brookstone common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding Brookstone common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of Brookstone common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of Brookstone common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of Brookstone common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their shares of Brookstone common stock through the exercise of employee stock options or other compensation arrangements or stockholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger ). In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for Brookstone common stock pursuant to the merger.

The receipt of cash in the merger (whether as merger consideration or pursuant to the proper exercise of appraisal rights) by U.S. holders of Brookstone common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of Brookstone common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in Brookstone common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of Brookstone common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of Brookstone common stock.

Under the Code, as a U.S. holder of Brookstone common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Back-up withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the back-up withholding rules. Back-up withholding is not an additional tax and any amounts withheld under the back-up withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from back-up withholding and the procedures for obtaining such exemption.

The merger is not expected to have any material U.S. federal tax consequences to the Company.

Consequences to Holders of Options and Deferred and Restricted Stock Awards

Holders of stock options to acquire Brookstone common stock will generally recognize ordinary income and will generally be subject to withholding on the aggregate amount received with respect to the “cash-out” of such options in connection with the merger. Any holder of a deferred stock award for Brookstone common stock or restricted stock award for Brookstone common stock will also generally recognize ordinary income (except in the case of a restricted stock award, where a prior election has been made under Code Section 83(b)), and if there is an unsatisfied withholding obligation with respect to the award, will have the amount to which the holder is entitled with respect to such award under the amended merger agreement reduced by the amount necessary to satisfy such obligation. In the case of a restricted stock award where a prior election has been made under Code Section 83(b), a holder will generally recognize capital gain.

Consequences to Others

The following discussion summarizes the material United States federal income tax consequences to OSIM Brookstone Holdings, Inc., OSIM Brookstone Holdings, L.P., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd, Temasek Capital (Private) Limited, Parent, Acquisition, Mr. Anthony and certain other members of our senior management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who agree to participate in the merger resulting from the consummation of the merger. The federal income tax consequences set forth below are based upon currently existing provisions of the Code, applicable permanent, temporary and proposed Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (“IRS”). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below. The summary is not a complete analysis or description of all potential federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, a particular entity or individual, and does not address foreign, state, local or other tax consequences. Furthermore, estate and gift tax consequences are not discussed herein. No opinion of counsel will be requested with respect to any of the matters discussed herein. The discussion assumes that the interests acquired will be held as capital assets within the meaning of section 1221 of the Code.

Mr. Anthony and the other management investors, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, generally will be subject to U.S. federal income tax on the receipt of cash in the merger for any stock, options and deferred or restricted stock awards in the same manner as any other holder thereof, as described above. However, because Mr. Anthony and the other management investors will indirectly hold shares of the Company after the merger, as a result of their reinvestment of merger proceeds in OSIM Brookstone Holdings, L.P. and their receipt of Class B Common Partnership Interests of OSIM Brookstone Holdings, L.P., all or a portion of the cash received by them which otherwise would be treated as capital gain from the sale or exchange of stock, may be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits, with the excess being treated as a return of capital and then as capital gain. Such dividends may be subject to the same tax rate as long-term capital gains if certain minimum holding periods and other requirements are met.

None of Parent, Acquisition, OSIM Brookstone Holdings, L.P. OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd or Temasek Capital (Private) Limited expects to recognize any income, gain or loss as a result of the merger.

Regulatory Approvals

The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. The required notification and report forms under the Hart-Scott Rodino Act have been filed with the Federal Trade Commission and the Antitrust Division and we have received early termination of the waiting period.

In addition, state antitrust authorities and private parties in some circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking to impose conditions on it. Brookstone and members of the investor group and their respective affiliates also may conduct business in foreign countries. The parties do not believe that any material antitrust filings are required in any other jurisdiction prior to the completion of the merger but will make any such filing if it is subsequently determined that one is required.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the amended merger agreement or completion of the merger.

The amended merger agreement provides that we, Parent and Acquisition will use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the merger in a timely manner, including making all filings with, giving all notices to, and obtaining all consents from, governmental authorities and opposing or lifting any restraints or injunctions to the merger.

Estimated Fees and Expenses of the Merger

Brookstone estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of legal, financial advisory and accounting fees, SEC filing fees, printing, proxy solicitation and mailing costs and miscellaneous expenses, totaling approximately $5.6 million. This amount consists of the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses	$3,550,000
Legal and accounting fees	$1,500,000
SEC filing fees	$53,000
Printing, proxy solicitation and mailing costs	$250,000
Miscellaneous expenses	$200,000

If the amended merger agreement is terminated under the following circumstances:

•	we or Parent terminates the amended merger agreement because the merger is not completed by October 5, 2005 or our stockholders do not vote to adopt the amended merger agreement at the annual meeting of stockholders (including any adjournments and postponements thereof) and, after April 15, 2005 but at or before the time of termination, an acquisition proposal is disclosed, announced, commenced, submitted or made, and within 12 months of the date of termination, we complete an acquisition transaction;

•	Parent terminates the amended merger agreement following the occurrence of a company triggering event; or

•	we terminate the amended merger agreement in connection with a superior proposal;

then the Company will be obligated to pay the following fees and expenses to Parent:

•	a termination fee of $11 million; and

•	Parent’s transaction expenses, up to $2 million (in addition to any termination fee otherwise payable).

We will also be obligated to pay a termination fee to Parent (up to $11 million) and to reimburse Parent for its transaction expenses (up to $2 million) if the amended merger agreement is terminated in certain other circumstances.

If the amended merger agreement is terminated in accordance with its terms other than as a result of our breach, the aggregate amount of fees, including any termination fee, and expenses paid to Parent as a result of such termination will not exceed $13 million.

Certain Projections

In connection with their review of Brookstone and in the course of the negotiations between Brookstone and the investor group described in “Background of the Merger” beginning on page 22, Brookstone provided the investor group and the third-party buyer group described in “Background of the Merger” and their respective financing sources with selected non-public financial projections prepared by Brookstone’s management. The information was also provided to the special committee of independent directors and CIBC World Markets in connection with the proposed merger. These projections do not give effect to the transactions contemplated by the amended merger agreement, including the merger and the financing for the merger.

Original Projections

The financial projections provided to the investor group and the third party buyer group prior to the execution of the original merger agreement included estimates of net sales, net income before interest and taxes (EBIT), net income before interest, taxes and depreciation and amortization (EBITDA), net income before interest, taxes and depreciation and amortization plus rent expense (EBIDAR), income before taxes, and net income and earnings per share for fiscal years 2005 through 2007. In addition, the Company prepared projections through fiscal year 2009. The following chart below provides a summary of these projections provided to the investor group and the third-party buyer group.

$ in thousands except per share amounts	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009
Net sales	$528,014	$580,601	$644,634	$719,751	$806,522
EBIT	44,407	51,293	59,036	66,773	76,010
Income Before Tax	43,561	50,362	58,003	66,168	75,496
Net Income	26,572	30,721	35,382	40,363	46,052
EBITDA	60,251	68,097	76,898	86,563	98,321
EBITDAR	100,090	112,615	126,094	140,436	156,873
Earnings per share	$1.25	$1.43	$1.64	$1.84	$2.08

In preparing the above financial projections, Brookstone employed the following key assumptions—same store sales were projected to increase approximately 2.5% to 4.0% with a combined improvement in gross margins and expenses of approximately 1.0% over the five-year period.

Updated Projections

On June 24, 2005, the Company provided the investor group and their lenders with revised projections, including estimates of net sales, net income before interest and taxes (EBIT), net income before interest, taxes and depreciation and amortization (EBITDA) and earnings per share for fiscal years 2005 through 2007. In addition, the Company prepared projections through fiscal year 2009. The following chart below provides a summary of these projections provided to the investor group and their lenders.

$ in thousands except per share amounts	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009
Net sales	$472,441	$532,398	$597,965	$658,792	$710,696
EBIT	31,367	38,773	47,114	59,052	67,889
Income Before Tax	30,758	38,086	46,342	58,357	67,284
Net Income	18,824	23,308	28,361	35,715	41,178
EBITDA	45,076	53,795	63,626	77,503	87,445
Earnings per share	$0.88	$1.08	$1.31	$1.63	$1.86

The Company provided these revised projections to reflect trends from the Company’s actual results of operations for three months ending April 30, 2005 and to reflect the prospective divestiture of Gardeners Eden that the Company announced on June 29, 2005. In preparing the above revised financial projections, Brookstone employed the following key assumptions—same store sales were projected to decrease approximately 5.2% in Fiscal Year 2005, followed by increases of 4.0% to 5.7% in Fiscal Years 2006 through 2009, with a combined improvement in gross margins and expenses of approximately 3.0% over the three-year period.

The projections included in this proxy statement have been prepared by, and are the responsibility of, Brookstone’s management. Brookstone advised the recipients of the projections that its internal financial forecasts, upon which the projections provided were based in part, are, in general, prepared solely for internal use in capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous estimates and assumptions relating to the business of Brookstone that are inherently subject to significant economic, industry and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of Brookstone.

Brookstone does not, as a matter of course, publicly disclose projections of future revenues, earnings or other financial performance. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available on a confidential basis to the members of the investor group and the third-party buyer in connection with their due diligence investigations of Brookstone. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither PricewaterhouseCoopers LLP nor any registered public accountant has examined or compiled the projections and, accordingly, neither PricewaterhouseCoopers LLP nor any other registered public accountant expresses an opinion or any other form of assurance or association with respect thereto. In compiling the projections, Brookstone’s management took into account historical performance, combined with estimates, among others, regarding revenues and net income. The projections were developed in a manner consistent with management’s historical development of internal financial forecasts used in the preparation of budgets. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates relating to Brookstone’s business made by Brookstone’s management that Brookstone’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance, competitive uncertainties and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Brookstone’s management, may cause actual results to vary from the projections or the underlying assumptions. Accordingly, while the projections were prepared in good faith by Brookstone’s management, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate, and that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this proxy statement should not be regarded as an indication that the projections will be predictive of actual future results, and the projections should not be relied upon as such.

The PricewaterhouseCoopers LLP report included in Brookstone’s annual report on Form 10-K for the fiscal year ending January 29, 2005 relates to Brookstone’s historical financial information. It does not extend to the projections and should not be read to do so.

The projections were prepared in February 2005 and June 24, 2005. We have since made publicly available our actual results of operations for the three months ended April 30, 2005. You should review our Current Report on Form 8-K filed on May 5, 2005, May 18, 2005 and June 30, 2005 to obtain this information. No one has made or makes any representation to any stockholder regarding the information included in the projections. Brookstone does not intend to update or otherwise revise any of the projections included in this proxy statement to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error or otherwise no longer appropriate.

THE PARTIES TO THE AMENDED MERGER AGREEMENT

Brookstone, Inc.

We are a Delaware corporation with our principal executive offices at One Innovation Way, Merrimack, New Hampshire 03054. Our telephone number is (603) 880-9500. We are a product development and specialty retail company that operates 288 Brookstone-brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. We also operate five stores under the Gardeners Eden brand, and a direct-marketing business that consists of three catalog titles—Brookstone, Hard-to-Find Tools and Gardeners Eden—as well as e-commerce web sites at www.brookstone.com and www.gardenerseden.com. On June 29, 2005, we announced our decision to divest the Gardeners Eden business.

Brookstone Holdings Corp.

Brookstone Holdings Corp., which we refer to as “Parent,” is a Delaware corporation that was incorporated on April 13, 2005 solely for the purpose of holding 100% of the outstanding common stock of Brookstone Acquisition Corp. Parent is currently owned by OSIM International Ltd, a Singapore-listed healthy lifestyle products company, J.W. Childs Associates, L.P., a Boston-based private equity firm, and Temasek Capital (Private) Limited, a Singapore-based investment company (which we refer to collectively as, the “investor group”) and will be wholly-owned by OSIM Brookstone Holdings, L.P. as of the effective time of the merger. Parent has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the amended merger agreement. The principal office address of Parent is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and its telephone number is (617) 753-1100.

Brookstone Acquisition Corp.

Brookstone Acquisition Corp., which we refer to as “Acquisition,” is a Delaware corporation that was incorporated on April 13, 2005 solely for the purpose of completing the merger. Acquisition is a direct, wholly-owned subsidiary of Parent. Acquisition has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the amended merger agreement. In connection with the merger, Acquisition will be merged with and into Brookstone, Inc. and its separate existence will cease. The principal office address of Acquisition is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and its telephone number is (617) 753-1100.

OTHER PARTICIPANTS

OSIM Brookstone Holdings, L.P. is an exempted limited partnership formed and registered under the laws of the Cayman Islands on May 19, 2005 for the purpose of directly and indirectly holding 100% of the capital stock of Parent and Acquisition, and, after the merger, the surviving corporation. OSIM Brookstone Holdings, Inc. is an exempted company incorporated under the laws of the Cayman Islands on May 19, 2005, for the purpose of serving as the general partner of OSIM Brookstone Holdings, L.P. J.W. Childs Equity Partners III, L.P. (and/or other designees of J.W. Childs Associates, L.P.), OSIM International Ltd (and/or its designees) and Century Private Equity Holdings (S) Pte Ltd (and/or other designees of Temasek Capital (Private) Limited) as of the closing of the merger will be, together with Mr. Anthony and certain other members of our management, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, (the “other management investors”) who agree to reinvest a portion of the proceeds they receive in the merger in equity securities of an affiliate of Parent, the owners of all of outstanding interests in OSIM Brookstone Holdings, L.P. and OSIM Brookstone Holdings, Inc. Neither OSIM Brookstone Holdings, L.P. nor OSIM Brookstone Holdings, Inc. will have participated in any activities prior to the merger other than activities incident to its formation and the transactions contemplated by the amended merger agreement. The principal office address of each of OSIM Brookstone Holdings, L.P. and OSIM Brookstone Holdings, Inc. is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and their telephone number is (617) 753-1100.

OSIM International Ltd, a corporation organized under the laws of Singapore, was established in 1980 and is a global leader in healthy lifestyle products and is listed on the main board of the Singapore Exchange. It is the leading Asian brand for healthy lifestyle products. OSIM is a brand management and niche marketing company with a focus on the consumer. OSIM uses innovative selling approaches and constantly enhances its innovation capabilities to produce successful products with superior designs, features and quality. Today, OSIM operates a wide point-of-sales network of over 700 outlets in Asia, Australia, Africa, the Middle East, United Kingdom and North America. The principal office address of OSIM is 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and its business telephone number is (65) 6747-6866.

J.W. Childs Equity Partners III, L.P., a Delaware limited partnership, is an investment fund with committed capital from financial institutions, pension funds, insurance companies and university endowments. The general partner of J.W. Childs Equity Partners III, L.P. is J.W. Childs Advisors III, L.P., a Delaware limited partnership. The general partner of J.W. Childs Advisors III, L.P. is J.W. Childs Associates, L.P., a Delaware limited partnership. Each of J.W. Childs Advisors III, L.P. and J.W. Childs Associates, L.P. is principally engaged in the business of investing and managing the investments, in a general partner capacity, of J.W. Childs Equity Partners III, L.P., and with respect to J.W. Childs Associates, L.P., other investment funds. The principal office address of each of J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P. and J.W. Childs Associates, L.P. is 111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and each of their business telephone numbers is (617) 753-1100.

Century Private Equity Holdings (S) Pte Ltd is an investment holding company organized in Singapore. The sole shareholder of Century Private Equity Holdings (S) Pte Ltd is Seletar Investments Pte Ltd. The sole shareholder of Seletar Investments Pte Ltd is Temasek Capital (Private) Limited. Each of Seletar Investments Pte Ltd and Temasek Capital (Private) Limited are investment holding companies organized in Singapore. The principal office address of each of Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and each of their business telephone numbers is (65) 6828-6828.

THE ANNUAL MEETING

Time, Place and Purpose of the Annual Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the annual meeting to be held on September 22, 2005, starting at 2:00 p.m. (local time), at the Bank of America Conference and Training Center, One Federal Street, 7th Floor, Boston, Massachusetts. The purpose of the annual meeting is for our stockholders to consider and vote upon proposals to adopt the amended merger agreement, to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, to elect directors, to approve the amendment and restatement of the Company’s Management Incentive Bonus Plan, to ratify the appointment of Brookstone’s independent registered public accounting firm and to transact such other business as may properly come before the meeting and any and all adjourned sessions thereof. A copy of the original merger agreement and the amendment to the original merger agreement are attached to this proxy statement as Annexes A-1 and A-2, respectively. This proxy statement, the notice of the annual meeting and the enclosed form of proxy are first being mailed to our stockholders on August 24, 2005.

Record Date, Quorum and Voting Power

The holders of record of Brookstone common stock at the close of business on July 29, 2005, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. As of the record date, there were 20,436,689 shares of Brookstone common stock issued and outstanding, all of which are entitled to be voted at the annual meeting.

Each outstanding share of Brookstone common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the annual meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the annual meeting. A quorum is necessary to hold the annual meeting. Once a share is represented at the annual meeting, it will be counted for the purpose of determining a quorum at the annual meeting and any adjournment or postponement of the annual meeting. However, if a new record date is set for the adjourned annual meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of Brookstone common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the amended merger agreement. The five nominees who receive the greatest number of votes properly cast for the election of directors will be elected as directors. The proposals to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, the approval of the amendment and restatement of the Company’s Management Incentive Bonus Plan, and the ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of a majority of the shares present and entitled to vote.

In order for your shares of Brookstone common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the annual meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Generally, nominees have the discretion to vote for directors and the ratification of the appointment of independent registered public accounting firm, unless you instruct otherwise. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

As a result, broker non-votes and abstentions will have the same effect as a vote against the adoption of the amended merger agreement. Broker non-votes and abstentions will also have the same effect as a vote against the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies to approve the amendment and restatement of the Company’s Management Incentive Bonus Plan, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but will not affect the outcome of the vote relating to the election of directors.

Voting by Directors and Executive Officers

As of July 29, 2005, the record date, the directors and executive officers of Brookstone held and are entitled to vote, in the aggregate, 127,919 shares of Brookstone common stock, representing approximately 0.6% of the outstanding shares of Brookstone common stock. The directors and executive officers have informed Brookstone that they intend to vote all of their shares of Brookstone common stock “FOR” the adoption of the amended merger agreement, “FOR” any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, “FOR” the election of the Company’s nominees for director named herein, “FOR” the approval of the amendment and restatement of the Company’s Management Incentive Bonus Plan, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Brookstone’s independent registered public accounting firm and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

Proxies; Revocation

If you vote your shares of Brookstone common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the annual meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the amended merger agreement, “FOR” any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, “FOR” each of the Company’s nominees for director named herein, “FOR” the approval of the amendment and restatement of the Company’s Management Incentive Bonus Plan, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy or submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Brookstone does not expect that any matter other than the proposals to adopt the merger agreement, elect directors and ratify the appointment of our independent registered public accounting firm will be brought before the annual meeting. If, however, such a matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of the Company’s board of directors.

Expenses of Proxy Solicitation

Brookstone will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Brookstone may solicit proxies personally and by telephone, facsimile or other similar means. These persons will not receive additional or special compensation for such solicitation services. In addition, Georgeson Shareholder Services will provide solicitation services to us for a fee of approximately $8,500 plus out-of-pocket expenses. Brookstone will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to their customers who are beneficial owners of the shares they hold of record.

Adjournments and Postponements

Any adjournment or postponement may be made without notice by an announcement made at the annual meeting by the chairman of the meeting. If persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the amended merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment or postponement. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow Brookstone stockholders who have already sent in their proxies to revoke them at any time prior to their use in the manner provided herein.

THE AMENDED MERGER AGREEMENT (PROPOSAL NO. 1)

The summary of the material terms of the amended merger agreement set forth in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the original merger agreement, a copy of which is attached to this proxy statement as Annex A-1 and the amendment to the original merger agreement, a copy of which is attached to this proxy statement as Annex A-2, and both of which we incorporate by reference into this document. This following summary may not contain all of the information about the amended merger agreement that is important to you. We encourage you to read carefully the amended merger agreement in its entirety because it, not this proxy statement, is the legal document that governs the merger.

This proxy statement contains a description of representations and warranties made in the amended merger agreement and the amendment to the original merger agreement. Representations and warranties are also set forth in contracts and other documents, including the amended merger agreement and the amendment to the original merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including us, Parent and Acquisition), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the amended merger agreement and the amendment to the original merger agreement, as statements of factual information.

Effective Time

The effective time of the merger will occur at the date and time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger).

Structure

At the effective time of the merger, Acquisition will merge with and into Brookstone, Inc. Upon completion of the merger, Acquisition will cease to exist as a separate entity and Brookstone, Inc. will continue as the surviving corporation. From and after the effective time of the merger, all the properties, rights, privileges, powers and franchises of Brookstone and Acquisition will become those of the surviving corporation, and all debts, liabilities and duties of Brookstone, Inc. and Acquisition will become those of the surviving corporation.

Treatment of Stock, Stock Options and Awards

Common Stock

At the effective time of the merger, each share of Brookstone common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $20.00 in cash, without interest, other than shares of Brookstone common stock:

•	held in our treasury or owned by Parent, Acquisition or any of their respective subsidiaries, in each case, immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law.

Stock Options

At the effective time of the merger, each stock option to acquire Brookstone common stock outstanding immediately prior to the effective time of the merger will be cancelled. In connection with such cancellation, holders of unexercised stock options that have been identified by us to Parent in the manner provided by the amended merger agreement and which are outstanding immediately prior to the effective time of the merger, whether or not vested, will have the right to receive in cash, without interest and less applicable withholding taxes, an amount equal to the product of:

•	the excess, if any, of $20.00 over the exercise price per share of common stock for such stock option; and

•	the number of shares of common stock then subject to such stock option.

Holders of unexercised stock options that have not been identified by us to Parent will receive no consideration in connection with the cancellation of their stock options. To its knowledge, on the date of the execution of the original merger agreement, the Company identified to Parent all options outstanding as of April 14, 2005. Pursuant to the terms of the amended merger agreement, the Company may grant additional options with the consent of Parent and/or Parent may also consent to designate an option as identified; any such option will be considered an identified option and be entitled to participate in the merger, subject to the terms of such option.

The surviving corporation will pay to holders of stock options that have been identified by us to Parent in the manner provided by the amended merger agreement and which are outstanding immediately prior to the effective time of the merger the consideration described in the immediately preceding paragraph as soon as practicable after the completion of the merger and upon its receipt from the holder of:

•	the surrendered option agreement or other document representing such stock option, or if the holder is unable to deliver such agreement or document, a customary affidavit and agreement of indemnification, in form reasonably satisfactory to Parent; and

•	a written instrument, reasonably satisfactory to Parent, duly executed by the holder of such stock option setting forth (a) a representation by such holder that he or she is the owner of such stock option and (b) a confirmation of, and consent to, the cancellation of such option.

Deferred Stock Awards and Restricted Stock Awards

At the effective time of the merger, each deferred stock award for Brookstone shares and restricted stock award for Brookstone shares outstanding immediately prior to the effective time of the merger will be cancelled. In connection with such cancellation, holders of deferred stock awards and restricted stock awards that have been identified by us to Parent in the manner provided by the amended merger agreement and which are outstanding immediately prior to the effective time of the merger will have the right to receive in cash, without interest and less applicable withholding taxes, an amount equal to the product of:

•	the excess, if any, of $20.00 over the unpaid purchase price per share of common stock, if any, for such award; and

•	the number of shares of common stock then subject to such award.

Holders of deferred stock awards and restricted stock awards that have not been identified by us to Parent will receive no consideration in connection with the cancellation of their awards.

The surviving corporation will pay to holders of deferred stock awards and restricted stock awards that have been identified by us to Parent in the manner provided by the amended merger agreement and which are outstanding immediately prior to the effective time of the merger the consideration described in the immediately preceding paragraph as soon as practicable after the completion of the merger and upon its receipt from the holder of:

•	the surrendered deferred stock or restricted stock agreement or other document representing such award, or if the holder is unable to deliver such agreement or document, a customary affidavit and agreement of indemnification, in form reasonably satisfactory to Parent; and

•	a written instrument, reasonably satisfactory to Parent, duly executed by the holder of such award setting forth (a) a representation by such holder that he or she is the owner of such award and (b) a confirmation of, and consent to, the cancellation of such award.

To its knowledge, on the date of the execution of the original merger agreement, the Company identified to Parent deferred and restricted stock awards outstanding as of April 14, 2005. Pursuant to the terms of the amended merger agreement, the Company may grant additional deferred and restricted stock awards with the consent of Parent and/or Parent may also consent to designate an award as identified; any such award will be considered an identified award and be entitled to participate in the merger, subject to the terms of such award.

No Further Ownership Rights

After the effective time of the merger, each of our outstanding stock certificates will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of Brookstone common stock represented by that certificate.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably acceptable to us to act as a paying and exchange agent in connection with the merger (the “paying agent”). At or prior to the effective time of the merger, Parent will deposit, or cause the surviving corporation to deposit, with the paying agent an amount of cash sufficient to pay the merger consideration to each holder of shares of Brookstone common stock. Promptly after the completion of the merger, the paying agent will send to you and the other stockholders a letter of transmittal and instructions. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your common stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require.

The merger consideration may be paid to a person other than the person in whose name the corresponding common stock certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer or other taxes or establish to the reasonable satisfaction of the paying agent that such stock transfer or other taxes have been paid or are not applicable.

If you have lost a common stock certificate, or if it has been stolen or destroyed, Parent may require you to make an affidavit of that fact and deliver an agreement of indemnification against any claims that may be made against the paying agent, Parent or the surviving corporation with respect to such certificate before you will be entitled to receive the merger consideration.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Brookstone common stock.

At any time after 180 days after the effective time of the merger, Parent may require the paying agent to deliver to the surviving corporation any funds which had been deposited with the paying agent and have not been paid to our stockholders. Thereafter, you may only look to the surviving corporation for payment of the merger consideration, without interest, upon surrender of your common stock certificates. Any merger consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

Certificate of Incorporation and Bylaws

The certificate of incorporation of the surviving corporation will be amended so as to read in its entirety in the form attached to this proxy statement as Annex D. In addition, the bylaws of the surviving corporation will be amended so as to read in their entirety in a form to be provided by Parent to us no later than five business days prior to closing, and reasonably acceptable to us.

Directors and Officers

Following the merger, it is expected that our current executive officers will continue as executive officers of the surviving corporation. The service of our directors, other than Mr. Michael Anthony, will end on the completion of the merger.

Representations and Warranties

We and each of Parent and Acquisition make representations and warranties in the amended merger agreement that are subject, in some cases, to specified exceptions and qualifications and to disclosures made in confidential disclosure letters delivered by us to Parent, and by Parent to us, respectively, as to, among other things:

•	proper organization, existence and good standing;

•	power to operate the business;

•	power to enter into and perform the amended merger agreement;

•	corporate action taken to approve the amended merger agreement;

•	the absence of any conflict between the amended merger agreement and (a) organizational documents, (b) the resolutions of the board of directors or other equivalent governing body and stockholders or other equityholders or (c) any provision of applicable law or certain contracts;

•	the absence of any required governmental filings or approvals other than as provided for in the amended merger agreement;

•	the absence of legal proceedings challenging, preventing or delaying the merger;

•	the absence of undisclosed broker’s fees; and

•	the accuracy and completeness of information supplied in this proxy statement and certain other filings made in connection with the merger.

We and each of Parent and Acquisition make representations and warranties in the amendment to the original merger agreement that are subject, in some cases, to specified exceptions and qualifications and to disclosures made in confidential disclosure letters delivered by us to Parent, and by Parent to us, respectively, as to, among other things:

•	power to enter into and perform the amendment to the original merger agreement and to consummate the transactions contemplated by the amended merger agreement;

•	corporate action taken to approve the amendment to the original merger agreement and to consummate the transactions contemplated by the amended merger agreement;

•	the absence of any required governmental filings or approvals other than as provided for in the amended merger agreement; and

•	the absence of any conflict between (i) the amendment to the original merger agreement and the transactions contemplated by the amended merger agreement and (ii) (a) organizational documents, (b) the resolutions of the board of directors or other equivalent governing body and stockholders or other equityholders or (c) any provision of applicable law or certain contracts.

We make additional representations and warranties in the amended merger agreement that are subject, in some cases, to specified exceptions and qualifications and to disclosures made by us to Parent in a confidential disclosure letter delivered by us to Parent, as to, among other things:

•	the approval and recommendation by our board of directors of the original merger agreement and the merger;

•	the required vote of our stockholders in connection with the adoption of the amended merger agreement and the inapplicability of anti-takeover laws and provisions to the merger;

•	the absence of a shareholder rights plan;

•	our capitalization, including, in particular, the number of outstanding shares of common stock, outstanding stock options, outstanding deferred stock awards and outstanding restricted stock awards;

•	the capitalization of our subsidiaries, including our ownership of those subsidiaries;

•	the absence of any conflict between the amended merger agreement and any permits;

•	the consummation of the merger will not give rise to liens on assets or obligations to pay taxes;

•	the consummation of the merger will not require the consent of third parties under real property leases;

•	our compliance with the filing requirements of the Securities and Exchange Commission and the accuracy of the information contained within those filings since January 1, 2002;

•	the absence of additional reporting requirements;

•	our compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of off-balance sheet arrangements;

•	the maintenance of our internal accounting controls and other disclosure controls and procedures;

•	the maintenance and accuracy of our books and records;

•	the absence of weaknesses in our internal controls over financial reporting;

•	the absence of fraud involving management and certain other employees;

•	our intention to file our Annual Report on Form 10-K for the year ended January 29, 2005 no later than April 29, 2005 and the absence of changes to that report from the draft report shown to Parent prior to the signing of the original merger agreement;

•	our compliance with The NASDAQ Stock Market listing standards;

•	our financial statements included in reports filed with the Securities and Exchange Commission, including the presentation and preparation of such statements;

•	the absence of undisclosed liabilities, other than as set forth on our January 29, 2005 balance sheet, liabilities arising in the ordinary course of business since January 29, 2005, liabilities incurred in connection with the amended merger agreement and liabilities arising from the performance of contracts;

•	the absence of any indebtedness or derivative contracts other than as disclosed in our financial statements or in the amended merger agreement;

•	the absence of changes and events in the operation of our business since January 29, 2005, including the absence of a “company material adverse effect” (as defined below);

•	compliance with applicable laws;

•	the possession of, and compliance with, governmental licenses and permits required to carry on our business;

•	the absence of pending or threatened litigation or outstanding court orders;

•	interests in real property, whether owned, leased or otherwise used by us; the absence of liens or restrictions upon such real property; the validity of leasehold interests; and the absence of condemnation proceedings affecting the real property;

•	the condition of our real property and other assets;

•	the sufficiency of our assets to conduct our business;

•	the absence of product recalls;

•	the quality of our inventory;

•	our products’ compliance with express and implied warranties;

•	the absence of disputes with our suppliers and vendors;

•	the existence, validity and enforceability of certain contracts and the absence of defaults in the performance, observance or fulfillment of such contracts;

•	our employee benefit plans, including funding obligations and related liabilities and the qualification of such plans under applicable laws;

•	our relations with employees, including the absence of collective bargaining agreements, union organizing activities, labor disputes and mass layoffs;

•	our payment of taxes due and the preparation and filing of tax returns required to be filed by us; the absence of proceedings with respect to tax matters; and our tax filing status;

•	environmental matters and compliance with environmental laws;

•	our ownership and right to use intellectual property related to our business, including the absence of infringement and the protection of intellectual property rights;

•	our privacy policies and security measures to protect our customer information;

•	our insurance policies, including the payment of premiums, the absence of lapses in insurance coverage and the absence of notices of cancellation or denials of coverage from our insurers;

•	the opinion of the Company’s financial advisor dated April 15, 2005;

•	the absence of certain relationships of our officers and directors with us that would be required to be disclosed in our filings with the Securities and Exchange Commission;

•	the absence, within the last five years, of (a) unlawful uses of funds related to political activities, (b) unlawful payments to government officials, employees, parties or campaigns and (c) violations of the Foreign Corrupt Practices Act; and

•	our compliance with United States and international economic and trade sanctions.

We make additional representations and warranties in the amendment to the original merger agreement that are subject, in some cases, to specified exceptions and qualifications and to disclosures made by us to Parent in the confidential disclosure letter delivered by us to Parent, as to, among other things:

•	the approval and recommendation by our board of directors of the amendment to the original merger agreement and the amended merger agreement and the merger;

•	the performance of the amendment to the original merger agreement and the consummation of the merger will not give rise to liens on assets or obligations to pay taxes;

•	the performance of the amendment to the original merger agreement and the consummation of the merger will not require the consent of third parties under real property leases; and

•	the opinion of the Company’s financial advisor dated July 15, 2005.

For purposes of the amended merger agreement and the amendment to the original merger agreement, “company material adverse effect” means any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, has a material adverse effect on:

•	the business, assets, properties, liabilities, financial condition or results of operations of Brookstone and its subsidiaries, taken as a whole; or

•	our ability to perform our obligations under the amended merger agreement.

Notwithstanding the foregoing, a “company material adverse effect” will not include any change, effect, event, occurrence, state of facts or developments resulting from:

•	a general deterioration in economic conditions;

•	the announcement or existence of the amended merger agreement or the merger;

•	any action required to be taken or omission required to be made by us pursuant to, or otherwise expressly permitted by, the terms of the merger agreement or with the prior consent of Parent;

•	changes or conditions affecting the industry in which we operate and not disproportionately affecting us; or

•	any worldwide or nationwide conditions or circumstances (political, economic, or similar), including an outbreak or escalation or war, armed hostilities, acts of terrorism, or other national or international calamity, crisis or emergency occurring within or outside of the United States.

In addition, a decline in the market price of Brookstone common stock will not, in and of itself, be deemed to constitute a “company material adverse effect.”

Each of Parent and Acquisition makes additional representations and warranties in the amended merger agreement that are subject, in some cases, to specified exceptions and qualifications and to disclosures made by Parent to us in a confidential disclosure letter delivered by Parent to us, as to, among other things:

•	the absence of any previous business conduct;

•	ownership of any shares of Brookstone common stock or other similar securities;

•	the equity financing commitments and original debt financing commitments arranged by Parent; and

•	the solvency of Parent and the surviving corporation following the merger.

Each of Parent and Acquisition makes additional representations and warranties in the amendment to the original merger agreement that are subject, in some cases, to specified exceptions and qualifications and to disclosures made by Parent to us in the confidential disclosure letter delivered by Parent to us, as to, among other things, the equity and debt financing commitments arranged by Parent.

The representations and warranties in the amended merger agreement do not survive the effective time of the merger.

Conduct of Our Business Pending the Merger

Until the effective time of the merger, we have agreed, except as expressly contemplated by the amended merger agreement, that we will conduct our operations only in the ordinary course consistent with past practice and with no less diligence and effort than would be applied in the absence of the amended merger agreement. We have agreed that we will:

•	use commercially reasonable efforts to maintain and preserve intact our business organization, retain the services of our executive officers and preserve the good will of our customers, suppliers, landlords and other parties with whom we have material business relationships in a manner consistent with past practices;

•	prepare and file tax returns required to be filed prior to closing in a manner consistent with past practice, pay all taxes due and payable shown on such returns and adequately provide for all taxes payable for which no such return is due; and

•	promptly notify Parent of any legal proceeding in respect of tax matters, and not settle or compromise any such proceedings (a) in the case of a federal proceeding, without Parent’s consent, and (b) in the case of any state or local proceeding, in a manner requiring payments in excess of the applicable reserve reflected on our January 29, 2005 balance sheet without Parent’s consent.

We also have agreed that during the same time period, and subject to limited exceptions and qualifiers or as otherwise expressly contemplated by the amended merger agreement, we will not, without Parent’s consent:

•	amend our organizational documents;

•	adjust, split, combine or reclassify any of our capital stock or other securities;

•	make, declare or pay any dividend or distribution on, or redeem, purchase or otherwise acquire, any of our capital stock or other securities;

•	grant any right or option to acquire any of our capital stock or other securities;

•	issue, deliver, pledge, dispose of or sell any of our capital stock or other securities;

•	enter into any contract with respect to the sale, voting, registration or repurchase of any of our capital stock or other securities;

•	amend, modify or waive any rights under any outstanding stock option, deferred stock award or restricted stock award;

•	acquire by merging or consolidating with, or by purchasing a substantial portion of the assets, or capital stock of, or by any other manner, any business or any entity, other than in connection with our entry into a lease for a retail airport store in the ordinary course of business consistent with past practice;

•	sell, grant a license in, mortgage or otherwise encumber or dispose of any of our owned real property or other material properties, other than the sale of our inventory in the ordinary course of business consistent with past practices;

•	adopt a plan of complete or partial liquidation or dissolution;

•	merge, consolidate, restructure, recapitalize or reorganize;

•	except in the ordinary course of business consistent with past practices, make any commitment (including any payment not expressly required thereunder) or enter into, or amend, modify, or terminate, or waive any rights under, any material contract;

•	make any commitment with respect to, enter into, amend, modify or terminate or waive any rights under, any understanding or contract with, or for the benefit of, any of our officers, directors or affiliates;

•	incur or prepay any indebtedness, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing, except for (a) borrowings under our existing credit facility made in the ordinary course of business consistent with past practice and that do not result in aggregate borrowings at any time outstanding in excess of $5 million or (b) letters of credit, bankers’ acceptance or similar facilities or arrangements under our existing credit facility relating to the purchase of inventory in the ordinary course of business consistent with past practice;

•	enter into any new interest rate swap, cap, collar or similar contract or any other off-balance sheet structure or transaction;

•	make any loans, advances or capital contributions to, or investments in, any third person or entity, except for investments made in connection with our entry into a lease for a retail airport store in the ordinary course of business consistent with past practice;

•	hire any new employee with an annual base salary in excess of $175,000;

•	promote any employee to be an officer or member of senior management;

•	engage any consultant or independent contractor for a period exceeding 60 days unless such engagement may be cancelled without penalty upon not more than 60 days’ notice;

•	increase in any manner the compensation or benefits of, or pay any bonus to, any of our employees, officers, directors or independent contractors, except for increases in the ordinary course of business consistent with past practices;

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•	take action to terminate the employment of any of our employees that has an employment, severance or similar agreement or arrangement providing for the payment of severance in excess of amounts generally provided to employees;

•	adopt, modify or increase the benefits under, or accelerate or settle the payment of benefits under, any of our employee benefit plans, except for (a) modifications to group health or welfare plans in the ordinary course of business consistent with past practice or (b) the establishment of performance targets under certain bonus and profit sharing plans and programs in a manner consistent with our historical methodology used to establish such targets;

•	make any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, more than $2.5 million in excess of the capital expenditures provided for in our 2005 budget;

•	make any material expenditure in connection with any advertising or marketing, or adopt, renew, terminate, change or increase the liability or other material obligations under any operating standards, loyalty programs or amenity packages, other than in the ordinary course of business consistent with past practice;

•	change any personnel policies in any material respect or accounting policies or procedures, other than as required by generally accepted accounting principles or other applicable law;

•	fundamentally alter our business or the nature and type of our products sold when compared with past practices;

•	fail to maintain or renew material existing insurance policies (or substantial equivalents) to the extent available at comparable rates or increase the premium on such policies or replacements thereof in excess of generally available market rates;

•	settle any material legal proceedings (other than our settlement of the California class action brought by current and former managers and assistant managers of our California stores regarding their classification as exempt employees) except where:

o	the settlement either is limited solely to monetary payment or is not material to us,

o	the settlement includes a release of all material claims that are outside of the ordinary course of business consistent with past practice, and

o	the amount we pay in all such settlements does not exceed the amounts reserved on our January 29, 2005 balance sheet by $1.1 million in the aggregate;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Act of 1988 or any similar state laws;

•	intentionally invalidate, abandon or dedicate to the public domain, any material intellectual property rights; fail to respond within the applicable deadline to any U.S. Patent and Trademark Office or U.S. Copyright Office actions relating to any material intellectual property rights or fail to pay maintenance or similar fees for any material intellectual property rights so as to lead to its invalidation or abandonment;

•	except in the ordinary course of business: (a) make, change or revoke tax elections, (b) amend tax returns or adopt or change tax accounting methods or periods, (c) surrender rights to claim tax refunds or (d) consent to the extension or waiver of limitations periods applicable to tax claims or assessments; or

•	authorize, commit or agree to do any of the foregoing.

Non-Solicitation of Transactions

We have agreed that neither we nor any of our representatives will:

•	solicit, initiate or knowingly or negligently facilitate, encourage or induce the making, submission or announcement of, any “acquisition proposal” which is defined to mean any offer or proposal (whether or not in writing) for or any indication of interest or inquiry which could reasonably be expected to lead to an offer or proposal for any of the following (each, an “acquisition transaction”): (a) a transaction pursuant to which any third party acquires or would acquire beneficial ownership of more than 20% of our outstanding voting power, whether from us or pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization or similar transaction which would result in any third party acquiring 20% or more of the fair market value of our assets, (c) any transaction which would result in any third party acquiring 20% or more of the fair market value of our assets (including the capital stock of any subsidiary), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise) or (d) any combination of the foregoing;

•	furnish any nonpublic information to any person or entity that has made an acquisition proposal;

•	engage in discussions or negotiations with any person or entity with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar agreement in principle or any contract contemplating or otherwise relating to any acquisition transaction (other than any confidentiality agreement that does not contain an offer or proposal).

For purposes of the amended merger agreement, any violation of any of the restrictions set forth in the five bullet points above by any of our representatives will be deemed to constitute a breach of such restriction by us.

We agreed to terminate, and to instruct our representatives to terminate, all discussions and negotiations with any person as of April 15, 2005, that could reasonably have led to an acquisition proposal, other than with respect to the non-binding indication of interest received on April 7, 2005, such indication of interest is described in “Special Factors—Background of the Merger” beginning on page 22. In addition, we agreed to request that any person who had executed a confidentiality agreement with respect to such person’s consideration of an acquisition proposal as of April 15, 2005 other than the third-party buyer group that submitted the indication of interest to us on April 7, 2005, promptly return or destroy (and certify in writing to us any such destruction) all confidential information furnished to it in accordance with the terms of the confidentiality agreement.

Notwithstanding the restrictions contained in the five bullet points in the first paragraph above in this section of this proxy statement, at any time prior to the time that our stockholders adopt the amended merger agreement at the annual meeting, we and our representatives may, in response to the submission of an unsolicited written acquisition proposal which did not result from a violation of any of the five bullet points in the first paragraph above in this section of this proxy statement, take any of the actions described in the second or third bullet points of such paragraph in respect of a person or entity that has made an acquisition proposal, if our board of directors concludes in good faith, based on such matters as it deems relevant:

•	after consultation with its financial advisors and outside counsel, that such acquisition proposal is or could reasonably be expected to lead to a “superior proposal” which is defined to mean a bona-fide written offer made by a third party for an acquisition transaction (with all of the percentages included in the definition of “acquisition transaction” above increased to 100% for purposes of this definition) that our board of directors determines in good faith, based on such matters as it deems relevant, following consultation with its financial advisors and outside counsel, (a) would result in a transaction, if consummated, that would be more favorable to our stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror and any revised offer made by Parent discussed in the last paragraph below in this section of the proxy statement) than the merger, (b) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (c) is made by a third party who has provided us with reasonable evidence that such third party has or will have sufficient funds to complete such acquisition proposal; and

•	following consultation with outside counsel which frequently provides advice with respect to Delaware law, that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties imposed by applicable law.

In the event that we or our representatives furnish any nonpublic information to any third party that has made an acquisition proposal, prior to furnishing such information, (a) we first must enter into a confidentiality agreement with such third party with use and disclosure limitations, “standstill” provisions and other material terms that are no less favorable to us than the existing confidentiality agreements in place with the members of the investor group and (b) we must disclose to Parent all such furnished information to the extent not previously provided to Parent.

Notwithstanding the restrictions contained in the five bullet points in the first paragraph above in this section of this proxy statement, at any time prior to the time that our stockholders adopt the merger agreement at the annual meeting, we and our representatives may take any of the actions described in the first, second or third bullet points of such paragraph with respect to that certain non-binding indication of interest received on April 7, 2005 from the third-party buyer group, as described above under “Special Factors—Background of the Merger” beginning on page 22, so long as:

•	we disclose to Parent all nonpublic information furnished to the third-party buyer group to the extent not previously provided to Parent; and

•	we have entered into a confidentiality and standstill agreement with the third-party buyer group.

In the event that negotiations with the third-party buyer group are terminated, we have agreed to request that the group promptly return or destroy (and certify in writing to us any such destruction) all confidential information furnished to it in accordance with the terms of the confidentiality agreement with the third-party buyer group.

We have agreed to promptly advise Parent, telephonically and in writing, of our receipt of any acquisition proposal but in no event more than forty-eight (48) hours thereafter. In addition, we have agreed to:

•	promptly notify Parent, in writing and in reasonable detail, of the material terms and conditions of any acquisition proposal and the identity of the person or entity making the same;

•	update Parent in respect of material changes in the status of any acquisition proposal (including the April 7, 2005 non-binding indication of interest);

•	promptly inform Parent of any change in any of the price, form of consideration or other material terms of any acquisition proposal (including the April 7, 2005 non-binding indication of interest); and

•	promptly upon determination by our board of directors that an acquisition proposal (including the April 7, 2005 non-binding indication of interest) constitutes a superior proposal, deliver to Parent a written notice advising it that our board of directors has so determined, specifying in reasonable detail the material terms and conditions of such superior proposal and the identity of the person or entity making such superior proposal.

We have agreed that our board of directors will not withdraw or modify its recommendation to our stockholders to vote in favor of the adoption of the amended merger agreement. Notwithstanding our obligation under the amended merger agreement, at any time prior to the time that our stockholders adopt the amended merger agreement at the annual meeting, our board of directors may (a) withdraw or modify such recommendation to our stockholders or not make or not continue to make such recommendation or (b) approve, endorse or recommend, or cause us to enter into a letter of intent or similar agreement in principle or any contract contemplating or otherwise relating to, a superior proposal, if, in each case:

•	our board of directors determines in good faith, based on such matters as it deems relevant, following consultation with outside counsel which frequently provides advice with respect to Delaware law, that such action is necessary for our board of directors to act in a manner consistent with its fiduciary duties imposed by applicable law;

•	we give Parent seventy-two (72) hours prior written notice of our intention to withdraw or modify such recommendation or not make or continue to make such recommendation or approve, endorse or recommend or enter into such letter of intent, agreement in principle or contract, and

•	with respect to any superior proposal, during such 72-hour period, (x) we negotiate in good faith with Parent to enable Parent to make a revised offer and (y) Parent does not make a revised offer that our board of directors, in its good faith judgment, based on such matters as it deems relevant, after consultation with its financial advisors and outside counsel, determines is at least as favorable to our stockholders as the superior proposal.

Proxy Material

We have agreed to update this proxy statement and certain other filings made in connection with the merger, following consultation with Parent, to the extent necessary to correct any untrue statement of a material fact or omission of a material fact required to make any statements in this proxy statement or such other filings not misleading. We will notify Parent and Acquisition at least 24 hours prior to the mailing to our stockholders of any amendment or supplement to this proxy statement.

Defense of Litigation

We have agreed not to cooperate with any person or entity seeking to enjoin or prohibit the merger and to cooperate with Parent and Acquisition in resisting any such effort to enjoin or prohibit the merger. We further have agreed to consult with Parent regarding the defense or settlement of any such proceedings and not settle any such proceedings without Parent’s consent.

Regulatory Approvals and Consents

The amended merger agreement provides that we, Parent and Acquisition will use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the merger in a timely manner, including making all filings, giving all notices, obtaining all third-party consents and opposing or lifting any restraints or injunctions to the merger. The amended merger agreement further provides that we and Parent will make our respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Act and any applicable foreign antitrust laws in connection with the merger. The required notification and report forms under the Hart-Scott-Rodino Act have been filed with the Federal Trade Commission and the Antitrust Division and we have received early termination of the waiting period.

Notices of Certain Events

We and Parent each have an obligation to notify the other of:

•	any notice or other communication from any person or entity alleging that their consent is or may be required in connection with the merger;

•	any event, condition, fact or circumstance that occurs after April 15, 2005 and that would cause or constitute a material inaccuracy in our respective representations and warranties; or

•	any event, condition, fact or circumstance that would prevent the merger from being completed in a timely manner.

Access to Information

We have agreed to give Parent, its financing sources and their respective representatives reasonable access to our properties, offices, books and records, contracts, financial and operating data and other information concerning our business and otherwise make available to the then members of our management. In addition, we have agreed to provide to Parent copies of our monthly interim financial and operating reports, any written materials or communications to our stockholders, and any notices, reports or other documents sent to, or received from, any governmental authority in connection with the merger.

Public Announcements

We, Parent and Acquisition have agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger, except as required by applicable law or the requirements of The NASDAQ Stock Market.

Employee Matters

For a period of one year following the effective time of the merger, the surviving corporation will provide our employees who continue their employment with the surviving corporation or any of its subsidiaries with compensation, benefits and other terms of employment that are substantially similar to the compensation, benefits and other terms of employment provided to such employees immediately prior to the effective time of the merger. The amended merger agreement does not require the surviving corporation to continue to offer employment to any employee for any period of time.

Directors’ and Officers’ Indemnification and Insurance

We and Parent have agreed to specific terms and conditions relating to rights to indemnification and limitations on liability existing in favor of our directors, officers and employees, as well as with respect to liability insurance. These arrangements are described more fully above under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

Principal Conditions to the Completion of the Merger

Our obligation and the respective obligations of Parent and Acquisition to complete the merger are subject to the satisfaction or waiver, on or prior to closing, of the following conditions:

•	our stockholders adopting the amended merger agreement at the annual meeting;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act; and

•	the absence of any order or injunction preventing the completion of the merger or any laws making the completion of the merger illegal.

The respective obligations of Parent and Acquisition to complete the merger are subject to the satisfaction or waiver, on or prior to closing, of the following additional conditions:

•	our following representations and warranties being true and correct as of April 15, 2005 and as of the effective time of the merger:

o	our proper organization, existence and good standing;

o	our power to enter into and perform the amended merger agreement;

o	corporate action taken to approve the amended merger agreement;

o	the approval and recommendation by our board of directors of the amended merger agreement and the merger;

o	the required vote of our stockholders in connection with the adoption of the amended merger agreement and the inapplicability of anti-takeover laws and provisions to the merger;

o	the absence of a shareholder rights plan;

o	our capitalization;

o	the capitalization of our subsidiaries;

o	the absence of any conflict between the amended merger agreement and our organizational documents;

o	the absence of any conflict between the amended merger agreement and the resolutions of our boards of directors or any equivalent governing bodies and stockholders or other equityholders; and

o	the filing of our Annual Report on Form 10-K for the year ended January 29, 2005;

•	all other of our representations and warranties being true and correct as of April 15, 2005 and as of the effective time, interpreted without giving effect to references to materiality or a company material adverse effect, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a company material adverse effect.

•	the truth and correctness as of July 15, 2005 and as of the effective time of the merger of the Company’s representations and warranties in the amendment to the merger agreement;

•	our performance in all material respects of all obligations required to be performed by us under the amended merger agreement at or prior to closing;

•	our delivery to Parent of a certificate of one of our executive officers, certifying the satisfaction of the closing conditions described in the three immediately preceding bullet points above (that is, the accuracy of our representations and warranties and our compliance with our obligations under the amended merger agreement);

•	Parent’s or Acquisition’s entry into definitive debt financing agreements, each of the conditions precedent to Parent’s debt financing arrangements as set forth in such agreements being satisfied and the availability of such debt financing on the terms and conditions set forth in such agreements;

•	the satisfaction or waiver of JWC, OSIM and Temasek’s respective equity commitment letters, including, in the case of OSIM, the receipt of approval from OSIM’s shareholders with respect to its equity commitment;

•	since April 15, 2005, the absence of the occurrence of any continuing company material adverse effect and the absence of any event or circumstance that would reasonably be expected to have a company material adverse effect;

•	our stockholders having not exercised appraisal rights with respect to more than 10% of the shares of Brookstone common stock outstanding on the record date for the annual meeting; and

•	our delivery of a certain tax certificate to the effect that Brookstone common stock is not a United States real property interest.

Our obligation to complete the merger is subject to the satisfaction or waiver, on or prior to closing, of the following additional conditions:

•	Parent’s and Acquisition’s following representations and warranties being true and correct as of April 15, 2005 and as of the effective time of the merger:

o	their proper organization, existence and good standing;

o	their power to operate their businesses;

o	their power to enter into and perform the amended merger agreement;

o	their corporate action taken to approve the amended merger agreement;

o	the absence of any conflict between the amended merger agreement and their organizational documents;

o	the absence of any conflict between the amended merger agreement and the resolutions of their boards of directors and stockholders; and

o	the solvency of Parent and the surviving corporation following the merger.

•	all other representations and warranties of Parent and Acquisition being true and correct as of April 15, 2005 and as of the effective time, interpreted without giving effect to references to materiality, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Acquisition to perform their obligations under the amended merger agreement and complete the merger in a timely manner;

•	their performance in all material respects of all obligations required to be performed by them under the amended merger agreement at or prior to closing; and

•	their delivery to us of a certificate of an executive officer of Parent, certifying the satisfaction of the closing conditions described in the three immediately preceding bullet points (that is, the accuracy of their representations and warranties and compliance with obligations under the amended merger agreement).

We received early termination of the waiting period under the Hart-Scott-Rodino Act for the merger in May 2005. OSIM’s shareholders approved OSIM’s equity commitment at an extraordinary general meeting of OSIM’s shareholders held on July 11, 2005.

Termination

The amended merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of Parent and us;

•	by either Parent or us if:

o	the merger is not completed by October 5, 2005. However, this right to terminate is not available to any party whose failure to perform a material obligation under the amended merger agreement has been the cause of the failure of the merger to be completed on or before such date;

o	a court order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger; or

o	our stockholders do not vote to adopt the amended merger agreement at the meeting of stockholders (including any adjournments and postponements thereof). However, this right to terminate is not available to any party whose failure to perform a material obligation under the amended merger agreement has been the cause of the failure of our stockholders to vote to adopt the amended merger agreement;

•	by Parent (at any time prior to the time that our stockholders adopt the amended merger agreement at the annual meeting), if a “company triggering event” occurs which is defined to mean:

o	our board of directors withdraws or modifies its recommendation to our stockholders to vote in favor of the adoption of the merger agreement or otherwise does not continue to make such recommendation;

o	we or our board of directors, in any written material filed with the Securities Exchange Commission, mailed to our stockholders or otherwise made publicly available, or in any stockholder or analyst call, press conference or similar public forum, make any statements which are inconsistent with our board of directors’ recommendation to vote in favor of the adoption of the amended merger agreement;

o	our board of directors fails to reaffirm, without qualification, its recommendation to vote in favor of the adoption of the amended merger agreement following the public announcement of an acquisition proposal, other than a tender or exchange offer referred to below, within 10 business days after Parent’s request that such action be taken;

o	our board of directors publicly approves, endorses or recommends any acquisition proposal; or

o	a tender or exchange offer relating to 20% or more of Brookstone common stock is commenced by a third party and we fail to send to our stockholders within 10 business days of such commencement, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer;

•	by us (at any time prior to the time that our stockholders adopt the amended merger agreement at the annual meeting):

o	if our board of directors withdraws, modifies or fails to continue to make its recommendation to our stockholders to vote in favor of the adoption of the amended merger agreement as a result of a “superior proposal”, or shall have approved, endorsed or recommended, or caused us to enter into a letter of intent or similar agreement in principle or any contract contemplating or otherwise relating to, a “superior proposal”;

o	our board of directors affirmatively and publicly withdraws or modifies its recommendation to our stockholders to vote in favor of the adoption of the amended merger agreement other than as a result of any of the following, in and of themselves:

–	a general improvement in economic conditions;

–	changes or conditions affecting the industry in which we operate;

–	an increase in the revenues or sales of a product line as compared to the revenues or sales from a prior period;

–	an increase in the market price of Brookstone common stock; or

–	an acquisition proposal;

in each case, so long as:

o	our board of directors has determined in good faith, based on such matters as it deemed relevant, following consultation with outside counsel which frequently provides advice with respect to Delaware law, that such action was necessary for our board of directors to act in a manner consistent with its fiduciary duties imposed by applicable law;

o	we gave Parent seventy-two (72) hours prior written notice of our intention to withdraw or modify such recommendation or not make or continue to make such recommendation or approve, endorse or recommend or enter into such letter of intent, agreement in principle or contract; and

o	with respect to any “superior proposal,” during such 72-hour period, (x) we negotiated in good faith with Parent to enable Parent to make a revised offer and (y) Parent did not make a revised offer that our board of directors, in its good faith judgment, based on such matters as it deems relevant, after consultation with its financial advisors and outside counsel, determines is at least as favorable to our stockholders as the superior proposal;

•	by Parent if we breach any representation, warranty or covenant contained in the amended merger agreement that gives rise to the failure of a closing condition to the obligations of Parent and Acquisition and which breach has not been cured within 30 days following our receipt of notice of such breach from Parent; or

•	by us if Parent or Acquisition breaches any representation, warranty or covenant contained in the amended merger agreement that gives rise to the failure of a closing condition to our obligations and which breach has not been cured within 30 days following Parent’s receipt of notice of such breach from us.

Fees and Expenses

We have agreed to reimburse Parent’s reasonable, out-of-pocket and documented transaction expenses, up to a limit of $2 million, if:

•	Parent terminates the amended merger agreement following the occurrence of a company triggering event;

•	we terminate the amended merger agreement as permitted by the terms of the amended merger agreement as a result of a superior proposal;

•	we terminate the amended merger agreement as permitted by the terms of the amended merger agreement following our board of directors’ affirmative and public withdrawal or modification of its recommendation to our stockholders to vote in favor of the adoption of the amended merger agreement; or

•	we or Parent terminate the amended merger agreement because the merger is not completed by October 5, 2005 or our stockholders do not vote to adopt the amended merger agreement at a meeting of the stockholders and, after April 15, 2005 but at or before the time of termination, an acquisition proposal is disclosed, announced, commenced, submitted or made.

In addition, we have agreed to pay to Parent a termination fee of $5.5 million (in addition to any reimbursement of Parent’s transaction expenses as described in the first paragraph of this section of this proxy statement) if we terminate the amended merger agreement as permitted by the terms of the amended merger agreement following our board of directors’ affirmative and public withdrawal or modification of its recommendation to our stockholders to vote in favor of the adoption of the amended merger agreement. We must pay to Parent an additional termination fee of $5.5 million if, within 12 months of our termination of the amended merger agreement described in the immediately preceding sentence, we complete any acquisition transaction.

Finally, we have agreed to pay to Parent a termination fee of $11 million (in addition to any reimbursement of Parent’s transaction expenses as described in the immediately preceding paragraph) if:

•	we or Parent terminate the amended merger agreement because the merger is not completed by October 5, 2005 or our stockholders do not vote to adopt the amended merger agreement at a meeting of the stockholders and, after April 15, 2005 but at or before the time of termination, an acquisition proposal is disclosed, announced, commenced, submitted or made, and within 12 months of the date of termination, we complete any acquisition transaction;

•	Parent terminates the amended merger agreement following the occurrence of a company triggering event; or

•	we terminate the amended merger agreement as permitted by the terms of the amended merger agreement as a result of a superior proposal.

Except as otherwise described in this section of the proxy statement, all transaction expenses will be paid by the party incurring such expenses, whether or not the merger is completed.

Amendment and Waiver

The amended merger agreement may be amended only by a written instrument signed by us, Acquisition and Parent. However, after the amended merger agreement has been adopted by our stockholders, no amendment will be made except as allowed under applicable law. The amended merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the amended merger agreement. In the event that the Company intends to waive any material closing condition contained in the amended merger agreement, the Company will solicit proxies from Brookstone stockholders approving such waiver.

MARKET PRICES OF THE COMPANY’S STOCK

Brookstone common stock is traded on the NASDAQ National Market tier of The NASDAQ Stock Market under the symbol “BKST”. The following table sets forth the intraday high and low sales prices per share of Brookstone common stock on the NASDAQ for the periods indicated.

Market Information

	Common Stock
	High	Low
1st Quarter ending April 30, 2005	$19.90	$13.59

Fiscal Year Ended January 29, 2005:
1st Quarter	$20.10	$14.37
2nd Quarter	$20.75	$16.70
3rd Quarter	$19.42	$15.75
4th Quarter	$20.29	$14.31

Fiscal Year Ended January 31, 2004:
1st Quarter	$7.61	$6.10
2nd Quarter	$10.80	$7.41
3rd Quarter	$13.98	$9.96
4th Quarter	$16.47	$12.67

On April 14, 2005, the last trading day prior to the execution and announcement of the original merger agreement, Brookstone common stock closed at $15.60 per share. On July 14, 2005, which was the last trading day prior to the execution of the amendment to the merger agreement, Brookstone common stock closed at $19.48 per share. On August 19, 2005, which was the last trading day before the date of this proxy statement, Brookstone common stock closed at $19.65 per share. You are encouraged to obtain current market quotations for Brookstone common stock in connection with voting your shares.

No cash dividends have ever been paid on Brookstone common stock and we are currently restricted by the terms of the amended merger agreement from paying cash dividends.

To date, the Company has effected two stock splits. On August 20, 2003, the Company’s board of directors approved the first 3-for-2 stock split effected in the form of a 50% stock dividend. The stock dividend was paid on September 23, 2003 to shareholders of record as of September 2, 2003. On April 8, 2004, the Company’s board of directors approved the second 3-for-2 stock split effected in the form of a 50% stock dividend. The stock dividend was paid on April 26, 2004 to shareholders of record as of April 19, 2004. All historical market prices of Brookstone common stock in this section of the proxy statement and all earnings per share amounts and other references to Brookstone common stock elsewhere in this proxy statement have been restated to reflect these 3-for-2 stock splits.

SELECTED FINANCIAL INFORMATION

($ in thousands, except operating and per share data)

	Fiscal Year
	2000*	2001	2002	2003	2004
Income Statement Data: (1)
Net sales	$364,541	$352,917	$375,878	$434,173	$498,911
Cost of sales	224,968	224,643	235,039	260,420	297,618

Gross profit	139,573	128,274	140,839	173,753	201,293
Selling, general and administrative expenses	114,187	118,590	120,858	144,353	164,253
Gain on curtailment of retiree medical plan	—	—	(642)	—	—

Income from operations	25,386	9,684	20,623	29,400	37,040
Interest expense, net	626	1,028	1,268	857	921
Other party interests in consolidated entities (2)	—	—	—	—	751
Provision for income taxes	9,508	3,324	7,355	10,991	14,006

Income before cumulative effect of accounting change	15,252	5,332	12,000	17,552	21,362
Cumulative effect of accounting change, net of tax	(308)	—	—	—	—

Net income	$14,944	$5,332	$12,000	$17,552	$21,362

Earnings per share—basic
Income before cumulative effect of accounting change	$0.82	$0.28	$0.63	$0.90	$1.06
Cumulative effect of accounting change, net of tax	(0.02)	—	—	—	—

Net income	$0.80	$0.28	$0.63	$0.90	$1.06

Earnings per share—diluted
Income before cumulative effect of accounting change	$0.80	$0.28	$0.62	$0.87	$1.02
Cumulative effect of accounting change, net of tax	(0.02)	—	—	—	—

Net income	$0.78	$0.28	$0.62	$0.87	$1.02

Weighted average shares outstanding—basic	18,698	18,813	19,092	19,559	20,207
Weighted average shares outstanding—diluted	19,062	19,110	19,353	20,181	20,973

Operating Data: (Unaudited)
Increase (Decrease) in same store sales (3)	3.5%**	(8.6%)	3.5%	11.2%	6.3%
Net sales per square foot of selling space (4)	$538	$484	$485	$539	$572
Number of stores:
Beginning of period	211	223	248	258	273
Opened during period	14	27	12	18	20
Closed during period	2	2	2	3	—
End of period	223	248	258	273	293
Number of winter holiday seasonal stores	60	67	64	67	61

Balance Sheet Data (at period end):
Total assets	$159,168	$157,105	$180,592	$220,327	$266,480
Long-term debt, excluding current portion	2,414	2,273	2,110	1,941	8,760
Total shareholders’ equity	102,511	107,785	120,756	145,124	170,286
Book value per share	5.48	5.72	6.30	7.25	8.36

*	Fifty-three week year
**	Fifty-two week year

(1)	Effective Fiscal 2000, the Company changed its revenue recognition policy for catalog sales and other drop shipment sales to be in accordance with the provisions of Securities and Exchange Commission’s Staff Accounting Bulletin No.101, “Revenue Recognition in Financial Statements” (“SAB 101”). Under the provisions of SAB 101, revenue is recognized at time of customer receipt instead of at time of shipment. The cumulative effect of this change for prior periods is $0.3 million, net of tax of $0.2 million.

In the fourth quarter of Fiscal 2000, the Company changed its income statement classification of shipping and handling fees and costs in accordance with EITF 00-10, “Shipping and Handling Fees and Costs” (“EITF 00-10”). As a result of the adoption of EITF 00-10, the Company now reflects shipping and handling fees billed to customers as revenue while the related shipping and handling costs are included in cost of goods sold. Prior to the adoption of EITF 00-10 such fees and costs were netted in selling, general and administrative expenses.

(2)	Other party interests in consolidated entities represents the ownership interest belonging to the Company’s joint venture partners in two airport locations in Las Vegas, two airport locations in Chicago, and four airport locations in Atlanta which are operated under three separate joint venture arrangements with respect to each city. In Fiscal 2004, all of these joint venture entities are consolidated in the Company’s financial statements and shown separately on the Company’s consolidated statement of income. Prior to Fiscal 2004, the Atlanta joint venture was accounted for as an equity investment and as such the joint venture partner’s interests were not consolidated. Other party interests were included in selling, general and administrative expenses prior to Fiscal 2004 due to immateriality.
(3)	For reporting purposes, the Company considers all retail stores “Same Stores” when the retail locations have been in operation for both the entire current fiscal year and the entire prior fiscal year. Retail locations that were remodeled or relocated are not removed from this calculation.
(4)	Net sales per square foot of selling space dollar amount is calculated using net sales generated for stores open for the entire fiscal year (including remodeled, relocated or expanded stores) divided by the square feet of selling space of such stores. Selling space does not include stock rooms.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year ($ in thousands)
	2000		2001		2002		2003		2004
Income before taxes and other party interests in consolidated entities	$24,760		$8,656		$19,355		$28,543		$36,119
Interest	1,608		1,531		1,629		1,464		1,556
Portion of rentals deemed to be interest	9,002		9,735		10,602		11,159		12,496

Income available for fixed charges	$35,370		$19,922		$31,586		$41,166		$50,171

Fixed charges:
Interest	$1,608		$1,531		$1,629		$1,464		$1,556
Portion of rentals deemed to be interest	9,002		9,735		10,602		11,159		12,496

Total fixed charges	$10,610		$11,266		$12,231		$12,623		$14,052

Ratio of earnings to fixed charges	3.3	x	1.8	x	2.6	x	3.3	x	3.6	x

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges plus amortization of capitalized interest minus capitalized interest. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; and (iii) the portion of rental expenses representative of the interest factor, which is calculated based upon 1/3 of rental expenses related to operating leases.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

Brookstone, Inc., Mr. Michael Anthony and Mr. Philip Roizin

We are a Delaware corporation with our principal executive offices at One Innovation Way Merrimack, New Hampshire 03054. Our telephone number is (603) 880-9500. We are a product development and specialty retail company that operates 288 Brookstone-brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. We also operate five stores under the Gardeners Eden brand, and a direct-marketing business that consists of three catalog titles—Brookstone, Hard-to-Find Tools and Gardeners Eden—as well as e-commerce web sites at www.brookstone.com and www.gardenerseden.com. On June 29, 2005, we announced our decision to divest the Gardeners Eden business. Brookstone common stock trades on the NASDAQ National Market tier of The NASDAQ Stock Market under the symbol “BKST.”

Mr. Michael F. Anthony was appointed Chairman of the Board, President and Chief Executive Officer of the Company in March 1999. He was President and Chief Executive Officer of the Company from September 1995 until March 1999. From October 1994 until September 1995, Mr. Anthony served as President and Chief Operating Officer of the Company. From 1989 to October 1994, he held various senior executive positions with Lechter’s, Inc., a nationwide chain of 600 specialty stores, including President in 1994, Executive Vice President from 1993 to 1994 and Vice President/General Merchandise Manager from 1989 to 1993. From 1978 to 1989, he was with Gold Circle, which at the time was a division of Federated Department stores, where he held various merchandising positions, including Divisional Vice President/Divisional Merchandise Manager from February 1986 to 1989. Mr. Anthony is currently a director of Omnia Corporation, Hartmarx Corporation and Citizens Bank of New Hampshire. Mr. Anthony’s current business address and telephone number are the same as the Company’s. Mr. Anthony is a U.S. citizen.

Mr. Philip W. Roizin has been Executive Vice President, Finance and Administration of the Company since December 1996. From May 1995 to December 1996, Mr. Roizin served as Chief Financial Officer of The Franklin Mint. From July 1989 to May 1995, he held various senior positions with Dole Food Company, including Vice President/General Manager of Dole Beverages and Vice President of Strategic Services. From 1985 to 1989, Mr. Roizin served as a consultant for Bain & Co., a management consulting firm. Mr. Roizin’s current business address and telephone number are the same as the Company’s. Mr. Roizin is a Canadian citizen.

During the last five years, none of Brookstone, Inc., its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Brookstone Holdings Corp.

Brookstone Holdings Corp., which we refer to as “Parent,” is a Delaware corporation that was incorporated on April 13, 2005 solely for the purpose of holding 100% of the outstanding common stock of Brookstone Acquisition Corp. Parent is currently owned by the investor group and will be wholly-owned by OSIM Brookstone Holdings, L.P. as of the closing of the merger. Parent has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the amended merger agreement. The principal office address of Parent is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and its telephone number is (617) 753-1100.

Brookstone Acquisition Corp.

Brookstone Acquisition Corp., which we refer to as “Acquisition,” is a Delaware corporation that was incorporated on April 13, 2005 solely for the purpose of completing the merger. Acquisition is a direct, wholly-owned subsidiary of Parent. Acquisition has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the amended merger agreement. In connection with the merger, Acquisition will be merged with and into Brookstone, Inc. and its separate existence will cease. The principal office address of Acquisition is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and its telephone number is (617) 753-1100.

Set forth below are the names and titles of each executive officer and the names of each director of Parent and Acquisition:

Executive Officers

Ron Sim Chye Hock	President
James C. Rhee	Vice President, Assistant Secretary and Treasurer
Peter Lee Hwai Kiat	Vice President, Assistant Secretary and Assistant Treasurer
Adam L. Suttin	Vice President and Assistant Secretary
Derek Lau	Vice President and Assistant Secretary
Lionel Soh	Vice President and Assistant Secretary

Directors

Ron Sim Chye Hock

Adam L. Suttin

Margaret Lui

OSIM Brookstone Holdings, L.P.

OSIM Brookstone Holdings, Inc.

OSIM Brookstone Holdings, L.P. is an exempted limited partnership formed and registered under the laws of the Cayman Islands on May 19, 2005 for the purpose of directly and indirectly holding 100% of the capital stock of Parent and Acquisition, and, after the merger, the surviving corporation. OSIM Brookstone Holdings, Inc. is an exempted company incorporated under the laws of the Cayman Islands on May 19, 2005, for the purpose of serving as the general partner of OSIM Brookstone Holdings, L.P. J.W. Childs Equity Partners III, L.P. (and/or other designees of J.W. Childs Associates, L.P.), OSIM International Ltd (and/or its designees) and Century Private Equity Holdings (S) Pte Ltd (and/or other designees of Temasek Capital (Private) Limited) as of the closing of the merger will be, together with Mr. Michael Anthony, our Chairman, President and Chief Executive Officer, and certain other management investors, including Philip Roizin, Alexander Winiecki, Gregory Sweeney, Rufus Woodard, Steven Strickland and Carol Lambert, who agree to participate in the merger, the owners of all of outstanding interests in OSIM Brookstone Holdings, L.P. and OSIM Brookstone Holdings, Inc. Neither OSIM Brookstone Holdings, L.P. nor OSIM Brookstone Holdings, Inc. will have participated in any activities prior to the merger other than activities incident to its formation and the transactions contemplated by the amended merger agreement. The principal office address of each of OSIM Brookstone Holdings, L.P. and OSIM Brookstone Holdings, Inc. is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and their telephone number is (617) 753-1100.

The business of OSIM Brookstone Holdings, L.P. will be managed by its general partner, OSIM Brookstone Holdings, Inc.

Set forth below are the names of each executive officer and director of OSIM Brookstone Holdings, Inc.:

Executive Officers

Ron Sim Chye Hock	President
James C. Rhee	Vice President, Assistant Secretary and Treasurer
Peter Lee Hwai Kiat	Vice President, Assistant Secretary and Assistant Treasurer
Adam L. Suttin	Vice President and Assistant Secretary
Derek Lau	Vice President and Assistant Secretary
Lionel Soh	Vice President and Assistant Secretary

Directors

Ron Sim Chye Hock

Adam L. Suttin

Margaret Lui

OSIM International Ltd

OSIM International Ltd, a corporation organized under the laws of Singapore, was established in 1980 and is a global leader in healthy lifestyle products and is listed on the main board of the Singapore Exchange. It is the leading Asian brand for healthy lifestyle products. OSIM is a brand management and niche marketing company with a focus on the consumer. OSIM uses innovative selling approaches and constantly enhances its innovation capabilities to produce successful products with superior designs, features and quality. Today, OSIM operates a wide point-of-sales network of over 700 outlets in Asia, Australia, Africa, the Middle East, United Kingdom and North America. The principal office address of OSIM is 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and its business telephone number is (65) 6747-6866.

Set forth below are the names and titles of each executive officer and director of OSIM International Ltd:

Ron Sim Chye Hock	Founder, Chief Executive Officer and Director
Charlie Teo Chay Lee	Chief Operating Officer, HQ and South Asia, and Director
Richard Leow Lian Soon	Chief Operating Officer, North Asia and Director
Peter Lee Hwai Kiat	Chief Financial Officer, Company Secretary and Director
Tan Kia Tong	Chief Technology Officer
Eric Kuan Chee Keong	Head of International Franchise
Teo Sway Heong	Non-Executive Director
Michael Kan Yuet Yun	Independent Non-Executive Director
Ong Kian Min	Independent Non-Executive Director
Khor Peng Soon	Independent Non-Executive Director

J.W. Childs Equity Partners III, L.P.

J.W. Childs Advisors III, L.P.

J.W. Childs Associates, L.P.

J.W. Childs Equity Partners III, L.P., a Delaware limited partnership, is an investment fund with committed capital from financial institutions, pension funds, insurance companies and university endowments. The general partner of J.W. Childs Equity Partners III, L.P. is J.W. Childs Advisors III, L.P., a Delaware limited partnership. The general partner of J.W. Childs Advisors III, L.P. is J.W. Childs Associates, L.P., a Delaware limited partnership. The general partner of J.W. Childs Associates, L.P. is J.W. Childs Associates, Inc., a Delaware corporation. Each of J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc. is principally engaged in the business of investing and managing the investments, in a general partner capacity, of J.W. Childs Equity Partners III, L.P., and with respect to J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc., other investment funds.

The principal office address of each of J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc. is 111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and each of their business telephone numbers is (617) 753-1100.

Set forth below are the names and titles of each executive officer and director of J.W. Childs Associates, Inc.:

John W. Childs	President, Treasurer and Director
Steven G. Segal	Secretary and Vice President
Adam L. Suttin	Assistant Secretary and Vice President
Glenn A. Hopkins	Vice President
Edward D. Yun	Vice President
Dana L. Schmaltz	Vice President
Mark J. Tricolli	Vice President
James C. Rhee	Vice President
Jeffrey J. Teschke	Vice President
Allan A. Dowds	Assistant Treasurer
Christopher Cabot	Assistant Secretary

Century Private Equity Holdings (S) Pte Ltd

Seletar Investments Pte Ltd

Temasek Capital (Private) Limited

Century Private Equity Holdings (S) Pte Ltd is an investment holding company organized in Singapore. The sole shareholder of Century Private Equity Holdings (S) Pte Ltd is Seletar Investments Pte Ltd. The sole shareholder of Seletar Investments Pte Ltd is Temasek Capital (Private) Limited. Each of Seletar Investments Pte Ltd and Temasek Capital (Private) Limited are investment holding companies organized in Singapore. The principal office address of each of Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd and Temasek Capital (Private) Limited is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and each of their business telephone numbers is (65) 6828-6828

Set forth below are the names and titles of each director and company secretary of Temasek Capital (Private) Limited:

Tow Heng Tan	Director
Yeo Lee Choo	Director
Jeffrey Chua	Director
Mary Kang	Secretary
Lee Juat Eng	Secretary
Quek Wang Cheng	Secretary

Set forth below are the names and titles of each director and company secretary of Seletar Investments Pte Ltd:

Tow Heng Tan	Director
Yeo Lee Choo	Director
Jeffrey Chua	Director
Mary Kang	Secretary
Lee Juat Eng	Secretary

Set forth below are the names and titles of each director and company secretary of Century Private Equity Holdings (S) Pte Ltd:

Tow Heng Tan	Director
Jeffrey Chua	Director
S. Iswaran	Director
Mary Kang	Secretary
Lee Juat Eng	Secretary

The material occupations, positions, offices or employment during the past five years of each of the individuals mentioned above are as follows:

Ron Sim Chye Hock is the Founder, Chairman and Chief Executive Officer of OSIM International Ltd., a global leader in healthy lifestyle products that is listed on the main board of the Singapore Exchange. Mr. Sim founded OSIM in 1980 and has since expanded its business to Hong Kong, China, Taiwan, Malaysia and other parts of the world. Mr. Sim’s current business address is c/o OSIM International Ltd, 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and his business telephone number is (65) 6318-2888. Mr. Sim is a citizen of the Republic of Singapore.

Peter Lee Hwai Kiat is the Chief Financial Officer and Company Secretary of OSIM International Ltd., a global leader in healthy lifestyle products that is listed on the main board of the Singapore Exchange. Mr. Lee joined OSIM International Ltd in September 2000. Previously, Mr. Lee was the Group Financial Controller of Golden Village, a joint venture between Australia’s Village Roadshow and Hong Kong’s Golden Harvest that develops and operates modern, luxurious multiplex cinemas, from 1992 to 2000. Mr. Lee’s current business address is c/o OSIM International Ltd, 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and his business telephone number is (65) 6747-6866. The address of Golden Village is 68 Orchard Road #07-10/14, Plaza Singapura, Singapore 238839. Mr. Lee is a citizen of the Republic of Singapore.

Charlie Teo Chay Lee is an Executive Director and the Chief Operating Officer (HQ & South Asia) of OSIM. Mr. Teo joined OSIM in 1989 and is responsible for the Group’s operations in Singapore, Malaysia, Thailand and Indonesia. He was appointed to the board of OSIM in June 2000. Mr. Teo’s current business address is c/o OSIM International Ltd, 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and his business telephone number is (65) 6747-6866. Mr. Teo is a citizen of the Republic of Singapore.

Richard Leow Lian Soon is an Executive Director and the Chief Operating Officer (North Asia) of OSIM. Mr. Leow joined OSIM in 1987 and is in charge of China, Hong Kong and Taiwan operations. He was appointed to the board of OSIM in June 2000. Mr. Leow’s current business address is c/o OSIM International Ltd, 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and his business telephone number is (65) 6747-6866. Mr. Leow is a citizen of the Republic of Singapore.

Tan Kia Tong is the Chief Technology Officer of OSIM. Mr. Tan joined OSIM in 2002. Previously, Mr. Tan was the Senior Vice President, Technology, of PSB Corporation, a leading one-stop integrated solution provider that helps companies achieve business excellence through people, products and processes from April 2001 to June 2002. Prior to that, Mr. Tan was the Divisional Director, Product Development and Automation Division for the Singapore Productivity and Standards Board, which works to raise productivity in Singapore in order to enhance Singapore’s competitiveness and economic growth for a better quality of life for its citizens, from April 1996 to March 2001. Mr. Tan’s current business address is c/o OSIM International Ltd, 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and his business telephone number is (65) 6318-2770. The address of PSB Corporation is 1 Science Park Drive, Singapore 118221. The address of the Singapore Productivity and Standards Board is 2 Bukit Merah Central, Singapore 1298351. Mr. Tan is a citizen of the Republic of Singapore.

Eric Kuan Chee Keong is the Head of International Franchise of OSIM. Mr. Kuan joined OSIM in 2000 as the Business Development Manager and was promoted to Head of International Franchise in 2003. Mr. Kuan’s

current business address is c/o OSIM International Ltd, 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and his business telephone number is (65) 6318-2821. Mr. Kuan is a citizen of the Republic of Singapore.

Teo Sway Heong is a Non-Executive Director of OSIM. Ms. Teo was appointed to the board of OSIM in March 2000. Previously, she was in charge of OSIM’s administration and human resources. Ms. Teo’s current business address is c/o OSIM International Ltd, 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939 and her business telephone number is (65) 6318-2889. Ms. Teo is a citizen of the Republic of Singapore.

Khor Peng Soon is an Independent Non-Executive Director of OSIM. Mr. Khor has been a director of OSIM since June 2000. Mr. Khor has been a director of Global Active Limited, a company that sells health and nutrition supplements in the Asia Pacific Region, since April 2005. Mr. Khor is currently self-employed as a business and financial consultant. Previously, Mr. Khor was President of UGC 2003, Inc., a company that markets fresh and dehydrated vegetables and fruits in the United States market, from May 2003 to May 2004. Prior to that, Mr. Khor was Vice President I of Temasek Holdings (Private) Limited, an Asian investment company headquartered in Singapore, until November 2000 when he became a Managing Director of Temasek Holdings (Private) Limited, which position he held until March 2003. Mr. Khor’s current business address is 20J East Coast Avenue, Singapore 459219 and his business telephone number is telephone number is (65) 9752-1435. The address of UGC 2003, Inc. is Three Pointe Drive, Suite 305, Brea, California 92821 and the address of Temasek Holdings (Private) Limited is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore 238891. Mr. Khor is a citizen of Malaysia and a Permanent Resident of Singapore.

Michael Kan Yuet Yun, PBM is an Independent Non-Executive Director and the Chairman of the Audit Committee of OSIM. Mr. Kan has been a director of OSIM since June 2000. Mr. Kan is also a non-executive director of Vibropower Corporation Ltd, a corporation that manufactures electrical generator sets, a position he has held since 2000 and Plato Capital Ltd, a financial software system integrator, a position he has held since 2002. Mr. Kan is currently the Chairman of UNZA Holdings Pte Ltd, a private company that manufactures, packages and markets a comprehensive range of branded toiletries, personal care, household and other related products and the Straits Trust & Management Company, a trust company. Mr. Kan’s current business address is c/o UNZA Holdings Pte Ltd, 163 Penang Road, #04-01 Winsland House II, Singapore 238483 and his business telephone number is (65) 6732-5611. The address of Vibropower Corporation is 11 Tuas Avenue 16, Singapore 638929, the address of Plato Capital Ltd is Level 50, Tower 2 Petronas Twin Towers 50088, Kuala Lumpur, Malaysia and the address of the Straits Trust & Management Company is 50 Raffles Place #16-05A Singapore Land Tower, Singapore 048623. Mr. Kan is a citizen of the Republic of Singapore.

Ong Kian Min is an Independent Non-Executive Director and the Chairman of the Remuneration Committee and Nominating Committee of OSIM. Mr. Ong has been a director of OSIM since June 2000. Mr. Ong has been an Advocate and Solicitor practicing as a Consultant with Drew & Napier LLC, a Singapore law firm since 2000. Mr. Ong has also been a Member of Parliament, Singapore since January 1997 and has served as Chairman of the Government Parliamentary Committee (GPC) for Transport since November 2004 and as a member of the GPC for Finance, Trade and Industry. Mr. Ong’s current business address is c/o Drew & Napier, 20, Raffles Place, #17-00 Ocean Towers, Singapore 048620 and his business telephone number is (65) 6535-0733. Mr. Ong is a citizen of the Republic of Singapore.

Adam L. Suttin is an Assistant Secretary and Vice President of J.W. Childs Associates, Inc. Mr. Suttin co-founded J.W. Childs Associates in July 1995. Mr. Suttin’s current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Suttin is a U.S. citizen.

James C. Rhee is a Vice President of J.W. Childs Associates, Inc. Mr. Rhee joined J.W. Childs Associates, L.P. in August 2000. Previously, Mr. Rhee was an Associate in the Mergers and Acquisitions Department of Merrill Lynch from 1998 to 2000. Mr. Rhee’s current business address is c/o J.W. Childs Associates, L.P.,

111 Huntington Avenue—Suite 2900, Boston, MA 02199-7610 and his business telephone number is (617)-753-1100. The address of Merrill Lynch is 250 Vesey Street, New York, NY 10281. Mr. Rhee is a U.S. citizen.

John W. Childs is the President, Treasurer and director of J.W. Childs Associates, Inc. Mr. Childs founded J.W. Childs Associates in July 1995. Mr. Childs’ current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Childs is a U.S. citizen.

Steven G. Segal is a Secretary and Vice President of J.W. Childs Associates, Inc. Mr. Segal co-founded J.W. Childs Associates in July 1995. Mr. Segal’s current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Segal is a U.S. citizen.

Glenn A. Hopkins is a Vice President of J.W. Childs Associates, Inc. Mr. Hopkins co-founded J.W. Childs Associates in September 1995. Mr. Hopkins’ current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Hopkins is a U.S. citizen.

Edward D. Yun is a Vice President of J.W. Childs Associates, Inc. Mr. Yun joined J.W. Childs Associates in August 1996. Mr. Yun’s current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Yun is a U.S. citizen.

Dana L. Schmaltz is a Vice President of J.W. Childs Associates, Inc. Mr. Schmaltz joined J.W. Childs Associates in February 1997. Mr. Schmaltz’s current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Schmaltz is a U.S. citizen.

Mark J. Tricolli is a Vice President of J.W. Childs Associates, Inc. Mr. Tricolli joined J.W. Childs Associates in July 2000. Previously, he was an Associate in the Merchant Banking Division of Goldman Sachs from 1999 to 2000. The address of Goldman Sachs is 85 Broad Street, New York, NY 10004. Mr. Tricolli’s current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Tricolli is a U.S. citizen.

Jeffrey J. Teschke is a Vice President of J.W. Childs Associates, Inc. Mr. Teschke joined J.W. Childs Associates in June 1998. Mr. Teschke’s current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Teschke is a U.S. citizen.

Allan A. Dowds is an Assistant Treasurer of J.W. Childs Associates, Inc. Mr. Dowds joined J.W. Childs Associates in July 1995. Mr. Dowds’ current business address is c/o J.W. Childs Associates, L.P., 111 Huntington Ave, Suite 2900, Boston, Massachusetts 02199 and his business telephone numbers is (617) 753-1100. Mr. Dowds is a U.S. citizen.

Christopher Cabot is an Assistant Secretary of J.W. Childs Associates, Inc. Mr. Cabot has been a partner in the Corporate Department of the Boston office of Sullivan & Worcester LLP, a general practice law firm, since 1993. Mr. Cabot was appointed as an officer of J.W. Childs Associates in 1995. Mr. Cabot’s current business address is c/o Sullivan &Worcester LLP, One Post Office Square, Boston, MA 02109 and his business telephone number is (617) 338-2800. Mr. Cabot is a U.S. citizen.

Derek Lau is a Director of Investments of Temasek Holdings (Private) Limited, the parent of Temasek Capital (Private) Limited, an Asia investment company headquartered in Singapore. Mr. Lau was appointed to this position in September 2004. Previously, Mr. Lau was the Regional Head (Telecom, Media and Technology) for Commerzbank AG, a private sector bank in Germany, from 2002 to 2004. From 2000 to 2002, Mr. Lau was a Vice President for UOB Group, a commercial bank in Singapore. Mr. Lau’s business address is c/o Temasek Holdings (Private) Limited (Regn No: 197401143C), 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891 and his business telephone number is (65) 6828-6696. The address of Commerzbank AG is 8 Shenton Way, #42-01, Temasek Tower, Singapore 068811. The address of UOB Group is 80 Raffles Place, #10-00, UOB Plaza 1, Singapore 048624. Mr. Lau is a citizen of the Republic of Singapore.

Lionel Soh is an Associate Director of Investments of Temasek Holdings, the parent of Temasek Capital (Private) Limited, an Asia investment company headquartered in Singapore. Mr. Soh was appointed to this position on March 1, 2004. Previously, Mr. Soh was the general manager of Billy Bombers Licensing Pte Ltd, from 2002 to 2004 and a corporate analyst with Lehman Brothers, Inc. (Singapore) from 1999 to 2002. Billy Bombers is a chain restaurant company in Singapore. Lehman Brothers is a global investment bank headquartered globally in New York. Mr. Soh’s business address is c/o Temasek Holdings (Private) Limited (Regn No: 197401143C), 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891 and his business telephone number is (65) 6828-6828. The address of Billy Bombers is 371, Beach Road, #07-03 Keypoint, Singapore 199597. The address of Lehman Brothers is 5 Temasek Boulevard #11-01 Suntec Tower Five, Singapore 038985. Mr. Soh is a citizen of the Republic of Singapore.

Ms. Margaret Lui is a Managing Director of Strategic Development at Temasek Holdings, the parent of Temasek Capital (Private) Limited, covering Temasek Holding’s investments in Promising Regional Enterprises, manufacturing, lifestyle and automotive companies. Ms. Lui has been with Temasek Holdings since 1985, having worked in various divisions including corporate finance, direct investments, private equity funds and treasury. Ms. Lui is a director of PSA International Pte Ltd, SMRT Corporation Ltd, Singapore Cruise Center Pte Ltd and Singapore Aircraft Leasing Enterprise Pte Ltd. Ms. Lui’s business address is c/o Temasek Holdings (Private) Limited (Regn No: 197401143C), 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891 and her business telephone number is (65) 6828-6828. Ms. Lui is a citizen of the Republic of Singapore.

Tow Heng Tan is a Senior Managing Director, Strategic Development of Temasek Holdings. Mr. Tow joined Temasek on September 2, 2002. Previously, Mr. Tow was Senior Director (Business Development) of DBS Vickers Securities (Singapore) Pte Ltd, a stock brokerage house, from July 2001 to July 2002. Previously, Mr. Tow worked for Lum Chang Securities (Pte) Ltd from 1993 to 2001, which was then folded into Vickers Ballas, which then merged with DBS Securities to form DBS Vickers. Mr. Tow’s business address is c/o Temasek Holdings (Private) Limited (Regn No: 197401143C), 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and his business telephone number is (65) 6828-6828. The address of DBS Vickers Securities is 8 Cross Street, #02-01 PWC Building, Singapore 048424. Mr. Tow is a citizen of the Republic of Singapore.

Yeo Lee Choo is a Director, Finance of Temasek Holdings. Ms. Yeo joined Temasek in February 1990. Ms. Yeo’s business address is c/o Temasek Holdings (Private) Limited (Regn No: 197401143C), 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891 and her business telephone number is (65) 6828-6828. Ms. Yeo is a citizen of the Republic of Singapore.

Jeffrey Chua is a Director, Legal and Regulations of Temasek Holdings. Mr. Chua joined Temasek in March 1997. Mr. Chua’s business address is c/o Temasek Holdings (Private) Limited (Regn No: 197401143C), 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891 and his business telephone number is (65) 6828-6828. Mr. Chua is a citizen of the Republic of Singapore.

S. Iswaran is a Managing Director, Strategic Development of Temasek Holdings. Mr. Iswaran was appointed to this position in September 1998. Mr. Iswaran’s business address is c/o Temasek Holdings (Private) Limited (Regn No: 197401143C), 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891 and his business telephone number is (65) 6828-6828. Mr. Iswaran is a citizen of the Republic of Singapore.

Mary Kang is a Secretary of Temasek. Ms. Kang was appointed to this position in March 2004. Ms. Kang joined Trusted Board Ltd, a subsidiary of Temasek Holdings, in January 2005 as a Senior Manager. From June 1991 to December 2004, Ms. Kang performed corporate secretarial duties for Singapore Technologies Pte Ltd, a subsidiary of Temasek Holdings. Ms. Kang’s business address is c/o Trusted Board Ltd, 51 Cuppage Road, #04-05, Starhub Center, Singapore 229469 and her business telephone number is (65) 6828-6828. The address of Singapore Technologies Pte Ltd is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891. Ms. Kang is a citizen of the Republic of Singapore.

Lee Juat Eng is a Secretary of Temasek. Ms. Lee was appointed to this position in March 2004. Ms. Lee joined Trusted Board Ltd, a subsidiary of Temasek Holdings, in January 2005 as a Senior Corporate Secretariat Executive. From June 1994 to December 2004, Ms. Kang performed corporate secretarial duties for Singapore Technologies Pte Ltd, a subsidiary of Temasek Holdings. Ms. Lee’s business address is c/o Trusted Board Ltd, 51 Cuppage Road, #04-05, Starhub Center, Singapore 229469 and her business telephone number is (65) 6828-6828. The address of Singapore Technologies Pte Ltd is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891. Ms. Lee is a citizen of the Republic of Singapore.

Quek Wang Cheng is a Secretary of Temasek. Ms. Quek was appointed to this position in June 2005. Ms. Quek joined Trusted Board Ltd, a subsidiary of Temasek Holdings, in January 2005 as an Assistant Manager. From January 2000 to February 2005, Ms. Quek was a Corporate and Banking Legal Executive of Tan, Rajah & Cheah, a full-service Singapore law firm. Ms. Quek’s business address is c/o Trusted Board Ltd, 51 Cuppage Road, #04-05, Starhub Center, Singapore 229469 and her business telephone number is (65) 6828-6828. The address of Tan, Rajah & Cheah is 9 Battery Road #15-00 Straits Trading Building Singapore 049910. Ms. Quek is a citizen of the Republic of Singapore.

During the last five years, none of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., J.W. Childs Associates, Inc., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd, Temasek Capital (Private) Limited or their respective executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

During the past two years, none of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., J.W. Childs Associates, Inc., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd, Temasek Capital (Private) Limited, or their respective executive officers or directors has been involved in a transaction, other than the merger and, for the avoidance of doubt, excluding any transactions, agreements and other matters exclusively among the investor group, (i) with the Company or any of its affiliates that are not natural persons where the aggregate value of the transactions was more than 1% of the Company’s consolidated revenues for the fiscal year when the transaction occurred or the past portion of the current fiscal year, if the transaction occurred in the current year, or (ii) with any executive officer, director or affiliate of the Company that is a natural person where the aggregate value of the transaction or series of similar transactions with such person exceeded $60,000.

Other than as set forth in this proxy statement under the caption “Special Factors—Background of the Merger” beginning on page 22, and, for the avoidance of doubt, excluding any transactions, agreements and other matters exclusively among the investor group, during the past two years, none of the executive officers or directors of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., J.W. Childs Associates, Inc., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd or

Temasek Capital (Private) Limited has been involved in any negotiations, transactions or material contacts with the Company or its affiliates concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of the Company’s assets.

Other than as set forth in this proxy statement under the caption “The Amended Merger Agreement” beginning on page 85, and, for the avoidance of doubt, excluding any transactions, agreements and other matters exclusively among the investor group, none of the executive officers or directors of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., J.W. Childs Associates, Inc., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd or Temasek Capital (Private) Limited is involved in any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company.

None of Parent, Acquisition, OSIM Brookstone Holdings, L.P., OSIM Brookstone Holdings, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., J.W. Childs Associates, Inc., OSIM International Ltd, Century Private Equity Holdings (S) Pte Ltd, Seletar Investments Pte Ltd, Temasek Capital (Private) Limited, or their respective executive officers or directors, beneficially owns any Brookstone securities.

During fiscal year 2004 and through July 2005, the Company periodically purchased OSIM’s massage chairs for a total cost of approximately $1,200,000 in arms-length transactions for sale in Brookstone’s stores.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Brookstone common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive under the amended merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the annual meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against the adoption of the amended merger agreement. Voting against or failing to vote for the adoption of the amended merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote or otherwise submit a proxy in favor of the adoption of the amended merger agreement. A vote in favor of the adoption of the amended merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the amended merger agreement, but you will have no appraisal rights with respect to your shares of Brookstone common stock.

All demands for appraisal should be addressed to Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054, Attention: Chief Financial Officer, and must be delivered before the vote on the amended merger agreement is taken at the annual meeting, and should be executed by, or on behalf of, the record holder of the shares of Brookstone common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the amended merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the amended merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the amended merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously submitted written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than, the value that you are entitled to receive under the terms of the amended merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of Brookstone common stock pursuant to the amended merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING (PROPOSAL NO. 2)

Brookstone may ask its stockholders to vote on a proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the amended merger agreement or in the event that the closing conditions contained in the amended merger agreement have not been satisfied. If necessary, Brookstone will adjourn or postpone the meeting for up to 30 days.

ELECTION OF DIRECTORS (PROPOSAL NO. 3)

Unless otherwise instructed, the enclosed proxy will be voted to elect the Company’s director nominees named below as directors for a term of one year expiring at the 2006 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

If the amended merger agreement is adopted by stockholders and the merger is completed, each of the directors, other than Mr. Michael Anthony, will no longer be directors of the surviving corporation in the merger. The current directors, including those elected at the annual meeting, other than Mr. Michael Anthony, will serve only until the merger is completed. If the amended merger agreement is not adopted by stockholders or the merger is otherwise not completed, each of the directors is expected to serve a one-year term as described above.

The following information about the nominees for election as our directors is based, in part, upon information furnished by the nominees.

Nominees as Directors

The five nominees for the upcoming election of directors include the following three independent directors, as defined under the applicable rules and regulations for companies traded on The NASDAQ Stock Market (“NASDAQ”) as well as under more stringent independence standards adopted by the board of directors: Mone Anathan, III, Michael Glazer and Andrea Weiss. The other two nominees are Michael Anthony, a member of senior management, and Kenneth Nisch, the chairman of JGA, Inc., a consulting firm which performed services for the Company in Fiscal 2004 totaling approximately $30,504. It is expected that each nominee will be able to serve, but the proxies reserve discretion to vote or refrain from voting for a substitute nominee if a nominee is unable to serve. Each of the following nominees currently serves as a director of the Company. The nominees are as follows:

Michael F. Anthony, 50

Chairman of the Board, President and Chief Executive Officer

Mr. Anthony was appointed Chairman of the Board in March 1999 and has been President and Chief Executive Officer of the Company since September 1995. From October 1994 until he assumed the function of Chief Executive Officer, Mr. Anthony served as President and Chief Operating Officer of the Company. From 1989 to October 1994 he held various senior executive positions with Lechter’s, Inc., a nationwide chain of specialty housewares stores, including President in 1994, Executive Vice President from 1993 to 1994 and Vice President/General Merchandise Manager from 1989 to 1993. From 1978 to 1988 he was with Gold Circle, which at the time was a division of Federated Department stores, where he held various merchandising positions, including Divisional Vice President/Divisional Merchandise Manager from February 1986 to 1988. Mr. Anthony is currently a director of Hartmarx Corporation and Citizens Bank of New Hampshire.

Mone Anathan, III, 66

Director

Mr. Anathan has been a director of the Company since December 1989. Presently an independent investor, from July 1988 through June 1997, Mr. Anathan served as President, Treasurer and a director of Filene’s Basement Corp., an off-price specialty apparel chain. From June 1997 until November 1999, he served Filene’s Basement Corp. in the capacity of Vice Chairman of the Board of Directors and Chairman of the Executive Committee. He served as President of the Filene’s Basement division of Federated Department Stores, Inc. from February 1984 until Filene’s Basement was purchased from Federated Department Stores, Inc. in a management- led buyout in July 1988. Mr. Anathan is a trustee of Boston Advisors Trust and was formerly a director of Beth Israel Hospital and Harvard Pilgrim Health Care. In addition, Mr. Anathan serves on the Dean’s Council at the Harvard Divinity School and serves as a Trustee on the Board of Trustees of Discovering Justice, a nonprofit organization dedicated to teaching the role of the justice system in American democracy. Mr. Anathan also serves as a director of Lebenthal Funds, Inc., a municipal bond management firm.

Michael L. Glazer, 57

Director

Mr. Glazer has been a director of the Company since June 1996. Mr. Glazer has been President and Chief Executive Officer of KB Toys, Inc. since May 1996. In January 2004, KB Toys filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Prior to that, from May 1995 to May 1996, he was President of Big Lots Stores, Inc. (formerly Consolidated Stores Corporation) and from September 1990 to January 1995, he served as President of The Bombay Company, Inc., a specialty home furnishings retailer. Mr. Glazer is a director of KB Toys, Inc. and Stage Stores, Inc.

Kenneth E. Nisch, 51

Director

Mr. Nisch has been a director of the Company since August 2000. Mr. Nisch is a registered architect and has been Chairman of JGA, Inc., a retail design, brand and strategic consulting firm, since 1995. Mr. Nisch and JGA have worked with the Company in the repositioning of the mall and airport formats, as well as in the ongoing development of the Company’s brand positioning. During Fiscal 2004, the Company engaged JGA for consulting services totaling approximately $30,504.

Andrea M. Weiss, 50

Director

Ms. Weiss has been a director of the Company since June 2002. She has owned and operated Retail Consulting, Inc., a retail consulting business, since August 2002. Ms. Weiss was President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from April 2001 to August 2002. From May 1998 to February 2001, Ms. Weiss served as Executive Vice President and Chief Stores Officer of The Limited, Inc., where she was responsible for developing and directing retail operations and sales strategy for more than 5,000 retail stores. She served as President of Retail of Guess, Inc. from February 1996 to April 1998, where she oversaw all aspects of the retail division, including merchandising, retail and factory store operations, real estate and marketing. From May 1992 to February 1996, Ms. Weiss was Senior Vice President and Director of Stores at Ann Taylor Stores, Inc., where she was responsible for store operations during the Company’s expansion to over 350 stores. From April 1990 to May 1992, Ms. Weiss served as Director of Merchandise Operations at the Walt Disney Company. Ms. Weiss serves on the Board of Trustees of Hampton University, Hampton, Virginia. Ms. Weiss is a director of CBRL Group, Inc., a holding company engaged in the operation and development of restaurant and retail concepts and, since 2003, has been a director of Tabi International Ltd., a Canadian retailer of women’s clothing and accessories since 2004, Ms. Weis has served as a director for EDiets.com, an online diet, fitness and healthy living destination offering professional advice, information, products and services and Realty Central, a cable television network devoted to reality television.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE COMPANY’S DIRECTOR NOMINEES LISTED ABOVE BY THE STOCKHOLDERS. Proxies solicited by the board of directors will be so voted unless the stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of shares of Brookstone common stock as of July 29, 2005 (unless otherwise indicated) (i) individually by the Chief Executive Officer and each of the other executive officers of the Company listed below in the Summary Compensation Table contained in this proxy statement (the “Named Executive Officers”) and by each director of the Company, (ii) by all executive officers and directors of the Company as a group and (iii) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Brookstone common stock. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

	Brookstone Common Stock Beneficially Owned (1)
	Number of Shares	Percentage of Outstanding Shares
Goldman Sachs Asset Management, L.P.(2) 45 Fremont Street, 17th Floor San Francisco, CA 94105	1,352,690	6.6%

Columbia Wanger Asset Management, L.P.(3) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,270,200	6.2%

Barrow, Hanley Mewhinney & Strauss, Inc.(4) One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429	1,187,575	5.8%

Barclays Global Investors, N.A.(5) 45 Fremont Street, 17th Floor San Francisco, CA 94105	1,143,343	5.6%

Buckingham Capital Management Incorporated(6) 750 Third Avenue, Sixth Floor New York, NY 10017	1,076,300	5.3%

Michael F. Anthony†*(7)	658,872	3.2%

Mone Anathan, III*(8)	66,881	**

Michael L. Glazer*(9)	61,425	**

Kenneth E. Nisch*(10)	36,000	**

Andrea M. Weiss*(11)	21,375	**

Philip Roizin†(12)	169,785	**

Alexander M. Winiecki†(13)	100,210	**

Gregory B. Sweeney†(14)	112,166	**

M. Rufus Woodard, Jr.†(15)	49,686	**

All directors and executive officers as a group (11 persons)(16)	1,313,661	6.4%

†	Named Executive Officer.
*	Director of the Company or Nominee for Director.
**	Less than 1% of the outstanding Brookstone common stock.
(1)	Includes shares issuable pursuant to options held by the respective person or group which are presently exercisable or may be exercised within 60 days after the record date (“currently exercisable stock options”) as set forth below.
(2)	Based upon a Schedule 13G filed on February 7, 2005.

(3)	Based upon a Schedule 13G filed on February 11, 2005.
(4)	Based upon a Schedule 13G filed on February 8, 2005.
(5)	In a Schedule 13G filing made by Barclays Global Investors, NA/CA (“Barclays”) on February 14, 2005, Barclays reported that as of December 31, 2004, (i) Barclays is the beneficial owner of 929,791 shares of Brookstone common stock, and (ii) Barclays Global Fund Advisors, a wholly-owned subsidiary of Barclays and an investment company registered under the Investment Company Act of 1940, is the beneficial owner of 213,552 shares of Brookstone common stock.
(6)	Based upon a Schedule 13G filed on August 12, 2005.
(7)	Includes 605,825 shares issuable upon exercise of currently exercisable stock options and 2,813 shares of restricted stock.
(8)	Includes 40,582 shares issuable upon exercise of currently exercisable stock options.
(9)	Includes 54,000 shares issuable upon exercise of currently exercisable stock options.
(10)	Includes 36,000 shares issuable upon exercise of currently exercisable stock options.
(11)	Includes 21,375 shares issuable upon exercise of currently exercisable stock options.
(12)	Includes 153,075 shares issuable upon exercise of currently exercisable stock options and 1,125 shares of restricted stock.
(13)	Includes 83,500 shares issuable upon exercise of currently exercisable stock options and 1,125 shares of restricted stock.
(14)	Includes 109,375 shares issuable upon exercise of currently exercisable stock options.
(15)	Includes 43,874 shares issuable upon exercise of currently exercisable stock options and 282 shares of restricted stock.
(16)	Includes 1,176,880 shares issuable upon exercise of currently exercisable stock options and 5,908 shares of restricted stock. See also notes (7) through (15) to the Beneficial Ownership Table.

The Company also received a copy of a Schedule 13G dated February 2, 2005 from Lord, Abbett & Co. LLC, 90 Hudson Street, Jersey City, NJ 07302 that shows Lord, Abbett & Co. LLC is the beneficial owner of 1,854,919 shares of Brookstone common stock, which represents 9.12% of the outstanding shares of Brookstone common stock as of December 31, 2004. To the Company’s knowledge, Lord, Abbett & Co.’s Schedule 13G has not yet been filed with the SEC.

BOARD OF DIRECTORS AND COMMITTEES

During Fiscal 2004, the board of directors of the Company held seven meetings. Each director attended at least seventy-five percent (75%) of the meetings of the board of directors and the Committees of which he or she is a member. The Company pays to all directors who are not employees of the Company a quarterly fee of $7,500. Directors are reimbursed for their reasonable expenses in attending board and committee meetings. Pursuant to the 1996 Director Stock Option Plan, upon his or her initial nomination to the board of directors, each non-management director is granted the option to purchase 22,500 shares of Brookstone common stock. Each non-management director also receives subsequent option grants to purchase 4,500 shares of Brookstone common stock effective as of the day following the date of each annual meeting of stockholders. The Company is prohibited, however, from granting stock options under the amended merger agreement and, consequently, such grants will only be made to the non-management directors in respect of any grants made while the amended merger agreement is in effect to the extent that Parent has consented to such grant or to the extent that the amended merger agreement is terminated in accordance with its terms. Under the terms of such plan, the exercise price for each such stock option will not be less than one hundred percent (100%) of the fair market value of Brookstone common stock on the date of grant. The board of directors has determined that each of the following directors is “independent” under applicable laws, rules and regulations (including NASDAQ requirements) as well as more stringent independence standards adopted by the board of directors: Mone Anathan, III, Michael Glazer and Andrea Weiss.

Under the Company’s Stockholder Communications Policy, which is posted on the Company’s website at www.brookstone.com, stockholders may send communications to the board of directors at the following address: c/o Company Secretary, Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054. Pursuant to the terms of such policy, the Company Secretary will forward appropriate communications to the board of directors or a committee or individual member thereof, unless such communications would be more appropriately addressed by other departments within the Company, such as Customer Services or Investor Relations. The board of directors did not take any material actions in Fiscal 2004 resulting from communications from stockholders. Stockholders are welcome to communicate directly with the board of directors at the Company’s annual meeting of stockholders. As a matter of policy, members of the board of directors are required to make every reasonable effort to attend the annual meeting of stockholders. All members of the board of directors attended the Company’s 2004 annual meeting of stockholders held on June 8, 2004.

The board of directors has a standing Audit Committee (established in accordance with section 3(a)(58)(A) of the Exchange Act, a standing Compensation Committee and standing Nominating Committee. The charters of each standing committee of the board of directors (except the special committee of independent directors) are available on the Company’s website at www.brookstone.com. Copies thereof may be obtained by writing to the Company Secretary at Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054. The special committee of independent directors does not have a written charter.

The Audit Committee, which held seven meetings during Fiscal 2004, monitors the Company’s accounting policies and financial reporting and disclosure practices, its internal controls, the independence and qualifications of its independent registered public accounting firm and processes assuring compliance with all applicable laws, rules and regulations and corporate policy. The Audit Committee is charged with appointing, compensating, retaining, overseeing and terminating the Company’s independent registered public accounting firm. Mr. Anathan, the chairperson, Mr. Glazer and Ms. Weiss served on the Audit Committee in Fiscal 2004. The board of directors has determined that each member of the Audit Committee meets the experience and independence requirements under applicable laws, rules and regulations (including the NASDAQ requirements). In addition, the board of directors has determined that Mr. Anathan qualifies as an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K.

The Compensation Committee, which held two meetings during Fiscal 2004, administers the Company’s compensation plans, policies and programs, including its equity incentive plans, and recommends to the board of directors the compensation and other employment terms of the Company’s executive officers, including its Chief Executive Officer. Mr. Glazer, its chairperson, Mr. Anathan and Ms. Weiss served on the Compensation Committee in Fiscal 2004. The board of directors has determined that each member of the Compensation Committee meets the independence standards of applicable laws, rules and regulations (including the NASDAQ requirements) as well as the heightened independence standards adopted by the board of directors.

The Nominating Committee was established in March 2004 and consists of Ms. Weiss, its chairperson, Mr. Anathan and Mr. Glazer. The Nominating Committee did not hold any meetings in Fiscal 2004. The board of directors has determined that each member of the Nominating Committee meets the independence standards of applicable laws, rules and regulations (including the NASDAQ requirements) as well as the heightened independence standards adopted by the board of directors.

The Nominating Committee’s responsibilities include, but are not limited to, (i) recommending to the board of directors criteria for board and committee membership, (ii) annually reassessing such criteria, (iii) identifying and reviewing candidates for election to the board of directors and making recommendations relative thereto, (iv) making recommendations to the full board of directors with respect to membership on committees and chairmanship of committees and (v) establishing and maintaining procedures for the submission of unsolicited recommendations for director nominees, including appropriate deadlines and the type of information to be provided with such recommendations.

The Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company’s mission. The Nominating Committee may identify nominees through the use of professional search firms to match candidates to the Nominating Committee’s specified qualifications. The Nominating Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Nominating Committee will consider, among other factors, the following to evaluate Nominating Committee recommended nominees: the board of directors’ current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations (including the NASDAQ requirements) and Company policies or procedures and the general qualifications of potential nominees, including, but not limited to (i) integrity and honesty, (ii) the ability to exercise sound, mature and independent business judgment in the best interests of the Company’s stockholders as a whole rather than special groups or constituencies, (iii) background and experience in retail, operations, finance, marketing or other areas of expertise complementing the talents and experience of other members of the board of directors, (iv) willingness and capability to commit time and effort required to actively participate in meetings of the board of directors and its committees and related activities and (v) ability to work professionally and effectively with other directors and management.

The Nominating Committee will consider nominations to the board of directors from stockholders using the same criteria described above. Stockholder nominations must contain certain specified information concerning the stockholder submitting the proposal (including name, address and proof of stock ownership) as well as the nominated candidate (including name, address and qualifications) pursuant to the Company’s Stockholder Nomination Policy and its by-laws, each of which is posted on the Company’s website at www.brookstone.com and may be obtained by writing to the Company Secretary at Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054. Pursuant to the terms of the Company’s Stockholder Nomination Policy, stockholders seeking to nominate a candidate for director must send the requisite information to the Nominating Committee in care of the Company Secretary at the address above. In addition, such policy and the by-laws require that any such nomination be accompanied by a petition signed by at least 100 record holders of capital stock entitled to vote in the election of directors, representing in the aggregate a minimum 1% of the outstanding capital stock entitled to vote thereon. Prior to inclusion in the proxy statement, the Company will require a signed consent from the candidate indicating his or her consent to be named in the proxy statement and serve if elected.

In addition to the standing committees of the board of directors discussed above, because of the participation of Mr. Anthony in the merger, the board of directors appointed a special committee of independent directors to evaluate the merger and to represent the interests of the Company’s stockholders, other than our executive officers and other members of senior management. Mr. Anathan, the Chairperson, and Mr. Glazer serve on the special committee.

The board of directors has adopted a Code of Conduct and Ethics that applies to all Company directors, officers and employees, including the chief executive officer, chief financial officer and controller. The Code of Conduct and Ethics is designed to deter wrongdoing and promote ethical conduct, compliance with law and reporting of wrongdoing, and includes Audit Committee Complaint Procedures providing for Audit Committee oversight of confidential, anonymous complaints regarding auditing or accounting matters. The Code of Conduct and Ethics is posted on the Company’s website at www.brookstone.com and may be obtained by writing to the Company Secretary at Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054. Any amendments to, or waivers from, the Code of Conduct and Ethics will also be posted on the Company’s website at www.brookstone.com.

Please note that references to the Company’s website at www.brookstone.com are for informational purposes only. Information contained on the Company’s website is not part of this proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information with respect to compensation paid to or accrued on behalf of the Chief Executive Officer and the next four most highly compensated executive officers of the Company (referred to as the “Named Executive Officers”) for all services rendered to the Company for Fiscal 2004, Fiscal 2003 and Fiscal 2002.

Summary Compensation Table

	Annual Compensation					Long Term Compensation				All Other Compensation(4)
Name and Principal Position	Year	Salary		Bonus(1)		Other Annual Compensation(2)	Restricted Stock Awards (3)		Common Shares Underlying Options
Michael F. Anthony Chairman, President and Chief Executive Officer	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	650,000 625,000 575,000	$ $ $	1,261,613 1,603,508 785,780	— — —	$ $	887,999 71,475 —	— — —	$ $ $	378,835 10,946 10,923

Philip W. Roizin Executive Vice President, Finance and Administration	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	312,000 300,000 290,000	$ $ $	244,508 309,851 159,928	— — —	$ $	399,999 28,590 —	— — —	$ $ $	10,131 10,007 9,687

Alexander M. Winiecki Executive Vice President, Store Operations, Customer Sales and Contact Center	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	312,000 300,000 260,000	$ $ $	244,508 309,851 143,384	— — —	$ $	325,004 28,590 —	— — —	$ $ $	11,898 11,541 10,263

Gregory B. Sweeney Vice President and General Manager Direct Marketing	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	280,000 265,000 250,000	$ $ $	192,427 239,854 155,204	— —		$274,995 — —	— — 10,000	$ $ $	9,884 9,692 6,496

M. Rufus Woodard, Jr. Vice President, General Merchandise Manager	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	275,000 250,000 225,000	$ $ $	188,990 226,277 108,799	— — —	$ $	274,995 7,148 —	— — 35,000	$ $ $	9,780 9,612 8,720

(1)	Payments made under the Company’s Management Incentive Bonus Plan (the “MIB”), the principal performance-based cash compensation program for executive officers of the Company, in respect of performance in Fiscal 2004, Fiscal 2003 and Fiscal 2002 were, respectively, $1,253,703, $1,596,641 and $781,136 to Mr. Anthony; $240,711, $306,555 and $157,586 to Mr. Roizin; $240,711, $306,555 and $141,284 to Mr. Winiecki; $189,020, $236,942 and $153,185 to Mr. Sweeney; and $185,644, $223,530 and $106,982 to Mr. Woodard. All other amounts in this column for Fiscal 2004, Fiscal 2003 and Fiscal 2002 were paid to the Named Executive Officers under the Company’s Profit Sharing Plan, in which all employees of the Company participate.
(2)	While each of the Named Executive Officers enjoys certain perquisites, such perquisites did not, except as disclosed, exceed the lesser of $50,000 or 10% of such officer’s salary and bonus in each of Fiscal 2004, Fiscal 2003 and Fiscal 2002.
(3)	The Company granted the Named Executive Officers the opportunity to purchase shares of Brookstone common stock on September 10, 2003 at the closing price of Brookstone common stock on such date, representing its fair market value, in the following amounts: 10,000 shares for Mr. Anthony; 4,000 shares for each of Messrs. Roizin and Winiecki; and 2,000 shares for each of Messrs. Sweeney and Woodard.

In addition, on September 10, 2003, under Brookstone Inc.’s 1999 Equity Incentive Plan, the Company granted to each Named Executive Officer restricted stock awards (the “Restricted Stock Awards”) equal to 25% of the number of shares of Brookstone common stock purchased by such officer on such date. The number (post stock split adjustments) of shares subject to the Restricted Stock Awards so granted to each Named Executive Officer is as follows: 5,625 shares for Mr. Anthony; 2,250 shares for Mr. Roizin; 2,250 shares for Mr. Winiecki; 0 shares for Mr. Sweeney; and 563 shares for Mr. Woodard. The dollar amounts under the Restricted Stock Awards column for Fiscal 2003 represent the market value of the Restricted Stock Awards granted to each Named Executive Officer based on the closing price of Brookstone common stock on September 10, 2003. The restrictions on the shares subject to the Restricted Stock Awards lapse ratably in four equal installments on September 10, 2004, September 10, 2005, September 10, 2006 and September 10, 2007 subject to the condition that on each such date, the Named Executive Officer granted the Restricted Shares continues to (i) be employed by the Company and (ii) owns the shares purchased by him on September 10, 2003. No dividends are payable on the Restricted Shares. The number and value of the aggregate restricted stock holdings at the end of Fiscal 2003 based on the closing price of Brookstone common stock on January 30, 2004 with respect to each Named Executive Officer are as follows: 5,625 shares with a value of $89,268.75 for Mr. Anthony; 2,250 shares for Mr. Roizin with a value of $35,707.50; 2,250 shares for Mr. Winiecki with a value of $35,707.50; 0 shares for Mr. Sweeney with a value of $0; and 563 shares for Mr. Woodard with a value of $8,934.81.

On July 22, 2004, under Brookstone Inc.’s 2004 Equity Incentive Plan, the Company granted to each Named Executive Officer the following number of deferred stock awards (the “Deferred Stock Awards”): 51,211 shares for Mr. Anthony; 23,068 shares for Mr. Roizin; 18,743 shares for Mr. Winiecki; 15,859 shares for Mr. Sweeney; and 15,859 shares for Mr. Woodard. The dollar amounts under the Restricted Stock Awards column for Fiscal 2004 represent the market value of the Deferred Stock Awards based on the closing price of Brookstone common stock on July 22, 2004. The Deferred Stock Awards will vest, either in part or in full, on the last day of the first quarter of the 2007 fiscal year depending on the growth rate of Brookstone common stock and subject to the condition that on such date, the Named Executive Officer continues to be employed by the Company. The number and value of the aggregate restricted stock holdings at the end of Fiscal 2004 based on the closing price of Brookstone common stock on January 29, 2005 (which includes 75%, or the then outstanding portion, of Restricted Stock Awards granted on September 10, 2003 and the Deferred Stock Awards), with respect to each Named Executive Officer are as follows: 55,430 shares with a value of $793,203.30 for Mr. Anthony; 24,756 shares with a value of $354,258.36 for Mr. Roizin; 20,431 shares for Mr. Winiecki with a value of $292,367.61; 15,859 shares with a value of $226,942.29 for Mr. Sweeney; and 16,282 shares with a value of $232,995.42 for Mr. Woodard.

No other forms of Long Term Compensation were awarded to the Named Executive Officers in Fiscal 2004, Fiscal 2003 and Fiscal 2002.

(4)	For Fiscal 2004, Fiscal 2003 and Fiscal 2002, respectively, the dollar amounts under the All Other Compensation column represent (i) the following dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of each of the Named Executive Officers: Mr. Anthony—$2,298, $2,946 and $2,923; Mr. Roizin—$1,018, $2,007, and $1,687; Mr. Winiecki—$2,921, $3,541 and $2,263; Mr. Sweeney—$936, $1,692 and $1,372; and Mr. Woodard—$848, $1,612 and $720; and (ii) the following dollar value of contributions made by the Company to the Company’s defined contribution plan for the benefit of the Named Executive Officers: Mr. Anthony—$8,200, $8,000 and $8,000; Mr. Roizin—$8,200, $8,000 and $8,000; Mr. Winiecki—$8,200, $8,000 and $8,000; Mr. Sweeney—$8,200, $8,000 and $5,124; and Mr. Woodard—$8,200, $8,000 and $8,000. In addition, in the case of Mr. Anthony, the dollar amount under the All Other Compensation column for Fiscal 2004 includes $367,500 credited to his account under the SERP. See “—Supplemental Executive Retirement Plan.” Pursuant to a Change of Control with the Company, Mr. Anthony will become fully vested in benefits he has accrued under the SERP in connection with the merger through the date the merger is consummated. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

In March 1998, the Company froze the Brookstone Pension Plan, ceased its practice of making discretionary employer contributions to employee accounts under its defined contribution plan and instituted a non-discretionary employer matching contribution under such plan.

Option/SAR Grants in Fiscal 2004

In Fiscal 2004, there were no option or stock appreciation rights granted to the Named Executive Officers.

The following table sets forth information with respect to (i) the exercise of stock options by the Named Executive Officers during Fiscal 2004, (ii) the number of unexercised options held by the Named Executive Officers as of January 29, 2005 and (iii) the value of unexercised in-the-money options (i.e., options for which the fair market value of Brookstone common stock ($14.31 at January 28, 2005) exceeds the exercise price) as of January 29, 2005:

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at January 29, 2005 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at January 29, 2005 Exercisable/Unexercisable
Michael F. Anthony	131,500	$1,963,868	605,825/-	$8,669,356/-

Philip W. Roizin	34,800	$516,319	153,075/-	$2,190,503/-

Alexander M. Winiecki	20,000	$308,450	83,500/-	$1,194,885/-

Gregory B. Sweeney	20,000	$259,650	103,750/11,250	$1,484,663/$160,988

M. Rufus Woodard, Jr.	24,750	$329,961	21,937/41,625	$313,918/$595,654

Equity Compensation Plan Information

The following table summarizes the Company’s Equity Compensation Plans. On May 20, 2005, the Company had no equity compensation plans that were not approved by security holders.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity Compensation Plans approved by security holders	1,666,968	7.01	961,994

Pension Plan

The Company has a defined benefit Pension Plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, for eligible employees who have completed one year of service with 1,000 or more hours of employment. In general, all employees of the Company are eligible to participate, excluding (i) a director of the Company who is not employed by the Company in any other capacity and (ii) any person whose compensation consists of a retainer or a fee. In March 1998, the board of directors approved an amendment to the Pension Plan such that no future benefits will accrue under such plan beyond May 31, 1998. No further years of service beyond 1998 will be counted toward the calculation of benefits and final average compensation rates have been curtailed as of May 31, 1998. See “Report of the Compensation Committee.”

As a result of the foregoing freeze of benefit accruals, the monthly vested benefits of the Named Executive Officers will not change. The following monthly vested benefits will be paid to the Named Executive Officers beginning at normal retirement age of 65 based upon a single life annuity benefit: Mr. Anthony $693.82; Mr. Roizin $338.33; Mr. Winiecki $1,261.55; and Mr. Woodard $451.45. Mr. Sweeney had no credited service as of May 31, 1998, and therefore he has no monthly vested benefits.

Employment Agreements

Mr. Anthony has entered into an employment agreement with the Company expiring upon the earliest to occur of his resignation, death, permanent disability or incapacity or his termination by the Company with or without cause. The agreement provides for an annual salary, participation in the Management Incentive Bonus Plan (“MIB”) and any other performance-based compensation programs available to the Company’s senior executives, and for certain fringe benefits, including contributions for health and dental coverage, term life insurance in an amount of at least $1,000,000, long term disability coverage, participation in the Company’s Pension Plan, and certain other benefits. The agreement provides that if Mr. Anthony is terminated by the Company without Cause (as defined therein) or terminates his employment for Good Reason (as defined therein), Mr. Anthony is entitled, subject to complying with certain confidentiality and non-competition obligations, to continued payment of his base salary and certain of his fringe benefits until twenty-four months following termination of his employment, as well as a pro rata bonus payment under the MIB for the fiscal year in which termination occurs based upon the number of days he was employed in such year. Severance benefits are reduced by any amounts received by Mr. Anthony from other employment during the severance period. If Mr. Anthony’s employment terminates because of his death, disability or incapacity, Mr. Anthony or his estate is entitled to a pro rata bonus payment under the MIB for the fiscal year in which such termination occurs based upon the number of days he was employed in such year and payments to which he is entitled under any other Company benefit plans, including any long-term disability plan. The agreement also provides that Mr. Anthony will not disclose or use any confidential information of the Company and not compete with the Company during the period of his employment and for one year thereafter, unless Mr. Anthony’s employment is terminated without Cause, in which case the non-competition period ends upon Mr. Anthony’s termination. The agreement provides that Mr. Anthony will not recruit any employee of the Company for employment in any other business until one year after the termination of Mr. Anthony’s employment with the Company.

The Company has also executed a Change of Control Agreement with Mr. Anthony to ensure the continued dedication of his services in the event of an actual or threatened Change of Control (as defined below) of the Company. Subject to the terms and conditions of the agreement, if Mr. Anthony’s employment is terminated involuntarily or is terminated voluntarily by him following certain events or actions by the Company within twelve months following a Change of Control (as defined below), he is entitled to a lump-sum cash payment of 300% of the sum of his annual base salary in effect at the time of termination plus the 300% of the average of the annual bonuses earned by Mr. Anthony with respect to the three full years preceding the termination of employment and will become fully vested under the Company’s Supplemental Executive Retirement Plan. In addition, the Company will continue to provide Mr. Anthony with any medical, dental, disability and life insurance and automobile allowance benefits in effect at the time of termination. Mr. Anthony will become fully vested under the Company’s equity incentive plans, and will be immediately able to exercise any options to purchase Brookstone common stock. The Company will make an additional lump-sum payment to Mr. Anthony and will bear all expenses in the event it is determined any of the benefits or payments under the Change of Control Agreement are subject to an excise tax or the Internal Revenue Service asserts a claim that, if successful, would require a gross-up payment to Mr. Anthony. A Change of Control means, among other things and subject to certain exceptions, the occurrence of any Person (as defined in the Change of Control Agreement) becoming the owner of 50% or more of Brookstone common stock; the board of directors of the Company ceasing for any reason to constitute at least a majority of such board; execution of an agreement of acquisition, merger, reorganization, consolidation of or other transaction not requiring stockholder approval which contemplates that all or substantially all of the business and/or assets of the Company will be owned or controlled by a Person or Persons other than the Person or Persons owning or controlling such business and assets as of the date of the Change of Control Agreement; or liquidation or dissolution of the Company or sale of substantially all of the Company’s assets other than as described above.

Mr. Roizin, Mr. Winiecki, Mr. Woodard and Mr. Sweeney are employed by the Company pursuant to employment agreements providing for a base salary and participation in the MIB and various other employee benefit plans, including medical, vacation, disability and pension. These agreements provide for a severance benefit if the executive is terminated for any reason other than Cause (as defined in their respective employment agreements) consisting of base salary continuation for 12 months following termination (subject to offset for income earned from other employment or from self-employment).

Supplemental Executive Retirement Plan

The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”) to provide supplemental retirement benefits to eligible management employees. As of January 29, 2005, Mr. Michael Anthony, our Chairman, President and Chief Executive Officer, was the only participant in the SERP. Benefits under the SERP are based on an unfunded account that is credited each year with a specified amount that depends on the growth rate of Brookstone common stock for the year as compared with the stock growth rates of peer companies selected by the Compensation Committee. Amounts credited to the account are treated as though they were invested in shares of Brookstone common stock, and a participant’s account is adjusted to reflect dividends or distributions that would have been paid on such shares if such investment were actual rather than hypothetical. A participant generally becomes vested in his or her account on the later of the date on which he or she attains age 55 and the date on which he or she completes 10 years of service with the Company. A participant may also become vested upon a termination of employment without Cause or for Good Reason (each as defined in the SERP) or by reason of death or disability, or upon a change of control (as defined in the SERP). Payment of benefits under the SERP is generally made in cash in equal installment payments over a period specified by the participant, not less than 5 years and not more than 10 years, generally beginning six months after the last day of the fiscal year in which his or her termination of employment occurs. A participant’s benefit payments are subject to suspension and recapture in the event the participant violates any of several restrictive covenants, which include non-disclosure, non-competition, and non-recruitment undertakings. The SERP may be terminated by the board of directors, and upon such termination, the Company may elect either to pay vested benefits in installments as described above or to distribute all accrued benefits (whether vested or not vested) in a single lump sum.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for approving and recommending to the board of directors the compensation of executive officers of the Company and administers the Company’s 1992 Equity Incentive Plan, Management Incentive Bonus Plan, 1999 Equity Incentive Plan and 2004 Equity Incentive Plan. The Compensation Committee regularly reports on its activities to the board of directors. The Compensation Committee was comprised in Fiscal 2004 of three directors who were not eligible to participate in any of the plans or programs that the Compensation Committee administers. The board of directors has determined that each member of the Compensation Committee meets the independence standards of applicable laws, rules and regulations (including the NASDAQ requirements) as well as the heightened independence standards adopted by the board of directors.

Compensation Philosophy

The Company’s executive compensation programs are based on the belief that the interests of the Company’s executive officers should be directly aligned with those of the stockholders. The programs are strongly oriented towards a pay-at-risk philosophy that ties a significant portion of overall compensation to the financial performance of the Company. The Compensation Committee has established the following principles to guide development of the Company’s compensation programs and to provide a framework for compensation decisions:

•	provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value; and

•	establish annual incentives for senior management that are directly tied to the overall financial performance of the Company.

Compensation Programs and Practices

Base Salary. Salaries of executive officers are established by the Compensation Committee based on an executive officer’s scope of responsibilities, level of experience, individual performance and contribution to the business. From time to time, the Company conducts salary surveys to determine whether the salaries of its employees, including its executive officers, are in line with retailers of similar size.

Management Incentive Bonus Plan. The Company has in effect a Management Incentive Bonus Plan, or the MIB, under which executive officers and other key management employees selected by the board of directors may receive incentive awards. The purpose of the MIB is to tie a significant portion of annual pay directly to key financial results. Bonus awards are based on annual performance criteria established by the Compensation Committee with respect to attainment by the Company of specified levels of income from operations, as well as performance criteria applied on an individual basis. The Company must attain a threshold level of income from operations in order for MIB participants to be eligible for any bonus. MIB participants earn awards expressed as a percentage of base salary. Awards in excess of specified limits (except as modified by the Compensation Committee, 200% of base salary in the case of the Chief Executive Officer and 75% of base salary in the case of other participants) may be paid (or not) at the sole discretion of the Compensation Committee in either cash under the MIB or in the form of awards granted under an equity incentive plan, or a combination thereof. Individual performance criteria are determined by the Compensation Committee taking into account, in the case of executive officers other than the Chief Executive Officer, the recommendation of the Chief Executive Officer.

In Fiscal 2004, the Company exceeded the threshold level of income from operations established by the Compensation Committee under the MIB and for that fiscal year paid the following cash bonuses under the MIB: $1,253,703 to Mr. Anthony; $240,711 to Mr. Roizin; $240,711 to Mr. Winiecki; $189,020 to Mr. Sweeney and $185,644 to Mr. Woodard. In addition, these officers were granted the following deferred stock awards under the

2004 Equity Incentive Plan: 51,211 shares to Mr. Anthony, the aggregate fair market value of which was approximately $888,000 on its date of grant, July 22, 2004; 23,068 shares to Mr. Roizin, the aggregate fair market value of which was approximately $400,000 on its date of grant, July 22, 2004; 18,743 shares to Mr. Winiecki, the aggregate fair market value of which was approximately $325,000 on its date of grant, July 22, 2004; 15,859 shares to Mr. Sweeney, the aggregate fair market value of which was approximately $275,000 on its date of grant, July 22, 2004; and 15,859 shares to Mr. Woodard, the aggregate fair market value of which was approximately $275,000 on its date of grant, July 22, 2004.

Profit Sharing Plan. The Company has in effect a Profit Sharing Plan under which employees (including all of the Company’s executive officers) who are regularly scheduled to work 52 weeks per year and have been employed by the Company for more than 90 days participate. The Profit Sharing Plan provides for a bonus pool equal to a specified percentage of net income established year-to-year by the board of directors (1% for Fiscal 2004). Participants who are hourly employees receive an amount calculated on the basis of their W-2 earnings equal to their pro rata share of such bonus pool. Participants who are salaried employees receive an amount calculated on the basis of their base wage equal to their pro rata share of such bonus pool.

401(k) and Pension Plan. The 401(k) Plan provides for a non-discretionary employer matching contribution equal to up to four percent of each participant’s covered compensation (subject to the maximum salary level prescribed in the Internal Revenue Code). The Brookstone Pension Plan was amended in March 1998 such that no future benefits would accrue after May 31, 1998.

Equity Incentives. The Compensation Committee strongly believes that the interests of senior management must be closely aligned with those of the stockholders. Equity incentives, such as stock options, deferred stock, restricted stock, stock appreciation rights and stock awards, provide a vehicle to reward executives only if there is an increase in stockholder value. Equity incentives may be granted to executive officers and selected employees whose contributions and skills are important to the long-term success of the Company.

Discussion of Corporate Tax Deduction on Compensation in Excess of $1 Million a Year. Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million paid in any year to its chief executive officer or any of its four other highest-paid executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. The Company’s 2004 Equity Incentive Plan has been designed so that the tax deductions associated with stock options and stock appreciation rights granted under that Plan should not be limited by Section 162(m) and to make it possible to grant other forms of awards exempt under Section 162(m). In authorizing the type and levels of other compensation payable to executive officers, the Compensation Committee considers, as one factor, the deductibility of the compensation, but may deem it appropriate to authorize compensation that is not deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

BY THE COMPENSATION COMMITTEE:

MICHAEL L. GLAZER, Chairperson

MONE ANATHAN, III

ANDREA M. WEISS

TRANSACTIONS IN SHARES OF COMMON STOCK

Purchases by Brookstone

Brookstone has not purchased any shares of its common stock during the past two years.

Purchases by Michael Anthony

QUARTERLY PERIOD	NUMBER OF SHARES PURCHASED		RANGE OF PRICES PAID	AVERAGE PRICE PAID
1st Quarter Ending April 30, 2005	—		—	—
2nd Quarter Ending July 30, 2005	—		—	—

Fiscal Year Ended January 29, 2005:
1st Quarter	259	(1)	$16.40	$16.40
2nd Quarter	131,500	(2)	$3.61 – $6.44	$4.25
3rd Quarter	—		—	—
4th Quarter	—		—	—

Fiscal Year Ended January 31, 2004:
1st Quarter	—		—	—
2nd Quarter	—		—	—
3rd Quarter	314,550	(3)	$3.61 – $6.44	$6.24
4th Quarter	21,332	(4)	$16.25	$16.25

(1)	These shares of Brookstone common stock were purchased through the Employee Stock Purchase Plan on April 30, 2004 in which Mr. Anthony elected in November 2003 to participate.
(2)	Includes the following shares of Brookstone common stock: 15,000 shares purchased on June 1, 2004 at $6.44 per share; 8,575 shares purchased on June 8, 2004 at $6.44 per share; 90,000 shares purchased on June 8, 2004 at $3.61 per share; and 12,925 shares purchased on June 8, 2004 at $3.89 per share. All of these are exercised stock options—which Michael Anthony acquired and disposed of on the same day.
(3)	Includes the following shares of Brookstone common stock: 22,500 shares purchased on the open market on August 29, 2003 at $3.61 per share; 286,425 shares purchased on September 4, 2004 (purchase of 28,125 shares) and September 9, 2004 (one purchase of 33, 300 shares and one purchase of 225,000 shares) at $6.44 per share; and a restricted stock award of 5,625 shares granted on September 10, 2003. In addition, all of these shares were adjusted for two, three-for-two stock splits which occurred on September 23, 2003 and April 26, 2004. See “Market Prices of the Company’s Stock”.
(4)	These shares of Brookstone common stock were adjusted for the 3 for 2 stock split which occurred on April 26, 2004.

Purchases by Philip Roizin

QUARTERLY PERIOD	NUMBER OF SHARES PURCHASED		RANGE OF PRICES PAID	AVERAGE PRICE PAID
1st Quarter Ending April 30, 2005 .	—		—	—
2nd Quarter Ending July 30, 2005	—		—	—

Fiscal Year Ended January 29, 2005:
1st Quarter	259	(1)	$16.40	$16.40
2nd Quarter	34,800	(2)	$6.44	$6.44
3rd Quarter	—		—	—
4th Quarter	—		—	—

Fiscal Year Ended January 31, 2004:
1st Quarter	—		—	—
2nd Quarter	—		—	—
3rd Quarter	106,875	(3)	$3.61 – $4.47	$4.07
4th Quarter	5,019	(4)	$16.25	$16.25

(1)	These shares of Brookstone common stock were purchased through the Employee Stock Purchase Plan on April 30, 2004 in which Mr. Roizin elected in November 2003 to participate.

(2)	Includes the following shares of Brookstone common stock: 20,000 shares purchased on June 1, 2004 at $6.44 per share; 14,800 shares purchased on June 8, 2004 at $6.44 per share. All of these are exercised stock options—which Philip Roizin acquired and disposed of on the same day.
(3)	Includes the following shares of Brookstone common stock: 9,000 shares purchased on the open market on August 29, 2003 at $3.61 per share; 58,500 shares purchased on September 4, 2004 (purchase of 28,125 shares) and September 9, 2004 (purchase of 30,375 shares) at $3.89 per share; 37,125 shares purchased on September 9, 2004 at $4.47 per share; and a restricted stock award of 2,250 shares granted on September 10, 2003. In addition, all of these shares were adjusted for two, three-for-two stock splits which occurred on September 23, 2003 and April 26, 2004. See “Market Prices of the Company’s Stock”.
(4)	These shares of Brookstone common stock were adjusted for the 3 for 2 stock split which occurred on April 26, 2004.

Certain Transactions with Management

Kenneth E. Nisch, one of our directors, is the Chairman of JGA, Inc. Mr. Nisch and JGA have worked with the Company in the repositioning of the mall and airport formats, as well as in the ongoing development of the Company’s brand positioning. During Fiscal 2004 the Company engaged JGA for consulting services totaling approximately $30,504. The Audit Committee of the board of directors has reviewed the terms of JGA’s consulting agreement and approved of the Company’s engagement of that firm.

Performance Graph

The following stock price performance graph compares the cumulative total return on Brookstone common stock with the cumulative total return of the Standard & Poor’s Composite 500 Index and of the Retail Index of the NASDAQ National Market tier of The NASDAQ Stock Market from January 30, 1999 through January 29, 2005.

	1/29/00	2/3/01	2/2/02	2/1/03	1/31/04	1/29/05
Brookstone	100.00	84.44	68.15	86.93	211.56	190.80
S&P 500	100.00	100.57	84.87	65.78	88.65	93.43
NASDAQ NATIONAL MARKET TIER OF THE NASDAQ STOCK MARKET Retail	100.00	76.90	91.61	74.52	109.26	130.82

Note: The stock price performance on the graph above is not necessarily indicative of future price performance.

On August 19, 2005, the closing price per share of Brookstone common stock on the NASDAQ National Market tier of The NASDAQ Stock Market was $19.65.

APPROVAL AND ADOPTION OF AMENDMENT TO

MANAGEMENT INCENTIVE BONUS PLAN

(PROPOSAL NO. 4)

Brookstone is asking its stockholders to vote on a proposal to approve an amendment and restatement of the Brookstone, Inc. Management Incentive Bonus Plan (the “MIB Plan”). The amended MIB Plan would permit the Company to make bonus awards that qualify for the performance-based compensation exception to the general rule at Section 162(m) of the Internal Revenue Code that a public company cannot take a tax deduction for compensation in excess of $1 million paid in any year to its chief executive officer or any of its four other highest-paid executive officers (each, a “covered employee”).

General Summary

The MIB Plan currently in effect permits the Company to make incentive awards to executive officers and other key management employees selected by the Board. The purpose of the MIB Plan is to tie a significant portion of annual pay directly to key financial results. Under the current plan, bonus awards are based on annual performance criteria established by the Compensation Committee of the Board with respect to attainment by the Company of specified levels of income from operations, as well as performance criteria applied on an individual basis. Plan participants generally earn awards expressed as a percentage of base salary. Awards in excess of specified limits are generally paid in the form of stock options granted under one of the Company’s equity incentive plans. Individual performance criteria are determined by the Committee taking into account, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

The Committee and the Board have determined that it would be advantageous to the Company for the Committee to be able to make awards under the MIB Plan that qualify for the performance-based compensation exception under Section 162(m) (“exempt awards”), so that the Company will be able to deduct in full the amount of any bonus award that would cause a covered employee to receive compensation in excess of $1 million for a year. Under the amended MIB Plan, assuming approval by the Company’s shareholders, exempt awards could be granted for the Company’s fiscal year beginning in 2006 and for subsequent fiscal years, although the terms of the amended MIB Plan would otherwise apply beginning in the Company’s current fiscal year. Under the amended MIB Plan, the Committee would have discretion to select participants from among key employee of the Company. The Committee would have broad discretion to select the performance goals and other terms applicable to an award. However, in the case of an award intended to qualify as an exempt award, the Committee would be required to establish the performance targets during the first 90 days of the Company’s fiscal year and each performance target would be required to be an objectively determinable measure of performance based on any or any combination of the following (determined by reference to the Company and its subsidiaries singly or in combination (including on a consolidated basis) or on a divisional, line of business or geographic basis): operating income (determined, except as the Committee otherwise determined, after reduction for payments made for the relevant period pursuant to the MIB Plan or the Brookstone, Inc. Profit Sharing Plan); sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A target would not be required to be based upon an increase, a positive or improved result or avoidance of loss. The amended MIB Plan would permit the Committee to provide, consistent with the performance-based compensation exception rules under Section 162(m), for adjustments to the established targets to reflect events that affect the applicable performance criteria (e.g., an acquisition or disposition) during the performance period.

Under the amended MIB Plan, no award would be payable to any participant for any year in an amount greater than $3,000,000, and no exempt award would be paid unless the Committee had certified that the applicable performance targets had been met. The Committee would retain the discretion, under the amended MIB Plan, to reduce, including to zero, the amount otherwise earned under an award. The reduction or elimination of a participant’s payment or participation could not result in an increase under the exempt award of any other participant. In general, no award would be payable if the participant’s employment were to terminate prior to the end of the fiscal year, except for terminations by reason of death, disability or retirement with the consent of the Company or as otherwise provided by agreement. The amended MIB Plan authorizes the Committee to provide for payment of awards in cash or in the form of stock-based awards and to permit the deferral of award payments. The Committee would have the authority to terminate the amended MIB Plan at any time and to amend, modify, suspend or discontinue the amended MIB Plan at any time.

Board Recommendation

A majority of the votes properly cast is necessary to approve the amendment and restatement of the Management Incentive Bonus Plan. Abstentions and broker non-votes may have an effect on the satisfaction of quorum requirements, but otherwise have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE MANAGEMENT INCENTIVE BONUS PLAN.

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 5)

Based upon the recommendation of the Audit Committee, the board of directors has selected PricewaterhouseCoopers LLP to serve as independent registered public accounting firm to examine the financial statements of the Company and its subsidiaries for the fiscal year ending January 28, 2006. PricewaterhouseCoopers LLP, or its predecessor, has served as the Company’s independent registered public accounting firm since the fiscal year ending February 1, 1992. In the event the stockholders fail to ratify the appointment, the Audit Committee of the board of directors will consider it a directive to select other independent registered public accounting firm for the fiscal year ending January 28, 2006. If the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year if the board of directors feels that doing so would be in the best interest of the Company’s stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of the stockholders with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Board Recommendation

The Audit Committee has recommended the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to the board of directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Proxies solicited by the board of directors will be so voted unless the stockholders specify otherwise.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three directors, each of whom is independent under applicable laws, rules and regulations (including the NASDAQ requirements) as well as under more stringent independence standards of the board of directors. The Audit Committee operates under a written Amended and Restated Audit Committee’s Charter approved and adopted by the board of directors that is compliant with applicable laws, rules and regulations (including the NASDAQ requirements).

Our responsibility is to assist the board of directors in monitoring (i) the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; (ii) the establishment and maintenance of processes assuring that an adequate system of internal controls is functioning within the Company; (iii) the independence and qualifications of the Company’s independent auditor and (iv) the establishment and maintenance of processes assuring compliance by the Company with all applicable laws, rules and regulations and corporate policy. We appoint (subject to stockholder ratification), compensate, retain, oversee and terminate, as applicable, the Company’s independent registered public accounting firm. We have approved and adopted the Audit Committee Complaint Procedures, which are a part of the Company’s Code of Conduct and Ethics, ensuring our oversight of confidential, anonymous complaints regarding Company auditing and accounting matters.

We rely on the expertise and knowledge of management and the independent registered public accounting firm in carrying out our oversight responsibilities. Management is responsible for determining that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the audit committee’s duty to plan or conduct audits, to determine that the financial statements are complete, accurate and in accordance with generally accepted accounting principles, to conduct investigations or to assure compliance with applicable laws, rules or regulations or the Company’s internal policies, procedures or controls.

In this context, the Audit Committee met seven times in Fiscal 2004. We met and held discussions with management and the independent registered public accounting firm, which meetings facilitated and encouraged communication between and among each such group. We reviewed and discussed the audited consolidated financial statements for Fiscal 2004 with the Company’s management. We met with the independent registered public accounting firm various times, both with and without management present, and discussed many items with them, including, but not limited to, (i) the overall scope and plans for their audit, (ii) the audited financial statements and related notes for Fiscal 2004, (iii) other matters required to be discussed under auditing standards generally accepted in the United States, including, but not limited to, matters related to the conduct of the audit of the Company’s financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (iv) the results of their audit of internal controls over financial reporting.

We received from the independent registered public accounting firm the written disclosures and the letter required by Independent Standards Board Standard No. 1 and discussed with the independent registered public accounting firm that firm’s independence. We received the following information concerning the fees of the independent registered public accounting firm for Fiscal 2004 and Fiscal 2003 and have considered whether the provision of the non-audit services is compatible with maintaining the independence of the independent registered public accounting firm:

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
Fiscal 2004	$1,267,521	$108,515	$96,602	$25,201
Fiscal 2003	$286,256	$48,160	$18,755	$101,632

(1)	Includes statutory audits, attest services and consents and financial statements, and in the case of Fiscal 2004 only, audit procedures related to their internal control report under Sarbanes-Oxley.
(2)	Includes employee benefit plan audits and sales audits.
(3)	Includes income tax compliance and related tax services
(4)	Includes fees related to Sarbanes-Oxley readiness.

Pre-Approval of Non-Audit Services

The Audit Committee pre-approves any engagement of PricewaterhouseCoopers LLP to perform certain non-audit services. These services include tax-compliance, tax consulting, employee benefit plan audits and other technical, financial reporting and assurance services. The Audit Committee pre-approved all of the foregoing Audit-Related Fees, Tax Fees and All Other Fees.

Based on the foregoing meetings, discussions, reports and reviews, and subject to the limitations referenced above and in the Amended and Restated Audit Committee Charter, we have recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2004, as filed with the Securities and Exchange Commission. We have also recommended to the board of directors that PricewaterhouseCoopers LLP be selected as the Company’s independent registered public accounting firm for the fiscal year ended January 28, 2006, subject to stockholder ratification.

BY THE AUDIT COMMITTEE:

MONE ANATHAN III, Chairperson

MICHAEL GLAZER

ANDREA WEISS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s board of directors or Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kenneth E. Nisch is the Chairman of JGA, Inc. (“JGA”) Mr. Nisch and JGA have worked with the Company in the repositioning of the mall and airport formats, as well as in the ongoing development of the Company’s brand positioning. During Fiscal 2004 the Company engaged JGA for consulting services totaling approximately $30,504 The Audit Committee has reviewed the terms of JGA’s consulting agreement and approved of the Company’s engagement of that firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on review of the copies of required reports and any amendment thereto furnished to the Company and written representations that no additional reports were required, the Company’s directors, executive officers and stockholders representing beneficial ownership of greater than 10% of the outstanding shares of Brookstone common stock filed the necessary forms within the time frames set forth in Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the merger is not completed, to be considered for inclusion in the proxy materials to be distributed in connection with the Company’s 2006 Annual Meeting of Stockholders, stockholder proposals must be received by the Company Secretary no later than March 1, 2006. To be presented at the Company’s 2006 Annual Meeting of Stockholders, stockholder proposals must be received by the Company Secretary not less than 60 nor more than 90 days prior to such annual meeting; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of such annual meeting is given to the stockholders, stockholder proposals must be received by the Company Secretary not later than the close of business on the tenth day following the day such notice was given or public disclosure was made. Any proposal received after such date will be untimely and will not be considered at the 2006 Annual Meeting of Stockholders.

Stockholder proposals must be submitted to the board of directors of the Company, in care of its Secretary, in compliance with the Exchange Act and applicable regulations of the Securities and Exchange Commission. In addition, such proposals must be in accordance with the terms, as described below, of (i) the by-laws of the Company and (ii) either the Company’s Stockholder Nomination Policy (for director nominations) or the Company’s Stockholder Communications Policy (for other proposals).

Stockholder nominations must contain certain specified information concerning the stockholder submitting the proposal (including name, address and proof of stock ownership) as well as the nominated candidate (including name, address and qualifications) pursuant to both the by-laws of the Company and the Company’s Stockholder Nomination Policy, each of which is posted on the Company’s website at www.brookstone.com and may be obtained by writing to the Company Secretary at Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054. Pursuant to the terms of the Company’s Stockholder Nomination Policy, stockholders seeking to nominate a candidate for director must send the requisite information to the Nominating Committee care of the Company Secretary at the address above. In addition, such policy and the by-laws require that any such nomination be accompanied by a petition signed by at least 100 record holders of capital stock entitled to vote in the election of directors, representing in the aggregate 1% of the outstanding capital stock entitled to vote thereon. Prior to inclusion in the proxy statement, the Company will require a signed consent from the candidate indicating his or her consent to be named in the proxy statement and serve if elected.

Any other stockholder proposals must contain certain specified information concerning the stockholder submitting the proposal (including name, address and proof of stock ownership) as well as the specific proposal pursuant to the by-laws of the Company and the Company’s Stockholder Communication Policy, which is also posted on the Company’s website at www.brookstone.com and may be obtained by writing to the Company Secretary at Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054. Pursuant to the terms of the Company’s Stockholder Communication Policy, stockholders must send the requisite information to the board of directors care of the Company Secretary at the address above.

The by-laws of the Company also authorize regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

ANNUAL REPORT

A copy of the Annual Report of the Company for Fiscal 2004 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. To obtain a free copy of the Company’s Annual Report and its Annual Report on Form 10-K (including the financial statements, financial statement schedules and list of exhibits) for Fiscal 2004, which Form 10-K has been filed with the Securities and Exchange Commission, write or otherwise contact the Investor Relations Department, Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054.

OTHER MATTERS

Other Business

The board of directors knows of no business to be brought before the annual meeting of stockholders that is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054, or by telephone at 603-880-9500.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the broker is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement and annual report, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations at the address or telephone number provided above.

Portions Considered Not Filed

You should be aware that under Securities and Exchange Commission rules, the “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” are not considered “filed” with the Securities and Exchange Commission and are not incorporated by reference in any past or future filing by Brookstone under the Exchange Act or the Securities Act of 1933, as amended.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.W.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of The NASDAQ Stock Market at:

20 Broad Street

New York, NY 10005

The SEC allows Brookstone to “incorporate by reference” information into this proxy statement. This means that Brookstone can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Brookstone files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Brookstone later files with the SEC may update and supercede the information in this proxy statement. Brookstone incorporates by reference each document it files under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the annual stockholder meeting. Those documents include periodic reports, such as Annual

Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Brookstone also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Our Current Report on Form 8-K filed on February 3, 2005.

•	Our Current Report on Form 8-K filed on March 29, 2005.

•	Our Current Report on Form 8-K filed on April 15, 2005.

•	Our Current Report on Form 8-K filed on April 20, 2005.

•	Our Current Report on Form 8-K filed on April 26, 2005.

•	Proxy solicitation materials filed on April 26, 2005.

•	Our Current Report on Form 8-K filed on April 27, 2005.

•	Our Annual Report on Form 10-K for our fiscal year ended January 29, 2005

•	Our Current Report on Form 8-K filed on May 5, 2005.

•	Proxy solicitation materials filed on May 5, 2005.

•	Our Current Report on Form 8-K filed on May 18, 2005.

•	Proxy solicitation materials filed on May 18, 2005.

•	Our Amended to the Annual Report on Form 10-K/A for our fiscal year ended January 29, 2005.

•	Our Current Report on Form 8-K/A filed on June 2, 2005.

•	Proxy solicitation materials filed on June 2, 2005.

•	Our Quarterly Report on Form 10-Q for our quarterly period ending April 30, 2005.

•	Our Current Report on Form 8-K filed on June 30, 2005.

•	Proxy solicitation materials filed on June 30, 2005.

•	Our Current Report on Form 8-K filed on July 18, 2005.

•	Our Current Report on Form 8-K filed on August 4, 2005.

•	Proxy solicitation materials filed on August 4, 2005.

•	Our Current Report on Form 8-K filed on August 18, 2005.

•	Proxy solicitation materials filed on August 18, 2005.

The information about the Company disclosed in these reports is considered a part of this proxy statement. We encourage you to read these reports carefully in their entirety for additional information concerning the Company that may be relevant to your decision as to how to vote your shares of Brookstone common stock at the annual meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request (603) 577-8044 directed to us at Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054, Attention: Investor Relations. If you would like to request documents, please do so by September 9, 2005, in order to receive them before the annual meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 22, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

BY ORDER OF THE BOARD OF DIRECTORS:

MICHAEL F. ANTHONY,

President and Chief Executive Officer

Annex A-1

AGREEMENT AND PLAN OF MERGER

by and among

BROOKSTONE HOLDINGS CORP.,

BROOKSTONE ACQUISITION CORP.

and

BROOKSTONE, INC.

Dated as of April 15, 2005

A1

Page
ARTICLE I DEFINITIONS		A1-1
Section 1.1	Certain Definitions	A1-1
Section 1.2	Additional Definitions	A1-7

ARTICLE II THE MERGER		A1-8
Section 2.1	Merger; Surviving Corporation	A1-8
Section 2.2	Closing	A1-8
Section 2.3	Effective Time	A1-9
Section 2.4	Effects of the Merger	A1-9
Section 2.5	Certificate of Incorporation	A1-9
Section 2.6	Officers and Directors	A1-9

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS		A1-9
Section 3.1	Conversion of Capital Stock	A1-9
Section 3.2	Treatment of Options and Other Equity Awards	A1-10
Section 3.3	Adjustment of Per Share Merger Consideration	A1-11
Section 3.4	Dissenting Shares	A1-11
Section 3.5	Payment and Exchange of Certificates	A1-11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A1-13
Section 4.1	Corporate Existence and Power	A1-13
Section 4.2	Authorization, Enforceability; Company Board Recommendation	A1-13
Section 4.3	Capitalization of the Company	A1-14
Section 4.4	Capitalization of the Company’s Subsidiaries	A1-15
Section 4.5	Governmental Authorization	A1-15
Section 4.6	Non-Contravention	A1-16
Section 4.7	SEC Reports; Compliance	A1-16
Section 4.8	Financial Statements; Liabilities	A1-18
Section 4.9	Absence of Certain Changes	A1-18
Section 4.10	Compliance with Laws; Permits	A1-18
Section 4.11	Legal Proceedings	A1-19
Section 4.12	Real Property	A1-19
Section 4.13	Personal Property; Inventory	A1-20
Section 4.14	Material Contracts	A1-20
Section 4.15	Benefit Plans	A1-22
Section 4.16	Labor Relations	A1-23
Section 4.17	Taxes	A1-24
Section 4.18	Environmental Matters	A1-25
Section 4.19	Intellectual Property	A1-25
Section 4.20	Insurance	A1-26
Section 4.21	Opinion of Financial Advisor	A1-26
Section 4.22	Brokers and Finders	A1-27
Section 4.23	Interests of Officers and Directors	A1-27
Section 4.24	Certain Business Practices	A1-27
Section 4.25	No Other Representations or Warranties	A1-27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION		A1-27
Section 5.1	Organization and Power	A1-27
Section 5.2	Authorization; Enforceability	A1-27
Section 5.3	Governmental Authorizations	A1-28
Section 5.4	Non-Contravention	A1-28
Section 5.5	Interim Operations of Acquisition; Ownership	A1-28

A1-i

Page
Section 5.6	Financing	A1-29
Section 5.7	Litigation	A1-29
Section 5.8	Brokers and Finders	A1-29
Section 5.9	Solvency	A1-29
Section 5.10	No Other Representations or Warranties	A1-29

ARTICLE VI COVENANTS		A1-30
Section 6.1	Access to Information; Cooperation; Confidentiality	A1-30
Section 6.2	Conduct of Business of the Company	A1-30
Section 6.3	Schedule 13E-3 and Proxy Information	A1-33
Section 6.4	Stockholders Meeting	A1-34
Section 6.5	No Solicitation	A1-34
Section 6.6	Regulatory Approvals; Consents	A1-36
Section 6.7	Notices of Certain Events	A1-37
Section 6.8	Financing	A1-38
Section 6.9	Directors’ and Officers’ Indemnification and Insurance	A1-39
Section 6.10	Public Announcements	A1-40
Section 6.11	Takeover Statutes	A1-40
Section 6.12	Defense of Litigation	A1-40
Section 6.13	Tax Matters	A1-41
Section 6.14	Employee Matters	A1-41
Section 6.15	Resignation of Officers and Directors	A1-42

ARTICLE VII CONDITIONS		A1-42
Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger	A1-42
Section 7.2	Conditions to Obligations of Parent and Acquisition	A1-42
Section 7.3	Conditions to Obligation of the Company	A1-43
Section 7.4	Frustration of Closing Conditions	A1-43

ARTICLE VIII TERMINATION		A1-43
Section 8.1	Termination	A1-43
Section 8.2	Effect of Termination	A1-45
Section 8.3	Expenses; Termination Fees	A1-45

ARTICLE IX MISCELLANEOUS		A1-46
Section 9.1	Amendment	A1-46
Section 9.2	Waiver	A1-46
Section 9.3	Survival	A1-47
Section 9.4	Entire Agreement	A1-47
Section 9.5	Execution of Agreement; Counterparts	A1-47
Section 9.6	Governing Law	A1-47
Section 9.7	Consent to Jurisdiction; Venue	A1-47
Section 9.8	WAIVER OF JURY TRIAL	A1-47
Section 9.9	Assignments and Successors	A1-47
Section 9.10	No Third Party Rights	A1-48
Section 9.11	Notices	A1-48
Section 9.12	Cooperation	A1-49
Section 9.13	Legal Representation of the Parties	A1-49
Section 9.14	Headings	A1-49
Section 9.15	Remedies; Specific Performance	A1-49
Section 9.16	Severability	A1-49
Section 9.17	Time of Essence	A1-49

A1-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2005 (this “Agreement”), by and among Brookstone Holdings Corp., a Delaware corporation (“Parent”), Brookstone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”), and Brookstone, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Acquisition and the Company intend to effect a merger (the “Merger”) of Acquisition with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”);

WHEREAS, Acquisition is a wholly-owned subsidiary of Parent that was formed by Parent for purposes of effectuating the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has, based on the unanimous recommendation of a special committee (the “Special Committee”) of the Board of Directors formed for the purposes of evaluating and negotiating the transactions contemplated by this Agreement, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of the Company and the Stockholders, (b) declared it advisable to enter into, and has approved this, Agreement, in accordance with the DGCL and (c) resolved to recommend adoption of this Agreement by the Stockholders;

WHEREAS, the board of directors of Acquisition has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent, as the sole stockholder of Acquisition, and Acquisition, (b) declared it advisable to enter into, and has approved, this Agreement, in accordance with the DGCL; and (c) recommended adoption of this Agreement by Parent;

WHEREAS, Parent, as the sole stockholder of Acquisition, has adopted and approved this Agreement and approved the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Acquisition to enter into this Agreement, Michael F. Anthony (the “CEO”) is entering into a binding term sheet with Parent relating to his employment with the Company and equity ownership in Parent and its Affiliates from and after the Effective Time (as defined below) (the “CEO Term Sheet”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Certain Definitions.  The following terms shall have the following meanings in this Agreement:

“Acquired Company” refers to each of the Company and each Subsidiary of the Company, and “Acquired Companies” means the Company and the Subsidiaries of the Company, collectively.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

A1-1

“Award” means a Restricted Stock Award or Deferred Stock Award.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Benefit Plan” means any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan (as defined in Section 132 of the Code), whether written or oral, including any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii) other employee benefit plan, agreement, program, policy, arrangement or payroll practice, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any employee or former employee of the Company has any right to present or future benefits.

“Company Equity Plans” means the Company’s 1992 Equity Incentive Plan (as amended and restated), 1991 Stock Purchase and Option Plan, 1996 Directors Stock Option Plan, 1999 Equity Incentive Plan, 2000 Employee Stock Purchase Plan and 2004 Equity Incentive Plan.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which has had a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement; provided, however, that Company Material Adverse Effect shall not include any change, effect, event, occurrence, state of facts or developments resulting from: (a) a general deterioration in economic conditions; (b) the announcement or existence of this Agreement or the transactions contemplated hereby; (c) any action required to be taken or omission required to be made by the Acquired Companies pursuant to, or otherwise expressly permitted by, the terms hereof or with the prior consent of Parent; (d) changes or conditions affecting the industry in which the Acquired Companies operate and not disproportionately affecting the Acquired Companies; or (e) any worldwide or nationwide conditions or circumstances (political, economic, or similar), including, without limitation, an outbreak or escalation or war, armed hostilities, acts of terrorism, or other national or international calamity, crisis or emergency occurring within or outside of the United States; and provided further that, a decline in the market price of the Common Stock shall not, in and of itself, be deemed to constitute a Company Material Adverse Effect. For all purposes of this Agreement, a change, effect, event, occurrence, state of facts or development shall only be deemed to have a “Company Material Adverse Effect” where such change, effect, event, occurrence, state of facts or development, individually or in the aggregate with other changes, effects, events, occurrences, states of facts or developments, has a Company Material Adverse Effect. In addition, with respect to actions of the landlords under the Acquired Companies’ real property leases relating to the transactions contemplated by this Agreement, for purposes of determining whether a Company Material Adverse Effect shall have occurred under Section 7.2(d), only actual evictions under such leases will be considered.

“Company Triggering Event” means (a) (i) the failure of the Board of Directors to make the Company Board Recommendation to the Stockholders pursuant to Section 6.3(b) or (ii) the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent and Acquisition, or (iii) the Board of

A1-2

Directors or the Company, in any written material filed with the SEC, mailed to the Stockholders or otherwise made publicly available, or in any stockholder or analyst call, press conference or similar public forum, shall have made any statements which are inconsistent with the Company Board Recommendation; (b) the Board of Directors fails to reaffirm, without qualification, the Company Board Recommendation following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer covered under clause (d) below) within ten (10) Business Days after Parent reasonably requests in writing that such action be taken; (c) the Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (d) a tender or exchange offer relating to 20% or more of the securities of the Company shall have been commenced by someone other than Parent or its Affiliates and the Company shall have failed to send to the Stockholders within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; provided, however, that a “Company Triggering Event” shall not be deemed to have occurred if the Company shall have the right to terminate this Agreement pursuant to Section 8.1(i).

“Confidentiality Agreements” means those certain confidentiality agreements, effective as of March 11, 2005, between Brookstone Company, Inc. and each of OSIM International Ltd, J.W. Childs Associates, L.P. and Temasek Capital (Private) Limited.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Deferred Stock Award” means an award granted by the Company under a Company Equity Plan which provides for the delayed issuance of shares of Common Stock and which is subject to terms and conditions specified in the applicable agreements and/or other documents relating to the grant by the Company of such Award.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Interest” means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person).

“Exempt Employee Litigation” means the following class action lawsuit pending in the California Superior Court, County of Los Angeles: Rex Berry and Michael Carney, individuals on behalf of themselves and all other similarly situated v. Brookstone, Inc., Brookstone Company, Inc. and Brookstone Stores, Inc.

“Exempt Employee Settlement Amount” means the cash settlement amount set forth in the Settlement and Release of All Claims Agreement, dated November 30, 2003 (the “Exempt Employee Settlement Agreement”) relating to the Exempt Employee Class Action.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of February 21, 2002, as amended, among the Company, Brookstone Company, Inc., Brookstone Stores, Inc., Brookstone Purchasing, Inc., Gardeners Eden by Mail, Inc., Gardeners Eden Company, Inc., Gardeners Eden Purchasing, Inc., Fleet National Bank as agent for the lenders thereunder and Citizens Bank of Massachusetts, as documentation agent.

A1-3

“Existing Proposal” means that certain Acquisition Proposal received by the Board of Directors in writing on April 7, 2005, the existence of (but not the material terms or identity of the maker) which has been disclosed to Parent prior to the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any legislative, judicial, administrative, adjudicative, investigatory, regulatory or taxing authority thereunder.

“Hedge Contract” means any interest rate swap, cap, collar or similar Contract and any Contract designed to protect the Acquired Companies against foreign currency exchange rate fluctuations.

“Identified Award” means an Award (a) listed or otherwise disclosed in Section 4.3 of the Company Disclosure Letter, (b) granted by the Company subsequent to the date hereof with the prior written consent of Parent or (c) granted prior the date hereof and not listed in Section 4.3 of the Company Disclosure Letter which Parent has consented in writing to designate as an Identified Award for purposes hereof.

“Identified Option” means an Option (a) listed or otherwise disclosed in Section 4.3 of the Company Disclosure Letter, (b) granted by the Company subsequent to the date hereof with the prior written consent of Parent or (c) granted prior the date hereof and not listed in Section 4.3 of the Company Disclosure Letter which Parent has consented in writing to designate as an Identified Option for purposes hereof.

“Indebtedness” means, with respect to any Person (other than trade payables or accruals, operating liabilities and other current liabilities), (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by notes, bonds or debentures, (c) capitalized leases classified as indebtedness of such Person under GAAP, (c) any obligation of such Person for the deferred purchase price of property or services, (d) all obligations of such Person pursuant to or evidenced by Hedge Agreements, (e) all Indebtedness of another Person referred to in clauses (a) through (d) above guaranteed by such Person and (f) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person.

“Knowledge of the Company” means the actual knowledge of Michael F. Anthony, Philip Roizin or Daniel Burke.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, code, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Legal Proceeding” means any action, suit, complaint, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merrimack Loan Agreement” means that certain Real Estate Loan Agreement, dated as of August 24, 2004, between Brookstone Company, Inc. and BankNorth, N.A. and the related promissory note.

“Merrimack Mortgage” means that certain Mortgage and Security Agreement, dated as of August 24, 2004, made by Brookstone Company, Inc. in favor of BankNorth, N.A.

A1-4

“Merrimack Swap Agreement” means that certain International Swap Dealers Association Master Agreement dated as of July 8, 2004 between Brookstone Company, Inc. and BankNorth, N.A.

“Mexico Lease” means that certain Amended and Restated Lease Agreement with Option to Purchase, Dated as of March 1, 2004, between the City of Mexico, Missouri and Brookstone Stores, Inc. and the underlying revenue bond.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“November 2004 Option” means the option period established by the Company in November, 2004 to purchase shares of Common Stock under the Company’s 2000 Employee Stock Purchase Plan.

“Options” means an option to purchase shares of Common Stock granted by the Company under the Company Equity Plans.

“Permitted Encumbrances” means (a) Encumbrances identified in Section 1.1 of the Company Disclosure Letter, (b) Encumbrances for Taxes, assessments, governmental charges or levies or other statutory liens which are not material in amount relative to the property affected or which are not yet delinquent or are being contested in good faith and by appropriate proceedings in respect thereof or for which an appropriate reserve has been established in accordance with GAAP, (c) Encumbrances arising under the Existing Credit Facility or the Mexico Lease, (d) Encumbrances arising under the Merrimack Mortgage or the Merrimack Loan Agreement, (e) restrictions on transfer generally arising under federal and state securities Laws, (f) Encumbrances arising in the ordinary course of business securing the claims or demands of materialmen, workmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any, which are (i) not overdue or (ii) being contested in good faith by appropriate proceedings, (g) Encumbrances resulting from deposits made in connection with workers’ compensation, unemployment insurance, social security and similar Laws, (h) Encumbrances of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof and (i) Encumbrances and other imperfections of title, if any, as do not individually or in the aggregate materially detract from the value, or materially interfere with the present occupancy or use, of the Owned Real Property or the distribution center leased under the Mexico Lease or otherwise materially impair the business operations of the Acquired Companies, taken as a whole.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Representatives” means, when used with respect to a Person, the directors, officers, employees, consultants, accountants, legal counsel, advisors and other representatives of such Person.

“Restricted Stock” means shares of Common Stock that are subject to restrictions and limitations as may be set forth in the restricted stock award agreement, deferred stock award agreement and/or other documents relating to the grant of the applicable Restricted Stock Award or, if applicable, Deferred Stock Award.

“Restricted Stock Award” means an award of shares of Restricted Stock granted by the Company under a Company Equity Plan which is subject to terms and conditions specified in the applicable agreements and/or other documents relating to the grant by the Company of such Award.

“SEC” means the United States Securities and Exchange Commission.

“SERP” means the Brookstone, Inc. Defined Contribution Supplemental Executive Retirement Plan.

A1-5

“Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a fair valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (c) such Person does not have unreasonably small capital with which to conduct its business; and (d) such Person does not intend or believe that it will incur debts beyond its ability to pay as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“Stockholders” means the holders of the Company’s outstanding shares of Common Stock.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (i) a right to 50% or more of the profits of such entity or (ii) securities having the power to elect 50% or more of the members of the board of directors or similar body governing the affairs of such entity.

“Tax Returns” means any and all reports, returns, forms, declarations, claims for refund, elections, estimates, information reports or returns or statements required to be filed with a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, customs, duties, and similar governmental charges in the nature of taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), whether collected by withholding or otherwise, including without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

A1-6

Section 1.2  Additional Definitions.  The following terms shall have the meanings set forth in the Sections of this Agreement set forth below:

Term	Section
Acquisition	Preamble
Acquisition Proposal	6.5(a)
Acquisition Transaction	6.5(a)
Agreement	Preamble
Aggregate Financing	5.6
Balance Sheet	4.8(a)
Balance Sheet Date	4.8(b)
Board of Directors	Recitals
Capitalization Date	4.3(a)
CEO	Recitals
CEO Term Sheet	Recitals
Certificate	3.1(c)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Commitment Letters	5.6
Company	Preamble
Company Board Recommendation	4.2(b)
Company Disclosure Letter	Article IV
Company Financial Advisor	4.21
Company Intellectual Property Rights	4.19(a)
Company Organizational Documents	4.1
Company SEC Reports	4.7(a)
Company Securities	4.3(b)
Continuing Employees	6.14(a)
Customer Information	4.19(d)
Debt Financing	5.6
Definitive Financing Agreements	6.8(a)
DGCL	Recitals
Dissenting Shares	3.4(a)
Effective Time	2.3
Environmental Laws	4.18
Exchange Act	4.3(e)
Existing Bylaws	2.5(b)
Existing Charter	2.5(a)
Financing Commitment	5.6
Hazardous Materials	4.18
HSR Act	4.5
Indemnified Parties	6.9(a)
Inventory	4.13(b)
IRS	4.15(a)
JWC	5.6
LC Satisfaction	6.8(d)
Leased Real Property	4.12(a)
Material Contracts	4.14(a)
Maximum Aggregate Premium	6.9(c)
Merger	Recitals
NASDAQ	4.5

A1-7

Term	Section
New Plans	6.14(b)
Option Consideration	3.2(a)
OSIM	5.6
Owned Real Property	4.12(b)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Expenses	8.3(a)(ii)
Paying Agent	3.5(a)
Payoff Amount	6.8(d)
Payoff Letter	6.8(d)
Per Share Merger Consideration	3.1(c)
Permits	4.10(b)
Post-Signing Returns	6.13(a)
Preferred Stock	4.3(a)
Privacy Policy	4.19(d)
Proxy Statement	6.3(b)
Real Property	4.12(b)
Real Property Leases	4.12(a)
Real Property Subleases	4.12(d)
Required Stockholder Approval	4.2(a)
Revised Offer	6.5(d)
Schedule 13E-3	6.3(b)
Securities Act	4.3(d)
SOX	4.7(a)
Special Committee	Recitals
Stock Award Consideration	3.2(b)
Stockholders Agreement	4.3(d)
Stockholders Meeting	6.4
Subject Property	4.18
Superior Proposal	6.5(b)
Surviving Corporation	2.1
Takeover Statute	4.2(b)
Temasek	5.6
Third Party	6.5(a)
Transaction Related Legal Proceeding	6.12
2004 Draft 10-K	4.7(a)
2005 Budget	6.2(p)
WARN Act	4.16(e)

ARTICLE II

THE MERGER

Section 2.1  Merger; Surviving Corporation.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Acquisition shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in this Agreement and the DGCL. Following the Merger, the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Acquisition shall cease.

Section 2.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York at 10:00 a.m., New York City time, as soon as practicable,

A1-8

but in no event later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the contemporaneous satisfaction or waiver of those conditions), or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 2.3  Effective Time.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time at which the Merger shall become effective as is specified in the Certificate of Merger and as is agreed to by Parent and the Company, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.4  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5  Certificate of Incorporation.

(a) Subject to Section 6.9, at the Effective Time, the certificate of incorporation of the Company (the “Existing Charter”) shall be amended so as to read in its entirety in the form attached as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) Subject to Section 6.9, at the Effective Time, the by-laws of the Company (the “Existing Bylaws”) shall be amended so as to read in their entirety in the form to be provided by Parent to the Company no later than five (5) Business Days prior to Closing, and reasonably acceptable to the Company, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 2.6  Officers and Directors.  The individuals identified by Parent in a written notice to be delivered to the Company no later than five (5) Business Days prior to Closing shall be the initial officers and directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 3.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holders of any of the following securities:

(a) Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) Each share of Common Stock held in the treasury of the Company, or owned by Parent, Acquisition or owned by any of their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

A1-9

(c) Each share of Common Stock, issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and shares of Common Stock to be canceled pursuant to Section 3.1(b), shall be converted into the right to receive $20.50 in cash, without interest (the “Per Share Merger Consideration”). As of the Effective Time, and subject to Section 3.4 hereof, each such share of Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of record of a certificate representing any such shares (a “Certificate”) shall cease to have any rights with respect thereto, other than the right to receive the Per Share Merger Consideration, in accordance with Section 3.5.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company’s capital stock on the records of the Company.

Section 3.2  Treatment of Options and Other Equity Awards.  Prior to the Effective Time, the Company shall take all action necessary such that:

(a) As of the Effective Time, each outstanding Option shall be canceled and each holder of an Option shall cease to have any rights with respect thereto, other than the right, if such Option is an Identified Option, to receive the Option Consideration, if any, in accordance with this Section 3.2(a). Each holder of an Identified Option outstanding immediately prior to the Effective Time (including any Identified Option that would terminate or be forfeited by its terms as a result of the Merger), whether or not then exercisable, shall be entitled to receive in cash an amount (the “Option Consideration”) equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock for such Identified Option and (ii) the number of shares of Common Stock then subject to such Identified Option. Payment of the Option Consideration shall be made by the Surviving Corporation, subject to the terms and conditions of this Agreement, as soon as practicable after consummation of the Merger and receipt by the Surviving Corporation of the surrendered option agreement or other document representing such Identified Option, or if the holder is unable to deliver such agreement or document, a customary affidavit and agreement of indemnification, in form reasonably satisfactory to Parent, and a written instrument, reasonably satisfactory to Parent, duly executed by the holder of such Identified Option setting forth (x) a representation by such holder that he or she is the owner of all options represented by such Identified Option and (y) a confirmation of, and consent to, the cancellation of all of the options represented by such Identified Option. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, as of the Effective Time, any Option which is not an Identified Option will be cancelled without further action by the Company and without consideration to the holder thereof. All amounts payable pursuant to this Section 3.2(a) shall be subject to any required withholding of Taxes and shall be paid without interest.

(b) As of the Effective Time, each outstanding Award shall be canceled and each holder of an Award shall cease to have any rights with respect thereto, other than the right, if such Award is an Identified Award, to receive the Stock Award Consideration, if any, in accordance with this Section 3.2(b). Each holder of an Identified Award outstanding immediately prior to the Effective Time (including any Identified Award that would terminate or be forfeited by its terms as a result of the Merger), whether or not subject to any restrictions, limitations or conditions, shall be entitled to receive in cash an amount (the “Stock Award Consideration”) equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the unpaid purchase price per share of Common Stock, if any, for such Identified Award and (ii) the number of shares of Common Stock then subject to such Identified Award. Payment of the Stock Award Consideration shall be made by the Surviving Corporation, subject to the terms and conditions of this Agreement, as soon as practicable after consummation of the Merger and receipt by the Surviving Corporation of the surrendered restricted stock or deferred stock agreement or other document representing such Identified Award or if the holder is unable to deliver such agreement or document, a customary affidavit and agreement of indemnification, in form reasonably satisfactory to Parent and a written instrument, reasonably

A1-10

satisfactory to Parent, duly executed by the holder of such Identified Award setting forth (x) a representation by such holder that he or she is the owner of such Identified Award and (y) a confirmation of, and consent to, the cancellation of such Identified Award. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, as of the Effective Time, any Award which is not an Identified Award will be cancelled without further action by the Company and without consideration to the holder thereof. All amounts payable pursuant to this Section 3.2(b) shall be subject to any required withholding of Taxes and shall be paid without interest.

(c) Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effectuate the foregoing treatment in this Section 3.2 to the extent such treatment is not expressly provided for by the terms of the applicable Company Equity Plans and related agreements and/or other documents relating to the grant by the Company of outstanding Options and Awards.

(d) As of the Effective Time, all Company Securities other than the outstanding Common Stock, Identified Options and Identified Awards shall be cancelled and extinguished without consideration to any Person and shall no longer represent the rights purported to be represented thereby, and no holder of any such Company Securities shall have any further rights in respect thereof.

Section 3.3  Adjustment of Per Share Merger Consideration.  In the event that, after the date of this Agreement but prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Common Stock, any change or conversion of the Common Stock into other securities or any other dividend or distribution with respect to the Common Stock should occur, appropriate and proportionate adjustments shall be made to the Per Share Merger Consideration, and thereafter all references to the Per Share Merger Consideration shall be deemed to be to Per Share Merger Consideration as so adjusted.

Section 3.4  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Stockholders who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such shares of Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such Stockholder shall fail to perfect or shall effectively waive, withdraw or lose such Stockholder’s rights under Section 262 of the DGCL, such Stockholder’s shares of Common Stock in respect of which the Stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Merger Consideration without any interest thereon.

(b) The Company shall provide Parent with prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Common Stock, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company. The parties will cooperate in good faith with respect to, and endeavor to mutually agree upon the approach to be taken with respect to, all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

Section 3.5  Payment and Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as a paying and exchange agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent will provide to, or cause the Surviving Corporation to provide to, and

A1-11

shall deposit in trust with, the Paying Agent, the aggregate cash consideration to which the Stockholders become entitled under Section 3.1(c). Until used for that purpose, and unless otherwise directed by Parent, such funds shall be invested by the Paying Agent in liquid debt securities rated AA or higher by at least two nationally-recognized rating agencies; provided, that no such investment or loss thereon shall affect the amounts payable to the Stockholders pursuant to this Article III (it being understood that Parent promptly will cause the Surviving Corporation to provide to, and deposit in trust with, the Paying Agent, any additional amounts necessary as a result of any such losses thereon). Any interest and other income resulting from such investments shall promptly be paid to Parent upon its request.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to send to each Person who was, at the Effective Time, a holder of record of Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including (A) a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Paying Agent, and (B) a form of certification by the Person executing such letter of transmittal to the effect that such Person is not “foreign” for purposes of Sections 897 and 1445 of the Code), and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with a duly executed letter of transmittal (A) the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration in respect of each share of Common Stock represented thereby and (B) the Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 3.5(b), subject to Section 3.4, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the Per Share Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver an agreement of indemnification, in form reasonably satisfactory to Parent, against any claims that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

(c) If any Per Share Merger Consideration is to be paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and such Person either (i) shall pay to the Paying Agent any transfer or other Taxes required as a result of the distribution of such cash payment to such Person, or (ii) shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent. All amounts in respect of Taxes received or withheld by Parent shall be disposed of by Parent in accordance with the Code or such state, local or foreign Tax Law, as applicable.

(d) The Per Share Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 3.5 shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Common Stock previously represented by such Certificates.

(e) At any time which is more than 180 days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to the Surviving Corporation any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Section 3.5 and after the funds have been delivered to Parent, Persons entitled to payment in accordance with this Section 3.5 shall be entitled to look solely to the Surviving Corporation for payment of the Per Share Merger Consideration upon surrender of

A1-12

the Certificates held by them, without any interest thereon. Any Per Share Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any Section or Subsection of such disclosure letter in such a way as to make its relevance to another Section or Subsection of this Agreement reasonably apparent shall be deemed to be an exception to such Section or Subsection of this Agreement) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”); the Company represents and warrants to Parent and Acquisition that:

Section 4.1  Corporate Existence and Power.  Each of the Acquired Companies (a) is a corporation or other entity duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and (b) is duly licensed or qualified to do business as a foreign corporation or other entity and is in good standing under the Laws of each other state of the United States or the Laws of any foreign jurisdiction, if applicable, in which the character of the properties owned, licensed or leased by it or in which the transaction of its business as now conducted makes such qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Acquired Companies has all requisite corporate power and authority to own, operate, license and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and correct copies of the certificate of incorporation and bylaws or other governing instruments of each of the Acquired Companies as currently in effect (the “Company Organizational Documents”). To the Knowledge of the Company and subject to the unavailability of certain records and minutes concerning the negotiations of this Agreement and the transactions contemplated hereby and the Existing Proposal, the corporate records and minute books of the Company and each of its Subsidiaries made available to Parent prior to the date hereof are complete and correct in all material respects and reflect all material actions taken and material authorizations made at meetings of the Acquired Companies’ boards of directors (or equivalent governing bodies) or any committees thereof and at any stockholders’ (or equivalent) meetings thereof.

Section 4.2  Authorization, Enforceability; Company Board Recommendation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents executed by it in connection herewith and subject to the adoption of this Agreement by the Stockholders (the “Required Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors, and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Required Stockholder Approval and all actions expressly contemplated herein for which action of the Board of Directors (or a committee thereof) is necessary. This Agreement has been, and all agreements and documents, executed by the Company in connection herewith have been or

A1-13

will be, duly and validly executed and delivered by the Company, and (assuming this Agreement and all agreements and documents executed by the Company in connection herewith constitute a valid and binding obligation of the other parties thereto) constitute the valid and binding obligations of the Company, enforceable in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b) On or prior to the date hereof, the Board of Directors has, based on the unanimous recommendation of the Special Committee, adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and the Stockholders, (ii) declaring advisable and approving this Agreement and the Merger in accordance with the DGCL and (iii) resolving to recommend to the Stockholders (the “Company Board Recommendation”) that they vote in favor of the adoption of the Agreement in accordance with the DGCL. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (including Section 203 of the DGCL) (each, a “Takeover Statute”) or any anti-takeover provision in the Existing Charter or Existing Bylaws is, or at the Effective Time will be, applicable to the Company, the Common Stock, the Merger or the transactions contemplated hereby. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights plan or similar agreement. No Person is a “Related Person” under Article XII of the Existing Charter in connection with the transactions contemplated by this Agreement. No other anti-takeover Laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.3  Capitalization of the Company.

(a) The authorized capital stock of the Company consists solely of 50,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of the close of business on April 14, 2005 (the “Capitalization Date”), (i) 20,379,141 shares of Common Stock were issued and outstanding, (ii) 8,136 shares of Common Stock were held by the Company in treasury, (iii) no shares of Common Stock were held by the Company’s Subsidiaries, (iv) an aggregate of 1,839,491 shares of Common Stock were reserved for issuance in connection with outstanding Options and Awards and (v) no shares of Preferred Stock were outstanding, held in treasury by the Company or held by any Subsidiary of the Company. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or that are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. All shares of Common Stock outstanding on the Capitalization Date are, and all shares of Common Stock which may be issued subsequent to such date will be, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights and issued in compliance with all applicable Laws.

(b) Except as set forth in Section 4.3(a): (i) the Company has not issued, or reserved for issuance, any (A) Equity Interests of the Company, (B) securities of the Company convertible into or exchangeable for Equity Interests of the Company or (C) options, warrants or other rights to acquire from the Company, or obligations of the Company to issue, any Equity Interests of the Company or securities convertible into or exchangeable for, or requiring payments based on the value of, Equity Interests of the Company (the items in clauses (A), (B) and (C) being referred to collectively as the “Company Securities”), (ii) no plan is maintained by the Company which provides for the issuance of any Company Securities or for any payments based on the value of the Equity Interests of the Company other than the SERP and the Company Equity Plans, and (iii) other than the Identified Options, Identified Awards and the November 2004 Option, there are no outstanding agreements or other obligations of the Company or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any Company Securities.

(c) The Company has previously made available to Parent complete and correct copies of all Company Equity Plans and forms of all agreements and/or material other documents in its possession relating to the grant and the terms and conditions of all Awards and Options outstanding under such plans as of the date

A1-14

hereof. Section 4.3 of the Company Disclosure Letter completely and accurately sets forth, as of the date hereof, the name of each holder of Options, Restricted Stock Awards or Deferred Stock Awards and, with respect to each such holder, the number of shares of Common Stock issuable upon exercise of the holder’s Options, Restricted Stock Awards and Deferred Stock Awards, and the applicable grant dates and exercise or base prices (if applicable).

(d) Except for the Amended and Restated Stockholders Agreement, dated as of August 22, 1991, among the Company and each of the other signatories thereto (the “Stockholders Agreement”), there are no voting trusts, proxies or other agreements or understandings to which any Acquired Company is a party or is bound with respect to the voting of any Equity Interests of any Acquired Company and no Equity Interests of any Acquired Company are subject to transfer restrictions imposed by or with the knowledge, consent or approval of any Acquired Company, except for restrictions on transfer imposed by the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), and state securities Laws.

(e) The Common Stock constitutes the only class of equity securities of any Acquired Company registered or required to be registered under the Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”).

Section 4.4  Capitalization of the Company’s Subsidiaries.

(a) The name and jurisdiction of incorporation of each of the Company’s Subsidiaries is set forth in Section 4.4(a) of the Company Disclosure Letter. Except for the Equity Interests in each Subsidiary of the Company, the Company does not own, directly or indirectly, any Equity Interest in any other Person. All of the outstanding Equity Interests in each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding Equity Interests in each Subsidiary of the Company are beneficially owned, directly or indirectly, by the Company, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) There are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for Equity Interests in any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue, any Equity Interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests in, any Subsidiary of the Company or (iii) agreements, obligations or arrangements of the Company or any Subsidiary of the Company to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests of any Subsidiary of the Company.

Section 4.5  Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and the other agreements referred to in this Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger in accordance with the DGCL and appropriate documents with the relevant Governmental Authorities of other states in which the Acquired Companies are qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) compliance with any applicable requirements of the Exchange Act; (d) compliance with the rules and regulations of the NASDAQ National Market (“NASDAQ”), (e) such as may be required under the Securities Act and any applicable state securities or blue sky Laws; and (f) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

A1-15

Section 4.6  Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the other agreements referred to in this Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, do not and will not (a) contravene, breach or conflict with (i) any of the Company Organizational Documents or (ii) subject to Section 6.5 hereof and to the failure to obtain the Required Stockholder Approval at the Stockholders Meeting, any resolution adopted by the board of directors (or equivalent governing body) or stockholders or equityholders of any of the Acquired Companies, (b) assuming compliance with the matters referred to in Section 4.5, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Acquired Companies or by which any of their respective properties is bound or affected, (c) constitute a default (or an event that with notice or lapse of time or both could reasonably be expected to become a default), give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration or require the consent of any Person, under any Material Contract or any Permit, (d) result in the creation or imposition of any Encumbrance on any asset owned or used by any Acquired Company, (e) cause any of the Acquired Companies to become subject to, or to become liable for, the payment of, any Tax; or (f) require a consent from any Person under any Real Property Lease, except, in the case of clauses (b)-(f) for any such contraventions, conflicts, violations, breaches, defaults or other occurrences or matters that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7  SEC Reports; Compliance.

(a) The Company has filed with the SEC all forms, reports, certifications, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2002 (collectively, the “Company SEC Reports”) and provided Parent with a draft of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 Draft 10-K”). The Company SEC Reports and the 2004 Draft 10-K (other than the financial statements contained therein, as to which representations are made in Section 4.8) (i) as of their respective dates of filing, complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “SOX”), as the case may be, (ii) with respect to filings under the Exchange Act, did not at the time they were filed (or if amended or superceded by a filing prior to the date hereof, at the time of such filing), or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading and (iii) with respect to filings under the Securities Act, as amended or supplemented, if applicable, as of the date that such registration statement or amendment became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. The Company is not required to file any forms, reports, schedules, statements or other documents with any foreign Governmental Authority that performs a similar function to that of the SEC or any securities exchange or quotation service other than NASDAQ. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Authority that performs a similar function to that of the SEC or any securities exchange or quotation service. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC (regardless of whether public or confidential).

(b) The Company has made available to Parent, complete copies of all comment letters received by an Acquired Company from the SEC since January 1, 2002 and all responses to such comment letters by or on behalf of the Company.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications as required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Reports. For purposes of this Agreement,

A1-16

“principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) No Acquired Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company’s consolidated audited financial statements or other Company SEC Reports.

(e) The Company maintains internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for its assets is compared with existing assets at reasonable intervals.

(f) The Company has established and maintains “disclosure controls and procedures” (as such terms are defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, including controls and procedures to ensure that such information is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(g) The books and records of the Company and its Subsidiaries (i) have been and are being maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and (ii) accurately reflect, in all material respects, the transactions and accounts of the Company and its Subsidiaries.

(h) Since the date of the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2004, the Board of Directors and, to the Knowledge of the Company, the Company’s auditors have not been advised of (i) any material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any material fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(i) The Company intends to file its Annual Report on Form 10-K for the year ended January 29, 2005, on or prior to April 29, 2005, and such Annual Report as filed with the SEC will not contain any changes from the 2004 Draft 10-K other than (i) ministerial and other non-substantial changes (including, without limitation, any changes to the list of exhibits thereto) and (ii) changes to include an unqualified audit opinion of its independent public accounting firm, a report of management regarding the effectiveness of the Company’s internal control over financial reporting that is unqualified other than with respect to material weaknesses disclosed to Parent on or prior to the date hereof (including, without limitation, in the Form 12b-25 filing made with the SEC on the date hereof), and an attestation report of the Company’s public accounting firm regarding the effectiveness of the Company’s internal control over financial reporting that

A1-17

is unqualified other than with respect to material weaknesses disclosed to Parent on or prior to the date hereof (including, without limitation, in the Form 12b-25 filing made with the SEC on the date hereof). For purposes hereof, any changes (other than de minimis changes) to the Company’s consolidated financial statements (including the notes thereto) included in the 2004 Draft 10-K shall be considered a substantial modification to the 2004 Draft 10-K.

(j) The Company is in compliance in all material respects with the applicable listing standards of NASDAQ and has not since January 1, 2002 received any written notice from NASDAQ asserting any material non-compliance with such standards.

Section 4.8  Financial Statements; Liabilities.

(a) The financial statements of the Company contained in the Company SEC Reports present fairly in all material respects the consolidated financial condition and the consolidated results of operations, changes in stockholders’ equity and cash flow of the consolidated Acquired Companies as at the respective dates of and for the periods referred to in such financial statements; all of such statements have been prepared in accordance with GAAP, consistently applied (except as disclosed in the notes to such financial statements), and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal year-end adjustments the effect of which would not reasonably be expected to have a Company Material Adverse Effect and the omission of notes to the extent permitted by Regulation S-X of the SEC (the consolidated balance sheet included in the 2004 Draft 10-K is the “Balance Sheet”).

(b) Except to the extent accrued or reserved on the Balance Sheet or disclosed in the notes thereto, no Acquired Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would reasonably be expected to have a Company Material Adverse Effect, except for those (i) arising in the ordinary course of business consistent with past practice since January 29, 2005 (the “Balance Sheet Date”), (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) set forth in the Company Disclosure Letter or (iv) arising out of or under Contracts to which any Acquired Company is a party (other than liabilities or obligations that have arisen from the breach or violation thereof).

(c) Except for the Merrimack Swap Agreement or as reflected on the Balance Sheet, as of the date hereof, none of the Acquired Companies (i) has any obligations constituting Indebtedness other than obligations owing under the Existing Credit Facility, the Merrimack Loan Agreement or the Mexico Lease or (ii) is party to any Hedge Contract.

Section 4.9  Absence of Certain Changes.  Since the Balance Sheet Date, (a) there has not been any Company Material Adverse Effect nor has there been any event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) each of the Acquired Companies have conducted their business only in the ordinary course consistent with past practices and (c) to the Knowledge of the Company neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 6.2.

Section 4.10  Compliance with Laws; Permits.

(a) The Acquired Companies are, and since January 1, 2002 have been, in compliance in all material respects with all Laws that are or were applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets.

(b) Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies maintain in full force and effect and are in compliance with all licenses, permits, certificates, approvals, consents, easements, variances, exemptions and authorizations required by one or more Governmental Authorities to conduct their respective businesses as presently conducted (collectively, “Permits”), and no Permit is subject to any outstanding order, decree, judgment or stipulation.

A1-18

Section 4.11  Legal Proceedings.

(a) Except as disclosed in the Company SEC Reports (filed prior to the date hereof) or the 2004 Draft 10-K there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Companies or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Companies, except for such Legal Proceedings as would not reasonably be expected to have a Company Material Adverse Effect, (ii) as of the date of this Agreement, that has been commenced against any of the Acquired Companies that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated hereby or (iii) against any director or officer of any of the Acquired Companies in such capacity pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b) To the Knowledge of the Company, no Legal Proceeding that if pending would be required to be disclosed under Section 4.11(a) has been threatened.

(c) No Acquired Company is subject to any outstanding order, writ, injunction or decree which is having or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.12  Real Property.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a correct and complete schedule of (the “Leased Real Property”) (a) all leases, subleases, licenses and other agreements (the “Real Property Leases”) under which an Acquired Company uses or occupies or has the right to use or occupy any real property as of the date hereof and the address of such real property demised by each Real Property Lease, the name of landlord under each Real Property Lease and the date of each Real Property Lease and (b) the addresses of all of the stores of the Acquired Companies (other than any seasonal stores). The Company has made available to Parent a rent roll which provides information for each store lease as of the date thereof and which is accurate in all material respects.

(b) Section 4.12(b) of the Company Disclosure Letter sets forth a correct and complete schedule of all real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). The Real Property, together with the other properties disclosed in Section 4.12 of the Disclosure Letter constitutes all of the real property used by the Acquired Companies in the conduct of their business as of the date hereof.

(c) The Company and its Subsidiaries have good and marketable title to the Owned Real Property not subject to any Encumbrances other than Permitted Encumbrances. The Company and its Subsidiaries have good and valid leasehold interests in all Leased Real Property. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(d) Section 4.12(d) of the Company Disclosure Letter is a correct and complete schedule of all subleases of Leased Real Property or leases of Owned Real Property, if any, pursuant to which a third party has the right to occupy any of the Real Property as of the date hereof (the “Real Property Subleases”) and the address of the real property demised by each Real Property Sublease, the name of the sub-tenant under each Real Property Sublease and the commencement date of each Real Property Sublease.

(e) Since the Balance Sheet Date, there has been no damage by fire or other casualty affecting the Real Property for which adequate insurance coverage is not available and which has had or would reasonably be expected to have a Company Material Adverse Effect.

A1-19

(f) Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any written notice of any pending, threatened or contemplated condemnation proceeding affecting the Owned Real Property or any part thereof or any sale or other disposition of the Owned Real Property or any part thereof in lieu of condemnation. To the Knowledge of the Company, there is no pending, threatened or contemplated condemnation proceeding affecting a material portion of the Owned Real Property or any sale or other disposition of a material portion of the Owned Real Property in lieu of condemnation.

Section 4.13  Personal Property; Inventory.

(a) To the Knowledge of the Company, the buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, in good operating condition and repair, ordinary wear and tear excepted, and adequate for the current uses to which they are being put. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses as now conducted.

(b) Since January 1, 2002, no Acquired Company has initiated, or received written notice from any Governmental Authority requesting or requiring, a recall of any item of Inventory. “Inventory” means all of the Company’s and its Subsidiaries’ inventory and merchandise, whether located in any of the Company’s or its Subsidiaries’ stores, warehouse, or distribution centers or in transit to any of such stores, warehouses or distribution centers, together with the Company’s and its Subsidiaries packaging inventory and displays. All Inventory of the Company and the Subsidiaries reflected on the Balance Sheet consisted, and all Inventory acquired since the Balance Sheet Date consists, of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Acquired Companies, as the case may be. All products manufactured or sold by the Acquired Companies have complied, and are in compliance with, all warranties, express or implied, applicable thereto, except for any noncompliance which would not reasonably be expected to have a Company Material Adverse Effect. No Acquired Company is engaged in any material dispute with any supplier or vendor that is material to the businesses of the Acquired Companies, taken as a whole.

Section 4.14  Material Contracts.

(a) Section 4.14 of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all Contracts which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or restricted (other than (i) real property leases and (ii) purchase orders entered into in the ordinary course of business, consistent with past practice) of the following categories (collectively, and together with the Real Property Leases and the Real Property Subleases, the “Material Contracts” and each a “Material Contract”):

(i) Contracts described in paragraph (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii) Contracts requiring annual expenditures by or liabilities of any party thereto in excess of $500,000 that have a remaining term in excess of 90 days and are not cancelable (without material penalty, cost or other liability) within 90 days;

(iii) Contracts containing an obligation of any Acquired Company to purchase a minimum quantity of any product, or of any other item which would constitute Inventory, or which include ‘take-or-pay’ provisions or obligations, in any case which would reasonably be expected to require payments by the Acquired Companies in excess of $500,000;

(iv) Contracts containing covenants limiting the ability of the Company or any of its Subsidiaries or other Affiliate of the Company (including Parent and its Affiliates after the Effective Time) to engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;

A1-20

(v) Contracts evidencing, governing or relating to Indebtedness of any Acquired Company;

(vi) Contracts relating to the acquisition, issuance, voting, registration, sale, transfer or redemption of any Company Securities, other than Contracts reflecting the grant of Options or Awards or Company Equity Plans;

(vii) joint venture, alliance or partnership agreements or similar agreements with any third party (other than joint product development agreements that would not otherwise be considered a “Material Contract” under any other Subsection of this Section 4.14);

(viii) all licenses, sublicenses, consents, royalty and other agreements concerning Company Intellectual Property Rights other than (x) any ‘shrink wrap’ licenses and other licenses pertaining to commercially available software and other widely available licensed products entered into on standard terms or (y) licenses, sublicenses, consents, royalty and other agreements with respect to the use of the Brookstone or Gardeners Eden trademarks, logos or other Company Intellectual Property Rights in connection with the manufacture of products for the benefit of the Acquired Companies;

(ix) Contracts with any executive officer, director or Affiliate of an Acquired Company;

(x) except for the Company Organizational Documents, Contracts providing for indemnification of any officer, director, employee or agent of an Acquired Company;

(xi) Contracts with any Governmental Authority or under which any Governmental Authority has rights or obligations;

(xii) Contracts or commitments in which the Company or any of its Subsidiaries has granted or obtained exclusive rights relating to any material product, any group of material products or any material territory;

(xiii) Contracts for the acquisition or sale, directly or indirectly (by merger or otherwise) of all or substantially all of the assets (whether tangible or intangible) or the securities of another Person other than the acquisition of Inventory in the ordinary course of business, consistent with past practice;

(xiv) Contracts requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xv) Contracts relating to collective bargaining or other arrangements or with a labor union or labor organization;

(xvi) any other Contract the performance of which could be reasonably expected to require aggregate annual expenditures by the Acquired Companies in excess of $1 million other than as contemplated in the 2005 Budget; and

(xvii) Contracts not entered into in the ordinary course of business that involve expenditures or receipts in excess of $500,000.

(b) True and complete copies of the written Material Contracts and descriptions of oral Material Contracts, if any, have been delivered or made available to Parent. Each of the Material Contracts is a valid and binding obligation of an Acquired Company and, to the Knowledge of the Company, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general equitable principles.

A1-21

(c) None of the Acquired Companies has violated or breached, in any material respect, or committed any material default under, any Material Contract; and, to the Knowledge of the Company, no other Person has violated or breached, in any material respect, or committed any material default under, any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be likely to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or materially modify any Material Contract. None of the Acquired Companies has received any written notice of any actual or alleged material violation or breach of, or material default under, any Material Contract.

Section 4.15  Benefit Plans.

(a) No employee participates in or is otherwise eligible to receive payments or benefits from any Company Benefit Plan not listed in Section 4.15 of the Company Disclosure Letter. The Company has made available to Parent with respect to each Company Benefit Plan, a correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the Company Benefit Plan and all amendments thereto; (ii) any related trust agreement or other funding instrument; (iii) the most recent determination letter received from the Internal Revenue Service (“IRS”); (iv) the most recent summary plan description and summary of material modifications; (v) the three most recent Forms 5500 and attached schedules; and (vi) all material correspondence with any Governmental Authority regarding the operation or the administration of any Company Benefit Plan given or received within the last three years. All references to the “Company” in this Section 4.15 shall refer to the Company and any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(b) Since the Balance Sheet Date, there has been no material amendment or modification of, or material change to, any Company Benefit Plan.

(c) The Company does not maintain or contribute to, and has not within the preceding six years maintained or contributed to, or had during such period the obligation to maintain or contribute to, any Company Benefit Plan that is (i) subject to Section 412 of the Code or Title IV of ERISA other than the Brookstone Pension Plan and (ii) a Multiemployer Plan or a “multiple employer plan” within the meaning of the Code or ERISA.

(d) Each Company Benefit Plan is in compliance in all material respects with all applicable Laws. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. To the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Company Benefit Plan that would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, with respect to any Company Benefit Plan, other than routine claims for benefits, no Encumbrances, Legal Proceedings or complaints to or by any Person have been filed or made against such Company Benefit Plan or the Company or against any other Person and no such Encumbrances, Legal Proceedings or complaints are contemplated or threatened.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the

A1-22

acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(f) The Company has no material liabilities with respect to any misclassification of any Person as an independent contractor rather than as an employee.

(g) Neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which has had or would reasonably be expected to have a Company Material Adverse Effect.

(h) No Company Securities constitute a material part of the assets of any Company Benefit Plan that is subject to ERISA.

(i) Except as set forth in Section 4.15 of the Company Disclosure Letter, no Company Benefit Plan covers employees of the Company outside of the United States, and the Acquired Companies have no material unpaid liabilities with respect to any Company Benefit Plan covering employees outside of the United States.

(j) There is no Contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 162(m) of the Code.

Section 4.16  Labor Relations.

(a) No Acquired Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated and, to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of any Acquired Company to authorize representation by any labor organization, nor is any Acquired Company a party to, or bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(b) No Acquired Company is the subject of any Legal Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving any of them. No Legal Proceeding brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Knowledge of the Company, threatened against an Acquired Company, except for such Legal Proceedings as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Each Acquired Company is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes and similar Taxes, and there is no pending, or to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning the Company’s material non-compliance with any applicable Law relating to the employment of labor.

A1-23

(d) To the Knowledge of the Company, the Acquired Companies have maintained during the last three (3) years, the original I-9 Employment Eligibility Verification Forms for persons they have employed, including those persons they currently employ, except as would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Acquired Companies have not, during the last ninety (90) days effectuated a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Act of 1988 (“WARN Act”) or any similar state Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of any Acquired Company.

Section 4.17  Taxes.

(a) All U.S. federal income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed and all such Tax Returns are correct and complete in all material respects to the extent such Tax Returns reflect the tax liability of the Company and its Subsidiaries with respect to the periods covered by such Tax Returns.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return) and have made adequate provision for any Taxes that are not yet due and payable, other than Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been provided on Balance Sheet.

(c) The Company and its Subsidiaries have made available to Parent correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods beginning after December 31, 2000.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e) The Company has not received written materials of any audit or other proceeding by any Governmental Authority that currently is pending with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Authority has given written notice of its intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No written claim has been made against the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for material Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports filed prior to the date hereof.

(f) There are no Liens for material Taxes upon the Company Assets, except for Liens for current Taxes not yet due or which are being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the Balance Sheet.

(g) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the sharing or allocation of Taxes (other than commercial Contracts the primary purpose of which does not relate to Taxes) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor.

A1-24

(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS.

(j) Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 4.18  Environmental Matters.

The respective business of the Company and each of its Subsidiaries are, and have been, conducted in material compliance with all applicable Environmental Laws (as defined below). None of the Subject Property contains any asbestos containing material or mold that may be in a condition, location or form that requires any abatement, containment or remediation to address a tangible risk to human health. Neither the Company nor any of its Subsidiaries has: (a) created or assumed any material liabilities, guaranties, obligations or indemnifications under any Environmental Law, consent decree or contract with any third party, including any Governmental Authority, related to the Subject Property; (b) received, or been subject to, any complaint, summons, citation, notice, order, claim, litigation, judicial or administrative proceedings, judgment, or to the Knowledge of the Company, investigation from any Person, including any Governmental Authority, regarding any actual or alleged violations of, or actual or potential liability under, any Environmental Laws; or (c) any material responsibility or liability under Environmental Laws for compliance with Environmental Laws at the Subject Property or any investigation, monitoring, cleanup or remediation related to any Hazardous Materials thereat. To the Knowledge of the Company no underground storage tanks are, or were formerly, located on the Subject Property. The Company has made available to Parent or its Representatives access to any correspondence, reports or documents in its possession or control relating to the Company’s and the Subsidiaries’ compliance with or liability under Environmental Laws. As used in this Agreement, the term “Environmental Laws” means Laws relating to pollution or protection of the environment or human safety or health, including matters relating to emissions, discharges or releases of pollutants, contaminants, chemicals or toxic or hazardous substances or waste (“Hazardous Materials”) into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. As used in this Agreement, the term “Subject Property” means the Owned Real Property and the property leased by the Company under the Mexico Lease.

Section 4.19  Intellectual Property.

(a) An Acquired Company owns or is duly licensed to use all patents, trademarks, trade names, service marks, domain names, copyrights, trade secrets, know-how, software, databases and other intellectual property rights the loss of which would reasonably be expected to have a Company Material Adverse Effect (the “Company Intellectual Property Rights”). The “Brookstone” name constitutes Company Intellectual Property Rights owned exclusively by the Company in the jurisdictions in which it is duly registered and in the classes indicated on such registrations. A true and complete list of all issued patents, registered marks, registered domain names owned by the Company, along with all applications for the issues or registration of further patents, marks and domain names owned by the Company, is set forth in Section 4.19(a) of the Company Disclosure Letter. All Company Intellectual Property Rights are either owned by one or more of the Acquired Companies free and clear of all Encumbrances other than Permitted Encumbrances or are used pursuant to a license agreement. To the Knowledge of the Company, each such license agreement is valid

A1-25

and enforceable and in full force and effect and no Acquired Company is in default under any such license agreement in any material respect. To the Knowledge of the Company, no Company Intellectual Property Right that is owned by an Acquired Company infringes or otherwise conflicts with any material right of any Person and there is no pending or threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company Intellectual Property Right. To the Knowledge of Company, there is currently no material infringement by any person of any Company Intellectual Property Right owned by an Acquired Company. The Company Intellectual Property Rights owned, used or possessed by the Acquired Companies together with the other intellectual property owned or licensed by the Acquired Companies are sufficient and adequate to conduct their business as currently conducted.

(b) The Acquired Companies have taken reasonable steps to protect, maintain and safeguard the Company Intellectual Property Rights, including any Company Intellectual Property Rights for which improper or unauthorized disclosure would impair its value or validity, and have executed and required nondisclosure agreements when reasonably appropriate.

(c) To the Knowledge of the Company, and except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Acquired Companies as now conducted does not infringe any valid patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property of other Persons. The execution of this agreement by the Company and consummation of the transactions contemplated hereby, including the Merger, will not result in the loss or impairment of any Company Intellectual Property Rights.

(d) The Company has privacy policies (each, a “Privacy Policy”) regarding the collection and use of information from customers and website visitors (“Customer Information”), correct and complete copies of which have been made available to Parent. Neither the Company nor any of its Subsidiaries has collected or used any Customer Information in material violation of any applicable Laws or in material violation of any applicable Privacy Policy. The Company and its Subsidiaries have reasonable security measures in place to protect the Customer Information they receive through their websites and store in their computer systems from illegal use by third parties or use by third parties in a manner that violates the privacy rights of their customers.

Section 4.20  Insurance.  All material policies of fire, liability, workers’ compensation, director and officer and other forms of insurance providing insurance coverage to or for any of the Acquired Companies including loss runs in respect of each such policy for the last three (3) years have been made available to Parent and (i) the Company or one or more Acquired Companies are named insureds under such policies, (ii) all premiums required to be paid with respect thereto covering all periods up to and including the Effective Time have been paid, (iii) there has been no material lapse in coverage under such policies during any period for which the Acquired Companies have conducted their respective operations, (iv) each such policy has been issued on an “occurrence” basis and (v) no written notice of cancellation or termination has been received by any Acquired Company with respect to any such policy. None of the Company or its Subsidiaries has any material obligation for retrospective premiums for any period prior to the Effective Time which would reasonably be expected. All such policies are in full force and effect and will remain in full force and effect up to and including the Effective Time, unless replaced with comparable insurance policies having comparable terms and conditions. No insurer has put the Company on notice that coverage has or may be denied with respect to any pending claim submitted to insurer by the Company.

Section 4.21  Opinion of Financial Advisor.  CIBC World Markets Corp. (the “Company Financial Advisor”) has delivered to the Special Committee its opinion to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than any member(s) of the Company’s management (or their Affiliates), who, in connection with the Merger, enter into arrangements with Parent or its Affiliates relating to employment or equity ownership in Parent or its Affiliates). The Company will deliver a written copy of the opinion referred to in the preceding sentence to Parent, solely for informational purposes within one (1) Business Day after the Special Committee’s receipt thereof. The Company has obtained the authorization of the Company Financial Advisor to include a reproduced copy of such written opinion in the Proxy Statement.

A1-26

Section 4.22  Brokers and Finders.  No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of all Contracts between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated hereby, including the Merger.

Section 4.23  Interests of Officers and Directors.  Except as disclosed in the Company SEC Reports (as of the date hereof) and other than the normal rights of a stockholder, rights under employment agreements or consulting agreements, indemnification rights under the Company Organizational Documents and the Company Benefit Plans and rights under the Company Benefit Plans and the Options and Awards, none of the officers or directors of any of the Acquired Companies own any property, real or personal, tangible or intangible, used in the business of the Acquired Companies or have any interest in any supplier or vendor of the Acquired Companies, or any legally binding relationship, contract, agreement, arrangement or understanding with the Acquired Companies that would be required to be disclosed in a Company SEC Report.

Section 4.24  Certain Business Practices.

(a) Within the last five (5) years, no Acquired Company and, to the Knowledge of the Company, none of their respective directors, officers or employees acting on behalf of the Acquired Companies has (i) used any funds unlawfully for contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(b) No Acquired Company has violated in any material respect, and the Acquired Companies are in compliance in all material respects with, United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control within the United States Department of the Treasury.

Section 4.25  No Other Representations or Warranties.  The Company has not made, and does not hereby make, any representations or warranties, express or implied, except as specifically set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any Section or Subsection of such disclosure letter in such a way as to make its relevance to another Section or Subsection of this Agreement reasonably apparent shall be deemed to be an exception to such Section or Subsection of this Agreement) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Acquisition represent and warrant the Company:

Section 5.1  Organization and Power.  Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition has all requisite power and authority to own, license, lease and operate rate its assets and properties and to carry on its business as now conducted.

Section 5.2  Authorization; Enforceability.  Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents executed by it in connection herewith and to consummate the transactions contemplated by this Agreement, including the Merger.

A1-27

The respective boards of directors of Parent and Acquisition have unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger. The execution and delivery and performance of this Agreement and all agreements and documents executed by them in connection herewith by each of Parent and Acquisition and the consummation by each of Parent and Acquisition of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition and no other corporate action on the part of Parent or Acquisition (including, without limitation, any votes or approvals of their respective boards of directors (or any committees thereof) or stockholders) is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and all agreements and documents executed by Parent or Acquisition in connection herewith have been or will be, duly and validly executed and delivered by each of Parent and Acquisition and (assuming this Agreement and such other agreements and documents constitute the valid and binding obligations of the other parties thereto) constitute legal, valid and binding obligations of each of Parent and Acquisition, enforceable against each of them in accordance with its terms except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.3  Governmental Authorizations.  The execution, delivery and performance by Parent and Acquisition of this Agreement and the other agreements referred to in this Agreement to which either of them is a party and the consummation by them of the transactions contemplated hereby and thereby, including the Merger, do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger in accordance with the DGCL and appropriate documents with the relevant Governmental Authorities of other states in which the Acquired Companies are qualified to do business and (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under the Securities Act and any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not reasonably be expected to have a material adverse affect on the ability of Parent and Acquisition to perform their obligations under this Agreement, and consummate the transactions contemplated hereby in a timely manner.

Section 5.4  Non-Contravention.  The execution, delivery and performance by Parent and Acquisition of this Agreement and the other agreements referred to in this Agreement to which either of them is a party and the consummation by them of the transactions contemplated hereby and thereby, including the Merger, do not and will not (a) contravene, breach or conflict with (i) Parent’s or Acquisition’s certificate of incorporation or bylaws, (ii) any resolution adopted by the board of directors (or any committees thereof) or stockholders of Parent or Acquisition, (b) assuming compliance with the matters referred to in Section 5.3, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Acquisition or by which any of their respective properties is bound or affected, (c) constitute a default under (or an event that with notice or lapse of time or both could reasonably be expected to become a default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any material Contract to which Parent and/or Acquisition is party, or (d) require a consent from any Person except, in the case of clauses (b) - (d) for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or have a material adverse affect on the ability of Parent and Acquisition to perform their obligations under this Agreement and consummate the transactions contemplated hereby in a timely manner.

Section 5.5  Interim Operations of Acquisition; Ownership.  Parent and Acquisition were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Neither Parent nor Acquisition own any shares of Common Stock or other Company Securities.

A1-28

Section 5.6  Financing.  Parent has delivered to the Company complete and correct copies of (a) a fully executed commitment letter dated as of the date hereof from Goldman Sachs Credit Partners L.P. and Bank of America, N.A. (the “Financing Commitment”) whereby such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide senior debt financing in an amount of up to $100 million, and bridge financing in an amount up to $205 million, in connection with the transactions contemplated by this Agreement (the “Debt Financing”); (b) a fully executed commitment letter dated as of the date hereof from J.W. Childs Associates, L.P. (“JWC”) whereby JWC has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $100 million in connection with the transactions contemplated by this Agreement; (c) a fully executed commitment letter dated as of the date hereof from OSIM International, Ltd. (“OSIM”) whereby OSIM has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $90 million in connection with the transactions contemplated by this Agreement and (d) a fully executed commitment letter dated as of the date hereof from Temasek Capital (Private) Limited (“Temasek”) whereby Temasek has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $50 million in connection with the transactions contemplated by this Agreement (the commitment letters referred to in clauses (a) – (d) being referred to as the “Commitment Letters”). As of the date hereof, the Commitment Letters are valid and in full force and effect and have not been amended, modified, withdrawn, terminated or replaced. As of the date hereof, there is no breach or default existing and no event has occurred which, with notice or lapse of time or both, would constitute a default thereunder. The aggregate proceeds of the financings under the Commitment Letters (the “Aggregate Financing”), together with an assumed cash balance of the Acquired Companies as of the Closing of at least $24 million and an assumed aggregate reinvestment by certain members of the Company’s management of the after-Tax proceeds received by them in respect of their Identified Options in the equity of Parent and its Affiliates of at least $7.6 million, is sufficient to consummate the transactions contemplated by this Agreement, including (x) to pay the aggregate cash consideration to which the Stockholders, the holders of Identified Options and the holders of Identified Awards become entitled under Section 3.1(c), Section 3.2(a) and Section 3.2(b), respectively and (y) to pay all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The Commitment Letters accurately set forth all of the material terms of the Aggregate Financing, including a true, correct and complete description of all of the material conditions to the Aggregate Financing. As of the date hereof, none of Goldman Sachs Credit Partners L.P., Bank of America, N.A., JWC, OSIM or Temasek has notified Parent or Acquisition of its intention to terminate such respective Person’s commitment under the Commitment Letters or not to provide in full the financing contemplated thereby. As of the date of this Agreement, there are no facts or circumstances actually known to Parent or Acquisition (exclusive of general market conditions) that in their good faith estimation would reasonably be expected to cause the Aggregate Financing not to be consummated. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date of this Agreement have been paid in full.

Section 5.7  Litigation.  There is no pending Legal Proceeding that has been commenced against Parent or Acquisition that challenges, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated hereby.

Section 5.8  Brokers and Finders.  No broker, finder or investment banker other than Goldman, Sachs & Co. is entitled to any brokerage, finder’s or other fee or commission from Parent or Acquisition in connection with the Merger or the consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Acquisition or any of their Affiliates.

Section 5.9  Solvency.  Parent and Acquisition Sub are not entering into the transactions contemplated by this Agreement with actual intent to hinder, delay or defraud either present or future creditors. Immediately following the Closing and after giving effect to the transactions contemplated by this Agreement, Parent and the Surviving Corporation will each be Solvent.

Section 5.10  No Other Representations or Warranties.  Parent and Acquisition have not made, and do not hereby make, any representations or warranties, express or implied, except as specifically set forth herein.

A1-29

ARTICLE VI

COVENANTS

Section 6.1  Access to Information; Cooperation; Confidentiality.

(a) From and after the date hereof through the Effective Time (or such earlier date as this Agreement may be terminated pursuant to Article VIII), the Company shall, and shall cause its Subsidiaries and Representatives to, (i) afford Parent and its financing sources and their respective Representatives reasonable access during normal business hours upon reasonable notice to (A) all properties, offices, books, contracts, commitments, records and such financial (including all working papers) and operating data of the Acquired Companies and all other information concerning their businesses and properties as Parent may reasonably request and (B) members of the Acquired Companies’ management as Parent may reasonably request, and (ii) shall furnish to Parent promptly, except as may be prohibited by any Governmental Authority or by applicable Law, (A) unaudited monthly consolidated balance sheet of the Acquired Companies for the month then ended and related consolidated statements of earnings, cash flows and stockholders’ equity, in each case, to the extent prepared in the ordinary course of business or otherwise available to the Company’s senior management; (B) all such other material operating and financial reports to the extent prepared in the ordinary course of business by the Company and its Subsidiaries for the Company’s senior management; (C) any written materials or communications sent by or on behalf of the Company to the Stockholders; (D) any notice, report or other document filed with or sent to any Governmental Authority in connection with the Merger or any of the transactions contemplated hereby; and (E) any material notice, report or other document received by any of the Acquired Companies from any Governmental Authority in connection with the Merger or any of the transactions contemplated hereby. From and after the date hereof through the Effective Time (or such earlier date as this Agreement may be terminated pursuant to Article VIII), Parent and Acquisition shall, and shall cause their Representatives to, furnish to Company promptly, except as may be prohibited by any Governmental Authority or by applicable Law, (Y) any notice, report or other document filed with or sent to any Governmental Authority in connection with the Merger or any of the transactions contemplated hereby; and (Z) any material notice, report or other document received by Parent or Acquisition from any Governmental Authority in connection with the Merger or any of the transactions contemplated hereby.

(b) Parent and Acquisition agree, and agree to cause their respective Representatives, to hold all information provided to them under this Section 6.1 in accordance with the use and disclosure provisions set forth in the Confidentiality Agreements, as if Parent and Acquisition were parties thereto.

Section 6.2  Conduct of Business of the Company.  From and after the date hereof through the Effective Time (or such earlier date as this Agreement may be terminated pursuant to Article VIII), except as set forth on Section 6.2 of the Company Disclosure Letter or as expressly contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, retain the services of its executive officers and preserve the good will of its customers, suppliers, landlords and other Persons with whom it has material business relationships in a manner consistent with past practices. Without limiting the generality of the foregoing, from and after the date hereof through the Effective Time (or such earlier date as this Agreement may be terminated pursuant to Article VIII), and except as otherwise expressly contemplated by this Agreement or set forth in Section 6.2 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall be deemed to have been granted for purposes hereof to the extent that Parent shall not have, within three (3) Business Days following its receipt of a written request for consent from the Company under this Section 6.2, either granted or declined to grant such requested consent):

(a) amend or modify any Company Organizational Document;

(b) do or effect any of the following actions with respect to the Company Securities: (i) adjust, split, combine or reclassify any Company Securities, (ii) make, declare or pay any dividend (other than dividends

A1-30

paid by wholly-owned Subsidiaries) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any Company Securities, (iii) grant any Person any right or option to acquire any Company Securities, (iv) issue, deliver, pledge, dispose of or sell any Company Securities (except pursuant to the exercise of the Options or the terms of Awards outstanding on the date hereof or under the November 2004 Option) or (v) enter into any Contract with respect to the sale, voting, registration or repurchase of any Company Securities;

(c) except for the acceleration of the vesting or exercisability of Identified Options or Identified Awards, amend, modify or waive any rights under any outstanding Option or Award;

(d) do or effect any of the matters set forth in Section 6.2(b) with respect to the Equity Interests of any of the Company’s Subsidiaries;

(e) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets, or capital stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, other than in connection with the entry into a lease for a retail airport store in the ordinary course of business, consistent with past practice;

(f) sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its Owned Real Property or other material properties or assets other than the sale of Inventory in the ordinary course of business consistent with past practices;

(g) adopt a plan of complete or partial liquidation or dissolution;

(h) merge, consolidate, restructure, recapitalize or reorganize;

(i) except for Contracts entered into in the ordinary course of business consistent with past practice and commitments, amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, not make any commitment (including any payment not expressly required thereunder) or enter into, or amend, modify, or terminate, or waive any rights under, any Material Contract that does not relate to the employment, compensation or severance of any officer or director of an Acquired Company;

(j) make any commitment with respect to, enter into, amend, modify or terminate or waive any rights under any understanding, arrangement or Contract with, or for the benefit of, any officer, director or Affiliate of an Acquired Company;

(k) (i) incur or prepay any Indebtedness, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) borrowings under the Existing Credit Facility line of credit that are made in the ordinary course of business consistent with past practice and that do not result in aggregate borrowings at any time outstanding in excess of $5 million or (y) letters of credit, bankers’ acceptance or similar facilities or other financing arrangements under the Existing Credit Facility relating to the purchase of Inventory in the ordinary course of business, consistent with past practice, (ii) except pursuant to the Merrimack Swap Agreement, enter into Hedge Agreement or any other off-balance sheet structure or transaction or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than an Acquired Company, except in the case of (iii) investments made in connection with the entry into a lease for a retail airport store in the ordinary course of business consistent with past practice;

(l) hire any new employee with an annual base salary in excess of $175,000, promote any employee to be an officer or member of senior management, or engage any consultant or independent contractor for a period exceeding 60 days unless such engagement may be cancelled without penalty upon not more than 60 days’ notice;

A1-31

(m) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Acquired Company, except for increases in the ordinary course of business consistent with past practices;

(n) except as required by any applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any Acquired Company, or take action to terminate the employment of any employee of any Acquired Company that has an employment, severance or similar agreement or arrangement with any Acquired Company providing for the payment of any severance in excess of amounts generally provided to employees of such Acquired Company;

(o) adopt, modify or increase the benefits under, or accelerate or settle the payment of benefits under, any Company Benefit Plan, other than modifications to the Acquired Companies’ group health or welfare plans in the ordinary course of business consistent with past practice; provided, however, that the Company may establish performance targets under the Brookstone, Inc. Management Incentive Bonus Plan, Brookstone, Inc. Profit Sharing Plan, the Brookstone 4-Wall Bonus Program, the Brookstone Merchant and Planner Bonus Programs and the Brookstone Loss Prevention Bonus Program, Director of Loss Prevention, using a methodology consistent in all material respects with the methodology historically used by the Company to establish such targets, which methodology has been described to Parent prior to the date hereof;

(p) make any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, more than $2.5 million in excess of the capital expenditures provided for in the Company’s budget for 2005, a correct and complete copy of which has been provided to Parent prior to the date hereof (the “2005 Budget”);

(q) make any material expenditure in connection with any advertising or marketing, or adopt, renew, terminate, change or increase the liability or other material obligations of any Acquired Company under any operating standards, loyalty programs or amenity packages, other than in the ordinary course of business consistent with past practice;

(r) change any of its personnel policies in any material respect or its accounting policies or procedures (including procedures with respect to payment of accounts payable), other than as required by GAAP or other applicable Laws;

(s) fundamentally alter the businesses of the Acquired Companies, or the nature and type of the products sold by the Company when compared with past practices;

(t) fail to maintain or renew its material existing insurance policies (or substantial equivalents) to the extent available at comparable rates or (ii) increase the premium on such policies or replacements thereof in excess of generally available market rates;

(u) settle or compromise any material Legal Proceedings (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of Legal Proceedings which are not Transaction Related Legal Proceedings, settlements or compromises of Legal Proceedings in respect of Tax matters and the settlement of the Exempt Employee Litigation in accordance with the terms of the Exempt Employee Settlement Agreement, where the settlement (i) either (A) is limited solely to monetary payment or (B) would not reasonably be expected, individually or in the aggregate, to materially impair the business, value or operations of the Acquired Companies, taken as a whole, (ii) includes a release of all material claims that are outside of the ordinary course of business consistent with past practice and (iii) the amount paid by the Company in all such settlements or compromises does not exceed any amounts reflected or reserved against in the Balance Sheet by $1.1 million in the aggregate; provided, that Parent’s consent shall not be required for the payment by the Company of the Exempt Employee Settlement Amount in settlement of the Exempt Employee Litigation (and the amount of such Exempt Employee Settlement Amount shall not be counted for purposes of clause (iii) above);

A1-32

(v) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or any similar state Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of the Acquired Companies;

(w) intentionally invalidate, abandon or dedicate to the public domain, any Company Intellectual Property owned or purportedly owned by the Acquired Companies, fail to respond within the applicable deadline to any U.S. Patent and Trademark Office or U.S. Copyright Office actions relating to Company Intellectual Property owned or purportedly owned by the Acquired Companies or fail to pay maintenance or similar fees for Company Intellectual Property owned or purportedly owned by the Acquired Companies so as to lead to its invalidation or abandonment; or

(x) authorize, commit or agree to do any of the foregoing.

Section 6.3  Schedule 13E-3 and Proxy Information.

(a) The Company, Parent and Acquisition shall use their respective commercially reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities Laws, and under any applicable state securities or blue sky Laws in connection with the Merger and the other transactions contemplated by this Agreement.

(b) In connection with the Merger and the Stockholders Meeting, the Company shall prepare and file with the SEC, as promptly as practicable, a proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the Merger and the other transactions contemplated by this Agreement and shall use its commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Stockholders as promptly as practicable; provided, however, that prior to the filing of the Proxy Statement and Schedule 13E-3, the Company shall consult with Parent with respect to such filings, shall afford Parent reasonable opportunity to comment thereon and shall consider in good faith Parent’s comments thereto. The Company shall promptly notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement and the Schedule 13E-3 and will consult with Parent in connection therewith. If at any time prior to the Stockholders Meeting any event should occur or be discovered which is required to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, to the extent required by applicable Law, the Company will prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall consult with Parent with respect to such amendment or supplement, shall afford Parent reasonable opportunity to comment thereon and shall consider in good faith Parent’s comments thereto. The Company will notify Parent and Acquisition at least 48 hours prior to the mailing of the Proxy Statement, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Stockholders. Subject to the provisions of Section 6.5(d), the Company Board Recommendation shall be included in the Proxy Statement.

(c) The Company represents and warrants that the Proxy Statement and the Schedule 13E-3 will, in the case of the Schedule 13E-3 as of the time of its filing with the SEC (and the time of the filing of any amendment thereto), and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Stockholders and as of the time of the

A1-33

Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in or omitted from the Proxy Statement or the Schedule 13E-3 based on information supplied or to be supplied by Parent or Acquisition in writing for inclusion or incorporation by reference therein.

(d) Parent and Acquisition represent and warrant that the information supplied or to be supplied by Parent and Acquisition in writing for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3 as of the time of its filing with the SEC (and the time of the filing of any amendment thereto), and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Stockholders and as of the time of the Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Acquisition make no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement or Schedule 13E-3 based on information supplied by Company in writing for inclusion or incorporation by reference therein.

Section 6.4  Stockholders Meeting.  Subject to the provisions of Section 6.5(d) and Section 8.1, (a) the Company shall, acting through its Board of Directors, take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the Stockholders to vote on a proposal to adopt this Agreement (the “Stockholders Meeting”) and shall submit such proposal to such holders at the Stockholders Meeting, (b) the Company (after consultation with Parent) shall set a record date for Persons entitled to notice of, and to vote at, the Stockholders Meeting and (c) the Stockholders Meeting shall be held (on a date selected by the Company after consultation with Parent) as promptly as practicable. The Company shall ensure that any proxies solicited in connection with any Stockholders Meeting are solicited in compliance with all applicable Laws.

Section 6.5  No Solicitation.

(a) The Company shall immediately terminate, and shall instruct its and its Subsidiaries’ Representatives to immediately terminate, all existing discussions or negotiations, if any, with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal other than discussions or negotiations with the maker of the Existing Proposal. The Company shall promptly demand that each Person (other than Parent and its Affiliates and the maker of the Existing Proposal) which has heretofore executed a confidentiality agreement with or for the benefit of the Company or any of its Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal promptly return or destroy (and the Company shall use commercially reasonable efforts to cause any such destruction to be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Acquired Companies or any of their Representatives to such Person or any of its or their Representatives in accordance with the terms of any confidentiality agreement with such Person. In addition, in the event that negotiations with the Company regarding the Existing Proposal are terminated by the Company or the maker of the Existing Proposal following the date hereof, the Company shall request that such Person promptly return or destroy (and the Company shall use commercially reasonable efforts to cause any such destruction to be certified in writing by such Person to the Company) all confidential information furnished (at anytime) by the Acquired Companies or any of their Representatives to such Person or any of its or their Representatives in accordance with the terms of the confidentiality agreement between the Company (or if applicable, a Subsidiary of the Company) and such Person. The term “Acquisition Proposal” means any offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Parent) for or any indication of interest or inquiry which could

A1-34

reasonably be expected to lead to an offer or proposal for (an “Acquisition Transaction”): (i) a transaction pursuant to which any Person (or group of Persons) acquires or would acquire beneficial ownership of more than 20% of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization or similar transaction which would result in any Person (or group of Persons) other than Parent, Acquisition or any of their Affiliates (any such Person, a “Third Party”) acquiring 20% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any transaction which would result in a Third Party acquiring 20% or more of the fair market value of the assets (including, without limitation, the capital stock of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary of the Company or otherwise); or (iv) any combination of the foregoing.

(b) From the date of this Agreement until the Effective Time (or such earlier date as this Agreement may be terminated pursuant to Article VIII), the Company shall not, and the Company shall cause its Subsidiaries and its and their Representatives not to, (i) solicit, initiate or knowingly or negligently facilitate, encourage or induce the making, submission or announcement of, any Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Acquired Companies to any Person that has made an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar agreement in principle or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than any confidentiality agreement that does not contain an offer or proposal); provided, however, that, notwithstanding anything else in this Agreement to the contrary, unless the Required Stockholder Approval shall have been obtained, the Company and its Representatives may take any actions described in clauses (ii) and (iii) of this Section 6.5(b), in respect of a Person that has made an Acquisition Proposal (other than the Existing Proposal) if, but only if, (A) such Person has submitted an unsolicited written Acquisition Proposal which did not result from a violation by the Acquired Companies of this Section 6.5, (B) prior to furnishing any nonpublic information regarding any of the Acquired Companies to such Person, (x) such Person has entered into a confidentiality agreement with the Company with use and disclosure limitations, “standstill” provisions and other material terms that are no less favorable to the Company than the Confidentiality Agreements and (y) the Company shall disclose all such disclosed information to Parent unless previously provided to Parent, (C) the Board of Directors concludes in good faith, based on such matters as it deems relevant, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal and (D) the Board of Directors concludes in good faith, based on such matters as it deems relevant, following consultation with outside counsel which frequently provides advice with respect to the DGCL, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties imposed by applicable Law. Notwithstanding anything else in this Agreement to the contrary, unless the Required Stockholder Approval shall have been obtained, the Company and its Representatives may take any of the actions specified in clauses (i), (ii) and (iii) of the first sentence of this Section 6.5(b) with respect to the Existing Proposal, provided that (I) the Company shall disclose all information which is disclosed to the maker of the Existing Proposal to Parent unless previously provided to Parent and (II) the Company or one of its Subsidiaries shall have entered into a confidentiality and “standstill” agreement with the maker of the Existing Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Companies shall be deemed to constitute a breach of this Section 6.5 by the Company. For purposes of this Agreement, a “Superior Proposal” means any bona-fide written offer made by a Third Party for an Acquisition Transaction (with all of the percentages included in the definition of Acquisition Transaction increased to 100% for purposes of this definition) that the Board of Directors determines in good faith, based on such matters as it deems relevant, following consultation with its financial advisors and outside counsel, (x) would result in a transaction, if consummated, that would be more favorable to the Stockholders (taking into account all facts

A1-35

and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror and any Revised Offer made by Parent under Section 6.5(d)) than the transactions contemplated hereby, (y) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (z) is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has or will have sufficient funds to complete such Acquisition Proposal.

(c) The Company shall promptly advise Parent, telephonically and in writing, of the Company’s receipt of any Acquisition Proposal but in no event more than forty-eight (48) hours thereafter. The Company shall promptly notify Parent, in writing and in reasonable detail, of the material terms and conditions of any such Acquisition Proposal and the identity of the Person making the same. The Company shall update Parent in respect of material changes in the status of any Acquisition Proposal (including the Existing Proposal) and shall promptly inform Parent of any change in any of the price, form of consideration or other material terms of any Acquisition Proposal (including the Existing Proposal). Promptly upon determination by the Board of Directors that an Acquisition Proposal (including the Existing Proposal) constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Board of Directors has so determined, specifying in reasonable detail the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

(d) Except as provided in the next sentence, the Board of Directors shall not withdraw or modify the Company Board Recommendation in a manner adverse to Parent and Acquisition. Notwithstanding anything else in this Agreement to the contrary, unless the Required Stockholder Approval shall have been obtained, the Board of Directors shall be permitted to (i) withdraw or modify the Company Board Recommendation in a manner adverse to Parent and Acquisition or not make or not continue to make the Company Board Recommendation or (ii) approve, endorse or recommend, or cause the Company to enter into a letter of intent or similar agreement in principle or any Contract contemplating or otherwise relating to, a Superior Proposal if, but only if, in each case (A) the Board of Directors has determined in good faith, based on such matters as it deems relevant, following consultation with outside counsel which frequently provides advice with respect to the DGCL, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties imposed by applicable Law and (B) the Company has given Parent seventy-two (72) hours prior written notice of its intention to withdraw or modify the Company Board Recommendation or not make or continue to make the Company Board Recommendation or approve, endorse or recommend or enter into such letter of intent, agreement in principle or Contract, and with respect to any Superior Proposal, Parent has not made, during such 72-hour period, an offer (a “Revised Offer”) that the Board of Directors of the Company, in its good faith judgment, based on such matters as it deems relevant, after consultation with its financial advisors and outside counsel, determines is at least as favorable to the Stockholders as the Superior Proposal (provided, that during such 72-hour period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such a Revised Offer).

The Company may, if it receives an Acquisition Proposal, delay the mailing of the Proxy Statement, the filing of the Schedule 13E-3 or the holding of the Stockholders Meeting, in each case to provide a reasonable opportunity for the Board of Directors to consider such Acquisition Proposal and to determine the effect, if any, on the Company Board Recommendation.

Section 6.6  Regulatory Approvals; Consents.

(a) Subject to Section 6.6(c), Parent, Acquisition and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary to cause the conditions contained in Article VII hereof to be satisfied in a timely manner and to consummate the Merger and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(c), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the transactions

A1-36

contemplated by this Agreement and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use their commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the transactions contemplated by this Agreement and (iii) shall use their commercially reasonable efforts to oppose or lift any restraint, injunction or other legal bar to the Merger. Each of the Company and Parent shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained from and after the date hereof through the Effective Time.

(b) Without limiting the generality of Section 6.6(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust Laws in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in connection with antitrust Laws or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby, including the Merger, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat and (iii) promptly inform the other party of any communication concerning antitrust Laws to or from any Governmental Authority regarding the Merger. Except as may be prohibited by any Governmental Authority or by applicable Law, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other antitrust Law. Except as may be prohibited by any Governmental Authority or by applicable Law, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust Law or fair trade Law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Legal Proceeding.

(c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Companies to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations or the future operations of any of the Acquired Companies.

(d) Parent and the Company shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

Section 6.7  Notices of Certain Events.

(a) The Company shall notify Parent as promptly as practicable of (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any event, condition, fact

A1-37

or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement or (iii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely or that has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Parent shall notify the Company as promptly as practicable of (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent or Acquisition or (iii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely or that has had or is reasonably likely to have a material adverse affect on the ability of Parent and Acquisition to perform their obligations under this Agreement and consummate and the transactions contemplated hereby in a timely manner.

Section 6.8  Financing.

(a) Prior to the Closing, Parent and Acquisition will use their commercially reasonable efforts to arrange the Debt Financing, including, without limitation, entering into definitive agreements with respect thereto on terms and conditions substantially in accordance with those set forth in the Financing Commitment. In the event that any portion of the Debt Financing becomes unavailable so as to not enable Parent and Acquisition to proceed with the transactions contemplated by this Agreement in a timely manner, Parent and Acquisition will use their commercially reasonable efforts to arrange to obtain alternate debt financing from alternative sources on comparable or more favorable terms to those set forth in the Financing Commitment as promptly as practicable following the occurrence of such event, including, without limitation, entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.8(a) being referred to as the “Definitive Financing Agreements”). Parent and Acquisition will, will cause their Affiliates to, and will use their commercially reasonable efforts to cause their Representatives to, comply with the terms and satisfy on a timely basis the conditions of the Financing Commitment, any alternate financing commitment and the Definitive Financing Agreements and any related fee and engagement letters. Any material breach of the Financing Commitment, the Definitive Financing Agreements, any alternate financing commitment and any related fee and engagement letters by JWC, OSIM or Temasek shall be deemed a breach by Parent of this Section 6.8. Parent will (i) furnish correct and complete copies of the Definitive Financing Agreements to the Company promptly upon their execution and (ii) give the Company prompt notice of any breach by any party of the Financing Commitment, any alternate financing commitment or the Definitive Financing Agreements of which Parent becomes aware or any termination thereof. For purposes of this Section 6.8, “commercially reasonable efforts” shall not be deemed to require that Parent compromise any of the economic or other material terms (considered on an aggregate basis) contained in the Financing Commitments.

(b) From and after the date of this Agreement, the Company shall and shall cause its Subsidiaries to, use their commercially reasonable efforts to, at Parent’s sole expense, (a) reasonably cooperate with Parent and Parent’s Affiliates in connection with the arrangement of the Debt Financing (or any replacements thereof), including, without limitation, the execution and delivery, at the Closing, of any pledge or security documents, underwriting or placement arrangements, other definitive financing documents or other requested certificates or financial information, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions, in each case, as may be reasonably requested by Parent or Parent’s Affiliates in connection with such financing, and (b) reasonably assist in marketing such financing, which such marketing assistance shall include, but not be limited to, (i) assisting in the preparation of road show materials and supplementing and updating any such materials, (ii) participating in road show presentations (including one-on-one meetings) with proposed

A1-38

purchasers of such financing and (iii) assisting in the preparation of the prospectus or offering memorandum, as the case may be, relating to such financing and any amendments or supplements thereto; provided, however, that such requested cooperation and assistance shall not unreasonably interfere with the ongoing operations of the Acquired Companies; provided further that no Acquired Company shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing (or any replacements thereof) prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any replacements thereof).

(c) In the event Parent or Acquisition is required to deliver or cause to be delivered pursuant to the terms of the Financing Commitment or the related financing contemplated thereby, or actually delivers or causes to be delivered, a letter or opinion with respect to the solvency, sufficiency of assets, sufficiency of capital or any similar or related status, in each case, of the Company, Parent or any of their respective Subsidiaries, then Parent shall (at Parent’s expense) cause such letter or opinion to (i) be delivered to the Company and (ii) contain a statement that the Company may rely on such letter or opinion as though such letter or opinion had been addressed to the Company.

(d) The Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to cause, by no later than one (1) Business Day prior to the Closing Date, the administrative agent for the lenders under the Existing Credit Facility to prepare and deliver to the Company and Parent a “payoff letter” or similar document (the “Payoff Letter”) (i) specifying the aggregate amount of the Company’s obligations (including principal, interest, fees, expenses and other amounts payable under the Existing Credit Facility) that will be outstanding as of the Closing Date assuming that no letters of credit outstanding under the Existing Credit Facility are drawn upon by the beneficiary thereof subsequent to the date of such Payoff Letter, (ii) confirming that payment of the amount referred to in Section 6.8(d)(i) plus the Reimbursement Amount (as defined in the Existing Credit Facility) for any letter of credit drawn upon subsequent to the date thereof (the “Payoff Amount”), together with the making of customary provision for the substitution of alternate letters of credit under the Definitive Financing Agreements for any letters of credit outstanding under the Existing Credit Facility as of the Closing Date or such other arrangements with respect to outstanding letters of credit under the Existing Credit Facility as may be mutually agreed upon by Parent and the lenders under the Existing Credit Facility (in either case, the “LC Satisfaction”) will discharge all of the Acquired Companies’ obligations under the Existing Credit Facility and (iii) confirming that upon receipt of the Payoff Amount and the consummation of the LC Satisfaction, all Encumbrances thereunder will be released and discharged. The Company shall use its commercially reasonable to assist and cooperate with Parent in structuring and implementing the LC Satisfaction.

Section 6.9  Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees (and shall cause the Surviving Corporation and each of its Subsidiaries to agree from and after the Effective Time) that all rights to indemnification and all limitations on liability now existing in favor of any current or former director, officer or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents or in any Company Benefit Plan (excluding the CEO’s change in control agreement with the Company) as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years after the Effective Time.

(b) In addition to the other rights provided for in this Section 6.9 and not in limitation thereof, Parent agrees to cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless (and release from any liability to the Surviving Corporation or any of its Subsidiaries) all Indemnified Parties to the fullest extent permitted by applicable Laws with respect to all acts and omissions occurring, or otherwise relating to their services as directors, officers, employees or agents of the Company or its Subsidiaries, at or

A1-39

prior to the Effective Time including, without limitation, in respect of the matters set forth herein. Parent shall indemnify and hold harmless to the fullest extent permitted by applicable Laws, and provide advancement of expenses to the Indemnified Parties (to the extent they would be entitled to indemnification) with respect to all acts and omissions occurring, or otherwise relating to their services as directors, officers, employees or agents of the Company or its Subsidiaries, at or prior to the Effective Time including, without limitation, in respect of the matters set forth herein.

(c) Prior to the Effective Time, Parent shall use commercially reasonable efforts to (and if it is unable to, Parent shall cause the Surviving Corporation to) obtain and fully pay (up to a maximum aggregate cost of $600,000 (the “Maximum Aggregate Premium”)) for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier covering each such Person currently covered by the Company’s existing policies with respect to directors’ and officers’ liability insurance in an amount and on terms with respect to coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. If the Company and/or the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Aggregate Premium, it shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Aggregate Premium.

(d) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. The rights of each Indemnified Person under this Section 6.9 shall survive the consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 6.10  Public Announcements.  Except as otherwise may be required by applicable Law or by stock exchange rule, regulation or listing agreement, Parent, Acquisition and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the transactions contemplated hereby. Without limiting the generality of the foregoing, none of Parent, Acquisition or the Company shall, and shall not permit any of their respective Representatives to, make any disclosure regarding the Merger or any of the transactions contemplated hereby unless (a) Parent and the Company shall have approved such disclosure or (b) such party shall have determined in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by applicable Law or by stock exchange rule, regulation or listing agreement.

Section 6.11  Takeover Statutes.  If any Takeover Statute is or may become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 6.12  Defense of Litigation.  Except as may be prohibited by any Governmental Authority or by applicable Law, the Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any pending or threatened Legal Proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any Person arising out of or relating to this Agreement or the transactions contemplated by this Agreement (a “Transaction Related Legal Proceeding”). The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall reasonably cooperate in good faith with Parent and Acquisition in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such

A1-40

transactions. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any Transaction Related Legal Proceeding, shall give due consideration to Parent’s advice with respect to each Transaction Related Legal Proceeding and shall not settle any Transaction Related Legal Proceeding without the prior written consent of Parent.

Section 6.13  Tax Matters.  From and after the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to:

(a) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date, including any applicable extensions (“Post-Signing Returns”), in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b) fully and timely pay all Taxes due and payable shown on such Post-Signing Returns that are so filed;

(c) adequately provide for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time;

(d) promptly notify Parent of any new Legal Proceeding pending or threatened against the Company or any of its Subsidiaries in respect of any material Tax matter, and not settle or compromise any Legal Proceeding in respect of any material Tax matter (i) in the case of a federal Legal Proceeding, without Parent’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed; and (ii) in the case of any state or local Legal Proceeding, in a manner requiring payments by the Acquired Companies in excess of the reserve reflected on the Balance Sheet in respect of such Legal Proceeding without Parent’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed; and

(e) except as would not reasonably be expected to have a Company Material Adverse Effect or in the ordinary course of business or with Parent’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed: (i) not make, change or revoke any material Tax election, (ii) not amend any Tax Return or adopt or change a Tax accounting method or Tax accounting period, (iii) not surrender any right to claim a material Tax refund or (iv) not consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment.

Section 6.14  Employee Matters.

(a) For the twelve (12) month period following the Closing and except as otherwise provided in (i) the CEO Term Sheet with respect to the CEO and (ii) any agreement entered into by any employee of the Company with Parent, or following the Effective Time, with the Surviving Corporation or any of its Subsidiaries, the Surviving Corporation shall provide any employees of the Acquired Companies who continue employment with the Surviving Corporation or any subsidiary thereof following the Effective Time (the “Continuing Employees”) with compensation, benefits and other terms of employment that are substantially similar to the compensation, benefits and other terms of employment provided to such employees immediately prior to the Effective Time. The Surviving Corporation shall be responsible for all post-Closing liabilities relating to any such employee, including, without limitation, any severance obligations owed to any such employee.

(b) If any Continuing Employee is entitled to participate in any employee benefit plan (within the meaning of Section 3(3) of ERISA maintained by Parent or any Subsidiary thereof (the “New Plans”)), each such Continuing Employee shall be credited under any such New Plan with his or her periods of service with the Acquired Companies before the Closing for all purposes to the extent required by applicable Law and otherwise for purposes of participation, vesting and benefits levels where length of service is relevant to benefit levels, but not for benefit accrual under any plan or any accrual that would result in any duplication of benefits, and any waiting period for participation shall be waived.

A1-41

(c) The Company shall take or cause to be taken all actions necessary to effectuate the termination of all Company Equity Plans and the SERP effective as of, and solely conditioned upon, the closing of the transactions contemplated by this Agreement, and shall provide Parent with evidence thereof.

Section 6.15  Resignation of Officers and Directors.  The Company shall use its commercially reasonable efforts to obtain and deliver to Parent prior to the Closing (to be effective as of the Effective Time) the resignation of each officer and director of each of the Acquired Companies whose resignation shall have been requested by Parent in a written notice delivered not less than five (5) Business Days prior to the Closing Date.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)  Required Stockholder Approval.  The Required Stockholder Approval shall have been obtained.

(b)  Antitrust.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)  Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Authority and shall remain in effect, and there shall not be any Law enacted, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits consummation of the Merger.

Section 7.2  Conditions to Obligations of Parent and Acquisition.  The obligations of each of Parent and Acquisition to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a)  Accuracy of Representations.  (i) The representations and warranties of the Company set forth in Sections 4.1(a) (with respect to the Company only), 4.2 (subject to Section 6.4), 4.3, 4.4, 4.6(a) and 4.7(i) shall be true and correct as of the date of this Agreement and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date), and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date), interpreted without giving effect to references to materiality or a Company Material Adverse Effect, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Performance of Obligations.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  Financing.  Parent and/or Acquisition shall have entered into the Definitive Financing Agreements, each of the conditions precedent to the Financing Commitments (or any replacements thereof) as set forth in the Definitive Financing Agreements shall have been satisfied and such funding sources shall be available to close the Financing Commitments (or any replacements thereof) on the terms and conditions set forth in the Definitive Financing Agreements.

A1-42

(d)  Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing, and no event shall have occurred or circumstance shall exist as of the Closing that would reasonably be expected to have a Company Material Adverse Effect.

(e)  Dissenting Shares.  The aggregate number of Dissenting Shares shall not exceed 10% of the shares of Common Stock outstanding as of the record date for the Stockholders Meeting.

(f)  Officer’s Certificate.  Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(g)  FIRPTA.  (i) Parent shall have received a statement, in a form satisfactory to Parent, issued by the Company pursuant to sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, certifying that the stock of the Company acquired by Parent is not a U.S. real property interest; and (ii) the Company shall send a notice to the Internal Revenue Service in accordance with section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)  Accuracy of Representations.  (i) The representations and warranties of Parent and Acquisition set forth in Section 5.1, Section 5.2, Section 5.4(a) and Section 5.9 shall be true and correct as of the date of this Agreement and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date) and (ii) all other representations and warranties of Parent and Acquisition shall be true and correct as of the date of this Agreement and as of the Effective Time (or, to the extent such representations and warranties speak of a specified date, they need only be so true and correct as of such specified date), interpreted without giving effect to references to materiality or a material adverse effect, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Acquisition to perform their obligations under this Agreement and consummate the transactions contemplated hereby in a timely manner.

(b)  Performance of Obligations.  Each of Parent and Acquisition shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  Officer’s Certificate.  The Company shall have received a certificate, signed by an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

Section 7.4  Frustration of Closing Conditions.  None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use their commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company by notice to the other if the Merger shall not have been consummated by October 31, 2005 (unless the failure to consummate the Merger results from a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

A1-43

(c) by either Parent or the Company by notice to the other if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company by notice to the other if (i) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Stockholders shall have voted on a proposal to adopt this Agreement, and (ii) the Required Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Required Stockholder Approval is attributable to a failure on the part of such party to perform, subject to the terms and conditions hereof, any material obligation required to be performed by such party at or prior to the Effective Time;

(e) by Parent by notice to the Company (at any time prior to the adoption of this Agreement by the Required Stockholder Approval) if a Company Triggering Event shall have occurred;

(f) by the Company by notice to Parent (at any time prior to the adoption of this Agreement by the Required Stockholder Approval) if the Board of Directors shall have withdrawn or modified the Company Board Recommendation in a manner adverse to Parent and Acquisition in respect of a Superior Proposal or does not make or continue to make the Company Board Recommendation as a result of a Superior Proposal, or shall have approved, endorsed or recommended, or caused the Company to enter into a letter of intent or similar agreement in principle or any Contract contemplating or otherwise relating to, a Superior Proposal; provided, however, that prior to such termination, the Company shall have complied with the terms and conditions of Section 6.5(d); provided further that nothing in this Section 8.1(f) shall require the Company to call, give notice of, or hold the Stockholders Meeting prior to exercising its termination rights pursuant to this Section 8.1(f);

(g) by the Company by notice to Parent (at any time prior to the adoption of this Agreement by the Required Stockholder Approval) if the Board of Directors shall have affirmatively and publicly withdrawn or modified the Company Board Recommendation in a manner adverse to Parent other than as a result of any of or a combination of the following, in and of themselves: (a) general improvement in economic conditions; (b) changes or conditions affecting the industry in which the Acquired Companies operate; (c) an increase in the revenues or sales of a product line of the Acquired Companies as compared to the revenues or sales from a prior period; (d) an increase in the market price of the Common Stock; or (e) an Acquisition Proposal; provided, however, that prior to such termination, the Company shall have complied with the terms and conditions of Section 6.5(d); provided further that nothing in this Section 8.1(g) shall require the Company to call, give notice of, or hold the Stockholders Meeting prior to exercising its termination rights pursuant to this Section 8.1(g);

(h) by Parent by notice to the Company (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.2(a) would not be satisfied, or (ii) if any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.2(a) would not be satisfied, or (iii) any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2(b) would not be satisfied, and in each case, the inaccuracy or breach shall not have been cured within 30 days after notice by Parent to the Company pursuant to this Section 8.1(h); or

(i) by the Company by notice to Parent (i) if any of Parent’s or Acquisition’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.3(a) would not be satisfied, or (ii) if any of Parent’s or Acquisition’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on

A1-44

such subsequent date), such that the condition set forth in Section 7.3(a) would not be satisfied, or (iii) if any of Parent’s or Acquisition’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied, and in each case, the inaccuracy or breach shall not have been cured within 30 days after notice by the Company to Parent pursuant to this Section 8.1(i).

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 5.8, Section 6.1(b), Section 6.10, Section 8.3 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or warranty or any material breach of any covenant or other provision contained in this Agreement.

Section 8.3  Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

(i) Parent shall pay all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act;

(ii) if this Agreement is terminated by (A) Parent pursuant to Section 8.1(e) or (B) the Company pursuant to Section 8.1(f), the Company shall make a nonrefundable cash payment to Parent in an amount equal to the aggregate amount of all reasonable out-of-pocket documented fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, debt financing commitment fees and/or expenses) that have been paid or incurred by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby; provided, however, that in no event shall the Company’s obligation to pay any such fees and expenses exceed $2 million in the aggregate (the “Parent Expenses”) (in addition to any additional fee payable to Parent pursuant to this Section 8.3);

(iii) if this Agreement is terminated by the Company pursuant to Section 8.1(g), the Company shall make a nonrefundable cash payment to Parent in an amount equal to the Parent Expenses (in addition to any additional fee payable to Parent pursuant to this Section 8.3); and

(iv) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or 8.1(d), and, following the date of this Agreement and at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, the Company shall make a nonrefundable cash payment to Parent in an amount equal to the Parent Expenses.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and, following the date of this Agreement and at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and within twelve (12) months of the date of termination of this Agreement, the Company consummates an Acquisition Transaction, then the Company shall make a nonrefundable cash payment to Parent in an amount equal to $11 million (in addition to any amount payable to Parent pursuant to Section 8.3(a)).

(c) If this Agreement is terminated by (A) Parent pursuant to Section 8.1(e) or (B) the Company pursuant to Section 8.1(f), then the Company shall make a nonrefundable cash payment to Parent in an amount equal to (i) if notice of such termination is delivered prior to May 6, 2005, $7 million (in addition to any amount payable to Parent pursuant to Section 8.3(a)) and (ii) if notice of such termination is delivered on or after May 6, 2005, $11 million (in addition to any amount payable to Parent pursuant to Section 8.3(a)). Nothing herein will obligate Parent to provide a notice of termination prior to May 6, 2005.

A1-45

(d) If this Agreement is terminated by the Company pursuant to Section 8.1(g), then the Company shall make a nonrefundable cash payment to Parent in an amount equal to $5.5 million (in addition to any amount payable to Parent pursuant to Section 8.3(a)).

(e) If this Agreement is terminated by the Company pursuant to Section 8.1(g), and within twelve (12) months of the date of termination of this Agreement, the Company consummates an Acquisition Transaction, then the Company shall make a nonrefundable cash payment to Parent in an amount equal to $5.5 million (in addition to any amount payable to Parent pursuant to Section 8.3(a) and Section 8.3(d)).

(f) Any fee payable under Section 8.3(b), Section 8.3(c) or Section 8.3(d) pursuant to a termination of this Agreement by the Company shall be paid prior to the time of, and as a condition to the effectiveness of, such termination; provided, that any fee payable pursuant to Section 8.3(b) shall be made prior to and as a condition to the consummation of the applicable Acquisition Transaction. Any fee payable under Section 8.3(e) shall be made prior to and as a condition to the consummation of the applicable Acquisition Transaction. Any fee payable pursuant to this Section 8.3 pursuant to a termination of this Agreement by Parent shall be paid within two (2) Business Days following the date on which notice of termination is given.

(g) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. The payment of any fee under Sections 8.3(b) through Section 8.3(f) or reimbursement of any Parent Expenses under Section 8.3(a), as the case may be, shall constitute liquidated damages.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment.  This Agreement may be amended only by an instrument in writing signed by the Company, Acquisition and Parent at any time (whether before or after adoption of this Agreement by the Stockholders); provided, however, that (i) each amendment shall have been duly authorized by the respective boards of directors of the Company and Acquisition and (ii) after adoption of this Agreement by the Stockholders, no amendment shall be made which by Law requires further approval of the Stockholders without such further approval.

Section 9.2  Waiver.

(a) Except as expressly set forth herein, neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as expressly set forth herein, to the maximum extent permitted by applicable Law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Acquisition), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered

A1-46

pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Except as expressly set forth herein, any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 9.3  Survival.  None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement or in any certificate or document delivered hereunder shall survive the Effective Time. All other covenants and agreements contained in this Agreement which by their terms are to be performed in whole or in part, including, without limitation, for the avoidance of doubt, Section 6.9 and Section 6.14, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

Section 9.4  Entire Agreement.  This Agreement (including, without limitation, the Company Disclosure Letter, the Parent Disclosure Letter, the schedules and exhibits hereto and the other documents relating to the Merger referred to in this Agreement) constitutes the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect thereto.

Section 9.5  Execution of Agreement;  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

Section 9.6  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 9.7  Consent to Jurisdiction;  Venue.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts.

Section 9.8  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9  Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement may be made by any party hereto at any time, whether or not by operation of Law, without the prior written consent of, in the case of Parent or Acquisition, the Company, and in the case of the Company, Parent; provided, however, that Parent or Acquisition may, without the consent of the Company, assign any of its rights and interests under this Agreement as security to any lender or financial institution providing financing for the transactions contemplated hereby, which assignment will not relieve either party from their respective obligations hereunder, and provided, further, that Parent may, without the consent of the Company, assign any of its rights and interests under this Agreement to an Affiliate, which assignment will not relieve Parent of its obligations hereunder and provided, further, that Acquisition may, without the consent of the Company, assign this Agreement to any wholly-owned subsidiary of Parent which assignment will not relieve Acquisition of its obligations hereunder and Parent shall remain liable for its obligations hereunder. Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.

A1-47

Section 9.10  No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Parties shall be third party beneficiaries of, and entitled to enforce, Section 6.9.

Section 9.11  Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties), provided, that any communication delivered or sent on a day that is not a business day or after 6:00 p.m., New York City time, on a Business Day shall be deemed to have been delivered or sent on the next following Business Day; provided further, that the immediately preceding proviso shall not apply to any notification provisions herein set forth in terms of hours, which notifications shall be deemed to have been delivered or sent when actually delivered or sent:

Company (before the Closing):

Brookstone, Inc.

One Innovation Way

Merrimack, NH 03054

Attention: Philip W. Roizin

Fax No.: (603) 577-8004

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attention: David B. Walek, Esq.

Fax No.: (617) 951-7050

and:

Brookstone, Inc.

One Innovation Way

Merrimack, NH 03054

Attention: Daniel Burke

Fax No.: (603) 577-8011

Parent and Acquisition:

OSIM International Ltd.

65 Ubi Avenue 1, OSIM Headquarters

Singapore 408939

Attention: Ron Sim

Fax No.: 65-6747-6866

J.W. Childs Associates, L.P.

111 Huntington Avenue, Suite 2900

Boston, MA 02199

Attention: Adam L. Suttin

Fax No.: (617) 753-1101

A1-48

Temasek Capital (Private) Limited

60B Orchard Road, #06-18, Tower 2,

The Atrium@Orchard

Singapore 238891

Attention: S. Iswaran

Fax No.: 65-6821-1188

with a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Stephen C. Koval, Esq.

Fax No.: (212) 836-8689

Section 9.12  Cooperation.  Subject to the terms and conditions of this Agreement, the parties agree to use commercially reasonable efforts to cooperate with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

Section 9.13  Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof. The parties expressly agree that the interpretation of this Agreement shall be made without reference to any prior drafts of this Agreement exchanged between them and/or their Representatives or to any draft internally generated by any of them or their Representatives in connection with the negotiation hereof, and no such draft may be submitted by a party as parole evidence in any action or proceeding between or among the parties arising out of or relating to this Agreement and the transactions contemplated hereby.

Section 9.14  Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 9.15  Remedies; Specific Performance.  The parties hereto agree that irreparable damages would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.1, each party shall be entitled to specific performance of the terms hereof and other temporary, preliminary or permanent equitable relief, in addition to any other remedy at Law or equity.

Section 9.16  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.17  Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

* * * * *

[Signature page follows]

A1-49

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BROOKSTONE, INC.

By:	/s/ Michael F. Anthony
Name:	Michael F. Anthony
Title:	Chief Executive Officer

BROOKSTONE HOLDINGS CORP.

By:	/s/ Adam L. Suttin
Name:	Adam L. Suttin
Title:	Vice President

BROOKSTONE ACQUISITION CORP.

By:	/s/ Adam L. Suttin
Name:	Adam L. Suttin
Title:	Vice President

A1-50

Exhibit A (to Agreement and Plan of Merger)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BROOKSTONE, INC.

BROOKSTONE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That the name of the Corporation is BROOKSTONE, INC.

2. That the name under which the corporation was originally incorporated was Race Rock Acquisition Corp. and the date of filing with the Secretary of State of the State of Delaware of the original Certificate of Incorporation was October 23, 1986.

ARTICLE I

The name of the corporation is BROOKSTONE, INC.

ARTICLE II

The address of the Corporation’s registered office in Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value $0.01 per share.

ARTICLE V

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VI

The election of the Board of Directors of the Corporation need not be by written ballot.

A1-51

ARTICLE VII

This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this ARTICLE VII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this ARTICLE VII shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision became effective, except that he may be liable for (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE IX

The Corporation elects not to be governed by Section 203 of the DGCL.

Dated: , 2005

Name: Title:

A1-52

Annex A-2

EXECUTION COPY

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2005 (this “Amendment No. 1”), by and among Brookstone Holdings Corp., a Delaware corporation (“Parent”), Brookstone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”), and Brookstone, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Acquisition and the Company are parties to that certain Agreement and Plan of Merger, dated as of April 15, 2005, and as the same is amended hereby and may be further amended, modified or supplemented from time to time (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement; and

WHEREAS, the parties hereto wish to amend the Merger Agreement in accordance with Section 9.1 thereof.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE MERGER AGREEMENT

Section 1.1  Section 1.1 of the Merger Agreement is hereby amended by adding the following defined terms:

“Aggregate Financing” has the meaning set forth in Section 2.2(e) of Amendment No. 1.

“Amendment No. 1” means that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of July 15, 2005, by and among Parent, Acquisition and the Company.

“Commitment Letters” means the Financing Commitment and the Equity Commitment Letters, collectively.

“Company Board Recommendation” has the meaning set forth in Section 2.1(b) of Amendment No. 1.

“Financing Commitment” means that certain commitment letter dated as of July 15, 2005 from Goldman Sachs Credit Partners L.P., Bank of America, N.A., UBS Loan Finance LLC and UBS Securities LLC whereby Goldman Sachs Credit Partners L.P., Bank of America, N.A. and UBS Loan Finance LLC have committed, upon the terms and subject to the conditions set forth therein, to provide senior debt financing in an amount of up to $100 million, and whereby Goldman Sachs Credit Partners and UBS Loan Finance LLC have committed, upon the terms and subject to the conditions set forth therein, to provide bridge financing in an amount up to $190 million, in connection with the transactions contemplated by this Agreement (the “Debt Financing”).

A2-1

Section 1.2  Section 1.2 of the Merger Agreement is hereby amended by adding the following defined terms and corresponding section references:

“Equity Commitment Letters	5.6”

“Original Aggregate Financing	5.6”

“Original Debt Financing	5.6”

“Original Financing Commitment	5.6”

and by deleting the references to “Aggregate Financing,” “Commitment Letters,” “Company Board Recommendation,” “Debt Financing,” and “Financing Commitment” appearing therein.

Section 1.3  The first sentence of Section 3.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each share of Common Stock, issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and shares of Common Stock to be canceled pursuant to Section 3.1(b), shall be converted into the right to receive $20.00 in cash, without interest (the “Per Share Merger Consideration”).”

Section 1.4  The first sentence of Section 4.2(b) of the Merger Agreement is hereby amended by deleting only the reference to “(the “Company Board Recommendation”)” set forth therein.

Section 1.5  Section 5.6 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a) Parent has delivered to the Company complete and correct copies of (i) a fully executed commitment letter dated as of the date hereof from J.W. Childs Associates, L.P. (“JWC”) whereby JWC has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $100 million in connection with the transactions contemplated by this Agreement; (ii) a fully executed commitment letter dated as of the date hereof from OSIM International, Ltd. (“OSIM”) whereby OSIM has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $90 million in connection with the transactions contemplated by this Agreement and (iii) a fully executed commitment letter dated as of the date hereof from Temasek Capital (Private) Limited (“Temasek”) whereby Temasek has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $50 million in connection with the transactions contemplated by this Agreement (the commitment letters referred to in clauses (i)-(iii) being referred to as the “Equity Commitment Letters”). As of the date hereof, the Equity Commitment Letters are valid and in full force and effect and have not been amended, modified, withdrawn, terminated or replaced. As of the date hereof, there is no breach or default existing and no event has occurred which, with notice or lapse of time or both, would constitute a default thereunder. As of the date hereof, none of JWC, OSIM or Temasek has notified Parent or Acquisition of its intention to terminate such respective Person’s commitment under the Equity Commitment Letters or not to provide in full the financing contemplated thereby. As of the date of this Agreement, there are no facts or circumstances actually known to Parent or Acquisition (exclusive of general market conditions) that in their good faith estimation would reasonably be expected to cause the financings under the Equity Commitment Letters not to be consummated.

(b) Parent has delivered to the Company a complete and correct copy of a fully executed commitment letter dated as of the date hereof from Goldman Sachs Credit Partners L.P. and Bank of America, N.A. (the “Original Financing Commitment”) whereby such financial institutions committed, upon the terms and subject to the conditions set forth therein, to provide senior debt financing in an amount of up to $100 million, and bridge financing in an amount up to $205 million, in connection with the transactions contemplated by this Agreement (the “Original Debt Financing”). As of the date hereof, the Original Financing Commitment is valid and in full force and effect and has not been amended, modified, withdrawn, terminated or replaced. As of the date hereof there is no breach or default existing and no event has occurred

A2-2

which, with notice or lapse of time or both, would constitute a default thereunder. As of the date hereof, none of Goldman Sachs Credit Partners L.P. or Bank of America, N.A. has notified Parent or Acquisition of its intention to terminate such respective Person’s commitment under the Original Financing Commitment or not to provide in full the financing contemplated thereby. As of the date hereof, there are no facts or circumstances actually known to Parent or Acquisition (exclusive of general market conditions) that in their good faith estimation would reasonably be expected to cause the Original Debt Financing not to be consummated. All commitment and other fees required to be paid under the Original Financing Commitment on or prior to the date hereof have been paid in full.

(c) The aggregate proceeds of the financings under the Original Financing Commitment and the Equity Commitment Letters (the “Original Aggregate Financing”), together with an assumed cash balance of the Acquired Companies as of the Closing of at least $24 million and an assumed aggregate reinvestment by certain members of the Company’s management of the after-Tax proceeds received by them in respect of their Identified Options in the equity of Parent and its Affiliates of at least $7.6 million, is sufficient to consummate the transactions contemplated by this Agreement (without giving effect to Amendment No. 1), including (x) to pay the aggregate cash consideration to which the Stockholders, the holders of Identified Options and the holders of Identified Awards become entitled under Section 3.1(c), Section 3.2(a) and Section 3.2(b) of this Agreement (without giving effect to Amendment No. 1), respectively and (y) to pay all fees, costs and expenses incurred in connection with this Agreement (without giving effect to Amendment No. 1) and the transactions contemplated hereby. The Original Financing Commitment and the Equity Commitment Letters accurately set forth all of the material terms of the Original Aggregate Financing, including a true, correct and complete description of all of the material conditions to the Original Aggregate Financing.”

Section 1.6  Section 7.2(a) of the Merger Agreement is hereby amended by inserting the following at the end thereof:

“(iii) the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(b) and 2.1(d)(i) of Amendment No. 1 shall be true and correct as of the date of Amendment No. 1 and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date) and (iv) all other representations and warranties of the Company contained in Amendment No. 1 shall be true and correct as of the date of Amendment No. 1 and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date), interpreted without giving effect to references to materiality or a Company Material Adverse Effect, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect.”

Section 1.7  Section 7.3(a) of the Merger Agreement is hereby amended by inserting the following at the end thereof:

“(iii) the representations and warranties of Parent and Acquisition set forth in Section 2.2(a), and Section 2.2(c)(i) of Amendment No. 1 shall be true and correct as of the date of Amendment No. 1 and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date) and (iv) all other representations and warranties of Parent and Acquisition contained in Amendment No. 1 shall be true and correct as of the date of Amendment No. 1 and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date), interpreted without giving effect to references to materiality or a material adverse effect, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Acquisition to perform their obligations under this Agreement and consummate the transactions contemplated hereby in a timely manner.”

A2-3

Section 1.8  Section 8.1(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“by either Parent or the Company by notice to the other if the Merger shall not have been consummated on or before October 5, 2005 (unless the failure to consummate the Merger results from a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);”

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1  Except as disclosed in the Company Disclosure Letter, the Company represents and warrants to Parent and Acquisition that:

(a) The Company has the requisite corporate power and authority to execute and deliver this Amendment No. 1 and subject to obtaining the Required Stockholder Approval, to consummate the transactions contemplated by the Merger Agreement as amended hereby, including the Merger. The execution and delivery of this Amendment No. 1 and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, have been duly and validly authorized by the Board of Directors, and no other corporate action on the part of the Company is necessary to authorize this Amendment No. 1 or to consummate the transactions contemplated the Merger Agreement as amended hereby, including the Merger, other than the Required Stockholder Approval and all actions expressly contemplated by the Merger Agreement (as amended hereby) for which action of the Board of Directors (or a committee thereof) is necessary. This Amendment No.1 has been duly and validly executed and delivered by the Company, and (assuming this Amendment No.1 constitutes a valid and binding obligation of the other parties thereto) constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b) On or prior to the date hereof, the Board of Directors has, based on the unanimous recommendation of the Special Committee, adopted resolutions (i) determining that the Merger Agreement as amended hereby and the transactions contemplated thereby are fair to, and in the best interests of, the Company and the Stockholders, (ii) declaring advisable and approving this Amendment No. 1 and the Merger in accordance with the DGCL and (iii) resolving to recommend to the Stockholders (the “Company Board Recommendation”) that they vote in favor of the adoption of the Merger Agreement as amended hereby in accordance with the DGCL.

(c) Except as set forth in Section 4.5 of the Company Disclosure Letter attached to the Merger Agreement, the execution, delivery and performance by the Company of this Amendment No. 1 and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger in accordance with the DGCL and appropriate documents with the relevant Governmental Authorities of other states in which the Acquired Companies are qualified to do business; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with the rules and regulations of NASDAQ; (v) such as may be required under the Securities Act and any applicable state securities or blue sky Laws; and (vi) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.6 of the Company Disclosure Letter attached to the Merger Agreement, the execution, delivery and performance by the Company of this Amendment No. 1 and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended

A2-4

hereby, including the Merger, do not and will not (i) contravene, breach or conflict with (A) any of the Company Organizational Documents or (B) subject to Section 6.5 of the Merger Agreement and to the failure to obtain the Required Stockholder Approval at the Stockholders Meeting, any resolution adopted by the board of directors (or equivalent governing body) or stockholders or equityholders of any of the Acquired Companies, (ii) assuming compliance with the matters referred to in Section 2.1(c) hereof, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Acquired Companies or by which any of their respective properties is bound or affected, (iii) constitute a default (or an event that with notice or lapse of time or both could reasonably be expected to become a default), give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration or require the consent of any Person, under any Material Contract or any Permit, (iv) result in the creation or imposition of any Encumbrance on any asset owned or used by any Acquired Company, (v) cause any of the Acquired Companies to become subject to, or to become liable for, the payment of, any Tax; or (vi) require a consent from any Person under any Real Property Lease, except, in the case of clauses (ii)-(vi) for any such contraventions, conflicts, violations, breaches, defaults or other occurrences or matters that would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Company Financial Advisor has delivered to the Special Committee its opinion to the effect that, as of the date of this Amendment No. 1, the Per Share Merger Consideration of $20.00 is fair, from a financial point of view, to the holders of Common Stock (other than any member(s) of the Company’s management (or their Affiliates), who, in connection with the Merger, enter into arrangements with Parent or its Affiliates relating to employment or equity ownership in Parent or its Affiliates). The Company will deliver a written copy of the opinion referred to in the preceding sentence to Parent, solely for informational purposes within one (1) Business Day after the Special Committee’s receipt thereof. The Company has obtained the authorization of the Company Financial Advisor to include a reproduced copy of such written opinion in the Proxy Statement.

Section 2.2  Except as disclosed in the Parent Disclosure Letter, Parent and Acquisition represent and warrant to the Company that:

(a) Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Amendment No. 1 and to consummate the transactions contemplated by the Merger Agreement as amended hereby, including the Merger. The respective boards of directors of Parent and Acquisition have unanimously adopted resolutions approving and declaring advisable this Amendment No. 1 and the transactions contemplated by the Merger Agreement as amended hereby, including the Merger. The execution and delivery and performance of this Amendment No.1 and the consummation by each of Parent and Acquisition of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition and no other corporate action on the part of Parent or Acquisition (including, without limitation, any votes or approvals of their respective boards of directors (or any committees thereof) or stockholders) is necessary to authorize this Amendment No.1 or to consummate the transactions contemplated by the Merger Agreement as amended hereby. This Amendment No.1 has been duly and validly executed and delivered by each of Parent and Acquisition and (assuming this Amendment No.1 constitutes the valid and binding obligations of the Company) constitutes the legal, valid and binding obligations of each of Parent and Acquisition, enforceable against each of them in accordance with its terms except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b) The execution, delivery and performance by Parent and Acquisition of this Amendment No. 1 and the consummation by them of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Authority, other than (a) the filing of the

A2-5

Certificate of Merger in accordance with the DGCL and appropriate documents with the relevant Governmental Authorities of other states in which the Acquired Companies are qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under the Securities Act and any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not reasonably be expected to have a material adverse affect on the ability of Parent and Acquisition to perform their obligations under the Merger Agreement as amended hereby, and consummate the transactions contemplated thereby in a timely manner.

(c) The execution, delivery and performance by Parent and Acquisition of this Amendment No. 1 and the consummation by them of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, do not and will not (i) contravene, breach or conflict with (A) Parent’s or Acquisition’s certificate of incorporation or bylaws, (B) any resolution adopted by the board of directors (or any committees thereof) or stockholders of Parent or Acquisition, (ii) assuming compliance with the matters referred to in Section 2.2(b) hereof, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Acquisition or by which any of their respective properties is bound or affected, (iii) constitute a default under (or an event that with notice or lapse of time or both could reasonably be expected to become a default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any material Contract to which Parent and/or Acquisition is party, or (iv) require a consent from any Person except, in the case of clauses (ii)-(iv) for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or have a material adverse affect on the ability of Parent and Acquisition to perform their obligations under the Merger Agreement as amended hereby and consummate the transactions contemplated thereby in a timely manner.

(d) Parent has delivered to the Company a complete and correct copy of the fully-executed Financing Commitment. As of July 15, 2005, the Financing Commitment is valid and in full force and effect and has not been amended, modified, withdrawn, terminated or replaced. As of July 15, 2005, there is no breach or default existing and no event has occurred which, with notice or lapse of time or both, would constitute a default thereunder. As of July 15, 2005, none of Goldman Sachs Credit Partners L.P., Bank of America, N.A., UBS Loan Finance LLC or UBS Securities LLC has notified Parent or Acquisition of its intention to terminate such respective Person’s commitment under the Financing Commitment or not to provide in full the financing contemplated thereby. As of July 15, 2005, there are no facts or circumstances actually known to Parent or Acquisition (exclusive of general market conditions) that in their good faith estimation would reasonably be expected to cause the Debt Financing not to be consummated. All commitment and other fees required to be paid under the Financing Commitment on or prior to July 15, 2005 have been paid in full.

(e) The aggregate proceeds of the financings under the Commitment Letters (the “Aggregate Financing”), together with an assumed cash balance of the Acquired Companies as of the Closing of at least $33 million and an assumed aggregate reinvestment by certain members of the Company’s management of the after-Tax proceeds received by them in respect of their Identified Options in the equity of Parent and its Affiliates of at least $7.6 million, is sufficient to consummate the transactions contemplated by the Merger Agreement as amended hereby, including (x) to pay the aggregate cash consideration to which the Stockholders, the holders of Identified Options and the holders of Identified Awards become entitled under Section 3.1(c), Section 3.2(a) and Section 3.2(b) of the Merger Agreement, respectively and (y) to pay all fees, costs and expenses incurred in connection with the Merger Agreement as amended hereby and the transactions contemplated thereby. The Commitment Letters accurately set forth all of the material terms of the Aggregate Financing, including a true, correct and complete description of all of the material conditions to the Aggregate Financing.

A2-6

ARTICLE III

MISCELLANEOUS

Section 3.1  Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to the “Agreement” in the Merger Agreement (other than any references contained in the first sentence of Section 4.2(b) and in Sections 5.6(b) and (c) thereof) shall refer to the Merger Agreement as amended by this Amendment No. 1. For the avoidance of doubt, references in the Merger Agreement to “the date of this Agreement”, “the date hereof”, and similar expressions, will continue to mean April 15, 2005.

Section 3.2  This Amendment No. 1 may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

Section 3.3  This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

* * * * *

A2-7

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed as of the date first above written.

BROOKSTONE, INC.

By:	/S/ PHILIP W. ROIZIN

Name: Philip W. Roizin
Title: Executive Vice President, Finance and Administration

BROOKSTONE HOLDINGS CORP.

By:	/S/ JAMES C. RHEE

Name: James C. Rhee
Title: Vice President

BROOKSTONE ACQUISITION CORP.

By:	/S/ JAMES C. RHEE

Name: James C. Rhee
Title: Vice President

A2-8

Annex B

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

July 15, 2005

The Special Committee of the Board of Directors

Brookstone, Inc.

One Innovation Way

Merrimack, New Hampshire 03054

Members of the Special Committee:

You have asked CIBC World Markets Corp. (“CIBC World Markets”) to render a written opinion (“Opinion”) to the Special Committee of the Board of Directors of Brookstone, Inc. (“Brookstone”) as to the fairness, from a financial point of view, to the holders of the common stock of Brookstone (other than any Management Participant (as defined below)) of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of April 15, 2005 as amended by Amendment No. 1 dated as of July 15, 2005 (the “Merger Agreement”), among Brookstone Holdings Corp. (“Holdings”), Brookstone Acquisition Corp., a wholly owned subsidiary of Holdings (“Merger Sub”), and Brookstone. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Brookstone (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.001 per share, of Brookstone (“Brookstone Common Stock”) will be converted into the right to receive $20.00 in cash (the “Merger Consideration”).

In arriving at our Opinion, we:

(a)	reviewed the Merger Agreement;

(b)	reviewed audited financial statements of Brookstone for the fiscal years ended February 1, 2003, January 31, 2004 and January 29, 2005 and unaudited financial statements of Brookstone for the thirteen weeks ended April 30, 2005;

(c)	reviewed financial forecasts and estimates relating to Brookstone which were provided to or discussed with us by the management of Brookstone;

(d)	held discussions with the senior management of Brookstone with respect to the business and prospects of Brookstone;

(e)	reviewed historical market prices and trading volumes of Brookstone Common Stock;

(f)	reviewed and analyzed certain publicly available financial data for companies that we deemed generally comparable to Brookstone;

(g)	reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

(h)	analyzed the projected cash flows of Brookstone using financial forecasts and estimates provided to or discussed with us by the management of Brookstone;

(i)	reviewed public information concerning Brookstone; and

(j)	performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Brookstone and its employees, representatives and affiliates or otherwise reviewed by us. With respect to financial forecasts and estimates relating to Brookstone referred to above, we have assumed, at the direction of the management of Brookstone, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments

B-1

The Special Committee of the Board of Directors

Brookstone, Inc.

July 15, 2005

of the management of Brookstone as to the future financial condition and operating results of Brookstone. We have assumed, with the consent of Brookstone, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Brookstone or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Brookstone. Representatives of Brookstone have advised us that, in connection with the Merger, certain members of the management of Brookstone (each such member of management, together with affiliates thereof, a “Management Participant”) have entered or may enter into arrangements with Holdings or its affiliates relating to employment or an equity ownership in Holdings or its affiliates. Our Opinion does not address any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, any aspect or implication of any agreements or arrangements entered into in connection with, or contemplated by, the Merger. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Brookstone. We express no view as to, and our Opinion does not address, the underlying business decision of Brookstone to effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Brookstone or the effect of any other transaction in which Brookstone might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Brookstone. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Brookstone in connection with the Merger and to the Special Committee of the Board of Directors of Brookstone with respect to this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger and a portion of which will be payable upon delivery of this Opinion. We and our affiliates in the past have provided services to certain affiliates of Holdings unrelated to the proposed Merger, for which services we and our affiliates have received compensation, including having arranged or otherwise participated in various financings for portfolio companies of J.W. Childs Associates, L.P. in 2003 and 2004. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Brookstone and affiliates of Holdings for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Brookstone Common Stock (other than any Management Participant). This Opinion is for the use of the Special Committee of the Board of Directors of Brookstone in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/    CIBC World Markets Corp.

CIBC WORLD MARKETS CORP.

B-2

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.    Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f)

of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BROOKSTONE, INC.

BROOKSTONE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That the name of the Corporation is BROOKSTONE, INC.

2. That the name under which the corporation was originally incorporated was Race Rock Acquisition Corp. and the date of filing with the Secretary of State of the State of Delaware of the original Certificate of Incorporation was October 23, 1986.

ARTICLE I

The name of the corporation is BROOKSTONE, INC.

ARTICLE II

The address of the Corporation’s registered office in Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value $0.01 per share.

ARTICLE V

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VI

The election of the Board of Directors of the Corporation need not be by written ballot.

ARTICLE VII

This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim,

D-1

whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this ARTICLE VII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this ARTICLE VII shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision became effective, except that he may be liable for (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE IX

The Corporation elects not to be governed by Section 203 of the DGCL.

Dated: , 2005

	Name:	Title:

D-2

ANNEX E

BROOKSTONE, INC.

MANAGEMENT INCENTIVE BONUS PLAN

(Amended and Restated Effective January 29, 2005)

1.	Purpose.

The purpose of the Brookstone, Inc. Management Incentive Bonus Plan (the “Plan”) is to provide an incentive and reward to eligible key executives who contribute materially to the success of Brookstone, Inc. and its subsidiaries (the “Company”).

2.	Effective Date; Term.

This amended and restated Plan shall be effective for the Company’s fiscal year beginning January 29, 2005 and subsequent fiscal years (each such fiscal year, a “Year”), subject to Section 10 below; provided, that those provisions of the Plan relating to awards intended to comply with the performance-based compensation exception under Section 162(m)(4)(C) of the Internal Revenue Code (the “Code”) (each, an “Exempt Award”) shall take effect only beginning with the Company’s first fiscal year beginning after the material terms of the Plan are approved by the Company’s shareholders.

3.	Plan Administration.

The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall consist of not less than two directors, each of whom is an “outside director” as that term is defined in the regulations under Code Section 162(m). If at any time the Committee shall include one or more members who are not “outside directors” as so defined, a subcommittee consisting solely of two or more directors who are “outside directors” shall constitute the Committee for all purposes of the Plan relating to the grant, administration or payment of Exempt Awards. The Committee shall have full and exclusive authority and discretion to implement the provisions of the Plan, to interpret the Plan, to resolve any disputes arising in connection with the Plan, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper.

4.	Eligibility.

Those key employees of the Company whom the Committee may from time to time designate with respect to a Year shall be participants in the Plan (each, a “Participant”) for such Year. Except as otherwise provided by the Committee, if an individual becomes a Participant after the first day of the Year, or ceases to be a Participant during the Year by reason of death, total and permanent disability, or retirement with the consent of the Company, any bonus to which he or she would otherwise be entitled under the Plan for the Year shall be pro-rated to reflect the number of his or her full months of employment by the Company during the Year.

5.	Determination of Awards.

(a)    In General.  The Committee shall establish in its sole discretion the performance goals to be applied in determining the amount of any award under the Plan, the periods during which performance is to be measured, and all other limitations and conditions applicable to an award.

(b)    Exempt Awards.  Notwithstanding the foregoing, the provisions of this Section 5(b) shall apply (and, in the event of any inconsistency with (a) above, shall apply in lieu of such inconsistent provision of (a) above) in the case of any award intended to be an Exempt Award:

(i)  Each Exempt Award shall be conditioned on the achievement of an Exempt Award Performance Target or Targets (as hereinafter defined), each of which shall have been pre-established in writing by the Committee not later than by the ninetieth (90th) day of the Year.

(ii)  For purposes of (b)(i) above, an “Exempt Award Performance Target” means an objectively determinable measure of performance that is based on any or any combination of the following, determined by reference to the Company and its subsidiaries singly or in combination (including on a consolidated basis) or on a divisional, line of business or geographic basis: operating income (reduced, except as the Committee otherwise determines when establishing the Exempt Award Performance Target, by payments made for the relevant period pursuant to the Plan or the Brookstone, Inc. Profit Sharing Plan); sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. An Exempt Award Performance Target need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide, during the period described in (b)(i) above, that one or more of the performance measures used in determining whether an Exempt Award Performance Target has been met will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criterion or criteria.

(iii)  No amount shall be paid under an Exempt Award unless the Committee shall have certified in writing, in accordance with the regulations under Code Section 162(m), that the Exempt Award Performance Target or Targets relevant to such payment have been achieved, and then only to the extent consistent with the level of achievement of such pre-established Exempt Award Performance Target or Targets. The Committee may not exercise discretion with respect to an Exempt Award if the result would be a payment at a level higher than the payment that would have resulted in the absence of such exercise of discretion. Notwithstanding the foregoing, the Committee may reduce (including to zero) the amount of any award that would otherwise have been payable.

(iv)  The maximum Award (whether or not an Exempt Award) payable to any Participant for any year is $3,000,000. The Committee may establish additional limitations with respect to an Exempt Award for any Year.

(v)  If the Committee so determines, Exempt Awards may be expressed in terms of participation in a pool. However, the reduction or elimination of a Participant’s payment or participation interest under the award arrangement for a Year may not have the effect of increasing any (or any payment under any) Exempt Award.

(v)  If any portion of the payment under an Exempt Award is deferred pursuant to Section 6 below, it shall be deferred on a basis, consistent with the regulations under Code Section 162(m), that adjusts the amount so deferred, if at all, either based on a reasonable rate of interest or on one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein).

6.	Payment and Withholding.

Except as otherwise provided by the Committee, all Plan bonuses shall be paid in cash. In the Committee’s discretion, however, a Plan bonus may be paid in whole or in part (by means of an award made under the terms of the Brookstone, Inc. 2004 Equity Incentive Plan or another equity-based plan of the Company) in Company stock. Except as otherwise provided by the Committee, bonuses for a Year shall be paid (and any substitute non-cash awards, if any, shall be awarded) as soon as practicable after the preparation of audited financial statements for the Year and, where required under Code Section 162(m), Committee certification of the applicable performance, but in any event not later than 2 1/2 months after the end of the calendar year that includes the last day of such Year or such earlier time as may be required to ensure that bonuses (and substitute non-cash awards) are not subject to Code Section 409A. The Committee may, however, permit Participants on a case-by-case basis to enter into arrangements for deferred payment of amounts otherwise payable under the Plan, provided that any such arrangement shall comply with the requirements of Code Section 409A and any IRS guidance relating thereto. The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or to make such other arrangements as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan. In the case of any deferred payment, the Company shall have the additional right to require the Participant to satisfy on a current basis any FICA tax withholding obligation that may arise prior to the payment of such deferred amount.

7.	Termination of Employment.

Except as provided in Section 4 above or pursuant to a separate agreement with a Participant, an individual who, prior to the last date of the Year, ceases to be a Participant as defined in the first sentence of Section 4, shall forfeit all rights to a bonus payment under the Plan.

8.	Transferability; Designation of Beneficiaries.

Except as provided in this Section 8, awards under the Plan may not be assigned, alienated, sold, or otherwise transferred by the Participant. In the event of death, however, the amount, if any, payable under the Plan shall be paid over as provided in the most recent beneficiary designation filed by the Participant with the Committee in such form as the Committee may require. If no valid beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, payment under the Plan shall be made to the Participant’s estate.

9.	Mergers, etc.

In the event of a merger or consolidation with another company, or in the event of a liquidation or reorganization of the Company, the Committee in its sole discretion may determine whether to provide adjustments and settlements of bonus awards.

10.	Amendment and Modification.

The Committee may terminate the Plan at any time and may at any time and from time to time amend, modify, suspend, or discontinue the Plan or any provision of the Plan for any reason.

11.	Future Rights.

No person (including any person who was a Participant with respect to a prior Year) shall have any claim or right to be granted an award under the Plan, and no Participant shall have any right under the Plan to be retained in the employ of the Company. The loss of potential income with respect to any award shall not constitute an element of damages in the event of a Participant’s termination of employment or change in status, even if such termination or change is in violation of an obligation of the Company to the Participant by contract or otherwise.

12.	Unfunded Obligation.

Any bonus to be paid pursuant to the Plan shall be an unfunded obligation of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to its obligations under the Plan. Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Committee or the Company and a Participant, or otherwise create any vested or beneficial interest as to any Participant or beneficiary or any creditors of any Participant or beneficiary.

13.	Limitation of Liability.

Neither the Company nor any member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to the Company’s or that Committee member’s own willful misconduct or lack of good faith.

14.	Applicable Law.

The Plan and any rights that may arise under the Plan shall be governed by and construed in accordance with the laws of the State of New Hampshire.

[BKSCM—BROOKSTONE, INC.] [FILE NAME: ZBKS62.ELX] [VERSION—(4)] [08/19/05] [orig. 05/18/05]

DETACH HERE ZBKS62

PROXY

BROOKSTONE, INC.

The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated August 22, 2005, in connection with the 2005 Annual Meeting of Stockholders to be held at 2:00 p.m., on September 22, 2005, at the Bank of America Conference and Training Center, 7th floor, One Federal Street, Boston, Massachusetts, and hereby appoints Michael F. Anthony and Philip W. Roizin and both of them (with full power to act alone), the attorneys and proxies of the undersigned with power of substitution to both to vote all shares of the Common Stock of Brookstone, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement:

Election of all 5 directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate) Nominees:

(01) Michael F. Anthony, (02) Mone Anathan, III, (03) Michael L. Glazer, (04) Kenneth E. Nisch, (05) Andrea M. Weiss.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE

SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

BROOKSTONE, INC.

C/O COMPUTERSHARE P.O. BOX 8694 EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/bkst

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[BKSCM—BROOKSTONE, INC.] [FILE NAME: ZBKS61.ELX] [VERSION—(8)] [07/15/05] [orig. 05/18/05]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZBKS61

Please mark votes as in this example.

#BKS

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2 and FOR Proposal 3 and FOR Proposal 4 and FOR Proposal 5.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

1. Adoption of the Agreement and Plan of Merger, dated as of April 15, 2005 and amended as of July 15, 2005, among Brookstone Holdings Corp., a Delaware corporation, Brookstone Acquisition Corp., a Delaware corporation and the Company: FOR AGAINST ABSTAIN

2. Approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger, as amended, or in the event that closing conditions contained in the amended merger agreement have not been satisfied as described in Proposal: FOR AGAINST ABSTAIN

3. Election of Directors (see reverse)

FOR WITHHELD

For all nominee(s) except as written above

FOR AGAINST ABSTAIN

4. Approve the amendment and restatement of the Management Incentive Bonus Plan:

5. Ratify the appointment of PricewaterhouseCoopers LLP as the registered independent public accounting firm to examine the financial statements of the Company and its subsidiaries for the fiscal year ending January 28, 2006:

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:

Date:

Signature:

Date: